  As filed with the Securities and Exchange Commission on April 17, 2000

                                                     Registration No. 333-30826
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 3
                                      TO

                                   FORM S-4

                            REGISTRATION STATEMENT

                                     Under
                          The Securities Act of 1933

                                --------------

                          General Motors Corporation
            (Exact name of registrant as specified in its charter)
         Delaware                    7374                    38-0572515
     (State or other          (Primary Standard            (IRS Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or         Classification Code
     organization)                 Number)
                            300 Renaissance Center
                           Detroit, Michigan 48265-
                                     3000
                                (313) 556-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                Peter R. Bible
                           Chief Accounting Officer
                          General Motors Corporation
                            300 Renaissance Center
                         Detroit, Michigan 48265-3000
                                (313) 556-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:
   Warren G. Andersen General Motors             Marcy J.K. Tiffany
      Corporation 300 Renaissance        Hughes Electronics Corporation 200
  CenterDetroit, Michigan 48265         North Sepulveda Boulevard El Segundo,
          (313) 665-4921                    California 90245 (310) 662-9688

   Joseph P.     Frederick S. Green      Francis J.         Victor I. Lewkow
    Gromacki         Michael E.         Morison Sarah      Cleary, Gottlieb,
   Kirkland &      Lubowitz Weil,       Beshar Davis      Steen & Hamilton One
 Ellis 200 East   Gotshal & Manges     Polk & Wardwell     Liberty Plaza New
 Randolph Drive     LLP 767 Fifth       450 Lexington     York, New York 10006
    Chicago,      Avenue New York,    Avenue New York,      (212) 225-2000
 Illinois 60601    New York 10153      New York 10017
 (312) 861-2000    (212) 310-8000      (212) 450-4000

                                --------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective and the other conditions to the commencement of the Exchange Offer described herein have been satisfied or waived.
  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this document is not complete and may be         +
+changed. We may not exchange these securities until the registration          +
+statement filed with the Securities and Exchange Commission is effective.     +
+This document is not an offer to sell these securities and is not a           +
+solicitation of an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
OFFERING CIRCULAR-PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED APRIL 17, 2000

                           General Motors Corporation
                               Offer to Exchange
                           Shares of Class H Common Stock
                               for each share of
                         $1 2/3 Par Value Common Stock
                                  -----------
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON           , 2000, UNLESS THE EXCHANGE OFFER IS EXTENDED.
                                  -----------
General Motors will issue        shares of Class H common stock for each share
of $1 2/3 par value common stock that is validly tendered and accepted by GM in the exchange offer. [The number of shares of Class H common stock to be issued for each share of $1 2/3 par value common stock that is validly tendered and accepted by GM in the exchange offer, which we sometimes refer to in this document as the "exchange ratio," will be determined by GM immediately prior to the commencement of the exchange offer. It is currently expected that such number of shares of Class H common stock will have a market value about 12 to 23 percent greater than the market value of the $1 2/3 par value common stock tendered, as measured by the relative trading prices of the Class H common stock and the $1 2/3 par value common stock at the time that GM determines the
exchange ratio.] GM will accept up to        shares of $1 2/3 par value common
stock in the aggregate and will issue up to a total of        shares of Class H
common stock in the exchange offer. If more than        shares of $1 2/3 par
value common stock are validly tendered, GM will accept shares for exchange on a pro rata basis as described in this document.
                                  -----------

The terms and conditions of the exchange offer are described in this document, which you should read carefully. None of GM, Hughes, the exchange agent, the information agent, the dealer manager or the marketing manager or any of their officers or directors makes any recommendation as to whether or not you should tender your shares of $1 2/3 par value common stock in the exchange offer. You must make your own decision after reading this document and consulting with your advisors based on your own financial position and requirements.
                                  -----------
This is an offering of Class H common stock in exchange for $1 2/3 par value common stock. Class H common stock is a "tracking stock" of GM designed to provide holders with financial returns based on the financial performance of Hughes, which is a wholly-owned subsidiary of GM. GM's Class H common stock is listed on the New York Stock Exchange under the symbol "GMH."

All persons holding $1 2/3 par value common stock are eligible to participate in the exchange offer if they tender their shares in a jurisdiction where the exchange offer is permitted under local law.
                                  -----------

Investing in the Class H common stock involves risks. See "Risk Factors" beginning on page 21.
                                  -----------
Salomon Smith Barney is the Marketing Manager for Hughes Electronics Corporation in the exchange offer.
                                  -----------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
                                  -----------
GM has retained the services of Morrow & Co., Inc. as information agent to assist you in connection with the exchange offer. You may call Morrow to request additional documents and to ask any questions at (877) 816-5329 (toll free) in the United States or at (212) 754-8000 (collect) elsewhere.
                                  -----------
                 The Dealer Manager for the exchange offer is:

                           MORGAN STANLEY DEAN WITTER

              Offering Circular-Prospectus dated           , 2000

[PROSPECTUS COVER GATEFOLD
INSIDE FRONT - PAGE 1]

                            THE BUSINESSES OF HUGHES

                       DIRECT-TO-HOME (DTH) ENTERTAINMENT

                             1999 REVENUES = $3.8B

[DIRECTV Logo]                                  [Graphic of family
                                                  watching television]
 .    Leading U.S. Multichannel Provider with
     Over 8.3M Subscribers
       - $58 Average Monthly Revenue per
         Subscriber
 .    Leading Latin American Multichannel
     Provider with over 0.9M Subscribers
       - $34 Average Monthly Revenue per
         Subscriber

                        SATELLITE DISTRIBUTION SERVICES

                             1999 REVENUES = $0.8B

[PANAMSAT Logo]                                 [Graphic of satellite in orbit
                                                  around earth]
 .    Leading Commercial Provider of Global
     Satellite Communications Services
 .    20 In-Orbit Satellites
 .    "Blue-Chip" Global Customers
 .    $6.1B Backlog

                        BROADBAND SERVICES AND PRODUCTS

                             1999 REVENUES = $1.4B

[HUGHES NETWORKS SYSTEMS Logo]                  [Graphic of person using a home
                                                  computer]

 .    Leading Global Supplier of Satellite-
     Based Private Business Networks (VSATs)
 .    One of Two Largest Manufacturers of
     DIRECTV Subscriber Equipment
 .    Provides DirecPC, a High-Speed Internet
     Access Service

[PROSPECTUS COVER GATEFOLD
INSIDE FRONT - PAGE 2 AND 3]

Consumer Services
[DIRECTV Logo] Television Entertainment
[DirecPC Logo] Internet and Data Services

[Graphic descriptions starting at lower right corner and moving counterclockwise

     .  Communication control room
     . Transmission to satellite of various logos of television stations and DIRECTV packages, including:

------------------------------------------------------------------------------------------------------
NBA League Pass                     Direct Ticket                       Black Entertainment Television
MLS/ESPN Shootout                   CBS                                   (BET)
Headline News                       NFL Sunday Ticket                   The Travel Channel
TNT                                 DIRECTV Sports Choice               Encore True Stories
FOX                                 Court TV                            Cartoon Network
ESPN2                               Bravo                               The Weather Channel
TRIO                                Encore Westerns                     CNN
Newsworld International             Encore Mystery                      NBA League Pass
ESPN2                               MLB Extra Innings                   Independent Film Channel (IFC)
ABC                                 Turner Classic Movies (TCM)         The Learning Channel (TLC)
The Nashville Network (TNN)         TBS Superstation                    USA Network
Home Shopping Network (HSN)         SCI FI Channel                      The Disney Channel
Encore Action                       DIRECTV                             NBA Team Pass
E! Entertainment Television         Major League Baseball               Fox Family Channel
NHL Center Ice                      Discovery Channel                   Music Choice
American Movie Classics (AMC)       STARZ!                              Major League Baseball
CNN International                   The History Channel                 Home & Garden Television
Encore Love Stories                 CNBC                                  (HGTV)
Encore Multiplex                    ESPN GamePlan                       Playboy TV
ESPN                                NFL Sunday Ticket                   The Golf Channel
NBA League Pass                     TNT                                 Bloomberg Television
Encore WAM!                         MuchMusic
NBC                                 A&E Network
------------------------------------------------------------------------------------------------------

 .  Satellite broadcasting information to DIRECTV Satellite dish
 . Home with "cut-out" roof revealing family watching television and person using a home computer]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Questions and Answers About the
 Exchange Offer.....................    3
Summary.............................    8
Risk Factors........................   21
The Transactions....................   31
The Exchange Offer..................   36
Price Range and Dividends for $1 2/3
 Par Value Common Stock.............   52
Price Range for Class H Common
 Stock..............................   53
Capitalization of GM................   54
Selected Historical Financial Data
 of Hughes..........................   55
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations of Hughes............   56
Unaudited Pro Forma Combined
 Condensed Financial Information of
 Hughes.............................   74
Notes to Unaudited Pro Forma
 Combined Condensed Financial
 Information of Hughes..............   77

                                      Page
                                      ----
Business of GM......................   80
Business of Hughes..................   81
Management of Hughes................  107
Board of Directors of Hughes........  108
Shares Eligible for Future Sale.....  110
Overview of GM Capital Stock........  113
Description of Class H Common
 Stock..............................  121
Comparison of Rights of $1 2/3 Par
 Value Stockholders and Class H
 Stockholders.......................  128
Material U.S. Federal Income Tax
 Consequences.......................  133
Legal Matters.......................  135
Experts.............................  135
Disclosure Regarding Forward-
 Looking Statements.................  136
Where You Can Find More
 Information........................  137
Appendix A: Hughes Electronics
 Corporation Audited Financial
 Statements.........................  A-1

                               ----------------

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information different from that contained in this document. We are offering to sell, and seeking offers to buy, the securities offered by this document only in jurisdictions where offers and sales are permitted under the laws of those jurisdictions. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

                               ----------------

   This document incorporates by reference important business, financial and other information about General Motors and Hughes that is not included in or delivered with this document. See "Where You Can Find More Information" on
page    for a list of the documents that General Motors and Hughes have incorporated by reference into this document.

   Documents incorporated by reference are available from GM without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this document. You may obtain some of the documents incorporated by reference in this document at GM's Internet World Wide Web site, "http://www.gm.com" and selecting "The Company" and then selecting "Investor Information." Written and telephone requests for any of these documents should be directed to us as indicated below:

                        Written requests for documents:

                             GM Fulfillment Center
                                MC 480-000-FC1
                             30200 Stephenson Hwy.
                           Madison Heights, MI 48071
                           Telephone: (313) 667-1500

                       Telephone requests for documents:

                                (313) 667-1500
                             Select Menu Option #2

   If you would like to request copies of these documents, please do so by
        , 2000 in order to receive them before the expiration of the exchange offer.

                               ----------------

   AIReach(R), DirecDuo(TM), DirecPC(R), DIRECTV(R), DIRECTV Para Todos(TM), DirecWay(TM), Galaxy(R), NET/36(TM), PRIMESTAR(R), Spaceway(TM), SPOTbytes(R) and U.S. Satellite Broadcasting(R) are trademarks of Hughes Electronics Corporation or its subsidiaries. All other trademarks are properties of their respective owners.

                QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q1. Why did GM choose to conduct the exchange offer?

A1. The exchange offer of up to about $9 billion of Class H common stock is an important element of our overall plan to restructure GM's economic interest in our Hughes subsidiary in order to realize some of the economic value arising from GM's ownership of Hughes. The other element consists of our anticipated contributions of about $7 billion of Class H common stock to certain of our employee benefit plans, which we explain further below in the response to Question 3. Assuming that the exchange offer is fully subscribed and that the contributions to the employee benefit plans are
    made as anticipated, we will issue a total of about           new shares
    of Class H common stock, with an aggregate value of about $16 billion,
    based on the closing trading price of Class H common stock on       ,
    2000.

   We expect that our plan will result in the following benefits to GM and its stockholders:

   . We will use the exchange offer to repurchase a substantial amount of $1 2/3 par value common stock, which we expect will significantly increase the earnings per share attributable to $1 2/3 par value common stock in the future.

   . The contributions to the employee benefit plans will reduce our annual pension expense and other post-retirement employee benefit expense and will strengthen GM's overall financial position.

   . The issuance of additional shares of Class H common stock in connection with these transactions will substantially increase the liquidity of that stock in the market, which we believe will benefit Class H stockholders over time.

Q2. Is the exchange offer being utilized to separate Hughes from GM?

A2. No. This exchange offer is not a split-off of Hughes from GM. Upon completion of the exchange offer, Hughes will remain a wholly-owned subsidiary of GM. The exchange offer will not affect the business operations of Hughes, and GM's automotive operations will continue to have direct access to the opportunities for strategic synergies with Hughes' rapidly growing communications services businesses. GM currently has no plans or intention to separate Hughes or any of its businesses from GM, whether by means of a spin-off, split-off or any other transaction. However, GM will continue to evaluate what Hughes ownership structure would be optimal for the two companies and GM's stockholders. As a result, GM may determine to pursue any number of future transactions involving Hughes, or no transaction at all.

Q3. What are the contributions to the employee benefit plans?

A3. We currently plan to contribute a total of about $7 billion of Class H common stock to:

   . our pension plan for the benefit of our hourly-rate employees; and

   . a dedicated account within our voluntary employees' beneficiary association trust, which was established to fund certain hourly retiree health care and life insurance benefits under some of our welfare plans, and which we sometimes refer to in this document as the "VEBA."

    Our contribution of Class H common stock to the pension plan will reduce our annual pension expense. In addition, our contribution of Class H common stock to the VEBA will reduce our expense relating to other post-retirement employee benefits for our employees. Although we reserve the right to modify the amount or timing of each contribution, or not to make either contribution at all, in the event that our board of directors determines that such a change would be in the best interests of GM and its stockholders, we currently expect to complete these contributions during the second quarter of 2000.

Q4. Will the issuance of Class H common stock in the exchange offer and the contributions to the employee benefit plans dilute the earnings per share attributable to the Class H common stock currently outstanding?

A4. No. These transactions will not dilute the earnings per share attributable to the Class H common stock. GM's Class H common stock is a "tracking stock" to which we allocate a portion of the earnings of our Hughes subsidiary in order to determine earnings per share. The portion of Hughes' earnings allocated to the Class H common stock for this purpose increases proportionately upon the issuance of additional shares of Class H common stock in transactions such as the exchange offer and the proposed contributions to the employee benefit plans. Because the number of shares of Class H common stock and the earnings allocated to such stock will increase proportionately, there will be no dilution or other effect to the earnings per share of Class H common stock.

Q5. How will these transactions affect the allocation of Hughes' earnings between the $1 2/3 par value common stock and the Class H common stock?

A5. Our certificate of incorporation allocates Hughes' earnings between our two classes of common stock based on a fraction that we sometimes refer to in this document as the "Class H fraction." For more information about the Class H fraction and how we allocate Hughes' earnings in order to determine earnings per share, see "Summary--Class H Common Stock" on page
      .

    In order to illustrate the effect of the exchange offer and the contributions to the employee benefit plans on the Class H fraction, we have calculated the Class H fraction based on the number of shares of Class H common stock outstanding as of March 31, 2000 based on certain assumptions as of that date which give effect to the exercise of all outstanding options and the shares of Class H common stock issuable upon conversion of GM's Series H preference stock. Based on the Class H fraction as so calculated, about 38% of Hughes' earnings would have been allocable to the Class H common stock for purposes of determining earnings per share and amounts available for the payment of dividends. The remaining portion of Hughes' earnings, about 62%, would have been allocable to the $1 2/3 par value common stock.

    Giving effect to a fully-subscribed exchange offer, the Class H fraction calculated as of March 31, 2000 as described above would result in the
    allocation of about   % of Hughes' earnings to the Class H common stock
    and the balance of about   % to the $1 2/3 par value common stock. In
    addition, assuming that the exchange offer is fully subscribed and that GM completes the contributions to the employee benefit plans as anticipated,
    the Class H fraction as described above would allocate about   % of
    Hughes' earnings to the Class H common stock and the balance of about   %
    to the $1 2/3 par value common stock.

Q6. How will the exchange offer affect me?

A6. The exchange offer will provide you with an opportunity to increase your interest in the financial performance of Hughes by exchanging your shares of $1 2/3 par value common stock for shares of Class H common stock. This exchange will generally be free of any U.S. federal income tax. We explain the tax consequences further below in the response to Question 20. Pursuant to the exchange offer, you may tender some, all or none of your shares of $1 2/3 par value common stock in exchange for shares of Class H common stock. However, you will be affected by the exchange offer whether or not you tender any of your shares of $1 2/3 par value common stock. For more information, see "Risk Factors--Risk Factors Relating to the Exchange Offer--You Will Be Affected by the Exchange Offer Whether or Not You
    Tender Your Shares of $1 2/3 Par Value Common Stock" on page   .

Q7. May I participate in the exchange offer?

A7. You may participate in the exchange offer if you hold shares of $1 2/3 par value common stock and you validly tender your shares during the exchange offer period in a jurisdiction where this exchange offer is permitted under the laws of that jurisdiction.

Q8. How many shares of Class H common stock will I receive for each share of $1 2/3 par value common stock that I tender?

A8. You will receive     shares of Class H common stock for each share of $1
    2/3 par value common stock that you validly tender in the exchange offer that is accepted by GM. We sometimes refer to this number in this document as the "exchange ratio." No fractional shares of Class H common stock will be issued in the exchange offer. Instead, you will be paid cash in exchange for any fractional share.

Q9. When does the exchange offer expire?

A9. The exchange offer period and withdrawal rights will expire at 12:00
    midnight, New York City time, on           , 2000, unless GM extends the
    exchange offer. This date is 20 U.S. business days from         , 2000,
    which is the date on which we commenced the exchange offer. We sometimes refer to this date and time in this document as the "expiration date." You must tender your shares of $1 2/3 par value common stock so that they are received by the exchange agent prior to the expiration date if you wish to participate in the exchange offer.

Q10. How do I tender my shares in the exchange offer?

A10. The procedures you must follow in order to tender your shares of $1 2/3 par value common stock in the exchange offer will depend upon whether you hold your shares of $1 2/3 par value common stock in certificated form, in book-entry form, through a bank or broker or through an employee benefit plan. In addition, you may need to follow certain special procedures if you tender your shares in a jurisdiction other than the United States. For instructions about how to participate in the exchange offer, see "Summary--Terms of the Exchange Offer--Procedures for
     Tendering" on page   , "The Exchange Offer--Procedures for Tendering
     Shares of $1 2/3 Par Value Common Stock" on page    and "The Exchange
     Offer--Special Procedures for Certain Jurisdictions Outside the United
     States" on page   .

Q11. Can I tender only a portion of my shares of $1 2/3 par value common stock in the exchange offer?

A11. Yes. This is a voluntary exchange offer, which means that you may tender some, all or none of your shares of $1 2/3 par value common stock in the exchange offer. If you have a stock certificate that represents more than the number of shares of $1 2/3 par value common stock you wish to tender, you may specify on the letter of transmittal how many of your shares of $1 2/3 par value common stock are to be tendered and how many are to be returned to you. Any shares that you are not tendering but that are represented by stock certificates sent in to the exchange agent will be returned to you in book-entry form. For information about book-entry registration, please see our response to Question 21 below. If you own fewer than 100 shares of $1 2/3 par value common stock and wish to take advantage of the preferential treatment of odd-lot shares in the event that the exchange offer is oversubscribed, you must tender all of your shares in the exchange offer. For information on odd-lot shares, see "The Exchange Offer--Proration; Tenders for Exchange by Holders of Fewer than 100 Shares
     of $1 2/3 Par Value Common Stock" on page   .

Q12. What should I do if I want to retain my shares of $1 2/3 par value common stock?

A12. Nothing, if you are not tendering any of your shares of $1 2/3 par value common stock in the exchange offer. However, if you are tendering some, but not all, of your shares of $1 2/3 par value common stock in the exchange offer, and the shares you wish to tender are represented by the same stock certificate as shares you wish to retain, you will need to give certain instructions to the exchange agent as provided for in the instructions to the letter of transmittal.

Q13. Can I change my mind after I tender my shares of $1 2/3 par value common stock?

A13. Yes. You may change your mind and withdraw tenders of your shares any time before the exchange offer expires. If you change your mind again, you can retender your shares of $1 2/3 par value common stock by following the tender procedures again prior to the time the exchange offer expires. For information about the procedures for tendering and withdrawing tenders of your shares of $1 2/3 par value common stock, see "The Exchange Offer--Procedures for Tendering Shares of $1 2/3 Par Value Common Stock" on page and "--Withdrawal Rights" on page .

Q14. Does the exchange offer involve a premium?

A14. Based on the closing trading prices for shares of $1 2/3 par value common
     stock and Class H common stock on        , 2000, the exchange ratio would
     result in a tendering $1 2/3 par value stockholder receiving shares of Class H common stock with a market value greater than the market value of the shares of $1 2/3 par value common stock tendered. However, the relative trading prices for Class H common stock and $1 2/3 par value common stock will fluctuate over the course of the exchange offer and any premium that you might receive as a tendering $1 2/3 par value stockholder will depend on the prices of shares of $1 2/3 par value common stock and Class H common stock at the time of the closing of the exchange offer. As a result, we cannot predict what the amount of the premium, if any, will be at the closing of the exchange offer or the prices at which shares of Class H common stock or $1 2/3 par value common stock will trade over time.

     You can calculate an indicated premium, expressed as a percentage, based on market values using the following formula:

          (   (Exchange Ratio) X (Price of one share of         )
          (             Class H common stock)                   )
          ( ---------------------------------------------   - 1 ) X 100
          (                                                     )
          (    Price of one share of $1 2/3 par value           )
          (                 common stock                        )

     For example: Assume a price of $     for a share of $1 2/3 par value
     common stock and a price of $     for a share of Class H common stock,
     which were the closing trading prices on the NYSE for shares of $1 2/3 par
     value common stock and Class H common stock on        , 2000. At an
     exchange ratio of        shares of Class H common stock for one share of
     $1 2/3 par value common stock, the indicated premium would be about percent of the $1 2/3 par value common stock share price.

Q15. Are there any conditions to GM's obligation to complete the exchange offer?

A15. Yes. We do not have to complete the exchange offer unless all of the
     conditions outlined on pages      to      are satisfied. In particular,
     there is a condition that at least         shares of the $1 2/3 par value
     common stock must be tendered in the exchange offer. This means that we will not be obligated to complete the exchange offer unless at least shares of $1 2/3 par value common stock are tendered so that at
     least      percent of the shares of Class H common stock offered pursuant to the exchange offer can be exchanged. We sometimes refer to this condition in this document as the "minimum condition." GM may at any time waive any or all of the conditions to the exchange offer.

Q16. What happens if the minimum condition is not satisfied?

A16. If fewer than         shares of $1 2/3 par value common stock are
     tendered in the exchange offer, the minimum condition will not be satisfied and we may choose not to complete the exchange offer. If we choose not to complete the exchange offer, we will promptly return any shares of $1 2/3 par value common stock that may have been tendered to us. In addition, if we choose not to complete the exchange offer, we will reevaluate our current plan with respect to realizing some of the economic value arising from our ownership of Hughes.

Q17. What happens if the minimum condition is satisfied, but less than shares of $1 2/3 par value common stock are tendered?

A17. If the minimum condition is satisified and all of the other conditions to the exchange offer have been satisfied or waived, GM would be obligated to complete the exchange offer as described in this document.

     Under these circumstances, the exchange offer would not be fully subscribed and, as a result, we would issue fewer shares of Class H common stock than we would have if more shares of $1 2/3 par value common stock had been validly tendered.

Q18. What happens if more than         shares of $1 2/3 par value common stock
     are tendered?

A18. If more than         shares of $1 2/3 par value common stock are tendered
     in the exchange offer, all shares of $1 2/3 par value common stock that are validly tendered will be accepted for exchange on a pro rata basis. However, tenders by persons who own fewer than 100 shares of $1 2/3 par value common stock, which are sometimes referred to as "odd-lots," who tender all of the shares they own will not be subject to proration and will be accepted in full. Shares you own in a GM or GM affiliated savings plan are not eligible for the preferential treatment that odd-lot holders will receive. Proration will be based on the number of shares of $1 2/3 par value common stock that each $1 2/3 par value stockholder has tendered in the exchange offer, and not on that stockholder's aggregate ownership of $1 2/3 par value common stock. Any shares not accepted for exchange as a result of proration will be returned to tendering $1 2/3 par value stockholders in book-entry form.

Q19. What happens if GM declares a quarterly dividend on $1 2/3 par value common stock during the exchange period and I have previously tendered my shares?

A19. If a dividend is declared with a record date before the completion of the exchange offer, you will be entitled to that dividend even if you have previously tendered your shares. Tendering your shares of $1 2/3 par value common stock in the exchange offer is not a sale or transfer of the shares until they are accepted by GM for exchange upon completion of the exchange offer.

Q20. Will I be taxed on the shares of Class H common stock that I receive in the exchange offer?

A20. We currently anticipate receiving a tax opinion from Kirkland & Ellis to the effect that, for U.S. federal income tax purposes, the exchange of Class H common stock for $1 2/3 par value common stock pursuant to the exchange offer will be tax-free to GM and, except in connection with cash received instead of fractional shares, to $1 2/3 par value stockholders who participate in the exchange offer. We have conditioned our obligation to complete the exchange offer on our receipt of this opinion. The tax opinion will not address state, local or foreign tax consequences that may be applicable to $1 2/3 par value stockholders who participate in the exchange offer. We describe certain material tax considerations at
     "Material U.S. Federal Income Tax Consequences" on page       . We also
     summarize the tax consequences of the exchange offer for individual $1 2/3 par value stockholders in certain foreign jurisdictions at "The Exchange Offer--Certain Matters Relating to Foreign Jurisdictions--Income Tax Consequences in Certain Foreign Jurisdictions." You should consult your tax advisor as to the particular tax consequences to you of your participation in the exchange offer.

Q21. How does book-entry registration work?

A21. Both Class H common stock and $1 2/3 par value common stock are registered in book-entry form through the direct registration system administered by GM's stock transfer agent and registrar, Fleet National Bank. Under this system, unless a stockholder requests a stock certificate representing his or her shares, ownership of Class H common stock and $1 2/3 par value common stock is represented by account statements periodically distributed to stockholders by Fleet, who holds the book-entry shares on behalf of stockholders. For more information about book-entry registration, see "The Exchange Offer--Book-Entry
     Accounts" on page   .

Q22. Who should I call if I have questions or want copies of additional documents?

A22. You may call the information agent, Morrow, to ask any questions or to request additional documents at (877) 816-5329 (toll free) in the United States or at (212) 754-8000 (collect) elsewhere. You may also obtain free copies of other documents publicly filed by GM at the SEC's website at "http://www.sec.gov" or at GM's website at "http://www.gm.com." See
     "Where You Can Find More Information" on page   .

                                    SUMMARY

   In this summary, we highlight information which we describe in greater detail elsewhere in this document. This summary may not contain all of the information that you should consider before deciding whether to participate in the exchange offer. We urge you to read this entire document carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements. As used in this document, unless the context requires otherwise,

  . "General Motors," "GM" or "we" means General Motors Corporation and its consolidated subsidiaries, including Hughes; and

  . "Hughes" means Hughes Electronics Corporation, its consolidated subsidiaries and its ownership interest in equity affiliates.

                                    Overview

   We will issue        shares of our Class H common stock for each share of
our $1 2/3 par value common stock that is validly tendered and accepted by us
in the exchange offer, up to an aggregate of         shares of Class H common
stock. In addition, we currently plan to contribute about $7 billion of Class H common stock to certain of our employee benefit plans during the second quarter of 2000. We are using these transactions to implement our overall plan to restructure our economic interest in our Hughes subsidiary in order to realize some of the economic value arising from our ownership of Hughes. We expect that these transactions, if completed, will significantly increase the earnings per share attributable to $1 2/3 par value common stock in the future.


                                 General Motors

   General Motors is primarily engaged in the automotive and, through its wholly-owned Hughes subsidiary, the communications services industries. GM is the world's largest manufacturer of automotive vehicles. GM also has financing and insurance operations and, to a lesser extent, engages in other industries. Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000 and our telephone number is (313) 556-5000.

                                     Hughes

   Hughes is a leading global provider of digital entertainment, information and communications services and satellite-based private business networks.

   Let us tell you more about our Hughes subsidiary:

  . Hughes has been a pioneer in many aspects of the satellite and wireless communications industry, and its technologies have driven the creation of new services and markets and have established Hughes as a leader in each of the markets it serves. Hughes believes that its ability to identify, define and develop new markets early has provided it with a significant competitive advantage in building sustainable market leadership positions.

  . Hughes is focused on providing advanced communications services on a global basis and has developed a wide range of entertainment, information and communications services for both the home and business markets, including video, data, voice, multimedia and Internet services. Over the past two years, these services have comprised an increasingly significant portion of Hughes' revenues. Hughes believes that these services provide the potential for higher value through higher margins and higher growth than Hughes' traditional manufacturing businesses.

  . Earlier this year, Hughes announced a strategy designed to focus its resources on its high-growth services businesses. As part of this strategy, Hughes is:

    . selling its satellite systems manufacturing businesses;

    . discontinuing several product lines in its wireless business to focus on its leading broadband wireless network business; and

    . realigning its marketing efforts to focus on its consumer and business enterprise customers.

  . Hughes' business includes:

    . DIRECTV. Hughes, through DIRECTV, is the world's leading digital multi-channel entertainment provider, based on the number of subscribers, with over 8.3 million subscribers worldwide.

    . PanAmSat. The PanAmSat subsidiary of Hughes has the largest commercial satellite fleet in the world, with 20 satellites capable of transmitting signals to geographic areas covering a substantial portion of the world's population.

    . Broadband Services and Products. Hughes is a leading provider of satellite and wireless communications ground equipment and business communications services, with a greater than 50% share of the global market for satellite-based private business networks.

   Hughes' business currently also includes Hughes Space and Communications, a leading satellite manufacturer. However, Hughes has recently agreed to sell its satellite systems manufacturing businesses to The Boeing Company. This sale of the most significant portion of its traditional manufacturing businesses is part of Hughes' strategy to focus its business on integrated entertainment, information and communications services.

  . Hughes' business objective is to enhance its position as a premier provider of integrated information, entertainment and communications services by leveraging its satellite and wireless communications systems expertise and by capitalizing on its competitive advantages. Hughes' core strategies for achieving this objective are to:

    . Lead the multi-channel entertainment market. Hughes intends to capitalize on favorable demand trends for multi-channel entertainment in the United States and select international markets, including by maintaining DIRECTV's leadership position in the United States through its premier brand of distinctive programming, leveraging its experience in the U.S. multi-channel entertainment market and brand name in international markets where Hughes believes significant growth opportunities exist and increasing average revenue per subscriber.

    . Capitalize on growth opportunities in the markets for Internet services and digital data. Hughes intends to capitalize on the growth of the Internet and the increased presence of digital data in the communications services industry by integrating a range of Internet-based and interactive technologies into DIRECTV programming and by developing an array of digital data, intranet and Internet services for the consumer and business enterprise markets.

    . Achieve sustainable market leadership positions. Hughes strives to achieve and sustain market leadership positions by identifying, defining and developing new markets and introducing innovative products and services to serve these markets.

   Hughes' principal executive offices are located at 200 North Sepulveda Boulevard, El Segundo, California 90245 and its telephone number is (310) 662-9688.

                              Class H Common Stock

   General Motors has two classes of common stock:

   .$1 2/3 par value common stock; and

   .Class H common stock.

   GM's Class H common stock is a "tracking stock" designed to provide holders with financial returns based on the financial performance of Hughes. However, because Class H common stock is a common stock of GM, in the event of a GM liquidation, insolvency or similar event, Class H stockholders would have no direct claim against the assets of Hughes. Rather, Class H stockholders would only have rights in the assets of GM as common stockholders of GM.

   We determine the earnings per share and the amounts available for the payment of dividends on the Class H common stock by a fraction which reflects the portion of Hughes' earnings that is allocated to the Class H common stock. We sometimes refer to this fraction as the "Class H fraction." The numerator and denominator of the Class H fraction are determined at the end of each quarter, as follows:

  . The numerator of the Class H fraction is the weighted average number of shares of Class H common stock outstanding during the applicable period.

  . The denominator of the Class H fraction is the notional number of shares of Class H common stock which, if outstanding, would represent 100% of the tracking stock interest in the earnings of Hughes.

We sometimes refer to the denominator of the Class H fraction as the "Class H dividend base." The Class H dividend base can be adjusted by the GM board of directors in specified circumstances, including to reflect contributions by GM to Hughes.

   The issuance of shares of Class H common stock in the exchange offer and the contributions to the employee benefit plans will increase the numerator of the Class H fraction without changing the denominator. Accordingly, such issuances will increase the portion of Hughes' earnings that is allocable to the Class H common stock and will reduce the portion that is allocable to the $1 2/3 par value common stock for purposes of determining earnings per share and amounts available for the payment of dividends. Assuming that the exchange offer is fully subscribed and that the contributions to the employee benefit plans are made as anticipated, the combined effect of these transactions would be to increase the tracking stock interest in Hughes' earnings represented by Class H
common stock from about 38% to     %, with a corresponding reduction of the
portion of Hughes' earnings attributable to $1 2/3 par value common stock from
about 62% to     %. These percentages are provided for illustrative purposes only and are based on certain assumptions which we describe elsewhere in this document. For more information, see "Description of Class H Common Stock-- Detailed Calculation of Amount Available for Dividends on Class H Common Stock--Illustrative Calculation of Class H Fraction Following the Exchange Offer and the Contributions to the Employee Benefit Plans." Because the earnings of Hughes allocable to Class H common stock will increase proportionately with the increase in the number of shares of Class H common stock outstanding, these issuances will not dilute the earnings per share attributable to the Class H common stock.

   The payment of dividends on Class H common stock is determined by GM's board of directors. Since the completion in 1997 of a series of transactions that involved a restructuring of the predecessor of Hughes, which we sometimes refer to in this document as the "Hughes restructuring transactions," no dividends have been paid on the Class H common stock. We do not currently expect to pay dividends on the Class H common stock in the foreseeable future.

                          Terms of the Exchange Offer

Terms of the exchange offer     We are offering to exchange     shares of Class H common
 (see page   )................. stock for each share of $1 2/3 par value common stock validly tendered in the exchange offer, up to a maximum of shares of $1 2/3 par value common stock to be
                                accepted and         shares of Class H common stock to be
                                issued. This is a voluntary exchange offer, which means
                                that you may tender all, some or none of your shares of $1
                                2/3 par value common stock in the exchange offer.

                                All shares of $1 2/3 par value common stock validly
                                tendered and not withdrawn and accepted by GM will be
                                exchanged at the exchange ratio, on the terms and subject
                                to the conditions of the exchange offer, including the
                                proration provisions. The terms and conditions of the
                                exchange offer are described in this document, the letter
                                of transmittal and the instructions to the letter of
                                transmittal. We will promptly return in book-entry form
                                any shares of $1 2/3 par value common stock not accepted
                                by GM for exchange following the expiration of the
                                exchange offer and determination of the final proration
                                factor.

Expiration date; extension;     The exchange offer and withdrawal rights will expire at
 termination (see pages   and   12:00 midnight, New York City time, on      , 2000, unless
  )............................ GM extends the exchange offer. You must validly tender your shares of $1 2/3 par value common stock so that they
                                are received by the exchange agent prior to this date if
                                you wish to participate in the exchange offer. We may also terminate the exchange offer in the circumstances
                                described on page   .

Proration; odd-lots (see page   If more than       shares of $1 2/3 par value common stock
   )........................... are tendered, we will accept all shares validly tendered on a pro rata basis. We will announce any preliminary
                                proration factor by press release promptly after the
                                exchange offer expires. We expect to announce any final
                                proration factor within about seven business days after
                                the expiration date.

                                If you hold fewer than 100 shares of $1 2/3 par value
                                common stock, and tender all of these shares for exchange, all of your shares will be accepted for exchange without
                                proration if the exchange offer is completed. Shares you
                                own through a GM or GM affiliated savings plan are not
                                eligible for this preferential treatment.

Withdrawal rights               You may withdraw tenders of your shares of $1 2/3 par
 (see page   )................. value common stock at any time before the exchange offer expires and at other times under certain circumstances. If you change your mind prior to the expiration of the
                                exchange offer, you may retender your shares of $1 2/3 par value common stock by following the tender procedures
                                again and retendering prior to the expiration date.

Conditions for completion of     The exchange offer is subject to various conditions,
 the exchange offer (see page    including the condition that at least         shares of $1
   )...........................  2/3 par value common stock are validly tendered and not withdrawn, which must be satisfied in order for us to be
                                 obligated to complete the exchange offer. GM may at any
                                 time waive any or all of the conditions to the exchange
                                 offer.

No fractional shares (see page   No fractional shares of Class H common stock will be
   )...........................  issued in the exchange offer. If you would otherwise be entitled to receive a fractional share of Class H common
                                 stock, you will be paid cash for the fractional share.

Procedures for tendering shares  If you hold certificates representing your shares of $1
 of                              2/3 par value common stock, you must complete and sign the
 $1 2/3 par value common stock   letter of transmittal designating the number of shares of
 (see pages   to   )...........  $1 2/3 par value common stock you wish to tender. Send the letter of transmittal, together with your $1 2/3 par value common stock certificates and any other documents required by the letter of transmittal and the instructions to the
                                 letter of transmittal, by registered mail, return receipt
                                 requested, so that it is received by the exchange agent at the applicable address set forth on the back cover of this document before the expiration of the exchange offer.

                                 If you hold shares of $1 2/3 par value common stock
                                 through a broker, you should receive instructions from
                                 your broker on how to participate. You will not need to
                                 complete the letter of transmittal. Please contact your
                                 broker directly if you have not yet received instructions.
                                 Some financial institutions may also effect tenders by
                                 book-entry transfer through The Depository Trust Company.

                                 If you hold certificates for shares of $1 2/3 par value
                                 common stock or if you hold shares of $1 2/3 par value
                                 common stock through a broker, you may also comply with
                                 the procedures for guaranteed delivery.

                                 If you hold shares of $1 2/3 par value common stock in
                                 book-entry form through the direct registration system,
                                 you should send the executed letter of transmittal
                                 indicating the number of shares to be tendered to the
                                 exchange agent by registered mail, return receipt
                                 requested, so that it is received by the exchange agent at the applicable address set forth on the back cover of this document before the expiration of the exchange offer.

                                 If you participate in a GM or a GM affiliated company
                                 savings plan listed on page   , you will receive separate
                                 instructions from the plan trustees or administrator of
                                 the plan regarding how to tender these shares. You should
                                 follow those instructions, and you should not use the
                                 letter of transmittal to tender your shares held under any of these plans.

Delivery of shares of Class H
 common stock (see page   ).... We will deliver shares of Class H common stock issued in the exchange offer by book-entry transfer and cash instead of fractional shares as soon as reasonably practicable
                                after the expiration of the exchange offer, acceptance of
                                shares of $1 2/3 par value common stock for exchange and
                                determination of any proration factor.

Comparative per share market
 price information (see pages
   and  )...................... Shares of $1 2/3 par value common stock and Class H common stock are currently listed and traded on the NYSE. GM's $1
                                2/3 par value common stock is traded under the symbol
                                "GM," and GM's Class H common stock is traded under the
                                symbol "GMH."

                                On January 31, 2000, the last trading day before the
                                public announcement of the exchange offer, the closing
                                trading price of $1 2/3 par value common stock on the NYSE was $80.56, and the closing trading price of Class H
                                common stock was $112.50.

                                On         , 2000 the second to last trading day before
                                the start of the exchange offer, the closing trading price
                                of $1 2/3 par value common stock on the NYSE was $    ,
                                and the closing trading price of Class H common stock on
                                the NYSE was $    .

U.S. federal income tax
 consequences (see page  )..... We currently anticipate receiving a tax opinion from
                                Kirkland & Ellis to the effect that, for U.S. federal
                                income tax purposes, the exchange of Class H common stock
                                for $1 2/3 par value common stock pursuant to the exchange offer will be tax-free to GM and, except in connection
                                with cash received instead of fractional shares, to $1 2/3 par value stockholders who participate in the exchange
                                offer. Each $1 2/3 par value stockholder should consult
                                his or her tax advisor as to the particular tax
                                consequences of the exchange offer to him or her.

                                IRS regulations require that, if you participate in the
                                exchange offer, you include certain information in your
                                U.S. federal income tax return for the year in which the
                                exchange offer occurs. GM will provide this information to you after the exchange offer is completed.

No appraisal rights............ No appraisal rights are available to stockholders of GM in connection with the exchange offer.

Exchange agent................. Fleet National Bank

Information agent.............. Morrow & Co., Inc.

Dealer manager................. Morgan Stanley Dean Witter

Marketing manager for Hughes... Salomon Smith Barney

Risk factors (see pages   to    You should read and consider carefully the matters
   )........................... described under the caption "Risk Factors," as well as the other information set forth in this document, before
                                deciding whether to participate in the exchange offer.

Determining whether to
 participate in the exchange    None of General Motors, Hughes, the exchange agent, the
 offer......................... information agent, the dealer manager, the marketing manager or any of their respective officers or directors
                                makes any recommendation as to whether you should tender
                                your shares of $1 2/3 par value common stock in the
                                exchange offer. You must make your own decision regarding
                                whether to tender and, if so, how many shares to tender
                                after reading this document and the related documents and
                                consulting with your advisors based on your own financial
                                position and requirements and any other relevant
                                considerations.

                                We urge you to read this document and the accompanying
                                documents very carefully.

Regulatory issues.............. In order to complete the exchange offer, we must make certain filings and notifications and receive certain
                                authorizations or exemptions from governmental agencies
                                regulating securities law issues in foreign jurisdictions.
                                We believe that no material foreign regulatory
                                requirements remain to be complied with, and no further
                                material approvals must be obtained.

Legal limitation............... We are not making any offer to sell, nor are we soliciting any offer to buy, stock in any jurisdiction in which the
                                offer or sale is not permitted.

                           Comparative Per Share Data

   We summarize in the tables below the historical and pro forma per share information for each of the two classes of GM common stock. We calculated book value per share based on the liquidation rights of each class, which are described at "Description of Class H Common Stock--Liquidation Rights." All earnings (loss) per share amounts set forth in this document are reported as diluted, unless otherwise noted.

                            Historical Per Share Data

                                                  As of and for the year ended
                                                          December 31,
                                                  -----------------------------
                                                       1998           1999
                                                  -------------- --------------
                                                  $1 2/3 Class H $1 2/3 Class H
                                                  ------ ------- ------ -------
Book value per share............................. $20.00 $12.00  $27.02 $16.21
Cash dividends per share.........................   2.00    --     2.00    --
Earnings (loss) per share from continuing
 operations attributable to common stock.........   4.32   0.68    8.53  (0.77)

                            Pro Forma Per Share Data

   This pro forma per share information gives effect to a fully-subscribed exchange offer. As a result of the exchange offer, the earnings (loss) per share calculation of the $1 2/3 par value common stock will reflect the lower number of outstanding shares of $1 2/3 par value common stock and the $1 2/3 par value stockholders' decreased interest in the available separate consolidated net income (loss) of Hughes. While there will be no change to the earnings per share of Class H common stock, the earnings per share calculation of the Class H common stock will reflect the Class H stockholders' increased interest in the available separate consolidated net income (loss) of Hughes and the proportionate increase in the number of shares of Class H common stock outstanding.

                                                   As of and for the year ended
                                                           December 31,
                                                   ----------------------------
                                                       1998           1999
                                                   ------------- --------------
                                                    $1
                                                    2/3  Class H $1 2/3 Class H
                                                   ----- ------- ------ -------
Book value per share.............................. $      $      $       $
Cash dividends per share..........................  2.00   --      2.00    --
Earnings (loss) per share from continuing
 operations attributable to common stock..........

              Summary Historical Consolidated Financial Data of GM

   On May 28, 1999, GM completed the separation of Delphi Automotive Systems Corporation from GM. Prior to 1999, Delphi was a business segment of GM. The following statement of operations data for each of the three years in the period ended December 31, 1999 and the balance sheet data as of December 31, 1999 and 1998 have been derived from GM's consolidated financial statements, reflecting Delphi Automotive Systems Corporation as discontinued operations, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1996 and 1995 and the balance sheet data as of December 31, 1997, 1996 and 1995 have been derived from the unaudited consolidated financial statements of GM, reflecting Delphi Automotive Systems Corporation as discontinued operations and, in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary to present fairly such data. The following summary consolidated financial data also reflects Electronic Data Systems Corporation as discontinued operations for the periods presented prior to its June 7, 1996 split-off from GM.

   You should read the data below in conjunction with GM's consolidated financial statements (including the notes thereto) and Management's Discussion and Analysis of Financial Condition and Results of Operations in the GM 1999 Form 10-K, which is incorporated into this document by reference. Certain amounts for 1998 and prior years have been reclassified to conform with the 1999 classifications.

                                  As of and for the year ended
                                          December 31,
                          ----------------------------------------------
                            1995      1996     1997     1998      1999
                          --------  -------- -------- --------  --------
                                (in millions, except per share amounts)
Statement of Operations
 Data:
Total net sales and
 revenues...............  $154,954  $158,281 $172,580 $155,445  $176,558
Income from continuing
 operations before
 cumulative effect of
 accounting changes.....     4,726     4,100    6,483    3,049     5,576
Income (loss) from
 discontinued
 operations.............     2,207       863      215      (93)      426
Cumulative effect of
 accounting changes.....       (52)      --       --       --        --
                          --------  -------- -------- --------  --------
 Net income.............  $  6,881  $  4,963 $  6,698 $  2,956  $  6,002
                          ========  ======== ======== ========  ========
Earnings Per Share:
1 2/3 par value common
 stock
 Basic earnings per
  share (EPS) from
  continuing
  operations............  $   5.57  $   5.08 $   8.52 $   4.40  $   8.70
 Basic earnings (loss)
  per share from
  discontinued
  operations............      1.71      0.98     0.18    (0.14)     0.66
 Diluted EPS from
  continuing
  operations............      5.52      5.04     8.45     4.32      8.53
 Diluted earnings
  (loss) per share from
  discontinued
  operations............      1.69      0.98     0.17    (0.14)     0.65
 Cash dividends
  declared per share....      1.10      1.60     2.00     2.00      2.00
Class H common stock
 subsequent to the
 Hughes restructuring
 transactions
   Basic EPS from
    continuing
    operations..........       --        --      0.02     0.68     (0.77)
   Diluted EPS from
    continuing
    operations..........       --        --      0.02     0.68     (0.77)
Class H common stock
 prior to the Hughes
 restructuring
 transactions
   Basic EPS from
    continuing
    operations..........      1.39      1.83     2.30      --        --
   Basic EPS from
    discontinued
    operations..........      1.38      1.05     0.87      --        --
   Diluted EPS from
    continuing
    operations..........      1.39      1.83     2.30      --        --
   Diluted EPS from
    discontinued
    operations..........      1.38      1.05     0.87      --        --
   Cash dividends
    declared per share..      0.92      0.96     1.00      --        --
Class E common stock
   Basic EPS from
    discontinued
    operations..........      1.96      0.04      --       --        --
   Diluted EPS from
    discontinued
    operations..........      1.96      0.04      --       --        --
   Cash dividends
    declared per share..      0.52      0.30      --       --        --
Balance Sheet Data:
Total assets............  $209,520  $216,965 $221,767 $246,688  $274,730
Long-term debt..........     4,100     5,352    5,669    7,118     7,415
GM-obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......       --        --       222      220       218
Stockholders' equity....    23,310    23,413   17,584   15,052    20,644

   Earnings per share attributable to the Class H common stock are determined based on the relative amounts of Hughes net income available for the payment of dividends to holders of Class H common stock and to holders of $1 2/3 par value common stock. The manner in which this allocation is made is described further at "Description of Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends."

   The amounts for Class H common stock subsequent to its recapitalization, as part of the Hughes restructuring transactions, present the earnings attributable to Class H common stock subsequent to its recapitalization on December 17, 1997 related to Hughes, consisting principally of its digital entertainment services, satellite communications services and satellite-based private business networks businesses.

   The amounts for Class H common stock prior to its recapitalization, as part of the Hughes restructuring transactions, present the earnings attributable to Class H common stock prior to its recapitalization on December 17, 1997 related to Hughes, consisting principally of its defense electronics, automotive electronics and telecommunications and space business.

   Long-term debt totals are calculated from GM's automotive, communications services and other operations only.

                  Summary Historical Financial Data of Hughes

   The following summary historical financial data have been derived from, and should be read in conjunction with Hughes' financial statements, as well as the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes," and the "Unaudited Pro Forma Combined Condensed Financial Information of Hughes," and the "Notes to Unaudited Pro Forma Combined Condensed Financial Information of Hughes" sections of this document. The statement of operations data for each of the three years in the period ended December 31, 1999 and the balance sheet data as of December 31, 1999 and 1998 have been derived from Hughes' financial statements included elsewhere in and incorporated by reference into this document, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1996 and 1995, and the balance sheet data as of December 31, 1997, 1996 and 1995 have been derived from Hughes' unaudited financial statements and in the opinion of management include all adjustments, consisting only of normal recurring items, necessary to present fairly such data.

   On December 17, 1997, Hughes' predecessor and GM completed the Hughes restructuring transactions, a series of transactions which restructured Hughes' predecessor and which were designed to address strategic challenges facing Hughes' three principal businesses. These transactions included:

  . the tax-free spin-off of Hughes' defense electronics business to holders of GM's $1 2/3 par value common stock and old Class H common stock;

  . the transfer of Delco Electronics Corporation, Hughes' automotive electronics business, to GM's Delphi Automotive Systems business sector, which is now a separate corporation; and

  . the recapitalization of the old Class H common stock into the Class H common stock that is currently outstanding.

These transactions were followed immediately by the merger of the defense electronics business with Raytheon Company.

   In connection with the Hughes restructuring transactions, the telecommunications and space business of Hughes' predecessor, consisting principally of its digital direct-to-home broadcast, satellite services, network systems and satellite systems businesses, were contributed to the recapitalized Hughes. These telecommunications and space businesses, both before and after the recapitalization, are referred to as Hughes. The financial information presented for Hughes, unless otherwise noted, represents the financial information of the recapitalized Hughes.

   On January 13, 2000, Hughes announced that it had reached an agreement to sell its satellite systems manufacturing businesses to Boeing. As a result, the financial results for those businesses are treated as discontinued operations for all periods presented herein. Consequently, revenues, operating costs and expenses, and other non-operating results for the satellite systems manufacturing businesses are excluded from Hughes' results from continuing operations.

                                  As of and for the years ended
                                          December 31,
                              -----------------------------------------
                               1995    1996    1997     1998     1999
                              ------  ------  -------  -------  -------
                                 (in millions, except per share amounts)
Statement of Operations
 Data:
Total revenues..............  $1,554  $2,058  $ 2,838  $ 3,481  $ 5,560
Total operating costs and
 expenses...................   1,574   2,109    2,794    3,527    5,988
                              ------  ------  -------  -------  -------
Operating profit (loss).....  $  (20) $  (51) $    44  $   (46) $  (428)
                              ======  ======  =======  =======  =======
Income (loss) from
 continuing operations
 before extraordinary item
 and cumulative effect of
 accounting change..........  $  (30) $   13  $   237  $    64  $  (391)
Income (loss) from
 discontinued operations,
 net of taxes...............      36     150      171      196      100
Gain on sale of discontinued
 operations, net of taxes...     --      --        63      --       --
Extraordinary item, net of
 taxes......................     --      --       (21)     --       --
Cumulative effect of
 accounting changes.........     --      --       --        (9)     --
                              ------  ------  -------  -------  -------
Net income (loss) ..........       6     163      450      251     (291)
Adjustments to exclude the
 effect of GM purchase
 accounting adjustments.....      21      21       21       21       21
Preferred stock dividend....     --      --       --       --       (51)
                              ------  ------  -------  -------  -------
Earnings (loss) used for
 computation of available
 separate consolidated net
 income (loss)..............  $   27  $  184  $   471  $   272  $  (321)
                              ======  ======  =======  =======  =======
Balance Sheet Data:
Total assets................  $3,513  $3,861  $12,142  $12,617  $18,597
Long-term debt..............     --      --       638      779    1,586
Owner's equity..............   2,609   2,492    8,340    8,412   11,681
Other Data:
EBITDA......................  $  130  $  113  $   304  $   342  $   223
Capital expenditures........     389     362      713    1,329    1,665

--------

   "EBITDA" is defined as operating profit (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Hughes management believes it is a meaningful measure of performance and is commonly used by other large communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses.

   In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

                         Recent Financial Results

General Motors

   For the first quarter of 2000, GM reported consolidated net sales and revenues of $46.9 billion and net income of $1.8 billion, compared to $42.4 billion and $1.8 billion, respectively, in the first quarter of 1999. Diluted earnings per share of GM's $1 2/3 par value common stock was $2.80 for the first quarter of 2000, compared to $2.68 for the same quarter last year.

   GM's global automotive operations had net income of $1.5 billion in the first quarter of 2000, compared to $1.5 billion in the first quarter last year. General Motors Acceptance Corporation had net income of $397 million in the first quarter of 2000, compared to $392 million in the first quarter of 1999.

   The first quarter financial results of Hughes are summarized below. Earnings (losses) used for the computation of the available separate consolidated net income (loss) of Hughes was $(101.3) million in the first quarter of 2000, compared to $78.3 million in the first quarter of 1999. As described further at "Description of Class H Common Stock--Detailed Calculation of Amount Available for Dividends on Class H Common Stock--General," the available separate consolidated net income (loss) of Hughes is the net income of Hughes, excluding certain purchase accounting adjustments and reduced by preferred stock dividends. Diluted earnings (losses) per share attributable to GM's Class H common stock was $(0.23) for the first quarter of 2000, compared to $0.19 for the same quarter last year.

Hughes

   Hughes reported that first quarter 2000 revenues increased 85.4% to $1.7 billion, compared with $918.4 million in the first quarter of 1999. The increase in revenues resulted primarily from the DIRECTV businesses due to the increased number of subscribers, including the addition of 510,000 new subscribers in the United States and Latin America since December 31, 1999, and added revenues from the PRIMESTAR by DIRECTV and premium channel services. Also contributing to the increased revenues was Hughes Network Systems, which shipped nearly 1.0 million DIRECTV receiver systems during the first quarter of 2000 compared to about 0.2 million shipped in the first quarter of 1999, and PanAmSat, which had increased revenues due primarily to outright sales and sales-type leases of satellite transponders during the first quarter of 2000.

   EBITDA increased 57.1% for the first quarter of 2000 to $142.2 million and EBITDA margin was 8.3%, compared to EBITDA of $90.5 million and EBITDA margin of 9.9% for the first quarter of 1999. The increase in EBITDA resulted primarily from the increased revenues at PanAmSat. The lower EBITDA margin was due primarily to the lower margins associated with the outright sales and sales-type leases at PanAmSat.

   Hughes reported a net loss of $81.9 million for the first quarter of 2000, compared to net income of $73.0 million in the 1999 first quarter. The loss in 2000 was due primarily to an increase in depreciation and amortization of $93.8 million during the first quarter of 2000 compared to the first quarter of 1999 resulting primarily from acquisitions in 1999, which are discussed further at "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes," and a decline of $57.7 million of income from discontinued operations, net of taxes. The lower income from discontinued operations was due primarily to two one-time items included in the 1999 results. These one-time items included a one-time after-tax gain of $94 million from the settlement of a patent infringement case that was offset by a one-time after-tax charge of $49 million associated with the termination of a satellite system contract with Asia Pacific Mobile Telecommunications.

   For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes--Recent Financial Results."

                                 RISK FACTORS

   You should carefully consider each of the following risks and uncertainties and all of the other information set forth in this document before deciding whether to participate in the exchange offer. The following risks and uncertainties relate principally to:

 . The exchange offer;

 . The business of Hughes; and

 . GM's dual-class common stock capital structure.

   The risks and uncertainties described below are not the only ones facing GM, Hughes and your investment in Class H common stock. You should carefully review the information set forth elsewhere in this document and in the other documents which are incorporated by reference into this document. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect GM, Hughes and your investment in Class H common stock.

   If any of the following risks and uncertainties develop into actual events, Hughes' business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Class H common stock could decline, and you may lose all or part of your investment.

   This document contains forward-looking statements that involve risks and uncertainties. Hughes' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by Hughes described below and elsewhere in this document.

Risk Factors Relating to the Exchange Offer

 You Will Be Affected by the Exchange Offer Whether or Not You Tender Your Shares of $1 2/3 Par Value Common Stock

   Your investment in GM will be subject to different risks as a result of the exchange offer. As a holder of shares of $1 2/3 par value common stock, you will be affected by the exchange offer regardless of whether you tender all, some or none of your shares of $1 2/3 par value common stock in the exchange offer:

  . If you exchange all of your shares of $1 2/3 par value common stock for shares of Class H common stock in the exchange offer, you will have an increased interest in the financial performance of Hughes. However, you will no longer participate in any change in the value of the $1 2/3 par value common stock because you will no longer own any shares of $1 2/3 par value common stock.

  . If you exchange some, but not all, of your shares of $1 2/3 par value common stock in the exchange offer, you will generally have an increased interest in the financial performance of Hughes, and a diminished interest in the financial performance of GM's businesses other than Hughes, assuming that you exchange a greater percentage of your shares of $1 2/3 par value common stock than the percentage of all outstanding shares of $1 2/3 par value common stock that are exchanged in the exchange offer.

  . If you do not exchange any of your shares of $1 2/3 par value common stock in the exchange offer, you will continue to participate in any change in the value of $1 2/3 par value common stock. However, because the numerator of the Class H fraction will be increased by the number of shares of Class H common stock issued in the exchange offer, you will have a diminished interest in the financial performance of Hughes.

 You May Not Receive Any Premium on the Issuance of Class H Common Stock in Exchange for $1 2/3 Par Value Common Stock

   We cannot predict whether or to what extent there will be a premium at the end of the exchange offer. As a result, if you tender your shares of $1 2/3 par value common stock in the exchange offer, you may not receive any premium. Any premium that you would receive through your participation in the exchange offer will depend on the market prices of shares of $1 2/3 par value common stock and Class H common stock at the time of the closing of the exchange offer, which we cannot predict.

 The Issuance of Class H Common Stock in the Exchange Offer and the Contributions to the Employee Benefit Plans May Adversely Affect the Market Price of Class H Common Stock

   The exchange offer will increase substantially the number of publicly held shares of Class H common stock and the number of Class H common stockholders. The shares of Class H common stock to be issued to the $1 2/3 par value stockholders in the exchange will generally be eligible for immediate resale in the open market. If a significant number of $1 2/3 par value stockholders who receive shares of Class H common stock in the exchange offer attempt to sell such shares of Class H common stock on the open market after the exchange offer, the market price of Class H common stock could be adversely affected. Similarly, the contributions will result in the issuance of a substantial number of shares of Class H common stock to the employee benefit plans. If the trustees of the employee benefit plans receiving shares of Class H common stock in the contributions were to sell a significant number of these shares after the contributions, the market price of Class H common stock could be adversely affected. The ability of the employee benefit plans to transfer their shares will, however, be subject to a registration rights agreement with GM, which will provide for certain restrictions on transfer. We cannot assure you that the Class H common stock trading prices will not fluctuate significantly after either or both of the exchange offer and the contributions to the employee benefit plans.

 GM's Failure to Complete the Contributions to the Employee Benefit Plans as Planned Could Affect the Market Price of $1 2/3 Par Value Common Stock

   If GM does not complete the contributions to the employee benefit plans substantially on the terms and within the time anticipated, the market price of $1 2/3 par value common stock could be adversely affected as a result of GM's failure to reduce its annual pension expense and its other post-retirement employee benefit expense and to strengthen GM's overall financial position. This exchange offer and GM's anticipated contributions are independent transactions. This means that GM could determine to complete the exchange offer, but not the contributions. Although we currently intend to make the contributions to the employee benefit plans, we are not obligated to do so and we cannot assure you as to whether, when or the terms on which such contributions will occur.

Risk Factors Relating to the Business of Hughes

 Hughes Will Be Adversely Affected if It Fails to Maintain Leading Technological Capabilities

   The rapid technological changes and innovation that characterize the entertainment, information and communications services industry could cause the services and products offered by Hughes to become obsolete. If the new technologies on which Hughes is currently focusing its research and development investments fail to achieve acceptance in the marketplace, Hughes would suffer a material adverse effect on its future competitive position and results of operations. For example, competitors of Hughes could be the first to obtain proprietary technologies that are perceived by the market as being superior. In addition, after substantial research and development expenditures, one or more of the technologies under development by Hughes or any of its strategic partners could become obsolete prior to its introduction.

   Hughes' operating results will depend to a significant extent on its ability to continue to introduce new products and services on a timely basis and to reduce costs of its existing products and services. We cannot assure you that Hughes will successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

   Technological innovation is important to Hughes' success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We cannot assure you that Hughes will be able to attract and retain these employees. If Hughes were unable to attract and maintain technically skilled employees, its competitive position could be adversely affected.

 Hughes Could Have Inadequate Access to Capital for Growth

   Hughes may not be able to raise adequate capital to complete some or all of its business strategies or to react rapidly to changes in technology, products, services or the competitive landscape. Hughes believes that key success factors in the entertainment, information and communications services industry include superior access to capital and financial flexibility. Industry participants often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology. For example, as a result of the competitive environment in the multi-channel entertainment industry, DIRECTV may have to incur increased subscriber acquisition costs by making competitive offers in the future to maintain its market leadership.

   Hughes expects the global entertainment, information and communications services market to continue to grow due to the high demand for communications infrastructure and the opportunities created by industry deregulation. Many of Hughes' competitors are committing substantial capital and, in many instances, are forming alliances to acquire or maintain market leadership. Hughes' strategy is to be a leader in providing entertainment, information and communications products and services by building on its experience in satellite technology and by making acquisitions and establishing, maintaining and restructuring strategic alliances as appropriate. This strategy will require substantial investments of capital over the next several years. We cannot assure you that Hughes will be able to satisfy its capital requirements in the future, whether through lack of competitive access to capital markets, GM's overall financial condition, restrictions imposed by GM or otherwise. GM's ability to issue Class H common stock as a means of funding Hughes' capital requirements may be limited in the event of the enactment of changes in the tax law which would result in the imposition of a tax on certain issuances of stock such as Class H common stock. Neither GM nor Hughes can predict whether or when any such changes would occur.

 Hughes' Future Growth Depends Upon its Ability to Implement its Business
 Strategy

   Hughes' business strategy is focused on becoming a premier provider of integrated entertainment, information and communications services. As part of this strategy, Hughes recently implemented several new initiatives and entered into a strategic alliance with America Online, Inc. One of these new initatives is the sale by Hughes of its satellite systems manufacturing businesses to Boeing. This sale is subject to customary closing conditions as well as conditions relating to Hughes' export activities in China. For more information on conditions relating to Hughes' export activities in China, see "--Grand Jury Investigation/State Department Review Could Result in Sanctions" below. Another new initiative is Hughes' development of the Spaceway system, which is designed to capitalize on the emerging broadband communications services market. Spaceway is still under development and is subject to a number of risks and uncertainties. We cannot assure you that the introduction of the Spaceway system will not be delayed, or that the Spaceway system will ever be implemented, or, if implemented, will allow Hughes to successfully capitalize on the emerging broadband communications services market. We cannot assure you that Hughes will be successful in implementing these new initiatives, or any other new initiatives, or that Hughes will realize the anticipated benefits of its alliance with AOL.

 Hughes Is Vulnerable to Satellite Failure

   DIRECTV, PanAmSat and other Hughes businesses own or utilize satellites in their businesses. Orbiting satellites are subject to the risk of failing prematurely due to, among other things, mechanical failure, a collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of Hughes' businesses. With respect to both in-orbit and launch problems, insurance carried by PanAmSat and Hughes does not compensate for business interruption or loss of future revenues or customers. Hughes has, in the past, experienced technical anomalies on some of its satellites. We cannot assure you that Hughes will not experience further satellite anomalies in the future. Service interruptions caused by these anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of other customers.

 Hughes May Be Unable to Manage Effectively the Growth of its DIRECTV
 Businesses

   Hughes' ability to continue the planned expansion of its DIRECTV businesses and to increase its customer base while maintaining its price structure, reducing its churn rate and managing costs will depend upon, among other things, its ability to manage its growth effectively. To accomplish this, Hughes must continue to develop its internal and external sales force, installation capability and customer service representatives, maintain its relationships with third party vendors and implement procedures to mitigate subscriber credit risk. Hughes will also need to continue to grow, train and manage its employee base. If Hughes is unable to manage its growth effectively, it could experience an increase in subscriber churn and, as a result, its business could be adversely affected. In addition, subscriber acquisition costs may increase if DIRECTV offers additional incentives in order to respond to competition, to expand its businesses or for other reasons. If subscriber acquisition costs increase significantly, it could have a material adverse effect on Hughes' business.

 Hughes' Main Satellite Supplier Will No Longer Be an Affiliate of Hughes After the Sale of Hughes Space and Communications to Boeing

   Historically, Hughes has been able to fulfill most of its satellite needs from Hughes Space and Communications, one of its wholly-owned subsidiaries. Following the completion of the sale of Hughes Space and Communications to Boeing, Hughes will no longer manufacture satellites. Although DIRECTV and PanAmSat currently have contracts with Hughes Space and Communications designed to satisfy Hughes' satellite needs over the near term, Hughes will need to obtain new contracts with Hughes Space and Communications or with alternative suppliers for its future satellite needs. In addition, although Hughes believes that its current contracts with Hughes Space and Communications are on substantially arms' length terms, we cannot assure you that Hughes will be able to obtain contracts for the manufacture of new satellites from Hughes Space and Communications or from alternative suppliers on similar terms.

 Hughes Could Be Adversely Affected by its Customers' Inability to Obtain Financing

   Customers of Hughes are dependent from time to time upon third party equity or debt financing in order to pay for products and services purchased from Hughes. Collection of amounts due to Hughes from these customers may be adversely affected by their inability to obtain this third party financing. If these customers are unable to obtain, or are delayed in obtaining, third party financing, and are therefore unable to pay amounts due to Hughes in the future, Hughes may incur substantial losses related to costs it has incurred in excess of amounts collected to date from those customers. This could also have a negative effect on Hughes' future cash flows.

   Hughes has contracts with ICO Global Communications (Operations), Ltd. to build the satellites and related components for ICO's global wireless communications system. ICO's parent company recently filed for bankruptcy protection under Chapter 11. If ICO's parent company is unable to confirm a plan of reorganization that provides for full payment to Hughes under these contracts, ICO may be unable to pay these amounts, which would result in a large pre-tax charge to Hughes' earnings. For more information about this matter, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes."

 Hughes Is Subject to Domestic and Foreign Regulations Which Could Adversely Affect the Nature and Extent of the Services It Offers

   Hughes' businesses are subject to various regulations. DIRECTV is subject to substantial regulation by the U.S. Federal Communications Commission. FCC rules and regulations are subject to change in response to industry developments, new technology and political considerations. In addition, the satellite industry is highly regulated both in the United States and internationally. Hughes is subject to the regulatory authority of the U.S. Government and the national communications authorities of the countries in which it operates. These agencies regulate the construction, launch and operation of Hughes' satellites and the orbital slots planned for these satellites. Hughes is currently subject to an investigation regarding certain of its export compliance activities. Hughes, its customers or companies with which Hughes does business must have authority from each country in which Hughes provides services or provides its customers' use of its satellites. Although Hughes believes that its customers and/or companies with which Hughes does business presently hold the requisite licenses and approvals for the countries in which it currently provides services, regulations in each country are different and, as a result, there may be instances of noncompliance of which Hughes is not aware.

   Hughes' businesses could be adversely affected by the adoption of new laws, policies and regulations. We cannot assure you that Hughes will succeed in obtaining all requisite regulatory approvals for its operations without the imposition of restrictions on, or adverse consequences to, its businesses. We also cannot assure you that material adverse changes in regulations affecting the industries in which Hughes operates its businesses will not occur in the future.

Hughes Is Subject to Other Risks Related to its International Operations

   About 21% of Hughes' revenues in 1999, excluding revenues from Hughes Space and Communications, were generated outside the United States. Hughes is currently evaluating expansion opportunities in select international markets. These international operations subject Hughes to many risks inherent in international business activities, including:

  . limitations and disruptions resulting from the imposition of government controls;

  . difficulty meeting export license requirements;

  . economic or political instability;

  . trade restrictions;

  . changes in tariffs;

  . currency fluctuations;

  . greater difficulty in safeguarding intellectual property; and

  . difficulties in managing overseas subsidiaries and international operations.

These risks could have a material adverse affect on Hughes' business.

 Grand Jury Investigation/State Department Review Could Result in Sanctions

   There is a pending grand jury investigation into whether Hughes should be accused of criminal violations of the export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the failure of a Long March rocket in China in 1996. Hughes is also subject to the authority of the U.S. State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible criminal and/or civil sanctions could include fines as well as debarment from various export privileges and participation in government contracts. Hughes does not expect the grand jury investigation or State Department review to result in a material adverse effect upon its business. However, there can be no assurance as to those conclusions.

   As part of the sale of Hughes Space and Communications to Boeing, Hughes has agreed to indemnify Boeing for the full amount of any monetary fines and penalties, payable either prior to or after the closing of the transaction, resulting from Hughes' export control activities in China that were previously disclosed by Hughes and any other compliance matters related to exports by Hughes to China that may arise prior to the closing of the transaction. If Hughes were to enter into a settlement of this matter prior to the closing of the Boeing transaction that involves a debarment, as regards sales to the U.S. government, or a material suspension of Hughes' export licenses or other material limitation on projected business activities of the satellite systems manufacturing businesses, Boeing would not be obligated to complete the purchase of Hughes' satellite systems manufacturing businesses. We cannot assure you that the results of these investigations or any settlement entered into in connection with these investigations will not adversely impact Hughes' business and results of operations.

   In addition, a congressional committee chaired by Representative Cox released a report in May 1999 containing negative commentary about the compliance of U.S. satellite manufacturers, including Hughes Space and Communications, with U.S. export control laws. We are uncertain of the impact that this report will have on the satellite manufacturing and launching industries. Many of Hughes' satellite launches, including those of PanAmSat, are scheduled for non-U.S. launch providers. We cannot assure you that future satellite launches by non-U.S. launch providers will not be adversely affected by this investigation and report, including the possibility of significant launch delays.

 Compromise of Satellite Programming Signals Could Adversely Affect Hughes' Business

   The delivery of direct broadcast television programming requires the use of encryption technology to assure that only authorized subscribers can receive the programming. It is illegal to create, sell or otherwise distribute or use mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming does occur and attempts have been made to circumvent Hughes' signal encryption. Hughes has implemented measures intended to reduce signal theft of its programming. If Hughes were unable to respond to any widespread compromise of its encryption technology, its business could be materially adversely affected.

 Disputes with Raytheon Regarding Former Defense Operations Could Result in a Material Payment from Hughes to Raytheon

   In connection with the 1997 spin-off of the defense electronics business of Hughes' predecessor as part of the Hughes restructuring transactions and the subsequent merger of that business with Raytheon, the terms of the merger and related agreements between Hughes and Raytheon provided processes for resolving disputes that might arise in connection with post-closing financial adjustments that were also called for by the terms of the merger agreement. These financial adjustments might require a cash payment from Raytheon to Hughes or vice versa. A dispute currently exists regarding the post-closing adjustments that Hughes and Raytheon have proposed to one another and related issues regarding the adequacy of disclosures made by Hughes to Raytheon in the period prior to consummation of the merger. Raytheon and Hughes are proceeding with the dispute resolution process. It is possible that the ultimate resolution of the post-closing financial adjustment and of related disclosure issues may result in Hughes making a payment to Raytheon that would be material to Hughes. However, the amount of any payment that either party might be required to make to the other cannot be determined at this time. Hughes intends to vigorously pursue resolution of the disputes through the arbitration process, opposing the adjustments proposed by Raytheon and seeking the payment from Raytheon that it has proposed.

Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure

 Class H Stockholders Do Not Have Any Claims on the Assets of Hughes

   Class H stockholders are common stockholders of General Motors and, as a result, have rights in the equity and assets of GM rather than of Hughes. Although the net income of Hughes is allocated for accounting purposes to calculate the amounts which may be used to pay dividends on each class of GM common stock, this allocation does not result in a physical segregation of the assets of GM or Hughes, or the establishment of separate accounts or dividend or liquidation preferences. If a liquidation, insolvency or similar event occurred with respect to Hughes, creditors of Hughes, as well as GM as the sole stockholder of Hughes, would receive payment from the assets of Hughes. The holders of Class H common stock would not be entitled to any payment from the assets of Hughes.

 We Cannot Assure You That Cash Dividends Will Ever Be Paid on the Class H Common Stock

   We cannot assure you that cash dividends will ever be paid on the Class H common stock. If you wish to receive a dividend, Class H common stock may not be an appropriate investment for you. Unlike the $1 2/3 par value common stock, cash dividends are not currently paid on the Class H common stock. Since the completion of the Hughes restructuring transactions in late 1997, the GM board has not paid cash dividends on the Class H common stock. Further, the GM board does not currently intend to pay dividends on the Class H common stock in the foreseeable future. Similarly, since that time, Hughes has not paid dividends to GM on its common stock held by GM and does not intend to do so in the foreseeable future. Future earnings of Hughes are expected to be retained for the development of the business of Hughes. The GM board reserves the right to reconsider from time to time its policies and practices regarding dividends on the Class H common stock and to pay or not to pay, or increase or decrease the dividends paid on the Class H common stock, if any, on the basis of GM's consolidated financial position, including liquidity and other factors, such as the earnings and consolidated results of operations and financial condition of Hughes.

 The Interests of GM's $1 2/3 Par Value Stockholders May Conflict with the Interests of Class H Stockholders

   The holders of Class H common stock may have different interests than the holders of $1 2/3 par value common stock with respect to various intercompany transactions and other matters, and we cannot assure you as to how any conflicts between these interests will be resolved. Under Delaware law, the GM board owes fiduciary duties to all holders of GM common stock, regardless of class, and must act with due care and on an informed basis in the best interests of GM and all of its common stockholders. In carrying out their fiduciary duties to all of GM's stockholders, the officers and directors of GM may make decisions and pursue policies or transactions that are different from those that they would make or pursue if the Class H common stock were the only class of common stock of GM. The GM board, in the discharge of its fiduciary duties, oversees, principally through its capital stock committee, the policies, programs and practices of GM which may give rise to conflicts of interest between GM's two classes of common stock.

 Class H Stockholders Will Be Common Stockholders of GM and Will Be Subject to the Risks of an Investment in GM

   We cannot assure you that the market value of the Class H common stock will reflect the performance of Hughes as we intend. Class H stockholders will continue to be common stockholders of GM and, as such, will be subject to all risks of an investment in GM and all of its businesses, assets and liabilities.

 The Trading Price of Class H Common Stock Could Be Adversely Affected by GM's Results

   If GM were to experience a significant financial or other setback, this could have an adverse effect on the trading price of the Class H common stock as well as the $1 2/3 par value common stock. The trading prices of the Class H common stock and the $1 2/3 par value common stock are generally affected by different events. A transaction which is beneficial to the holders of $1 2/3 par value common stock may not positively affect the

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

trading price of the Class H common stock, which historically has, in general, been affected more by the results of Hughes rather than those of GM.

 GM Board Policies and Practices Relating to Class H Common Stock Can Be Adopted, Changed or Rescinded Without Stockholder Approval

   The GM board may adopt, change or rescind policies, practices or policy statements which could have a significant impact on the Class H common stock, in each case without the approval of GM's common stockholders, including the Class H stockholders. The GM board has adopted a policy statement governing certain matters relating to its dual-class common stock capital structure. This policy statement is subject to change at any time without stockholder approval. The policy statement sets forth certain principles to guide the board's actions relating to, among other things, transactions between GM and Hughes and the relationship between dividends, if any, to be paid by Hughes to GM and by GM to the Class H stockholders.

 Your Class H Common Stock May Be Converted into $1 2/3 Par Value Common Stock Without Your Consent

   All outstanding shares of Class H common stock are potentially subject to mandatory recapitalization into shares of $1 2/3 par value common stock under certain circumstances. Any recapitalization would significantly change both the form and nature of your investment in Class H common stock, without your consent. Any recapitalization can be effected at a 120% exchange ratio at any time after December 31, 2002 in the sole discretion of the GM board, or automatically, if GM disposes of 80% or more of the business of Hughes to a person, entity or group of which GM is not the majority owner. If we effect a recapitalization at a time when the Class H common stock is considered to be undervalued relative to the $1 2/3 par value common stock, any such recapitalization may be disadvantageous to Class H common stockholders. Additionally, any recapitalization would preclude Class H common stockholders from retaining their investment in a security that is intended to reflect separately the financial performance of Hughes. We cannot predict the impact on the market price of the $1 2/3 par value common stock that any exercise by GM of its recapitalization right would have. Consistent with GM's certificate of incorporation, applicable corporate law and the GM board policy statement referred to above, the GM board may submit from time to time to the GM common stockholders for their consideration and approval one or more alternative transactions on terms different from those provided for by these provisions concerning recapitalization of Class H common stock at a 120% exchange ratio.

 The Market Price of Class H Common Stock Will Fluctuate and Could Fluctuate Significantly

   We cannot predict the extent to which the market price of the Class H common stock will fluctuate following the exchange offer. The stock market has experienced extreme price and volume fluctuations. In the past, companies that have experienced volatility have sometimes been the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of management's attention and resources.

   In addition, GM has granted registration rights to certain persons in connection with the issuance of shares of Class H common stock and securities convertible into Class H common stock and intends to grant registration rights to the trustees of the employee benefit plans in connection with the anticipated contributions to these plans. For more information about these share issuances and the related registration rights, see "Shares Eligible for Future Sale." If these parties elect to sell their shares in the open market, it could adversely affect the market price of Class H common stock. Further, additional shares of Class H common stock may be issued by GM from time to time in connection with future acquisitions and strategic alliances. The sale of such shares, if any, also could adversely affect the market price of Class H common stock.

 Proposed Changes in the Tax Law Could Affect GM's Future Ability to Issue Shares of Class H Common Stock

   A proposal made by the Clinton administration in February 2000 would tax stockholders upon the receipt of tracking stock similar to Class H common stock, if the tracking stock was distributed by a corporation with respect to, or in exchange for, its own stock for a reason other than to effectuate a stock split or similar transaction relating to the tracking stock. The proposal would also grant the Secretary of the Treasury authority to treat tracking stock as an instrument other than stock or as stock of another entity for U.S. federal income tax purposes. The proposal would not apply to an issuance of tracking stock if the underlying tracked assets could be distributed in a transaction that would qualify as a tax-free spin-off for U.S. federal income tax purposes. As proposed, this provision would apply to tracking stock issued on or after the date of the proposal's enactment by the U.S. Congress.

   If enacted at any time, the Clinton administration proposal or any similar proposal could limit our future ability to issue shares of Class H common stock to our stockholders in a manner free of U.S. federal income tax to those stockholders. Moreover, while the Clinton administration proposal does not appear to affect GM's ability to issue Class H common stock in exchange for cash or property other than stock of GM, including the ability to issue Class H common stock in capital-raising public offerings or in acquisitions of target companies, we cannot assure you that future legislative or regulatory action with respect to this or any similar proposal will not limit GM's ability to issue Class H common stock in such circumstances.

   We cannot predict whether the Clinton administration proposal will be enacted by the U.S. Congress, and, if enacted, whether it will be in the form proposed or whether it will apply to any future issuances of Class H common stock.

                               THE TRANSACTIONS

Background and Purpose

   The exchange offer of up to $9 billion of Class H common stock is an important element of our overall plan to restructure GM's economic interest in its Hughes subsidiary in order to realize some of the economic value arising from GM's ownership of Hughes. The other element consists of our anticipated contributions of a total of about $7 billion of Class H common stock to certain of our employee benefit plans. Assuming that the exchange offer is fully subscribed and that the contributions to the employee benefit plans are
made as anticipated, we will issue a total of about         new shares of
Class H common stock, with an aggregate value of about $16 billion, based on
the closing trading price of Class H common stock on            , 2000.

   We will use the exchange offer to repurchase a substantial amount of $1 2/3 par value common stock, which we expect will significantly increase the earnings per share attributable to $1 2/3 par value common stock in the future. In addition, the employee benefit plan contributions will reduce our annual pension expense and our expense relating to other post-retirement employee benefits and will strengthen GM's overall financial position. These transactions will not dilute the earnings per share attributable to the outstanding Class H common stock. As described further below at "--Effects of the Transactions," upon completion of a fully-subscribed exchange offer and
the contributions, GM will retain about a  %, or $     billion, economic
interest in Hughes, based on the closing market price of Class H common stock
on            , 2000. The issuance of additional shares of Class H common stock in connection with these transactions will substantially increase the liquidity of that stock in the market, which we believe will benefit Class H stockholders over time.

   In recent years, stock repurchase programs relating to our $1 2/3 par value common stock have constituted an important part of our overall capital plan. Since 1997, we have used about $9 billion in cash in connection with these programs. These repurchases have reduced the number of shares of $1 2/3 par value common stock outstanding by about 18%, which has increased the earnings per share attributable to $1 2/3 par value common stock. The exchange offer will enable us to utilize a portion of GM's economic interest in Hughes to effect a substantial additional repurchase of $1 2/3 par value common stock without diluting the tracking stock interest in the earnings of Hughes that is currently held by existing holders of Class H common stock.

   We have also made substantial progress in recent years in addressing the underfunded status of our U.S. pension plans. During the last six years, we have contributed over $22 billion to our U.S. pension plans, including over $6 billion of GM Class E common stock, which was subsequently exchanged for EDS common stock. Additionally, since 1997, we have contributed over $6 billion to our VEBA trust. Based on the number of shares determined by the closing
trading price of Class H common stock on            , 2000, we would
contribute a total of about          shares of Class H common stock to the
pension plan for the benefit of our hourly employees and to the VEBA. The contribution of a significant amount of Class H common stock to our pension plan would represent a further reduction in our pension plan funding obligations and would help to ensure that the pension plan continues to be fully funded, as determined in accordance with applicable accounting standards. The contribution of Class H common stock to our VEBA would reduce our expense relating to other post-retirement employee benefits. For more information, see "--Contributions to the Employee Benefit Plans" below.

   Upon completion of the exchange offer and the contributions to the employee benefit plans, Hughes will remain a wholly-owned subsidiary of GM. These transactions will not affect the business operations of Hughes, and GM's automotive operations will continue to have direct access to the opportunities for strategic synergies with Hughes' rapidly growing communications services businesses. GM currently has no plans or intention to separate Hughes or any of its businesses from GM, whether by means of a spin-off, split-off or any other transaction. However, GM will continue to evaluate what Hughes ownership structure would be optimal for the two companies and GM's stockholders. As a result, GM may determine to pursue any number of future transactions involving Hughes, or no transaction at all. After the exchange offer and the contributions, GM will continue to have the flexibility to use its remaining economic interest in Hughes in a variety of ways, including as a currency for additional repurchases of $1 2/3 par value common stock, for use in connection with acquisitions, for contributions to our employee benefit plans, to raise capital in a tax-efficient manner or for use in implementing further corporate restructurings. See "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--Proposed Changes in the Tax Law Could Affect GM's Future Ability to Issue Shares of Class H Common Stock."

Contributions to the Employee Benefit Plans

   We currently plan to contribute a total of about $7 billion of Class H common stock to our pension plan for the benefit of our hourly-rate employees and to our VEBA. Based on the number of shares determined by the closing
trading price of Class H common stock on           , 2000, these anticipated
contributions would consist of about           shares of Class H common stock.
The contribution of a significant amount of that Class H common stock to the pension plan will help to ensure that it will continue to be fully funded for the foreseeable future, as determined in accordance with the standards set forth in Statement of Financial Accounting Standards No. 87 issued by the Financial Accounting Standards Board. The contribution of a portion of that Class H common stock to the VEBA will reduce our liability for other post-retirement employee benefits. The expected return on the assets contributed to these two employee benefit plans will reduce our annual expenses associated with pension and other post-retirement employee benefits. Although we reserve the right to modify the amount or timing of each contribution, or not to make the contributions at all, in the event that our board of directors determines that such a change would be in the best interests of GM and its stockholders, we currently expect to complete the contributions to the pension plan and the VEBA, which may take the form of one or more separate contributions, during the second quarter of 2000.

   GM believes that its anticipated contributions of Class H common stock, having a market value of about $7 billion, to the pension plan and the VEBA during the second quarter of 2000 will have a significant favorable impact on GM's pre-tax income in the future. The specific amount of the impact of the contributions on GM's pre-tax income is not known at this time and will be based on, among other things, the size, timing and terms of the contributions as well as the value assigned by the trustees of the employee benefit plans to the Class H common stock that is contributed. In addition, the favorable effect of the contributions on GM's pre-tax income will be offset by several factors, including the terms of the 1999 labor contract, changes in health-care trend rates and higher levels of profit-sharing. Although GM currently expects to make the contributions substantially on the terms described in this document, GM is not obligated to do so. We cannot assure you as to whether, when or the terms on which such contributions will occur, or the actual amount of the impact on its pre-tax income. See "Risk Factors--Risk Factors Relating to the Exchange Offer--GM's Failure to Complete the Contributions to the Employee Benefit Plans as Planned Could Affect the Market Price of $1 2/3 Par Value Common Stock."

 Registration Rights and Transfer Restrictions

   The shares of Class H common stock to be contributed to the pension plan and the VEBA will be subject to an agreement that will provide the plans with registration rights with respect to the shares of Class H common stock they will own as a result of the contributions. That agreement will also regulate the manner in which such shares may be transferred. The following description summarizes the material terms currently expected to be included in that agreement. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the form of registration rights agreement to be entered into by GM and the employee benefit plans, which has been filed as an exhibit to the registration statement of which this document is a part.

  . The employee benefit plans will be permitted to transfer their shares of Class H common stock only in certain specified types of transactions and under certain circumstances, including public offerings and negotiated transactions, whether registered with the SEC or not, and certain transfers to other employee benefit plans maintained by GM and its subsidiaries.

  . The employee benefit plans will together have the right to require GM to register offerings of their shares of Class H common stock no more than two times in any twelve-month period during the first four years following the initial contribution and three times in any twelve-month period thereafter for the duration of the agreement. Subject to certain limitations, GM will have the right to postpone the filing or effectiveness of any such registration or the making of certain transfers at any time that GM determines that such action would interfere with any proposal or plan by GM to engage in any material transaction or would require GM to make a public disclosure of material information which was previously non-public.

  . The employee benefit plans will be prohibited from making a negotiated transfer of Class H common stock to certain persons who are or who as a result of the transfer would become holders of more than 5% of the then outstanding Class H common stock or in blocks of more than 2% of the then outstanding Class H common stock. Additionally, the underwriters in any registered offerings of the employee benefit plans' shares will agree to use their reasonable best efforts to make a broad public distribution of those shares and not to sell those shares in blocks of more than 2% of the then outstanding Class H common stock.

  . Prior to GM registering any offering of shares of Class H common stock with the SEC, GM will be required to notify the employee benefit plans of its intent to do so and, subject to certain exceptions and volume limitations, add to that offering as many shares of Class H common stock held by the employee benefit plans as they request.

  . In the context of a third-party tender offer, the employee benefit plans will be restricted from selling their shares of Class H common stock under certain circumstances, and they will have the right to cause GM to purchase their shares of Class H common stock under certain circumstances.

   The agreement is also expected to provide that in the event that Class H common stock would be converted into or exchanged for securities of an issuer other than GM, that new issuer would succeed to all of the rights and obligations of GM under the agreement, except for certain indemnification provisions relating to prior offerings of Class H common stock under the agreement. Under such circumstances, all of the provisions of the agreement applicable to the Class H common stock held by the employee benefit plans would apply to the securities into which the Class H common stock is converted. An example of such a transaction would be the separation of Hughes from GM by means of a spin-off or split-off transaction. GM has no current plans or intention to separate Hughes or any of its businesses from GM, whether by means of a spin-off, split-off or any other transaction.

   It is also expected that, for a period that generally terminates on the second anniversary of certain possible corporate transactions involving Hughes, the employee benefit plans will each agree that they will vote against any transactions that would potentially limit a tax-free spin-off of Hughes. In addition, the employee benefit plans would be subject to certain transfer restrictions intended to preserve the tax-free status of certain possible corporate transactions involving Hughes.

Effects of the Transactions

   Assuming that the exchange offer is fully subscribed and the contributions to the employee benefit plans are made as anticipated, and based on the number of shares of Class H common stock that would be subject to the contributions as determined by the closing trading price of Class H common stock on
          , 2000, the combined effect of the exchange offer and the contributions will be to increase the tracking stock interest in Hughes'
earnings represented by Class H common stock from about 38% to     %, with a
corresponding reduction of the portion of Hughes' earnings attributable to $1
2/3 par value common stock from about 62% to     %. These percentages are
provided for illustrative purposes only and are based on certain assumptions which give effect to the exercise of outstanding stock options and the shares of Class H common stock issuable upon conversion of the Series H preference shares, as described further below at "Description of Class H Common Stock-- Detailed Calculation of Amount Available for Dividends on Class H Common Stock--Illustrative Calculation of Class H Fraction Following the Exchange Offer and the Contributions to the Employee Benefit Plans." The actual percentages will not be known until the actual number of shares of Class H common stock issued in the exchange offer and the contributions to the employee benefit plans have been determined.

   Although GM will have reduced its economic interest in Hughes as a result of these transactions, GM will continue to own 100% of the common stock of Hughes. Accordingly, we will continue to be able to realize the strategic benefits of owning and controlling Hughes and the financial benefits of consolidating Hughes' financial position and results in our financial statements and of consolidating Hughes for U.S. federal income tax purposes.

 Exchange Offer

   The issuance of shares of Class H common stock in this exchange offer will increase the numerator of the Class H fraction by the number of shares issued in the exchange offer and will thereby reduce the interest of $1 2/3 par value stockholders in the financial performance of Hughes for earnings per share and dividend purposes.

   The exchange offer will provide $1 2/3 par value stockholders with an opportunity to increase, in a manner generally free of U.S. federal income tax, their interest in the financial performance of Hughes by exchanging shares of $1 2/3 par value common stock for shares of Class H common stock. Every $1 2/3 par value stockholder will be affected by these transactions, regardless of whether he or she participates in the exchange offer, as described below:

  . Tender of All of Your Shares of $1 2/3 Par Value Common Stock. If you tender all of your shares of $1 2/3 par value common stock for shares of Class H common stock in the exchange offer, provided all such shares are accepted for exchange, you will continue to have an ownership interest in General Motors, but you will have increased your interest in the financial performance of Hughes by virtue of your ownership of Class H common stock. However, you will no longer participate in any change in value of the $1 2/3 par value common stock because you will no longer own any shares of $1 2/3 par value common stock.

  . Tender of Some, But Not All, of Your Shares of $1 2/3 Par Value Common
    Stock. If you exchange some, but not all, of your shares of $1 2/3 par value common stock in the exchange offer, you will generally have an increased interest in the financial performance of Hughes, and a diminished interest in the financial performance of GM's businesses other than Hughes, assuming that you exchange a greater percentage of your shares of $1 2/3 par value common stock than the percentage of all outstanding shares of $1 2/3 par value common stock that are exchanged in the exchange offer.

  . Tender of None of Your Shares of $1 2/3 Par Value Common Stock. If you do not tender any of your shares of $1 2/3 par value common stock in the exchange offer, you will continue to own the same number of shares of $1 2/3 par value common stock and will thus continue to have an ownership interest in General Motors. You will continue to participate in any change in the value of the $1 2/3 par value common stock. However, as a result of the increase in the numerator of the Class H fraction described above, you will have a diminished interest in the financial performance of Hughes.

   All shares of $1 2/3 par value common stock acquired by General Motors in the exchange offer will become authorized and unissued shares of $1 2/3 par value common stock. This means that these shares will generally be available for issuance by GM without further stockholder action, except as may be required by applicable law or the rules of the NYSE, for general or other corporate purposes, including stock splits and dividends, acquisitions, the raising of additional capital for use in GM's businesses and pursuant to employee benefit plans.

 Contributions to the Employee Benefit Plans

   The issuance of shares of Class H common stock in the contributions to the employee benefit plans, assuming they are made as anticipated, will also increase the numerator of the Class H fraction by the number of shares issued in the contributions and will thereby reduce the interest of $1 2/3 par value stockholders in the financial performance of Hughes for earnings per share and dividend purposes.

   The contribution to the pension plan will reduce our annual pension expense and will help to ensure that the pension plan will continue to be fully funded, as determined in accordance with applicable accounting standards. Additionally, the contribution to the VEBA will reduce our expense relating to other post-retirement benefits for our employees. However, we cannot accurately predict the amount or timing of our pension funding obligations in the future or the related impact on our financial results and financial condition. These amounts may be affected by general economic conditions, including anticipated interest rates, the actual investment return on plan assets, including the value of the shares of Class H common stock contributed to the pension plan, the retirement rate of our employees, the attrition rate of our employees and other factors. In particular, following the contribution to the pension plan, so long as the pension plan holds any Class H common stock, any appreciation or depreciation in the value of Class H common stock will affect the level of GM's pension expense and unfunded pension liability, which are actuarially determined and computed in accordance with generally accepted accounting principles.

   Following the contributions, subject to certain restrictions, the trustees of the employee benefit plans will have the authority and discretion to cause the employee benefit plans to hold the shares of Class H common stock contributed by GM or to sell all or any portion thereof from time to time as they deem appropriate. Significant sales of Class H common stock by the employee benefit plans could adversely affect the market price of Class H common stock. The employee benefit plans will be subject to agreements that will provide them with registration rights with respect to the shares of Class H common stock they receive pursuant to the contributions, but will also regulate the manner in which such shares may be sold. For more information, see "--Contributions to the Employee Benefit Plans--Registration Rights and Transfer Restrictions."

No Appraisal Rights

   Appraisal is a statutory remedy available to minority stockholders of Delaware corporations who object to certain mergers and other extraordinary corporate actions, specified in the statute, that may be taken by their corporation. This remedy allows dissenting stockholders to require the corporation to repurchase their stock at a price equivalent to its value immediately prior to the extraordinary corporate action. No appraisal rights are available to $1 2/3 par value stockholders or Class H stockholders in connection with the exchange offer.

Regulatory Approvals

   In order to complete the exchange offer, we must make certain filings and notifications and receive certain authorizations or exemptions from governmental agencies regulating securities law issues in foreign jurisdictions. We believe that no material foreign regulatory requirements remain to be complied with, and no further material approvals must be obtained. For more information, see "The Exchange Offer--Certain Matters Relating to Foreign Jurisdictions."

   No filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in connection with the exchange offer generally. If a $1 2/3 par value stockholder decides to participate in the exchange offer and consequently acquires enough shares of Class H common stock to exceed any threshold stated in the regulations under this act, and if an exemption under those regulations does not apply, such $1 2/3 par value stockholder and GM could be required to make filings under this act, and the waiting period under the act would have to expire or be terminated before any exchanges of shares with such stockholder could be effected. A filing requirement could delay exchanges with that stockholder for several months or more.

Accounting Treatment

   The shares of $1 2/3 par value common stock which we receive pursuant to the exchange offer will be recorded as a decrease in GM's stockholders' equity in an amount equal to the market value, as of the expiration date, of the Class H common stock issued in the exchange offer. This issuance of Class H common stock will be recorded as an equal and offsetting increase in GM's stockholders' equity. Accordingly, except for the direct costs of the transaction, the exchange offer will not affect the financial position or results of operations of GM. As a result of the exchange offer, basic and diluted earnings per share calculations for the $1 2/3 par value common stock subsequent to the expiration date will reflect the lower number of outstanding shares of $1 2/3 par value common stock and the $1 2/3 par value stockholders' decreased interest in the available separate consolidated net income of Hughes. While the earnings per share for Class H common stock will not change, basic and diluted earnings per share calculations for the Class H common stock subsequent to the expiration date will reflect the Class H stockholders' increased interest in the available separate consolidated net income of Hughes and the proportionate increase in the number of shares of Class H common stock outstanding.

   The contributions of Class H common stock to the employee benefit plans will be recorded at the value assigned to such Class H common stock by the trustees of the plans at the time of the contributions, with these respective amounts increasing GM's prepaid pension asset and reducing GM's liability for other post-retirement employee benefits. The expected return on these assets will reduce our annual pension expense and our annual expense associated with other post-retirement employee benefits.

   GM's issuance of shares of Class H common stock in the exchange offer and the contributions to the employee benefit plans will not, in and of themselves, affect the financial position or results of operations of Hughes.

                              THE EXCHANGE OFFER

Terms of the Exchange Offer

   General Motors is offering to exchange      shares of Class H common stock
for each share of $1 2/3 par value common stock held that is validly tendered on the terms and subject to the conditions described below by 12:00 midnight,
New York City time, on       , 2000. GM may extend this deadline for any
reason, including under certain circumstances specified below. The last day on
which tenders will be accepted, whether on      , 2000 or any later date to
which the exchange offer may be extended, is sometimes referred to in this document as the "expiration date." This is a voluntary exchange offer, which means that $1 2/3 par value stockholders may tender all, some or none of their shares in the exchange offer. All persons holding $1 2/3 par value common stock are eligible to participate in the exchange offer if they validly tender their shares during the exchange offer period in a jurisdiction where the exchange offer is permitted under the laws of that jurisdiction.

   GM will accept up to          shares of $1 2/3 par value common stock for
exchange and will issue up to            shares of Class H common stock in the
exchange offer. If more than         shares of $1 2/3 par value common stock
are validly tendered, the tendered shares will be subject to proration when the exchange offer expires. GM's obligation to complete the exchange offer is subject to important conditions that are described at "--Conditions for Completion of the Exchange Offer."

   In determining the exchange ratio, GM considered, among other things:

  . recent market prices on the NYSE for shares of $1 2/3 par value common stock and Class H common stock; and

  . advice from the dealer manager as to what exchange ratio might attract enough $1 2/3 par value stockholders to participate in the exchange offer.

   We are sending this document and related documents to all persons who held
shares of $1 2/3 par value common stock on or about      , 2000. As of March
31, 2000, there were about 621,181,380 shares of $1 2/3 par value common stock outstanding, which were held of record by about 492,281 stockholders.

   GM will furnish this document and related documents to brokers, banks and similar persons whose names or the names of whose nominees appear on GM's $1 2/3 par value stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of $1 2/3 par value common stock.

   The terms and conditions of this exchange offer are set forth in this document, the letter of transmittal and the instructions to the letter of transmittal. Each stockholder who tenders shares in the exchange offer will be agreeing to the terms and conditions of the exchange offer and will be making certain representations and warranties to and agreements with GM, as described in these documents. We urge you to read these documents carefully before deciding whether to participate in the exchange offer.

No Recommendation

   None of General Motors, Hughes, the exchange agent, the information agent, the dealer manager, the marketing manager or any of their respective officers or directors makes any recommendation as to whether you should participate in the exchange offer.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of $1 2/3 Par Value Common Stock

   If, upon the expiration date, $1 2/3 par value stockholders have validly
tendered more than         shares of $1 2/3 par value common stock so that
more than         shares of Class H common stock would be exchanged, we will accept on a pro rata basis all shares of $1 2/3 par value common stock validly tendered and not withdrawn, with appropriate adjustments to avoid the return of fractional shares of $1 2/3 par value common stock, except as described below.

   Except as otherwise provided in this paragraph, holders of an aggregate of less than 100 shares of $1 2/3 par value common stock who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed. Shares of $1 2/3 par value common stock held in a GM or GM affiliated company savings plan are not eligible for this preferential treatment. Beneficial holders of 100 or more shares of $1 2/3 par value common stock are not eligible for this preferential treatment, even if such holders have separate stock certificates or accounts representing fewer than 100 shares of $1 2/3 par value common stock. If you own fewer than 100 shares of $1 2/3 par value common stock and wish to take advantage of the preferential treatment of odd-lot shares in the event of proration, you must tender all of your shares in the exchange offer.

   We will announce preliminary results of the exchange offer by press release promptly after the expiration date. However, because of the time required and difficulty involved in determining the number of shares of $1 2/3 par value common stock validly tendered for exchange, GM expects that the final results, including proration, if any, will not be determined until up to about seven business days after the expiration date. We will announce the final results of the exchange offer by press release promptly after such results have been determined.

No Fractional Shares

   No fractional shares of Class H common stock will be issued in the exchange offer. The exchange agent, acting as agent for holders of $1 2/3 par value common stock otherwise entitled to receive fractional shares of Class H common stock as a result of the exchange offer, will aggregate all fractional shares and sell them for the accounts of those stockholders after the exchange offer. The proceeds from these sales will be distributed, net of commissions, to those stockholders on a pro rata basis. These cash payments will be made instead of issuing fractional shares whether shares are tendered to the exchange agent or through the book-entry transfer facility. These cash payments will generally be taxable to you. See "Material U.S. Federal Income Tax Consequences."

   None of General Motors, Hughes, Fleet, Morrow, Morgan Stanley Dean Witter, Salomon Smith Barney or any soliciting dealer will guarantee any minimum proceeds from the sale of fractional shares of Class H common stock, and no interest will be paid on any of the proceeds.

Exchange of Shares of $1 2/3 Value Common Stock

   If all of the conditions of the exchange offer are satisfied or waived, GM
will exchange        shares of Class H common stock for each validly tendered
share of $1 2/3 par value common stock that was not properly withdrawn prior to the expiration date, except as described at "--Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of $1 2/3 Par Value Common Stock" and "--Extension of Tender Period; Termination; Amendment." GM may, subject to the rules under the Securities Exchange Act, delay accepting or exchanging any shares of $1 2/3 par value common stock in order to comply in whole or in part with any applicable law. For a description of GM's right to delay, terminate or amend the exchange offer, see "--Extension of Tender Period; Termination; Amendment."

   If GM notifies the exchange agent either orally or in writing that it has accepted the tenders of shares of $1 2/3 par value common stock for exchange, the exchange of these shares will be complete. Promptly following the announcement by GM of the final results of the exchange offer, including proration, if any, the exchange agent will deliver the tendered shares of $1 2/3 par value common stock to GM. Simultaneously, the exchange agent, as agent for the tendering stockholders, will receive from GM, the shares of Class H common stock that correspond, based on the exchange ratio and taking into account proration, to the number of shares of $1 2/3 par value common stock accepted. The exchange agent will then credit such shares to book-entry accounts maintained by the transfer agent for the benefit of the tendering holders.

   If any tendered shares of $1 2/3 par value common stock are not exchanged for any reason, or if fewer shares are exchanged due to proration, these unexchanged or untendered shares of $1 2/3 par value common stock will be returned to the tendering holders through a credit to book-entry accounts maintained by GM's transfer agent for the benefit of such holders.

   As soon as reasonably practicable following the crediting of shares to your respective book-entry accounts, GM's transfer agent will send you an account statement evidencing your holdings.

   GM will not pay any interest in connection with the exchange offer, regardless of any delay in making the exchange or crediting or delivering shares.

   No alternative, conditional or contingent tenders will be accepted in the exchange offer. Tendering stockholders waive any right to receive notice of the acceptance by GM of their shares of $1 2/3 par value common stock for exchange.

Procedures for Tendering Shares of $1 2/3 Par Value Common Stock

   To tender your shares of $1 2/3 par value common stock, you must complete the following procedures so that your tender is received by the exchange agent before the expiration date:

   If you have stock certificates representing your shares of $1 2/3 par value common stock, you should send the following documents to the exchange agent by registered mail, return receipt requested, at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date:

  . a properly completed and executed letter of transmittal indicating the number of shares of $1 2/3 par value common stock to be tendered and any other documents required by the instructions to the letter of transmittal; and

  . the physical stock certificates representing the shares of $1 2/3 par value common stock to be tendered.

In addition, the stock certificate must be endorsed or you must enclose an appropriate stock power if:

  . a stock certificate representing shares of $1 2/3 par value common stock is registered in the name of a person other than the signer of a letter of transmittal;

  . delivery of shares of Class H common stock is to be made to the exchange agent on behalf of a person other than the registered owner of the shares of $1 2/3 par value common stock being tendered; or

  . shares of $1 2/3 par value common stock not accepted for exchange are to be delivered to GM's transfer agent on behalf of a person other than the registered owner.

   The signature on the letter of transmittal must be guaranteed by an eligible institution unless the shares of $1 2/3 par value common stock tendered under the letter of transmittal are tendered in one of the following ways:

  . by the registered holder of the shares of $1 2/3 par value common stock tendered if such holder has not requested special issuance as described in "Special Issuance Instructions" of the instructions to the letter of transmittal; or

  . for the account of an eligible institution.

An eligible institution is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States. Most banks and financial institutions are eligible institutions.

   If your stock certificate representing shares of $1 2/3 par value common stock has been lost, destroyed, mutilated or stolen, see "--Lost, Destroyed, Mutilated or Stolen Certificates" for information regarding certain special procedures that must be followed.

   The exchange agent's addresses are set forth on the back cover of this document.

   If you hold your shares of $1 2/3 par value common stock through a broker, you should follow the instructions sent to you separately by your broker. You should not use the letter of transmittal to direct the tender of your shares of $1 2/3 par value common stock. Your broker must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent's account in accordance with The Depository Trust Company's procedures. The broker must also ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your shares of $1 2/3 par value common stock. An agent's message is a message, transmitted by The Depository Trust Company and received by the exchange agent, that forms a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and the instructions to the letter of transmittal.

   If you are an institution which is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding shares through a broker as described in the immediately preceding paragraph.

   If you hold your shares of $1 2/3 par value common stock as a participant in GM's Dividend and Cash Investment Plan or in book-entry form with the GM transfer agent through the direct registration system, you should send a properly completed and executed letter of transmittal indicating the number of shares to be tendered and any other documents required by the instructions to the letter of transmittal to the exchange agent by registered mail, return receipt requested, at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date. If you tender all of your shares that you hold in GM's Dividend and Cash Investment Plan, that tender will constitute termination of your participation in GM's Dividend and Cash Investment Plan.

   If you hold your shares of $1 2/3 par value common stock as a participant in a GM or a GM affiliated company savings plan, you should follow the instructions sent to you separately by the plan trustees or administrator of the plan. You should not use the letter of transmittal to direct the tender of your shares of $1 2/3 par value common stock held in such a plan.

   The GM or GM affiliated company savings plans eligible to participate in the exchange offer include:

   . The General Motors Savings-Stock Purchase Program for Salaried Employees in the United States;

   .  The Personal Savings Plan for Hourly-Rate Employees in the United
States;

   .  The Saturn Individual Savings Plan for Represented Members;

   .  The General Motors Canadian Savings-Stock Purchase Program;

   .  The GMAC Mortgage Group Savings Incentive Plan; and

   . General Motors of Canada Limited Group Retirement Savings Plan and Savings Plan for Hourly Employees.

   Also, employees of GM and its affiliates who hold shares of $1 2/3 par value common stock following the exercise of stock options are eligible to participate in the exchange offer. Holders of shares of $1 2/3 par value common stock that were acquired upon the exercise of an incentive stock option generally will not be taxed for U.S. federal income tax purposes at the time of tender of such shares, but rather generally will be taxed at the time of the disposition of the shares of Class H common stock that were acquired in exchange for such shares of $1 2/3 par value common stock. Each holder of $1 2/3 par value common stock subject to stock options should consult his or her tax advisor as to the particular tax consequences to that holder.

   Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the letter of transmittal, notice of guaranteed delivery or any certificates or stock powers must indicate the capacity in which they are signing, and must submit evidence, which is current as of a date within 180 days prior to the date that the letter of transmittal is delivered to the exchange agent, of their power to act in that capacity, unless this requirement is waived by GM.

   If you validly tender your shares of $1 2/3 par value common stock and such shares are accepted by GM, there will be a binding agreement between you and GM on the terms and subject to the conditions set forth in this document and in the letter of transmittal and the instructions to the letter of transmittal. A person who tenders shares of $1 2/3 par value common stock for his or her own account violates U.S. federal securities law unless the person owns:

  . such shares of $1 2/3 par value common stock;

  . other securities convertible into or exchangeable for such shares of $1
    2/3 par value common stock and intends to acquire shares of $1 2/3 par value common stock for tender by conversion or exchange of such securities; or

  . an option, warrant or right to purchase such shares of $1 2/3 par value common stock and intends to acquire shares of $1 2/3 par value common stock for tender by exercise of such option, warrant or right.

U.S. federal securities law provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

   Do not send letters of transmittal, certificates representing shares of $1 2/3 par value common stock or other exchange offer documents to General Motors, Hughes, Morrow, Morgan Stanley Dean Witter, Salomon Smith Barney or any soliciting dealer. These materials must be submitted to Fleet, the exchange agent, at one of the addresses set forth on the back cover of this document as described above and in the instructions to the letter of transmittal in order for you to participate in the exchange offer.

   It is up to you to decide how to deliver your shares of $1 2/3 par value common stock and all other required documents to the exchange agent. It is your responsibility to ensure that all necessary materials are received by the exchange agent prior to the expiration date. If the exchange agent does not receive all of the materials required by this section at one of the addresses set forth on the back cover of this document before the expiration date, your shares will not be validly tendered in the exchange offer.

Special Procedures for Certain Jurisdictions Outside the United States

   If you wish to tender your shares of $1 2/3 par value common stock in a jurisdiction other than the United States, certain special procedures may need to be followed, depending on the laws of the particular jurisdiction in which you tender your shares. For example, the laws of some foreign jurisdictions require that a local bank or similar institution be engaged as a local exchange agent for that jurisdiction. In cases where special procedures are applicable to a jurisdiction outside the United States, we have either included special instructions regarding such procedures with this document or described such procedures elsewhere in this document. If you wish to tender your shares of $1 2/3 par value common stock in a jurisdiction other than the United States, you should also read carefully the information applicable to you at "--Certain Matters Relating to Foreign Jurisdictions."

   If you have questions concerning these special procedures, or if you plan to tender your shares from a jurisdiction other than the one indicated by your mailing address, please contact our information agent, Morrow, at (877) 816-5329 (toll free) in the United States or at (212) 754-8000 (collect) elsewhere.

GM's Interpretations Are Binding

   GM will determine in its sole and absolute discretion all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of shares of $1 2/3 par value common stock in the exchange offer. This determination will be final and binding on all tendering stockholders.

   GM reserves the absolute right to:

  . determine whether a tendering stockholder is eligible;

  . reject any and all tenders of any shares of $1 2/3 par value common stock not validly tendered or the acceptance of which, in the opinion of GM's counsel, may be unlawful;

  . waive any defects or irregularities in the tender of shares of $1 2/3 par value common stock or any conditions of the exchange offer either before or after the expiration date; and

  . request any additional information from any record or beneficial owner of shares of $1 2/3 par value common stock that GM deems necessary or appropriate.

   None of GM, Hughes, Fleet, Morrow, Morgan Stanley Dean Witter, Salomon Smith Barney, the soliciting dealers or any other person will be under any duty to notify tendering $1 2/3 par value stockholders of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give such notification. It is your responsibility to ensure that your shares of $1 2/3 par value common stock are validly tendered in accordance with the procedures described in this document and the related documents prior to the expiration date.

Lost, Destroyed, Mutilated or Stolen Certificates

   If your stock certificate representing shares of $1 2/3 par value common stock has been lost, destroyed, mutilated or stolen and you wish to tender your shares, please complete Box A of the accompanying letter of transmittal. You will need to enclose a check payable to the surety company in the amount needed to pay for a surety bond for your lost, destroyed, mutilated or stolen shares and any other applicable procedures. The surety bond amount will be $1.60 per share, with a minimum surety bond amount of $20.00 in all cases. Upon receipt of the surety bond payment and a properly completed letter of transmittal, including Box A, your shares will be validly tendered in the exchange offer.

Guaranteed Delivery Procedures

   If you wish to tender your shares of $1 2/3 par value common stock but the shares are not immediately available, or time will not permit the shares or other required documentation to reach the exchange agent before the expiration date, you may still tender your shares of $1 2/3 par value common stock if:

  . the tender is made through an eligible institution;

  . the exchange agent receives from the eligible institution before the expiration date, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by GM; and

  . the exchange agent receives the certificates for all physically tendered shares of $1 2/3 par value common stock, in proper form for transfer and a properly completed letter of transmittal, or a facsimile of a letter of transmittal and all other documents required by the letter of transmittal and the instructions to the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

   You may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at the applicable address set forth on the back cover of this document and you must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw tenders of shares of $1 2/3 par value common stock at any time prior to the expiration date and, unless GM has accepted your tender as provided in this document and the accompanying documents, after the expiration of 40 business days from the commencement of the exchange offer. If GM:

  . delays its acceptance of shares of $1 2/3 par value common stock for exchange;

  . extends the exchange offer; or

  . is unable to accept shares of $1 2/3 par value common stock for exchange under the exchange offer for any reason,

then, without prejudice to GM's rights under the exchange offer, the exchange agent may, on behalf of GM, retain shares of $1 2/3 par value common stock tendered, and such shares of $1 2/3 par value common stock may not be withdrawn except as otherwise provided in this document and the accompanying documents, subject to provisions under the Securities Exchange Act that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

   For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover of this document. The notice of withdrawal must:

  . specify the name of the person having tendered the shares of $1 2/3 par value common stock to be withdrawn;

  . identify the number of shares of $1 2/3 par value common stock to be withdrawn; and

  . specify the name in which physical $1 2/3 par value common stock certificates are registered, if different from that of the withdrawing holder.

   If stock certificates representing the shares of $1 2/3 par value common stock have been delivered or otherwise identified to the exchange agent, then, before the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular stock certificates to be withdrawn.

   If the shares of $1 2/3 par value common stock have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and otherwise comply with the procedures of such facility.

   If the shares of $1 2/3 par value common stock have been tendered pursuant to the procedures applicable to participants in GM's Dividend and Cash Investment Plan or through book-entry transfer under the direct registration system, any notice of withdrawal must specify the name and number of the account with GM's transfer agent.

   Any shares of $1 2/3 par value common stock withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn shares may be retendered by following one of the procedures described at "--Procedures for Tendering Shares of $1 2/3 Par Value Common Stock" at any time on or before the expiration date.

   If you withdraw your tender of any shares of $1 2/3 par value common stock, such shares will be credited to a book-entry account maintained by GM's transfer agent on your behalf. However, any stockholder who wishes to receive a physical stock certificate evidencing his or her shares will be able to obtain a certificate at no charge by contacting GM's transfer agent.

   Except as otherwise provided above, any tender of shares of $1 2/3 par value common stock made under the exchange offer is irrevocable. No alternative, conditional or contingent tenders will be accepted in the exchange offer.

Book-Entry Accounts

   Physical stock certificates representing shares of Class H common stock or $1 2/3 par value common stock will not be issued as a result of the exchange offer. Rather than issuing physical stock certificates representing either shares of $1 2/3 par value common stock returned due to proration or withdrawal or shares of Class H common stock issued in exchange for shares of $1 2/3 par value common stock tendered in the exchange offer, the exchange agent will credit such shares to book-entry accounts maintained by the GM transfer agent for the benefit of the respective holders. This method of holding stock eliminates the need for actual stock certificates to be issued and eliminates the requirements for physical movement of stock certificates at the time of sale. As soon as reasonably practicable following the crediting of shares to your respective book-entry accounts, you will receive an account statement from GM's transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership through GM's direct registration system. For more information about the book-entry form of ownership under GM's direct registration system, see "Description of Class H Common Stock--Direct Registration System."

   You are not required to maintain a book-entry account and you may at any time obtain a physical stock certificate for all or a portion of your shares of Class H common stock received as part of the exchange offer at no cost to you. Instructions describing how you can obtain stock certificates will be included with the account statement mailed to you and can also be obtained upon request from GM's transfer agent.

Extension of Tender Period; Termination; Amendment

   GM expressly reserves the right, in its sole and absolute discretion, for any reason, including the non-satisfaction of any of the conditions for completion set forth below, at any time and from time to time to extend the period of time during which the exchange offer is open or to amend the exchange offer in any respect, including changing the exchange ratio. GM also expressly reserves the right to extend the period of time during which the exchange offer is open in the event the exchange offer is
undersubscribed--that is, fewer than        shares of $1 2/3 par value common
stock are tendered. In any of these cases, GM will make a public announcement of the extension or amendment.

   If GM materially changes the terms of or information concerning the exchange offer, GM will extend the exchange offer. Depending on the substance and nature of such change, we will extend the offer for at least five to ten business days following the announcement if the exchange offer would have otherwise expired within such five to ten business days.

   If any condition for completion of the exchange offer described below is not satisfied, GM reserves the right to choose to delay acceptance for exchange of any shares of $1 2/3 par value common stock or to terminate the exchange offer and not accept for exchange any shares of $1 2/3 par value common stock. For more information, see "--Conditions for Completion of the Exchange Offer--Consequences of Unsatisfied Conditions."

   If GM extends the exchange offer, is delayed in accepting any shares of $1 2/3 par value common stock or is unable to accept for exchange any shares of $1 2/3 par value common stock under the exchange offer for any reason, then, without affecting GM's rights under the exchange offer, the exchange agent may, on behalf of GM, retain all shares of $1 2/3 par value common stock tendered. These shares of $1 2/3 par value common stock may not be withdrawn except as provided at "--Withdrawal Rights" above. GM's reservation of the right to delay acceptance of any shares of $1 2/3 par value common stock is subject to applicable law, which requires that GM pay the consideration offered or return the shares of $1 2/3 par value common stock deposited promptly after the termination or withdrawal of the exchange offer. Any shares of $1 2/3 par value common stock to be returned to you will be credited to a book-entry account in your name maintained by GM's transfer agent. However, any stockholder who wishes to receive a physical stock certificate evidencing his or her shares will be able to obtain a certificate at no charge by contacting GM's transfer agent.

   GM will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

Conditions for Completion of the Exchange Offer

 Minimum Condition

   GM will not be obligated to complete the exchange offer unless at least shares of $1 2/3 par value common stock are validly tendered and not withdrawn and all of the other conditions to the exchange offer described below have been satisfied. This condition, which we sometimes refer to in this document as the "minimum condition," is designed to ensure that at least shares of Class H common stock are issued under the exchange offer and
represents about    % of the outstanding shares of $1 2/3 par value common
stock as of            , 2000.

 Tax Opinions Condition

   GM's obligation to complete the exchange offer is also conditioned on GM's receipt of an opinion from its outside tax counsel, Kirkland & Ellis, to the effect that, for U.S. federal income tax purposes, the exchange of Class H common stock for $1 2/3 par value common stock pursuant to the exchange offer will not result in the recognition of gain or loss either by $1 2/3 par value stockholders who participate in the exchange offer, except in connection with any cash received instead of fractional shares, or by GM. The exchange offer will have these U.S. federal income tax consequences to $1 2/3 par value stockholders and GM only if Class H common stock is treated as stock of GM for U.S. federal income tax purposes. GM anticipates that it will also receive an opinion from Kirkland & Ellis to this effect, the receipt of which is also a condition to GM's obligation to complete the exchange offer. For more information, see "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--Proposed Changes in the Tax Law Could Affect GM's Future Ability to Issue Shares of Class H Common Stock" and "Material U.S. Federal Income Tax Consequences."

 Other Conditions

   In addition, even if the minimum condition is satisfied and GM receives the tax opinions, GM may also choose not to accept shares for exchange and not to complete the exchange offer if:

  . any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

  . any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to GM or Hughes;

  . any of the following occurs and the adverse effect of such occurrence shall, in the judgment of GM, be continuing:

    . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

    . any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial
      stocks or the Standard & Poor's 500 Index from           , 2000;

    . a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

    . any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

    . a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

    . if any of the situations described above existed at the time of commencement of the exchange offer, and GM determines that the situation has deteriorated materially subsequent to the time of commencement;

  . any tender or exchange offer, other than this exchange offer by GM, with respect to some or all of the outstanding Class H common stock or $1 2/3 par value common stock or any merger, acquisition or other business combination proposal involving GM or Hughes, shall have been proposed, announced or made by any person or entity;

  . any event or events shall have occurred that have resulted or may result, in GM's judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of GM and its subsidiaries, taken as a whole, or of Hughes and its subsidiaries, taken as a whole; or

  . as the terms "group" and "beneficial owner" are used in Section 13(d) of the Securities Exchange Act and SEC rules thereunder,

   . any person, entity or group shall have become directly or indirectly the beneficial owner of more than five percent of the outstanding shares of $1 2/3 par value common stock or Class H common stock, other than a person, entity or group which had publicly disclosed such beneficial ownership by an appropriate filing with the SEC prior to
               , 2000; or

   . any such person, entity or group which had publicly disclosed such beneficial ownership prior to such date shall have become directly or indirectly the beneficial owner of additional $1 2/3 par value common stock and Class H common stock, the ownership of which was not publicly disclosed in such filing, constituting more than two percent of the outstanding shares of $1 2/3 par value common stock and Class H common stock; or

   . any new group shall have been formed that beneficially owns more than five percent of the outstanding shares of $1 2/3 par value common stock or Class H common stock; or

   . any one or more of the foregoing events relating to beneficial ownership would occur as a result of the issuance of Class H common stock in exchange for any shares of $1 2/3 par value common stock that have been tendered in the exchange offer;

 the occurrence of which event, in the judgment of GM in any such case and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with the acceptance of shares of $1 2/3 par value common stock tendered for exchange.

 Consequences of Unsatisfied Conditions

   If any condition to the exchange offer is not satisfied, GM may, in its sole and absolute discretion:

  . terminate the exchange offer and promptly return in book-entry form all tendered shares of $1 2/3 par value common stock to tendering stockholders;

  . delay acceptance for exchange of any shares of $1 2/3 par value common stock, extend the exchange offer and, subject to the withdrawal rights described at "--Withdrawal Rights," retain all tendered shares of $1 2/3 par value common stock until the extended exchange offer expires;

  . amend the terms and conditions of the exchange offer; or

  . waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

   These conditions are for the sole and exclusive benefit of GM. GM may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. GM may waive any condition in whole or in part at any time in its sole and absolute discretion. GM's failure to exercise its rights under any of the conditions described above does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by GM concerning the conditions described above will be final and binding upon all parties.

   If a stop order issued by the SEC is in effect at any time after the commencement of this exchange offer with respect to the registration statement of which this document is a part, GM will not accept any shares of $1 2/3 par value common stock tendered and will not exchange shares of Class H common stock for any shares of $1 2/3 par value common stock.

Legal Limitation

   This document is not an offer to sell, and is not soliciting any offer to buy, any Class H common stock in any jurisdiction in which the offer or sale is not permitted. Other than as described below under "--Matters Relating to Foreign Jurisdictions--Legal Restrictions Governing the Exchange Offer," General Motors is not currently aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If GM learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, GM intends to make a good faith effort to comply with the relevant law of such jurisdiction. If, after a good faith effort, GM cannot comply with such law, GM will determine whether the exchange offer will be made to, and whether tenders will be accepted from or on behalf of, persons who are holders of shares of $1 2/3 par value common stock residing in the jurisdiction.

   In any U.S. jurisdiction where the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made by Morgan Stanley & Co. Incorporated and, in other jurisdictions, may be made on GM's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   For information regarding legal restrictions governing the exchange offer in certain foreign jurisdictions, see "--Matters Relating to Foreign Jurisdictions--Legal Restrictions Governing the Exchange Offer."

Fees and Expenses

 Dealer Manager

   Morgan Stanley & Co. Incorporated is acting as the dealer manager in connection with the exchange offer. Morgan Stanley will receive a fee of $1.5 million for its services as dealer manager, in addition to being reimbursed by GM for its reasonable out-of-pocket expenses, including attorneys' fees, in connection with the exchange offer. The foregoing fees will be payable if and when the exchange offer is completed. Morgan Stanley has in the past provided and is currently providing investment banking services to GM and Hughes, including financial advisory services to GM in connection with the restructuring of GM's economic interest in Hughes, for which it has received and will receive customary compensation.

   GM has agreed to indemnify Morgan Stanley Dean Witter against specified liabilities related to this transaction, including civil liabilities under the U.S. federal securities laws, and to contribute to payments which Morgan Stanley Dean Witter may be required to make in respect thereof. However, it is the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Morgan Stanley Dean Witter may from time to time hold shares of $1 2/3 par value common stock in its proprietary accounts, and to the extent it owns shares in these accounts at the time of the exchange offer, it may tender these shares in the exchange offer.

 Marketing Manager for Hughes

   Salomon Smith Barney Inc. is acting as marketing manager for Hughes in connection with the exchange offer. In its role as marketing manager for Hughes, Salomon Smith Barney will participate in the marketing efforts related to the transaction. Salomon Smith Barney will receive a fee of $1.5 million for its services as marketing manager, in addition to being reimbursed by Hughes for its reasonable out-of-pocket expenses, including attorneys' fees, in connection with the exchange offer. The foregoing fees will be payable when and if the exchange offer is completed. Salomon Smith Barney has in the past provided and is currently providing investment banking services to GM and Hughes, including financial advisory services to Hughes in connection with the restructuring of GM's economic interest in Hughes, for which it has received and will receive customary compensation.

   Hughes has agreed to indemnify Salomon Smith Barney against specified liabilities related to this transaction, including civil liabilities under the U.S. federal securities laws, and to contribute to payments which Salomon Smith Barney may be required to make in respect thereof. However, it is the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Salomon Smith Barney may from time to time hold shares of $1 2/3 par value common stock in its proprietary accounts, and to the extent it owns shares in these accounts at the time of the exchange offer, it may tender these shares in the exchange offer.

 Soliciting Dealers

   GM will pay each soliciting dealer a solicitation fee of $0.75 per share, for up to 1,000 shares per tendering $1 2/3 par value stockholder, for each share of $1 2/3 par value common stock tendered and accepted for exchange under the exchange offer if that soliciting dealer has affirmatively solicited and obtained the tender. GM will not pay a solicitation fee in connection with a tender of $1 2/3 par value common stock by a $1 2/3 par value stockholder who tenders:

  . more than 10,000 shares of $1 2/3 par value common stock; or

  . from a country outside the United States.

   "Soliciting dealer" includes the following organizations:

  . any broker or dealer in securities that is a member of any national securities exchange in the United States or of the National Association of Securities Dealers, Inc.; or

  . any bank or trust company located in the United States.

   In order for a soliciting dealer to receive a solicitation fee with respect to the valid tender of shares of $1 2/3 par value common stock held in registered form, the exchange agent must have received, by three NYSE trading days after the expiration date, a properly completed and duly executed letter of transmittal. If a letter of transmittal is not received by the exchange agent within three NYSE trading days after the expiration date, no solicitation fee will be paid to such soliciting dealer.

   In order for a soliciting dealer to receive a solicitation fee with respect to the valid tender of shares of $1 2/3 par value common stock held beneficially, the exchange agent must have received, by three NYSE trading days after the expiration date, an agent's message. If an agent's message is not received by the exchange agent within three NYSE trading days after the expiration date, no solicitation fee will be paid to such soliciting dealer.

   Under no circumstances shall a fee be paid to a soliciting dealer more than once with respect to any shares of $1 2/3 par value common stock. No soliciting dealer is required to make a recommendation to holders of shares of $1 2/3 par value common stock as to whether to tender or refrain from tendering in the exchange offer.

   Soliciting dealers should take care to ensure proper record-keeping to document their entitlement to any solicitation fee. GM and the exchange agent reserve the right to require additional information, as deemed warranted in their sole discretion.

   All questions as to the validity, form, and eligibility, including time of receipt of notices of solicited tenders will be determined by the exchange agent and GM, in their sole discretion, which determination will be final and binding. Neither GM, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in a notice of solicited tender or incur any liability for failure to give such notification.

   GM will not pay a solicitation fee to a soliciting dealer who for any reason must transfer the fee to a tendering stockholder. Soliciting dealers are not entitled to a solicitation fee with respect to shares of $1 2/3 par value common stock beneficially owned by them or with respect to any shares that are registered in the name of a soliciting dealer unless the shares are held by such soliciting dealer as nominee and are tendered for the benefit of beneficial holders. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of GM, Hughes, Fleet, Morrow, Morgan Stanley Dean Witter or Salomon Smith Barney for purposes of the exchange offer.

   GM will not pay any fees or commissions to any broker or dealer or any other person, other than Morgan Stanley Dean Witter, Salomon Smith Barney and the soliciting dealers, for soliciting tenders of shares of $1 2/3 par value common stock under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request made within a reasonable period of time, be reimbursed by GM for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

 Information Agent and Exchange Agent

   GM has retained Morrow & Co., Inc. to act as the information agent and Fleet National Bank to act as the exchange agent in connection with the exchange offer. Fleet also currently serves as GM's transfer agent. The information agent may contact holders of shares of $1 2/3 par value common stock by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services.

   Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the number of shares of $1 2/3 par value common stock tendered under the exchange offer; however, the exchange agent will be compensated in part on the basis of the number of letters of transmittal received and the number of account statements distributed.

   GM has retained certain other persons to serve as local exchange agents in connection with the exchange offer in jurisdictions outside the United States. These local exchange agents will receive reasonable compensation and other rights in connection with their services.

Certain Matters Relating to Foreign Jurisdictions

 Legal Restrictions Governing the Exchange Offer

   As of March 31, 2000, there were $1 2/3 par value stockholders with addresses of record in more than 100 foreign jurisdictions throughout the world. As a result, GM is seeking to conduct the exchange offer on a global basis. However, GM is not offering to sell, and is not soliciting any offer to buy, any Class H common stock in any foreign jurisdiction in which the offer or sale is not permitted.

   GM is not currently aware of any foreign jurisdiction other than France or Japan where the making of the exchange offer to, or its acceptance by, current stockholders of record would not be legal. If GM learns of any other jurisdiction where making the exchange offer to, or its acceptance by, current stockholders of record would not be permitted without further action to be taken by GM, GM intends to make a good faith effort to comply with the relevant law of such jurisdiction. If, after a good faith effort, GM cannot comply with such law, GM will not extend the exchange offer to holders of shares of $1 2/3 par value common stock residing in that jurisdiction.

   In any jurisdiction where the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer may be made on GM's behalf, but only with its prior written consent, by one or more registered brokers or dealers licensed under the laws of such jurisdiction. For more information, see "--Special Procedures for Certain Jurisdictions Outside the United States."

   Australia. Australian stockholders are advised that this prospectus does not constitute a full disclosure document.

   Austria. No prospectus satisfying the requirements of Kapitalmarktgesetz, the Austrian Capital Markets Act, has been prepared in connection with the exchange offer. The exchange offer is therefore not a public offering under Austrian law, and each stockholder in Austria should retain independent tax advice to determine the tax consequences of participating in the exchange offer.

   Belgium. Upon approval by Commission bancaire et financiere/Commissie voor het Bank- en Financiewezen, the Belgian Commission for Banking and Finance, this document and other offering materials, and a Belgian supplement, in the French and Dutch languages, summarizing the principal terms and conditions of the exchange offer, will be available to the public at the head offices of BBL Bank at Avenue Marnix 24, 1000 Brussels. Bank Brussels Lambert will act as the local exchange agent for Belgium.

   Brazil. The exchange offer has not been registered or approved and this prospectus has not been reviewed by the Comissao de Valores Mobiliarios in Brazil. The exchange offer is made to holders of $1 2/3 par value common stock as described in this document and is not available to the investing public in Brazil. General Motors will only issue shares of Class H common stock in exchange for shares of $1 2/3 par value common stock pursuant to the exchange offer in circumstances that do not constitute a public offering in Brazil and in accordance with applicable laws and regulations. GM reserves the right to reject shares of $1 2/3 par value common stock tendered in the exchange offer, as described elsewhere in this document.

   Canada. A supplement in the French language summarizing the principal terms and conditions of the exchange offer will be provided to stockholders with addresses of record in the province of Quebec.

   France. The exchange offer is not being conducted, directly or indirectly, in France. Therefore, this document may not be distributed in or forwarded to stockholders located in France. Any purported acceptance of or tender in this exchange offer that may be construed as violating these restrictions shall be null and void for all purposes.

   Germany. Upon approval by Bundesaufsichtsamt fur den Wertpapierhandel, the German Federal Securities Trading Authority, and publication in accordance with German law, this document and other offering materials, and a German supplement, summarizing the principal terms and conditions of the exchange offer, will be available to the public at the offices of Deutsche Bank AG, Taunusanlage 12, 60235 Frankfurt am Main. Deutsche Bank AG will act as the local exchange agent for Germany.

   Israel. GM has received an exemption from the prospectus requirements of the securities law of the State of Israel in connection with the exchange offer. You should not construe that exemption as certifying the accuracy, reliability or adequacy of the matters contained in this document or as to the investment quality of the securities offered by this document.

   Japan. The exchange offer is not being conducted, directly or indirectly, in Japan. Therefore, this document may not be distributed in or forwarded to stockholders located in Japan. Any purported acceptance of or tender in this exchange offer that may be construed as violating these restrictions shall be null and void for all purposes.

   Spain. La presente oferta de canje de valores ha sido comunicada a la Comision Nacional del Mercado de Valores, mediante la presentacion de la correspondiente Comunicacion Previa, en cumplimiento de lo dispuesto por el Real Decreto 291/1992, de 27 de marzo, si bien, con fecha 6 de abril de 2000, la Comision Nacional del Mercado de Valores ha contestado de forma expresa a la citada Comunicacion Previa, indicando que la operacion comunicada no se halla comprendida en el ambito del referido Real Decreto, por lo que la misma puede llevarse a cabo en Espana libremente, en los terminos proyectados, sin necesidad de su previa verification o registro.

   The exchange offer has been formally communicated to the Spanish Stock Exchange Markets Commission, through the filing of the relevant Prior Notification as required by Royal Decree 291/1992, March 27. As of April 6, 2000, the Spanish Stock Exchange Markets Commission has expressly resolved on the Prior Notification, confirming that the exchange offer would not be subject to the provisions of the above-mentioned Royal Decree, so that it may be conducted in Spain, as described in this document, without any prior verification or registration by the Spanish Stock Exchange Markets Commission.

   Switzerland. Credit Suisse First Boston will act as the local exchange agent for Switzerland.

   The Netherlands. ABN AMRO Bank NV will act as the local exchange agent for the Netherlands. Stockholders in the Netherlands should send their letters of transmittal and any other documents required by the instructions to the letter of transmittal to ABN AMRO Bank NV at the address printed on the letter of transmittal.

   United Kingdom. A prospectus relating to the exchange offer has been prepared in accordance with the rules made pursuant to section 156A of the Financial Services Act 1986, will have been delivered for registration to the Registrar of Companies of England and Wales as required by section 149(1) of the Financial Services Act 1986 prior to its publication in accordance with the requirements of the Public Offers of Securities Regulations 1995 and will be made available to the public free of charge at the offices of Cleary, Gottlieb, Steen & Hamilton at City Place House, 55 Basinghall Street, London EC2V 5EH from the time shares of Class H common stock are offered to the public in the United Kingdom for the first time to the end of the period during which the exchange offer remains open.

   This document and other documents relating to the exchange offer may only be issued and passed on in the United Kingdom to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended or is a person to whom such a document may otherwise lawfully be issued or passed on.

   Certain Foreign Offering Exemption Jurisdictions. In certain foreign jurisdictions, including Austria, Brazil, China, Ireland, Israel, Italy, Mexico, Norway, Spain and Sweden, GM is conducting the exchange offer in reliance upon a private placement or other similar exemption or exception under the applicable laws of such jurisdictions. In the event that GM determines at any time that any such exemption or exception would not be available, GM reserves the right in its sole and absolute discretion to determine not to conduct the exchange offer in such jurisdiction and to reject any tenders in such jurisdictions.

 Income Tax Consequences in Certain Foreign Jurisdictions

   We briefly summarize below the tax consequences of the exchange offer for individual $1 2/3 par value stockholders residing in:

  . Australia;

  . Belgium;

  . Canada;

  . Germany;

  . The Netherlands;

  . Switzerland; and

  . The United Kingdom.

   We do not intend this summary to be a comprehensive account of the rules applicable to individual $1 2/3 par value stockholders in any jurisdiction. In particular, we do not discuss the tax consequences for $1 2/3 par value stockholders who are subject to special tax rules. Moreover, this summary does not address the tax considerations relevant to the ownership and disposition of shares of Class H common stock, which are not expected to differ significantly from the considerations associated with holding shares of $1 2/3 par value common stock. As indicated below, the exchange will not be treated as a taxable event in some jurisdictions. In other jurisdictions, however, the exchange will be treated either as a taxable disposition of $1 2/3 par value common stock or as a dividend. Additional disclosure may be provided in supplemental materials as required by the law or practice of the relevant jurisdiction.

   Australia. The receipt of the Class H common stock and cash in exchange for the $1 2/3 par value common stock will be treated in part as a dividend for individual investors in Australia and the remainder will be treated as consideration received in respect of a taxable event, that is, the disposal of the $1 2/3 par value common stock. This taxable event may generate an assessable gain or loss.

   Belgium. The characterization of the exchange offer for Belgian tax purposes raises difficult issues. We believe that the exchange should be treated for Belgian tax purposes as a stock redemption by us in exchange for shares of another class of stock and, therefore, should not be a taxable transaction for individual $1 2/3 par value stockholders in Belgium. Further disclosure regarding the considerations relevant to Belgian holders of $1 2/3 par value common stock will be provided in the supplemental materials directed to those stockholders along with this document. The delivery of shares of Class H common stock in exchange for shares of $1 2/3 par value common stock may under certain circumstances be subject to stamp or similar taxes in Belgium, which we will not pay and for which each $1 2/3 par value stockholder tendering shares in the exchange offer in Belgium may be responsible.

   Canada. We summarize below the Canadian federal income tax consequences relating to $1 2/3 par value stockholders residing in Canada who tender their shares of $1 2/3 par value common stock and who hold their shares of $1 2/3 par value common stock as capital property for the purposes of the Income Tax Act (Canada), which we sometimes refer to in this document as the "Canadian Code."

   This summary is based upon the current provisions of the Canadian Code and the regulations issued thereunder, all specific proposals to amend the Canadian Code and the regulations publicly announced by the Canadian government prior to the date hereof and our understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account any changes in law or administrative and assessing policies, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or provincial, territorial or foreign tax considerations.

   For Canadian income tax purposes:

  . a $1 2/3 par value stockholder who is a resident of Canada and who exchanges pursuant to the exchange offer shares of $1 2/3 par value common stock which were held by the $1 2/3 par value stockholder as capital property immediately before the exchange for shares of Class H common stock to be held as capital property will not, solely by virtue of the exchange, realize a capital gain or loss in respect of the shares being exchanged for the purposes of the Canadian Code.

  . a $1 2/3 par value stockholder will be deemed to have acquired the shares of Class H common stock received as consideration for the shares being exchanged for a cost equal to the aggregate adjusted cost base of the shares being exchanged to the $1 2/3 par value stockholder immediately before the exchange. Under the published administrative practice of the Canada Customs and Revenue Agency, a holder who receives less than Cdn $200 cash instead of fractional shares on the exchange will have the option of either:

    . treating the cash received as the proceeds of disposition of the fractional shares for capital gains tax purposes; or

    . treating the cash as a reduction in the cost to the holder of the Class H common stock received as consideration for the shares being exchanged.

   A holder who receives more than Cdn $200 cash instead of fractional shares must treat the cash as proceeds of disposition of the fractional shares for capital gains tax purposes.

   Germany. The exchange of $1 2/3 par value common stock for Class H common stock and cash should not be a taxable event for individual $1 2/3 par value stockholders in Germany who have held the $1 2/3 par value common stock as a private asset for more than one year. Otherwise, the exchange will be treated as a taxable disposition and $1 2/3 par value stockholders will recognize gain measured by the difference between their cost of acquisition for, or adjusted tax basis in, the $1 2/3 par value common stock and the value of the Class H common stock and cash received in exchange therefor. Individual $1 2/3 par value stockholders who have held $1 2/3 par value common stock as a private asset for not more than one year will only be subject to taxation if the aggregate amount of short-term capital gain realized during the calendar year is 1,000 German marks or more.

   The Netherlands. The receipt of Class H common stock and cash in exchange for $1 2/3 par value common stock will be treated as a dividend for individual $1 2/3 par value stockholders in the Netherlands, to the extent the fair market value of the Class H common stock exceeds the paid-in capital on the $1 2/3 par value common stock.

   Switzerland. The exchange of $1 2/3 par value common stock and cash for Class H common stock and cash will not be a taxable event for individual $1 2/3 par value stockholders in Switzerland for Swiss federal, Zurich cantonal and municipal income tax purposes, except to the extent cash is received instead of fractional share interests in Class H common stock. Other cantons are expected to apply a similar tax treatment. Individual Swiss resident $1 2/3 par value stockholders who hold the $1 2/3 par value common stock as part of their private property will also not be subject to taxation with respect to the cash they receive. The delivery of shares of Class H common stock in exchange for shares of $1 2/3 par value common stock may under certain circumstances be subject to a stamp duty in Switzerland, which we will not pay and for which each $1 2/3 par value stockholder tendering shares in the exchange offer in Switzerland may be responsible.

   United Kingdom. The exchange of $1 2/3 par value common stock for Class H common stock and cash will not be a taxable event for individual $1 2/3 par value stockholders in the United Kingdom, except that, under certain circumstances, U.K. resident $1 2/3 par value stockholders will be subject to taxation to the extent cash is received instead of fractional share interests in Class H common stock.

   All $1 2/3 par value stockholders should consult their own tax advisors concerning the tax consequences of the exchange offer in light of their particular circumstances in the countries in which they are subject to taxation.

          PRICE RANGE AND DIVIDENDS FOR $1 2/3 PAR VALUE COMMON STOCK

   GM's $1 2/3 par value common stock is listed and traded on the NYSE under the symbol "GM." The following table contains, for the periods indicated, the high and low sale price per share of $1 2/3 par value common stock, not adjusted to account for the spin-off of Delphi which occurred during the second quarter of 1999, as reported on the NYSE composite tape, and the cash dividends paid per share of $1 2/3 par value common stock:

                                                                   Cash Dividend
      Calendar Year                                   High   Low     Per Share
      -------------                                  ------ ------ -------------
      1998
        First Quarter............................... $74.25 $55.06     $0.50
        Second Quarter..............................  76.69  66.13      0.50
        Third Quarter...............................  74.75  54.44      0.50
        Fourth Quarter..............................  74.94  47.06      0.50
      1999
        First Quarter............................... $93.88 $69.19     $0.50
        Second Quarter..............................  94.88  61.06      0.50
        Third Quarter...............................  72.44  59.75      0.50
        Fourth Quarter..............................  79.06  60.69      0.50
      2000
        First Quarter............................... $88.13 $70.75     $0.50
        Second Quarter (through April 14, 2000).....  91.00  79.25       --

   There were 492,281 holders of record of $1 2/3 par value common stock as of March 31, 2000.

   On January 31, 2000, the last full day of trading prior to the public announcement of the exchange offer, the closing trading price per share of $1 2/3 par value common stock as reported on the NYSE composite tape was $80.56.
On             , 2000, the second to last full day of trading prior to
commencement of the exchange offer, the closing trading price of a share of $1
2/3 par value common stock as reported on the NYSE was $       . You should
obtain current market quotations for the shares of $1 2/3 par value common stock before deciding whether to tender your shares of $1 2/3 par value common stock. We can give no assurance concerning the market price of $1 2/3 par value common stock in the future.

   If the GM board of directors declares a quarterly dividend on the $1 2/3 par value common stock after commencement of the exchange offer but prior to the expiration of the exchange offer period, it is possible that the record date for determining holders of $1 2/3 par value common stock entitled to receive the dividend would be a date before the expiration of the exchange offer period. Tendering your shares of $1 2/3 par value common stock in the exchange offer will not change your status as a record holder of $1 2/3 par value common stock, except with respect to those of your shares that are accepted for exchange upon completion of the exchange offer. This means that if you tender shares of $1 2/3 par value common stock before the record date for a dividend, you will continue to be the record holder of those shares on the record date and you will be entitled to receive payment of the dividend if the record date is a date prior to the expiration of the exchange offer period. In such event, the quarterly dividend would be paid to you in the normal manner and would be separate from any shares of Class H common stock, and cash instead of fractional shares, issued to you in the exchange offer.

   $1 2/3 par value stockholders who exchange shares of $1 2/3 par value common stock pursuant to this exchange offer will not be entitled to any dividends on those shares of $1 2/3 par value common stock with a record date after the date on which GM accepts such tendered shares. $1 2/3 par value stockholders will continue to receive the regular quarterly dividend with respect to any shares of $1 2/3 par value common stock that are not exchanged pursuant to the exchange offer.

   The GM board of directors may declare dividends on $1 2/3 par value common stock after considering many factors, including GM's competitive position, available cash, financial conditions, earnings and capital requirements. GM may choose not to pay dividends in the future. See "Comparison of Rights of $1 2/3 Par Value Stockholders and Class H Stockholders--Common Stock Dividends."

                     PRICE RANGE FOR CLASS H COMMON STOCK

   The Class H common stock is listed on the NYSE under the symbol "GMH." The following table contains, for the periods indicated, the high and low sale prices per share of Class H common stock, as reported on the NYSE composite tape.

      Calendar Year                                               High    Low
      -------------                                              ------- ------
      1998
        First Quarter........................................... $ 48.00 $31.50
        Second Quarter..........................................   57.88  42.75
        Third Quarter...........................................   50.81  35.00
        Fourth Quarter..........................................   42.38  30.38
      1999
        First Quarter........................................... $ 53.00 $38.50
        Second Quarter..........................................   63.88  48.94
        Third Quarter...........................................   62.44  48.75
        Fourth Quarter..........................................   97.63  55.94
      2000
        First Quarter........................................... $141.00 $91.50
        Second Quarter (through April 14, 2000).................  124.75  94.50

   There were 189,305 holders of record of Class H common stock as of March 31, 2000.

   On January 31, 2000, the last full day of trading prior to the public announcement of the exchange offer, the closing trading price per share of Class H common stock as reported on the NYSE composite tape was $112.50. On
            , 2000, the second to last full day of trading prior to commencement of the exchange offer, the closing trading price per share of
Class H common stock as reported on the NYSE was $       . You should obtain
current market quotations for the shares of Class H common stock before deciding whether to tender your shares of $1 2/3 par value common stock. We can give no assurance concerning the market price of Class H common stock in the future.

   Since the completion of the Hughes restructuring transactions in late 1997, GM has not paid dividends on the Class H common stock. The GM board does not currently expect to pay dividends on the Class H common stock in the foreseeable future. Future earnings of Hughes are expected to be retained for the development of the business of Hughes. For more information, see "Description of Class H Common Stock--Dividend Policy."

                             CAPITALIZATION OF GM

   The following table sets forth the capitalization of General Motors and its consolidated subsidiaries at December 31, 1999, and as adjusted to reflect consummation of a fully-subscribed exchange offer. The following table should be read in conjunction with GM's consolidated financial statements (including the notes thereto) and Management's Discussion and Analysis of Financial Condition and Results of Operations in the GM 1999 Form 10-K, which is incorporated into this document by reference.

   The pro forma information gives effect to a fully-subscribed exchange offer. As a result of the exchange offer, the earnings per share calculation of the $1 2/3 par value common stock will reflect the lower number of outstanding shares of $1 2/3 par value common stock and the $1 2/3 par value stockholders' decreased interest in the available separate consolidated net income of Hughes. While there will be no change to the earnings per share of Class H common stock, the earnings per share calculation of the Class H common stock will reflect the Class H stockholders' increased interest in the available separate consolidated net income of Hughes and the proportionate increase in the number of shares of Class H common stock outstanding.

                                                          As of
                                                    December 31, 1999
                                            ----------------------------------
                                              Actual    Adjustments  Pro Forma
                                            ---------- ------------- ---------
                                                       (in millions)
Total debt (1).............................  $131,688    $           $
Minority interests.........................       596
General Motors--obligated mandatorily
 redeemable preferred securities of
 subsidiary trusts holding solely junior
 subordinated debentures of General Motors
  --Series D...............................        79
  --Series G...............................       139
Stockholders' Equity
  Preference stocks........................  $    --     $           $
  GM common stock
    $1 2/3 par value common stock..........     1,033
    Class H common stock...................        14
  Capital surplus (principally additional
   paid-in capital)........................    13,794
  Retained earnings........................     6,961
                                             --------    --------    --------
    Subtotal...............................    21,802
  Accumulated foreign currency translation
   adjustments.............................    (2,033)
  Net unrealized gains on securities.......       996
  Minimum pension liability adjustment.....      (121)
                                             --------    --------    --------
    Total stockholders' equity.............    20,644
                                             --------    --------    --------
    Total capitalization...................  $153,146    $           $
                                             ========    ========    ========

                                            Historical  Adjustments  Pro Forma
                                            ---------- ------------- ---------
                                                       (in millions)
Amount Available for the Payment of
 Dividends
  $1 2/3 par value common stock............  $ 13,704    $           $
  Class H common stock.....................     5,377
                                             --------    --------    --------
    Total..................................  $ 19,081    $           $
                                             ========    ========    ========

--------
(1) Calculated as the sum of Loans payable and Long-term debt for Automotive, Communications Services and Other Operations plus Debt for Financing and Insurance Operations.

                 SELECTED HISTORICAL FINANCIAL DATA OF HUGHES

   The following selected historical financial data have been derived from, and should be read in conjunction with Hughes' financial statements, as well as the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes", and the "Unaudited Pro Forma Combined Condensed Financial Information of Hughes" and the "Notes to Unaudited Pro Forma Combined Condensed Financial Information of Hughes" sections of this document. The statement of operations data for each of the three years in the period ended December 31, 1999 and the balance sheet data as of December 31, 1999 and 1998 have been derived from Hughes' financial statements included elsewhere in and incorporated by reference into this document, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1996 and 1995, and the balance sheet data as of December 31, 1997, 1996 and 1995 have been derived from Hughes' unaudited financial statements and in the opinion of management include all adjustments, consisting only of normal recurring items, necessary to present fairly such data.

                                          As of and for the years ended
                                                  December 31,
                                      -----------------------------------------
                                       1995    1996    1997     1998     1999
                                      ------  ------  -------  -------  -------
                                         (in millions, except per share
                                                    amounts)
Statement of Operations Data:
Total revenues......................  $1,554  $2,058  $ 2,838  $ 3,481  $ 5,560
Total operating costs and expenses..   1,574   2,109    2,794    3,527    5,988
                                      ------  ------  -------  -------  -------
Operating profit (loss).............     (20)    (51)      44      (46)    (428)
Other income (expense), net.........     (38)     33      330      (56)    (232)
Income tax provision (benefit)......     (23)     22      162     (142)    (237)
Minority interests in losses of
 subsidiaries.......................       5      53       25       24       32
                                      ------  ------  -------  -------  -------
Income (loss) from continuing
 operations before extraordinary
 item and cumulative effect of
 accounting change..................     (30)     13      237       64     (391)
Income (loss) from discontinued
 operations, net of taxes...........      36     150      171      196      100
Gain on sale of discontinued
 operations, net of taxes...........     --      --        63      --       --
Extraordinary item, net of taxes....     --      --       (21)     --       --
Cumulative effect of accounting
 changes............................     --      --       --        (9)     --
                                      ------  ------  -------  -------  -------
Net income (loss)...................       6     163      450      251     (291)
Adjustments to exclude the effect of
 GM purchase accounting adjustments.      21      21       21       21       21
Preferred stock dividend............     --      --       --       --       (51)
                                      ------  ------  -------  -------  -------
Earnings (loss) used for computation
 of available separate consolidated
 net income (loss)..................  $   27  $  184  $   471  $   272  $  (321)
                                      ======  ======  =======  =======  =======
Balance Sheet Data:
Cash and cash equivalents...........  $    7  $    6  $ 2,784  $ 1,342  $   238
Current assets......................   1,620   1,658    5,179    4,075    3,858
Total assets........................   3,513   3,861   12,142   12,617   18,597
Current liabilities.................     478     692    1,008    1,346    2,642
Minority interests..................     --       12      608      482      544
Long-term debt......................     --      --       638      779    1,586
Owner's equity......................   2,609   2,492    8,340    8,412   11,681
Other Data:
EBITDA..............................  $  130  $  113  $   304  $   342  $   223
Depreciation and amortization.......     150     164      260      388      651
Capital expenditures................     389     362      713    1,329    1,665

   "EBITDA" is defined as operating profit (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Hughes management believes it is a meaningful measure of performance and is commonly used by other large communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses.

   In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF HUGHES

General

 Business Overview

   The continuing operations of Hughes are comprised of the following segments: Direct-To-Home Broadcast, Satellite Services and Network Systems. The discontinued operations of Hughes consist of its satellite systems manufacturing businesses, which in January 2000, Hughes agreed to sell to The Boeing Company. Also included in discontinued operations for 1997 is the Avicom in-flight entertainment business, which was sold to Rockwell Collins, Inc. in December 1997. These transactions are discussed more fully below at "Liquidity and Capital Resources--Acquisitions, Investments and Divestitures."

   Hughes' financial information does not include the business of Delco Electronics Corporation or Hughes' defense electronics business. These businesses were divested as part of Hughes' recapitalization in December 1997, as more fully discussed in Note 1 to the financial statements included elsewhere in and incorporated by reference into this document.

   The Direct-To-Home Broadcast segment consists primarily of the United States and Latin America DIRECTV businesses, which provide digital multi-channel entertainment. The DIRECTV U.S. operations grew significantly during 1999 with Hughes' acquisition of the 2.3 million subscriber direct broadcast satellite medium-power business of PRIMESTAR in April 1999 and Hughes' acquisition of United States Satellite Broadcasting, a provider of premium subscription programming services, in May 1999. DIRECTV intends to continue to operate the medium-power PRIMESTAR business, PRIMESTAR by DIRECTV, through the end of 2000. During such time, the medium-power subscribers will continue to be offered the opportunity to transition to the high-power DIRECTV service. The acquisition of U.S. Satellite Broadcasting Company provided DIRECTV with 25 channels of video programming, including premium networks such as HBO, Showtime, Cinemax and The Movie Channel, which are now being offered to DIRECTV's subscribers. The results of operations for PRIMESTAR and U.S. Satellite Broadcasting Company have been included in Hughes' financial information since their dates of acquisition. See Note 17 to the financial statements included elsewhere in and incorporated by reference into this document and "Liquidity and Capital Resources--Acquisitions, Investments and Divestitures" below for further discussion of these transactions.

   In addition, DIRECTV U.S. launched local broadcast network services in the fourth quarter of 1999. Currently, DIRECTV is providing major local broadcast networks to 23 U.S. markets and plans to increase these markets to at least 25 in the first half of 2000. DIRECTV U.S. also launched foreign language programming in seven U.S. cities through its DIRECTV Para Todos(TM) service, which currently provides programming packages with up to 21 Spanish special interest channels combined with up to 77 English channels. DIRECTV expects to expand the DIRECTV Para Todos(TM) service nationwide in the first half of 2000 and to expand its programming in other languages. The launch of these services did not materially affect revenues in 1999, but is expected to result in increased revenues in 2000 and thereafter.

   The Latin America DIRECTV businesses are comprised of Galaxy Latin America, LLC, Hughes' 78% owned subsidiary that provides DIRECTV services to 27 countries in Latin America and the Caribbean Basin; SurFin Ltd., a company 75% owned by Hughes, that provides financing of subscriber receiver equipment to certain Galaxy Latin America operating companies; Grupo Galaxy Mexicana, S.R.L. de C.V., the exclusive distributor of DIRECTV in Mexico which was acquired in February 1999; and Galaxy Brasil, Ltda., the exclusive distributor of DIRECTV in Brazil, which was acquired in July 1999. The results of operations for SurFin, Grupo Galaxy Mexicana, and Galaxy Brasil have been included in Hughes' financial information since their dates of acquisition. See Note 17 to the financial statements included elsewhere in and incorporated by reference into this document and at "Liquidity and Capital Resources-- Acquisitions, Investments and Divestitures" below for further discussion of these transactions.

   Also included as part of the non-operating results of the Direct-To-Home Broadcast segment is DIRECTV Japan, a company 42.2% owned by Hughes that provides DIRECTV services in Japan. On March 1, 2000, Hughes announced that DIRECTV Japan's operations would be discontinued and that its subscribers would have the opportunity to migrate to SkyPerfecTV, a company in Japan providing direct-to-home satellite broadcasting, during 2000. In connection with this transaction, Hughes received during the first quarter of 2000 an ownership interest in SkyPerfecTV. See "--Results of Operations--Recent Financial Results" and "--Liquidity and Capital Resources--Acquisitions, Investments and Divestitures" below for further discussion.

   In June 1999, Hughes announced a new strategic alliance with AOL to develop and market digital entertainment and Internet services nationwide. This alliance is expected to accelerate subscriber growth and revenue per subscriber for DIRECTV, DirecPC(R) and eventually the new broadband services to be delivered via Spaceway(TM). As part of this alliance, Hughes and AOL plan to introduce two new enhanced TV and Internet-based interactive services in 2000. The first is a combination television receiver that will allow the consumer not only to receive DIRECTV's extensive programming, but also to access "AOL TV," a new service that will bring AOL's extensive interactive and Internet content to the consumer's television. The second is a high-speed Internet service called "AOL Plus via DirecPC" that will be delivered using Hughes Network Systems' DirecPC satellite network. Additionally, Hughes and AOL also plan to jointly develop new services and content for DIRECTV.

   The Satellite Services segment consists of PanAmSat, Hughes' 81% owned subsidiary. PanAmSat provides satellite services to its customers primarily through long-term operating lease contracts for the full or partial use of satellite transponder capacity. In May 1997, Hughes and PanAmSat Corporation merged their respective satellite service operations into a new publicly-held company, which retained the name PanAmSat Corporation. As a result of this merger, Hughes obtained a 71.5% ownership interest in PanAmSat. Since the date of the merger, Hughes has included PanAmSat's results of operations in its financial information. In May 1998, Hughes purchased an additional 9.5% interest in PanAmSat, increasing Hughes' ownership to 81%. See Note 17 to the financial statements included elsewhere in and incorporated by reference into this document and the "Liquidity and Capital Resources--Acquisitions, Investments and Divestitures" section below for further discussion of these transactions.

   The Network Systems segment consists of Hughes Network Systems, a manufacturer of DIRECTV receiver equipment and provider of satellite and wireless communications ground equipment and business communications services. In December 1999, Hughes Network Systems recorded a pre-tax non-operating gain of about $39.4 million resulting from the sale of securities of its 56.1% owned subsidiary, Hughes Software Systems Private Limited, in conjunction with Hughes Software Systems' initial public offering in India. In January 2000, Hughes announced the discontinuation of its mobile cellular and narrowband local loop product lines at Hughes Network System. As a result of this decision, Hughes Network Systems recorded a fourth quarter 1999 pre-tax charge to continuing operations of $272.1 million. The charge represents the write-off of receivables and inventories, licenses, software and equipment with no alternative use.

   The Network Systems segment was also affected in February 1999 by a notification received by Hughes from the Department of Commerce that it intended to deny a U.S. government export license that Hughes was required to obtain in connection with its contract with Asia-Pacific Mobile Telecommunications Satellite Pte. Ltd. for the provision of a satellite-based mobile telecommunications system. As a result, Asia-Pacific Mobile and Hughes terminated the contract on April 9, 1999, resulting in a pre-tax charge to Hughes' earnings of $92.0 million in the first quarter of 1999. Of the $92.0 million charge, $11.0 million was attributable to the Network Systems segment and the remainder to Hughes Space and Communications which is included in discontinued operations. The charge represented the write-off of receivables and inventory, with no alternative use, related to the contract.

 Satellite Fleet

   At December 31, 1999, Hughes had a fleet of 25 satellites, five owned by DIRECTV and 20 owned and operated by PanAmSat. The satellite fleet was expanded in the fourth quarter of 1999 with the launch of DTV-1R and Galaxy-XI. DTV-1R was placed into service at DIRECTV's 101(degrees) west longitude orbital slot and an existing satellite, DBS-1, was moved to DIRECTV's 110(degrees) west longitude orbital slot. The DTV-1R satellite adds additional capacity for the basic programming and local network channels of DIRECTV U.S. Galaxy-XI will become an integral component of PanAmSat's Galaxy cable neighborhood and is expected to be operational in the first half of 2000.

   PanAmSat expects to add additional satellites as part of its comprehensive satellite expansion and restoration plan adopted in 1998. The additional satellites are intended to meet the expected demand for additional satellite capacity, replace capacity affected by satellite anomalies, and provide added backup to existing capacity. In connection with this plan, two satellites were successfully launched, Galaxy-XI in 1999 and Galaxy-XR in January 2000. In addition, five satellites are now under construction for PanAmSat by Hughes Space and Communications. PanAmSat expects to launch four of these satellites in 2000 and one in 2001.

   In the third quarter of 2000, DIRECTV U.S. expects to launch DIRECTV 5, which will replace the DIRECTV 4 satellite located at 119(degrees) west longitude. DIRECTV U.S. has also contracted with Hughes Space and Communications to build DIRECTV 4S, a high-powered spot-beam satellite that will provide additional capacity for new local channel service or other new services beginning in 2002.

   On March 17, 1999, Hughes announced its intention to make an initial investment of $1.4 billion in the Spaceway satellite system. The Spaceway system, when completed, will provide high-speed, two-way communications of video, voice and data directly to companies and individual consumers. Hughes expects that this initial investment will allow it to construct three high-powered satellites to provide broadband network services "on demand" for video-conferencing, data transfer and other purposes in North America by 2003. Hughes is currently assessing the possibility of providing Spaceway services to most of the world using high-orbit satellites as well as complementary services from a low-orbit system. These subsequent phases would require significant additional investments.

   Hughes' in-orbit satellites are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of Hughes' businesses. With respect to both in-orbit and launch problems, insurance carried by PanAmSat and Hughes does not compensate for business interruption or loss of future revenues or customers. Hughes has, in the past, experienced technical anomalies on some of its satellites. Service interruptions caused by these anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of other customers.

Results of Operations

 Recent Financial Results

   Revenues. Revenues for the first quarter of 2000 increased 85.4% to $1,703.1 million, compared with $918.4 million in the first quarter of 1999. The Direct-To-Home Broadcast segment contributed to the overall change with an increase in revenues of $617.2 million over the first quarter of 1999 that resulted from the increased number of subscribers, including the addition of 510,000 new subscribers in the United States and Latin America since December 31, 1999, and added revenues from the PRIMESTAR by DIRECTV and premium channel services. Also contributing to the overall increase in revenues was the Network Systems segment, which shipped nearly 1.0 million DIRECTV receiver systems during the first quarter of 2000 compared to about 0.2 million shipped in the first quarter of 1999, leading to an increase in revenues of $133.6 million. The Satellite Services segment also reported an increase in revenues of $105.6 million due primarily to outright sales and sales-type leases of satellite transponders during the first quarter of 2000.

   Operating Costs and Expenses. Operating costs and expenses grew to $1,765.6 million in 2000 from $938.8 million in 1999. Broadcast programming and other costs increased by $353.9 million in the first quarter of 2000 from the same period of 1999 due primarily to costs associated with the revenues from the PRIMESTAR by DIRECTV and premium channel services. Costs of products sold increased by $62.1 million in the first quarter of 2000 from the first quarter of 1999 due to the increased sales of DIRECTV receiver systems. Selling, general and administrative expenses increased by $317.0 million during the first quarter of 2000 compared to the same period of 1999 due primarily to increased subscriber acquisition costs on an aggregate basis at the Direct-To-Home Broadcast segment to support the increase in subscribers, costs associated with the revenues from the PRIMESTAR by DIRECTV business and increased customer service costs that resulted primarily from the addition of a DIRECTV-owned customer call center in late 1999. Depreciation and amortization increased by $93.8 million during the first quarter of 2000 compared to the first quarter of 1999 due primarily to acquisitions in 1999 as discussed above.

   EBITDA. Earnings Before Interest, Taxes, Depreciation and Amortization is defined as operating profit (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. However, Hughes believes EBITDA is a meaningful measure of Hughes' performance and that of its business units. EBITDA is a performance measurement commonly used by other communications, entertainment and media service providers and therefore can be used to analyze and compare Hughes' financial performance to that of its competitors. EBITDA is also a measurement used for certain of Hughes' debt covenants and is used by rating agencies in determining credit ratings. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses. EBITDA margin is calculated by dividing EBITDA by total revenues.

   EBITDA increased 57.1% for the first quarter of 2000 to $142.2 million and EBITDA margin was 8.3%, compared to EBITDA of $90.5 million and EBITDA margin of 9.9% in the first quarter of 1999. The increase in EBITDA resulted primarily from the increased revenues at the Satellite Services segment. The lower EBITDA margin was due primarily to the lower margins associated with the outright sales and sales-type leases at the Satellite Services segment.

   Operating Loss. The operating loss for the first quarter of 2000 was $62.5 million, compared to an operating loss of $20.4 million in 1999. The increased operating loss resulted from the higher depreciation and amortization, which more than offset the improvement in EBITDA.

   Interest Income and Expense. Interest income declined to $3.9 million for the first quarter of 2000 compared to interest income of $13.6 million for the same period of 1999 due to a decrease in cash and cash equivalents. Interest expense increased to $44.9 million for the first quarter of 2000 from $6.9 million for the first quarter of 1999. The increase in interest expense resulted from an increase in debt and interest expense associated with liabilities established in purchase accounting related to the acquisitions of PRIMESTAR and U.S. Satellite Broadcasting Company.

   Other, Net. Other, net increased to an expense of $234.2 million for the first quarter of 2000 from an expense of $17.3 million in the same period of 1999. The increase in 2000 resulted from a one-time pre-tax charge of $170.6 million related to the agreement with SkyPerfecTV and discontinuation of the DIRECTV Japan business, discussed above. Also contributing to the increase was a higher equity loss recorded for DIRECTV Japan due to Hughes' increased investment during the third quarter of 1999. Hughes will continue to report its share of DIRECTV Japan's operating losses throughout 2000 while Hughes exits the DIRECTV Japan business.

   Income Taxes. Hughes recognized a tax benefit of $221.8 million for the 2000 first quarter, compared to $13.4 million in the 1999 first quarter. The 2000 tax benefit reflects the tax benefit associated with the write-off of Hughes' historical investments in DIRECTV Japan and the higher pre-tax losses compared to 1999.

   Loss From Continuing Operations. Hughes reported a loss from continuing operations of $108.3 million for the first quarter of 2000, compared to $11.1 million for the same period of 1999.

   Discontinued Operations. Revenues for the satellite systems manufacturing businesses decreased to $515.0 million for the first quarter of 2000 from revenues of $627.8 million for the same period of 1999. Revenues, excluding intercompany transactions, were $389.1 million for 2000 and $533.4 million for 1999. The decrease in revenues was principally due to decreased activity associated with a contract with ICO Global Communications.

   The satellite systems manufacturing businesses reported operating income of $42.9 million for the first quarter of 2000, compared to an operating loss of $0.1 million for the first quarter of 1999. Operating income, excluding intercompany transactions, amounted to $41.7 million for 2000, compared to an operating loss of $21.7 million for 1999. The increased operating income resulted primarily from a one-time pre-tax charge of $81.0 million in 1999 that resulted from the termination of a satellite system contract with Asia Pacific Mobile Telecommunications.

   Income from discontinued operations, net of taxes was $26.4 million for the first quarter of 2000 compared to $84.1 million in the same period of 1999. The lower income from discontinued operations was due primarily to two one-time items included in the 1999 results. These one-time items included a one-time after-tax gain of $94 million from the settlement of a patent infringement case that was offset by the one-time after-tax charge of $49 million associated with the termination of the Asia Pacific Mobile Telecommunications satellite system contract.

 1999 compared to 1998

 Overall

   Revenues. Revenues increased 59.8% to $5,560.3 million in 1999 from $3,480.6 million in 1998. The Direct-To-Home Broadcast segment was the primary contributor to the growth in revenues resulting from record subscriber growth in both the U.S. and Latin America DIRECTV businesses and from additional revenues for the U.S. DIRECTV businesses from the PRIMESTAR and U.S. Satellite Broadcasting Company acquisitions. Also contributing to the growth in revenues were increased sales of DIRECTV(TM) receiver equipment at the Network Systems segment.

   Operating Costs and Expenses. Operating costs and expenses grew to $5,988.3 million in 1999 from $3,526.8 million in 1998. Broadcast programming and other costs increased $863.7 million during 1999 due primarily to the added costs for the PRIMESTAR by DIRECTV and premium channel services. Cost of products sold increased $348.0 million in 1999 from 1998 due to the increased sales of DIRECTV receiver equipment discussed above and the write-off of $91.5 million of inventory associated with the discontinued wireless product lines at the Network Systems segment. Selling, general and administrative expenses increased by $987.0 million due primarily to increased costs at the Direct-To-Home Broadcast segment for subscriber acquisition costs and added costs for the PRIMESTAR by DIRECTV business and a charge of $180.6 million at the Network Systems segment resulting from the write-off of receivables, licenses and equipment associated with the discontinued wireless product lines. Depreciation and amortization increased $262.8 million in 1999 over 1998 due primarily to added goodwill, intangibles and property, plant and equipment resulting from the acquisitions discussed above, and additions to PanAmSat's satellite fleet.

   EBITDA. EBITDA declined to $222.7 million in 1999 from $341.7 million in 1998. The decline was attributable to charges incurred at the Network Systems segment which included the $272.1 million charge related to the discontinued wireless product lines and the $11.0 million write-off related to the termination of the Asia-Pacific Mobile Telecommunications contract. These declines were offset by an increase in EBITDA of $145.7 million at the Direct-To-Home Broadcast segment and $65.5 million at the Satellite Services segment.

   Operating Loss. Hughes' operating loss was $428.0 million in 1999, compared to $46.2 million in 1998. The increased operating loss resulted from the decrease in EBITDA, discussed above, and higher depreciation and amortization at the Direct-To-Home Broadcast segment resulting primarily from goodwill from recent acquisitions.

   Interest Income and Expense. Interest income declined to $27.0 million in 1999 compared to $112.3 million in 1998. This change resulted from a decline in cash and cash equivalents. Interest expense increased to $122.7

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million in 1999 from $17.5 million in 1998. The increase in interest expense resulted from an increase in debt and interest associated with liabilities for above-market programming contracts assumed in the acquisitions of PRIMESTAR and U.S. Satellite Broadcasting Company. The changes in cash and cash equivalents and debt are discussed in more detail below at "Liquidity and Capital Resources."

   Other, Net. Other, net declined to a net expense of $136.3 million in 1999 from a net expense of $151.8 million in 1998. Other, net for 1999 included losses from equity method investments of $189.2 million of which $134.9 million related to DIRECTV Japan, offset by the gain of $39.4 million from the sale of securities in the HSS initial public offering and other miscellaneous items. Other, net for 1998 included losses from equity method investments of $128.3 million, of which $83.2 million related to DIRECTV Japan, and a provision of $34.5 million for estimated losses associated with the bankruptcy filings of two Network Systems segment customers. These losses were offset by the gains on the sale of property and investments of about $15.0 million.

   Income Taxes. Hughes recognized an income tax benefit of $236.9 million in 1999 compared to $142.3 million in 1998. The higher tax benefit in 1999 resulted primarily from higher losses from continuing operations. The income tax benefit in 1998 included a favorable adjustment relating to an agreement with the IRS regarding the treatment of research and experimentation credits for the years 1983 through 1995.

   Income (Loss) From Continuing Operations. Hughes reported a loss from continuing operations in 1999 of $391.1 million compared with 1998 income from continuing operations of $63.5 million.

   Discontinued Operations. Revenues for the satellite systems manufacturing businesses decreased to $2,240.7 million for 1999 from revenues of $2,820.4 million for 1998. Revenues, excluding intercompany transactions, were $1,780.4 million for 1999 and $2,483.3 million for 1998. The decrease in revenues was principally due to contract revenue adjustments and delayed revenue recognition that resulted from increased development costs and schedule delays on several new product lines and decreased activity associated with the contract with ICO Global Communications (Operations) Ltd.

   The satellite systems manufacturing businesses reported an operating loss of $0.6 million for 1999 compared to operating profit of $286.3 million for 1998. The reported operating loss, excluding intercompany transactions, amounted to $10.4 million for 1999 compared to operating profit of $295.3 million for 1998. The 1999 operating loss included a pre-tax charge of $125.0 million that resulted from increased development costs and schedule delays on several new product lines, a one-time pre-tax charge of $81.0 million resulting from the termination of the Asia-Pacific Mobile contract and decreased activity associated with a contract with ICO Global Communications (Operations) Ltd.

   Hughes had maintained a lawsuit against the U.S. government since September 1973 regarding the U.S. government's infringement and use of a Hughes patent, which we sometimes refer to in this document as the "Williams patent," covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites. On April 7, 1998, the U.S. Court of Appeals for the Federal Circuit reaffirmed earlier decisions in the patent case, including an award of $114.0 million in damages, plus interest. In March 1999, Hughes received a payment from the U.S. government as a final settlement of the suit and as a result, recognized as income from discontinued operations a pre-tax gain of $154.6 million.

   Accounting Changes. In 1998, Hughes adopted American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Statement of Position 98-5 requires that all start-up costs previously capitalized be written off and recognized as a cumulative effect of accounting change, net of taxes, as of the beginning of the year of adoption. On a prospective basis, these types of costs are required to be expensed as incurred. The unfavorable cumulative effect of this accounting change at January 1, 1998 was $9.2 million after-tax.

 Direct-To-Home Broadcast Segment

   Revenues for the Direct-To-Home Broadcast segment more than doubled to $3,785.0 million in 1999 from $1,816.1 million in 1998. Operating losses grew to $292.1 million in 1999 from $228.1 million in 1998 while EBITDA increased to $19.9 million in 1999 from negative $125.8 million in 1998.

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   United States. The DIRECTV U.S. businesses reported revenues of $3,404.6 million in 1999, more than twice the reported revenues of $1,604.1 million in 1998. The increase in revenues resulted from an increase in subscribers for the high-power business and added revenues from PRIMESTAR by DIRECTV and premium channel services. Subscribers for the high-power DIRECTV business increased by 2.2 million subscribers (1.6 million excluding PRIMESTAR conversions and incremental subscribers from U.S. Satellite Broadcasting Company) during 1999 to 6.7 million subscribers at the end of 1999. Including PRIMESTAR by DIRECTV subscribers, there were over 8 million subscribers at the end of 1999. Average monthly revenue per subscriber for the high-power business increased to $58 for 1999 from $46 for 1998. This increase resulted primarily from the addition of the premium channel services in April of 1999.

   EBITDA was $151.2 million in 1999 compared to negative $17.9 million in 1998. The change in EBITDA resulted from the increased revenues that were partially offset by increased subscriber acquisition costs and added operating costs from the PRIMESTAR by DIRECTV and premium channel services. The DIRECTV U.S. businesses reported an operating loss of $97.9 million in 1999 compared to $100.0 million in 1998. The decreased operating loss resulted from increased EBITDA which was generally offset by increased depreciation and amortization that resulted from the PRIMESTAR and U.S. Satellite Broadcasting Company acquisitions.

   Latin America. Revenues for the Latin America DIRECTV businesses increased 82.3% to $315.3 million in 1999 from $173.0 million in 1998. The increase in revenues reflects an increase in subscribers and the consolidation of the Grupo Galaxy Mexicana, Galaxy Brasil and SurFin businesses. Subscribers grew to 804,000 at the end of 1999 from 484,000 at the end of 1998. Average monthly revenue per subscriber decreased to $36 in 1999 from $41 in 1998. The decline in average revenue per subscriber resulted from currency devaluations in Brazil.

   EBITDA was negative $105.6 million in 1999 compared to negative $93.0 million in 1998. The change in EBITDA resulted primarily from additional losses from the consolidation of Grupo Galaxy Mexicana and Galaxy Brasil. The Latin America DIRECTV businesses incurred an operating loss of $168.4 million in 1999 compared to an operating loss of $113.2 million in 1998. The increased operating loss resulted from the decline in EBITDA and higher depreciation and amortization that resulted from the Grupo Galaxy Mexicana, Galaxy Brasil and SurFin transactions.

 Satellite Services Segment

   Revenues increased for the Satellite Services segment by $43.3 million to $810.6 million in 1999 from $767.3 million in 1998. This increase was primarily due to increased operating lease revenues, partially offset by a decrease in sales and sales-type lease revenues. Operating lease revenues, which reflect long-term satellite service agreements from which PanAmSat derives revenues over the duration of the contract, were 97% of total 1999 revenues and increased by 6.9% to $787.5 million from $736.7 million in 1998. Total sales and sales-type lease revenues were $23.1 million for 1999 compared to $30.6 million for 1998.

   EBITDA was $618.8 million compared to $553.3 million in 1998. The increase was principally due to higher revenue that resulted from the commencement of new service agreements on additional satellites placed into service in 1999 and lower leaseback expense resulting from the exercise of certain early buy-out opportunities under sale-leaseback agreements during 1999. Operating profit was $338.3 million in 1999, an increase of $20.0 million over 1998. The increase resulted from the higher EBITDA in 1999 offset by increased depreciation expense resulting from increased capital from additions to the satellite fleet.

   Backlog for the Satellite Services segment, which consists primarily of operating leases on satellite transponders, was $4,856.3 million in 1999 compared to $4,461.9 million in 1998.

 Network Systems Segment

   Revenues for the Network Systems segment increased 28.6% to $1,384.7 million in 1999 from $1,076.7 million in 1998. The higher revenues resulted from greater shipments of DIRECTV receiver equipment. Shipments of DIRECTV receiver equipment totaled about 2.1 million units in 1999 compared to about
0.7 million units in 1998.

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   The Network Systems segment reported negative EBITDA of $178.1 million in
1999 compared to EBITDA of $52.6 million in 1998. The Network Systems segment incurred an operating loss of $227.3 million in 1999 compared to operating profit of $10.9 million in 1998. The decline in EBITDA and operating profit resulted from the $272.1 million charge related to the discontinuation of the wireless product lines, offset in part by the increased sales of DIRECTV receiver equipment.

   Backlog for the Network Systems segment, which consists primarily of private business networks and satellite-based mobile telephony equipment orders, was $996.0 million in 1999 compared to $1,333.4 million in 1998.

 Eliminations and Other

   The elimination of revenues increased to $420.0 million in 1999 from $179.5 million in 1998 due primarily to increased manufacturing subsidies received by the Network Systems segment from the DIRECTV businesses which resulted from the increased DIRECTV receiver equipment shipments.

   Operating losses for "eliminations and other" increased to $246.9 million in 1999 from $147.3 million in 1998. The increase was primarily due to increases in eliminations of intercompany profit and corporate expenditures. The increased intercompany profit elimination resulted from the increased intercompany sales noted above and increased corporate expenditures resulted primarily from higher pension and other employee costs.

 1998 compared to 1997

 Overall

   Revenues. Revenues in 1998 increased 22.6% to $3,480.6 million compared with $2,838.3 million in 1997. Each of Hughes' business segments contributed to the growth in revenue, which included continued strong subscriber growth in the Direct-to-Home Broadcast segment, the effect of the PanAmSat merger and increased operating lease revenues for video, data and Internet-related services in the Satellite Services segment and increased sales of DIRECTV receiver equipment in the Network Systems segment.

   Operating Costs and Expenses. Operating costs and expenses increased to $3,526.8 million in 1998 from $2,794.8 million in 1997. Broadcast programming and other costs increased $299.1 million during 1998 due to increased programming costs at the Direct-To-Home Broadcast segment and the effects of a full year of costs from PanAmSat. The increase in costs of products sold of $68.2 million during 1998 resulted primarily from the costs related to the increased shipments of DIRECTV receiver equipment. Selling, general and administrative expenses increased $237.1 million in 1998 due primarily to increased marketing and subscriber acquisition costs in the Direct-to-Home Broadcast segment and increased expenditures to support the growth in the remaining business segments. The increase in depreciation and amortization expense of $127.6 million in 1998 resulted from increased goodwill amortization related to the PanAmSat transactions and increased capital expenditures in the Direct-to-Home Broadcast and Satellite Services segments.

   EBITDA increased slightly during 1998 to $341.7 million from $303.8 million in 1997. The increase in EBITDA resulted from the full year effects of PanAmSat and improved EBITDA at DIRECTV U.S. These EBITDA improvements were offset by higher corporate expenses, primarily related to pension and other employee costs, and a decline in EBITDA in 1998 at the Network Systems segment due principally to lower sales of wireless telephone systems and private business networks in the Asia-Pacific region and provisions for estimated losses associated with uncollectible amounts due from certain wireless customers.

   Operating Profit (Loss). Hughes incurred an operating loss of $46.2 million in 1998 compared with operating profit of $43.5 million in 1997. This decline resulted from increased goodwill amortization, resulting primarily from the PanAmSat transactions, which more than offset the improvement in EBITDA.

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   Interest Income and Expense. Interest income increased to $112.3 million in
1998 compared to $33.0 million in 1997, due primarily to higher cash balances resulting from the recapitalization of Hughes. Interest expense decreased
$73.5 million to $17.5 million in 1998 versus $91.0 million in 1997 resulting from the repayment of debt, arising from the PanAmSat merger, at the end of 1997.

   Other, Net. Other, net for 1998 relates primarily to losses from unconsolidated subsidiaries of $128.3 million, attributable principally to equity investments, including American Mobile Satellite Corporation and DIRECTV Japan, and a provision for estimated losses associated with bankruptcy filings by two customers of the Network Systems segment. Other, net for 1997 includes a $489.7 million pre-tax gain recognized in connection with the May 1997 PanAmSat merger offset by losses from unconsolidated subsidiaries of $72.2 million.

   Income Taxes. Hughes recorded a tax benefit of $142.3 million in 1998 compared to a tax provision of $162.0 million in 1997. Income taxes in 1998 benefited from the favorable adjustment relating to a fourth quarter 1998 agreement with the Internal Revenue Service regarding the treatment of research and experimentation costs for the years 1983 through 1995 and also reflect the tax benefit recorded for the losses incurred from continuing operations.

   Income (Loss) From Continuing Operations. Income from continuing operations was $63.5 million in 1998 compared with $236.9 million in 1997.

   Discontinued Operations and Extraordinary Item. On December 15, 1997, Hughes Avicom International, Inc. was sold to Rockwell Collins, Inc., resulting in an after-tax gain of $62.8 million. Hughes recorded an extraordinary after-tax charge of $20.6 million in 1997 related to the refinancing of PanAmSat's debt. For additional information see Note 8 to the financial statements included elsewhere in and incorporated by reference into this document.

   Also included in discontinued operations are the results of the satellite systems manufacturing businesses. Revenues for the satellite systems manufacturing businesses increased 13.2% in 1998 to $2,820.4 million from $2,491.9 million in 1997. Revenues, excluding intercompany sales, were $2,483.3 million in 1998 compared to $2,290.0 million in 1997. The increase in revenues resulted primarily from higher commercial satellite sales to customers such as Thuraya Satellite Telecommunications Company, PanAmSat, ICO Global Communications and Orion Asia Pacific Corporation. Operating profit for the satellite systems manufacturing businesses in 1998 was $286.3 million, an increase of 52.9% over $187.2 million in 1997. Operating profit, excluding intercompany transactions, was $295.3 million in 1998 compared to $241.9 million in 1997. The increase was primarily due to the higher commercial satellite sales noted above.

   Accounting Changes. In 1998, Hughes adopted American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Statement of Position 98-5 requires that all start-up costs previously capitalized be written off and recognized as a cumulative effect of accounting change, net of taxes, as of the beginning of the year of adoption. On a prospective basis, these types of costs are required to be expensed as incurred. The unfavorable cumulative effect of this accounting change at January 1, 1998 was $9.2 million after-tax.

 Direct-To-Home Broadcast Segment

   The Direct-to-Home Broadcast segment's revenues for 1998 increased 42.2% to $1,816.1 million from $1,276.9 million in 1997. EBITDA for the segment improved in 1998 to negative $125.8 million compared to negative $168.5 million in 1997. The operating loss for the segment declined to $228.1 million in 1998 from $254.6 million in 1997.

   United States. The DIRECTV U.S. business was the biggest contributor to the segment's revenue growth with revenues of $1,604.1 million for 1998, a 45.4% increase over prior year's revenues of $1,103.3 million. The large increase in revenues resulted primarily from an increase in subscribers. Subscribers grew to about 4.5

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million at the end of 1998 compared to 3.3 million at the end of 1997. Average monthly revenue per subscriber also increased during 1998 to $46, compared to $44 for 1997.

   DIRECTV U.S. reported negative EBITDA of $17.9 million in 1998 compared to negative EBITDA of $68.0 million in 1997. The full-year 1998 operating loss for DIRECTV U.S. was $100.0 million compared with an operating loss of $137.0 million in 1997. The improvement in EBITDA and lower operating loss was principally due to increased subscriber revenues which more than offset increased sales and marketing expenditures.

   Latin America. Revenues for the Latin America DIRECTV businesses increased to $173.0 million in 1998 from $70.0 million in 1997. The increase in revenues resulted from an increase in subscribers to 484,000 at the end of 1998 from 300,000 at the end of 1997.

   EBITDA was negative $93.0 million in 1998 compared to negative $96.5 million in 1997. The operating loss was $113.2 million in 1998 compared with an operating loss of $111.8 million in 1997. The increased operating loss resulted from higher sales and marketing expenditures and subscriber acquisition costs.

 Satellite Services Segment

   Revenues for the Satellite Services segment in 1998 increased 21.8% to $767.3 million from $629.9 million in 1997. The increase in revenues was due to the May 1997 PanAmSat merger and increased operating lease revenues from the commencement of service agreements for full-time video distribution, as well as short-term special events and an increase in data and Internet-related service agreements. The increase was partially offset by a decrease in sales and sales-type lease revenues.

   As a result of the increased revenues described above, the Satellite Services segment's EBITDA and operating profit improved. EBITDA increased to $553.3 million in 1998 from $438.1 million in 1997. Operating profit increased 8.7% to $318.3 million in 1998, compared with the prior year's operating profit of $292.9 million. Operating profit margin in 1998 declined to 41.5% from 46.5% in the prior year principally due to goodwill amortization associated with the PanAmSat merger, a provision for losses relating to the May 1998 failure of PanAmSat's Galaxy IV satellite and increased depreciation expense resulting from increased capital expenditures by PanAmSat.

   Backlog for the Satellite Services segment, which consists primarily of operating leases on satellite transponders, was $4,461.9 million in 1998 compared to $5,772.5 million in 1997.

 Network Systems Segment

   Revenues for the Network Systems segment in 1998 were $1,076.7 million compared with $1,011.3 million in 1997. The increase in revenues resulted from the growth in sales of DIRECTV receiver equipment and increased sales of private business networks and satellite-based mobile telephony equipment offset by lower international sales of wireless telephony systems and private business networks, primarily in the Asia-Pacific region.

   EBITDA was $52.6 million in 1998, a decrease of $53.5 million from 1997. Operating profit in 1998 was $10.9 million compared with $74.1 million in 1997 and operating profit margin declined to 1.0% from 7.3%. These decreases were primarily due to a $26.0 million provision for estimated losses associated with the bankruptcy filing by a customer, provision for uncollectible amounts due from certain wireless customers and lower international sales of wireless telephony systems and private business networks, primarily in the Asia Pacific region.

   Backlog for the Network Systems segment, which consists primarily of private business networks and satellite-based mobile telephony equipment orders, was $1,333.4 million in 1998 compared to $1,101.4 million in 1997.

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 Eliminations and Other

   The elimination of revenues increased $99.7 million in 1998 to $179.5 million due primarily to increased intercompany activity resulting from the PanAmSat merger and increased manufacturing subsidies received by the Network Systems segment from DIRECTV that resulted from the increased shipment of DIRECTV receiver equipment.

   Operating losses for "eliminations and other" increased to $147.3 million in 1998 from $68.9 million in 1997. The increase was primarily due to increases in eliminations of intercompany profit and corporate expenditures. The increased intercompany profit elimination resulted from the increased intercompany sales noted above and increased corporate expenditures resulted primarily from higher pension and other employee costs.

Liquidity and Capital Resources

   Cash and Cash Equivalents. Cash and cash equivalents were $238.2 million at December 31, 1999 compared to $1,342.0 million at December 31, 1998. The decrease in cash resulted primarily from increased investing activities, offset in part by increased borrowings and the issuance of preferred stock.

   Cash provided by operating activities was $379.5 million in 1999, compared to $612.1 million in 1998 and $90.6 million in 1997. The change in 1999 from 1998 resulted primarily from increased cash requirements for working capital, offset by increased income from continuing operations excluding non-cash adjustments such as depreciation and amortization, the loss resulting from the discontinuation of the wireless product lines and deferred taxes. The change in 1998 from 1997 resulted primarily from increased income from continuing operations excluding non-cash adjustments and decreased working capital requirements.

   Cash used by investing activities was $3,941.8 million in 1999, compared to $2,128.5 million in 1998 and $2,115.6 million in 1997. The increase in 1999 investing activities reflects the acquisitions of PRIMESTAR and the related Tempo Satellite assets, U.S. Satellite Broadcasting Company, SurFin, Grupo Galaxy Mexicana and Galaxy Brasil. The 1999 increase is also due to investments in DIRECTV Japan convertible bonds, the early buy-out of satellite sale-leasebacks at PanAmSat and an increase in expenditures for property, compared to 1998. The increase in 1998 investing activities reflects the purchase of an additional 9.5% interest in PanAmSat, the early buy-out of satellite sale-leasebacks at PanAmSat and an increase in expenditures for satellites, compared to 1997, offset in part by proceeds from insurance claims for the full or partial loss of certain PanAmSat satellites.

   Cash provided by (used in) financing activities was $2,577.5 million in 1999, compared to $(63.6) million in 1998 and $5,014.0 million in 1997. 1999 financing activities reflect increased borrowings and proceeds from the issuance of preferred stock. 1998 financing activities include the payment to General Motors for the Delco post-closing price adjustment stemming from the Hughes restructuring transactions, offset in part by net long-term borrowings. 1997 financing activities reflect the impact of the PanAmSat merger, the Hughes restructuring transactions and cash contributions from GM.

   Cash provided by (used in) discontinued operations was $(119.0) million in 1999, compared to $138.3 million in 1998 and $(211.5) million in 1997. The decrease in 1999 was due to increased working capital, increased development costs, the termination of the Asia-Pacific Mobile contract and decreased activity associated with the ICO contract. The increase in 1998 compared to 1997 was due to a decrease in working capital requirements.

   Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) at December 31, 1999 and 1998 was
1.46 and 3.03, respectively. Working capital decreased by $1,513.3 million to $1,215.9 million at December 31, 1999 from $2,729.2 million at December 31, 1998. The change in working capital resulted principally from the decrease in cash and cash equivalents discussed above.

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   Property and Satellites. Property, net of accumulated depreciation, increased $540.0 million to $1,223.0 million in 1999 from $683.0 million in 1998. The increase in property resulted primarily from capital expenditures of about $506.4 million, additions resulting from acquisitions of about $281.6 million, offset by depreciation of $227.0 million. The increase in capital expenditures of $262.5 million in 1999 over 1998 was primarily due to an increase in subscriber leased DIRECTV receiver equipment used in the conversion of PRIMESTAR subscribers. Satellites, net of accumulated depreciation, increased $709.8 million to $3,907.3 million in 1999 from the $3,197.5 million reported in 1998. Capital expenditures, including expenditures related to satellites, increased to $1,665.3 million in 1999 from $1,328.8 million in 1998. 1999 capital expenditures include $789.4 million for the construction of satellites and $369.5 million for the early buy-out of satellite sale-leasebacks.

   Common Stock Dividend Policy and Use of Cash. As discussed in Note 15 to the financial statements included elsewhere in and incorporated by reference into this document, since the completion of the recapitalization of Hughes in late 1997, the GM board has not paid, and does not currently intend to pay in the foreseeable future, cash dividends on its Class H common stock. Similarly, since such time, Hughes has not paid dividends on its common stock to GM and does not currently intend to do so in the foreseeable future. Future Hughes earnings, if any, are expected to be retained for the development of the businesses of Hughes. Hughes expects to have significant cash requirements in 2000 primarily due to capital expenditures of about $1.5 to $2.0 billion for satellites and property.

   In addition, Hughes expects to increase its investment in affiliated companies, primarily related to its international DIRECTV businesses. These cash requirements are expected to be funded from a combination of cash provided from operations, cash to be received upon completion of the Boeing transaction, amounts available under credit facilities and debt and equity offerings, as needed.

   Debt and Credit Facilities. Short-Term Borrowings. In October 1999, Hughes issued $500.0 million ($498.9 million net of unamortized discount) of floating rate notes to a group of institutional investors in a private placement. The notes bear interest at a variable rate which was 7.45% at December 31, 1999. Interest is payable quarterly and the notes are due and payable on October 23, 2000.

   Notes Payable. PanAmSat issued five, seven, ten and thirty-year notes totaling $750.0 million in January 1998. The outstanding principal balances and interest rates for the five, seven, ten and thirty-year notes as of December 31, 1999 were $200 million at 6.0%, $275 million at 6.125%, $150 million at 6.375% and $125 million at $6.875%, respectively. Principal on the notes is payable at maturity, while interest is payable semi-annually.

   In July 1999, in connection with the early buy-out of satellite sale-leasebacks, PanAmSat assumed $124.1 million of variable rate notes, all of which were outstanding at December 31, 1999. The notes bear interest at various rates. The weighted average interest rate on the notes was 6.75% at December 31, 1999. The notes mature on various dates through January 2, 2002.

   Revolving Credit Facilities. Hughes has three unsecured revolving credit facilities totaling $1.6 billion, consisting of a $750.0 million multi-year facility, a $350.0 million 364-day facility and a $500.0 million bridge facility. The multi-year credit facility provides for a commitment of $750.0 million through December 5, 2002 and borrowings bear interest at various rates, of which the weighted average rate at December 31, 1999 was 7.09%. The 364-day facility provides for a commitment of $350.0 million through November 22, 2000. These facilities also provide backup capacity for Hughes' commercial paper program. The bridge facility provides for a commitment of $500.0 million through the earlier of November 22, 2000 or the receipt of proceeds from the issuance of any debt securities of Hughes in a public offering. $500.0 million was outstanding under the multi-year facility at December 31, 1999. No amounts were outstanding under the commercial paper program, 364-day or bridge facilities at December 31, 1999.

   PanAmSat maintains a $500.0 million multi-year revolving credit facility that provides for short-term and long-term borrowings and a $500.0 million commercial paper program that provides for short-term borrowings.

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The multi-year revolving credit facility provides for a commitment through
December 24, 2002. Borrowings under the credit facility and commercial paper program are limited to $500.0 million in the aggregate. No amounts were outstanding under either the multi-year revolving credit facility or the commercial paper program at December 31, 1999.

   At December 31, 1999, Hughes' 75% owned subsidiary, SurFin, had a total of $227.9 million outstanding under a $400.0 million unsecured revolving credit facility expiring in June 2002. Borrowings under the credit facility bear interest at various rates of interest. The weighted average interest rate on these borrowings was 6.84% at December 31, 1999.

   Other. At December 31, 1999, Galaxy Brasil had a total of $24.3 million outstanding under variable rate notes bearing interest at various rates. The weighted average interest rate of the notes was 11.9% at December 31, 1999. Principal is payable in varying amounts at maturity in April and May 2002, and interest is payable monthly.

   Other long-term debt totaling $16.2 million and $28.9 million at December 31, 1999 and 1998, respectively, consisted primarily of notes bearing fixed rates of interest of 9.61% to 11.11%. Principal is payable at maturity in April 2007, while interest is payable semi-annually.

   As part of a debt refinancing program undertaken by PanAmSat in 1997, an extraordinary charge of $20.6 million ($34.4 million before taxes) was recorded that resulted from the excess of the price paid for the debt over its carrying value, net of deferred financing costs.

   Hughes has filed a shelf registration statement with the SEC with respect to an issuance of up to $2.0 billion of debt securities from time to time. No amounts have been issued as of December 31, 1999.

   Acquisitions, Investments and Divestitures. On March 1, 2000, Hughes announced that DIRECTV Japan's operations will be discontinued and that its subscribers would have the opportunity to migrate to SkyPerfecTV. As a result of this transaction, Hughes acquired about a 6.6% interest in SkyPerfecTV, which is expected to complete an initial public offering during its fiscal year ending March 31, 2001. Hughes will be required to fund a substantial portion of the costs to be incurred over the next six to nine months to exit the DIRECTV Japan business. In addition, Hughes will continue to record its share of DIRECTV Japan's operating losses during 2000.

   On January 13, 2000, Hughes announced that it had reached an agreement to sell its satellite systems manufacturing businesses to Boeing for $3.75 billion in cash. The final transaction, which is subject to regulatory approval, is expected to close in the second or third quarter of 2000 and result in an after-tax gain in excess of $1 billion. The financial results for the satellite systems manufacturing businesses are treated as discontinued operations for all periods presented herein.

   Also on January 13, 2000, Hughes announced the discontinuation of its mobile cellular and narrowband local loop product lines at Hughes Network Systems. As a result of this decision, Hughes recorded a fourth quarter 1999 pre-tax charge to continuing operations of $272.1 million. The charge represents the write-off of receivables and inventories, licenses, software and equipment with no alternative use.

   In September and November of 1999, DIRECTV Japan raised a total of about $281 million through the issuance of bonds, convertible into common stock, to five of its major shareholders, including $244.7 million issued to Hughes.

   On July 28, 1999, Galaxy Latin America acquired Galaxy Brasil, the exclusive distributor of DIRECTV in Brazil, from Tevecap S.A. for about $114.0 million plus the assumption of debt. In connection with the transaction, Tevecap also sold its 10% equity interest in Galaxy Latin America to Hughes and The Cisneros Group of Companies, the remaining Galaxy Latin America partners, which increased Hughes' ownership interest in Galaxy Latin America to 77.8%. As part of the transaction, Hughes also increased its ownership interest in SurFin from 59.1% to 75.0%. The total consideration paid in the transactions amounted to about $101.1 million.

   On May 20, 1999, Hughes acquired by merger all of the outstanding capital stock of U.S. Satellite Broadcasting Company, a provider of premium subscription television programming via the digital broadcasting system that it shares with DIRECTV. The total consideration of about $1.6 billion paid in July 1999, consisted of about $0.4 billion in cash and 22.6 million shares of Class H common stock.

   On April 28, 1999, Hughes completed the acquisition of PRIMESTAR's 2.3 million subscriber medium-power direct-to-home satellite business. The purchase price consisted of $1.1 billion in cash and 4.9 million shares of Class H common stock, for a total purchase price of $1.3 billion. As part of the agreement to acquire PRIMESTAR, Hughes agreed to purchase the high-power satellite assets and related orbital frequencies of Tempo Satellite Inc., a wholly-owned subsidiary of TCI Satellite Entertainment Inc. The purchase price for the Tempo Satellite assets consisted of $500 million in cash. Of this purchase price, $150 million was paid on March 10, 1999 for a satellite that has not yet been launched and the remaining $350 million was paid on June 4, 1999 for an in-orbit satellite and 11 related satellite orbital frequencies.

   In February 1999, Hughes acquired an additional ownership interest in Grupo Galaxy Mexicana, a Latin America local operating company which is the exclusive distributor of DIRECTV in Mexico, from Grupo MVS, S.R.L. de C.V. Hughes' equity ownership represents 49.0% of the voting equity and all of the non-voting equity of Grupo Galaxy Mexicana. In October 1998, Hughes acquired from Grupo MVS an additional 10.0% interest in Galaxy Latin America, increasing Hughes' ownership interest to 70.0%. Hughes also acquired an additional 19.8% interest in SurFin, a company providing financing of subscriber receiver equipment for certain local operating companies located in Latin America and Mexico, increasing Hughes' ownership percentage from 39.3% to 59.1%. The aggregate purchase price for these transactions was $197.0 million in cash.

   In May 1998, Hughes purchased an additional 9.5% interest in PanAmSat for $851.4 million in cash, increasing its ownership interest in PanAmSat to 81.0%. PanAmSat was originally acquired in May 1997, when Hughes and PanAmSat completed the merger of their respective satellite service operations into a new publicly-held company, which retained the name PanAmSat Corporation. Hughes contributed its Galaxy satellite services business in exchange for a 71.5% interest in the new company. Existing PanAmSat stockholders received a 28.5% interest in the new company and $1.5 billion in cash. Such cash consideration and other funds required to consummate the merger were funded by new debt financing totaling $1,725.0 million borrowed from GM, which was subsequently repaid in December 1997. The PanAmSat merger was treated as a partial sale of the Galaxy business by Hughes and resulted in a one-time pre-tax gain of $489.7 million ($318.3 million after-tax).

   The financial information included herein reflect the acquisitions discussed above from their respective dates of acquisition. The acquisitions were accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, resulting in goodwill additions of $3,612.4 million and $702.9 million for the years ended December 31, 1999 and 1998, respectively.

   The December 31, 1999 financial statements for the PRIMESTAR transaction reflect a preliminary allocation of the purchase price for the transaction based upon information currently available. Adjustments relating to the tangible assets, including equipment located on customer premises; intangible assets, including customer lists and dealer network; and accrued liabilities for programming contracts and leases with above-market rates are estimates pending the completion of independent appraisals currently in process. Additionally, the adjustment to recognize the benefit of net operating loss carryforwards of U.S. Satellite Broadcasting Company represents a preliminary estimate pending further review and analysis by Hughes management. The foregoing appraisals, review and analysis are expected to be completed by March 31, 2000. Accordingly, the final purchase price allocations may be different from the amounts reflected herein. As a result of the acquisitions of Grupo Galaxy Mexicana, SurFin and Galaxy Brasil, foreign currency risk, as more fully described at "Market Risk Disclosure," has increased for Hughes and may increase in the future.

   On December 15, 1997, Hughes sold substantially all of the assets and liabilities of the Hughes Avicom business to Rockwell Collins, Inc. for cash, which resulted in an after-tax gain of $62.8 million. Hughes Avicom is treated as a discontinued operation for all periods prior to its disposition.

   Also, in December 1997, Hughes repurchased from AT&T for $161.8 million a 2.5% equity interest in DIRECTV, ending AT&T's marketing agreement to distribute the DIRECTV direct broadcast satellite television service and DIRECTV receiver equipment.

   New Accounting Standards. In September 1999, the Financial Accounting Standards Board issued Emerging Issues Task Force Issue 99-10, Percentage Used to Determine the Amount of Equity Method Losses. EITF 99-10 addresses the percentage of ownership that should be used to compute equity method losses when the investment has been reduced to zero and the investor holds other securities of the investee. EITF 99-10 requires that equity method losses should not be recognized solely on the percentage of common stock owned; rather, an entity-wide approach should be adopted. Under such an approach, equity method losses must be recognized based on the ownership level that includes other equity securities (e.g., preferred stock) and loans/advances to the investee or based on the change in the investor's claim on the investee's book value. Hughes adopted EITF 99-10 during the third quarter of 1999 which resulted in Hughes recording a higher percentage of DIRECTV Japan's losses subsequent to the effective date of September 23, 1999. The unfavorable impact of adopting EITF 99-10 was $39.0 million after-tax.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires all derivatives to be recorded as either assets or liabilities and the instruments to be measured at fair value. Gains or losses resulting from changes in the values of those derivatives are to be recognized immediately or deferred depending on the use of the derivative and whether or not it qualifies as a hedge. Hughes plans to adopt SFAS No. 133, as amended, by January 1, 2001, as required. Hughes does not expect that the adoption of SFAS No. 133 will have a material impact on Hughes' results of operations and financial position.

Commitments and Contingencies

   Hughes may be required to make a cash payment to, or receive a cash payment from, Raytheon in connection with the merger of the defense electronics business of Hughes with Raytheon in 1997. The amount of any such cash payment to or from Raytheon, if any, is not determinable at this time.

   There is a pending grand jury investigation into whether Hughes should be accused of criminal violations of the export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the failure of a Long March rocket in China in 1996. Hughes is also subject to the authority of the U.S. State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible criminal and/or civil sanctions could include fines as well as debarment from various export privileges and participating in government contracts. If Hughes were to enter into a settlement of this matter prior to the closing of the Boeing transaction that involves a debarment from sales to the U.S. government or a material suspension of Hughes' export licenses or other material limitation on projected business activities of the satellite systems manufacturing businesses, Boeing would not be obligated to complete the purchase of Hughes' satellite systems manufacturing businesses. Hughes does not expect the grand jury investigation or State Department review to result in a material adverse effect upon its business. However, there can be no assurance as to those conclusions.

   Hughes has contracts with ICO Global Communications (Operations), Ltd. to build the satellites and related components for ICO's global wireless communications system. ICO's parent company recently filed for bankruptcy protection under Chapter 11. If ICO's parent company is unable to confirm a plan of reorganization that provides for full payment to Hughes under these contracts, ICO may be unable to pay these amounts and the most likely outcome would be a liquidation proceeding. In the event that a liquidation becomes probable, Hughes would expect to record a pre-tax charge to income of up to about $350 million, of which $100 million would be attributable to continuing operations and $250 million would be attributable to discontinued operations. A portion of the purchase price to be paid by Boeing will be placed in escrow under certain circumstances if prior to completing this sale to Boeing, Hughes' contracts with ICO are not assumed by ICO with bankruptcy court approval or new similar contracts are not entered into with bankruptcy court approval.

   At December 31, 1999, minimum future commitments under noncancelable operating leases having lease terms in excess of one year are primarily for real property and aggregated $250.8 million, payable as follows: $102.8 million in 2000, $52.3 million in 2001, $24.2 million in 2002, $17.8 million in 2003, $12.5 million in 2004 and $41.2 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, were $58.5 million in 1999, $82.7 million in 1998 and $89.1 million in 1997.

   Hughes is contingently liable under standby letters of credit and bonds in the amount of $222.0 million at December 31, 1999. In Hughes' past experience, no material claims have been made against these financial instruments. In addition, at December 31, 1999, Hughes has guaranteed up to $209.1 million of bank debt, including $105.0 million related to American Mobile Satellite Corporation. Of the bank debt guaranteed, $105.0 million matures in March 2003; $55.4 million matures in September 2007; and the remaining $48.7 million is due in variable amounts over the next five years.

   In connection with the direct-to-home broadcast businesses, Hughes has commitments related to certain programming agreements which are variable based upon the number of underlying subscribers and market penetration rates. Minimum payments over the terms of applicable contracts are anticipated to be about $1,000.0 million to $1,150.0 million.

   As part of a marketing agreement entered into with AOL on June 21, 1999, Hughes committed to increase its sales and marketing expenditures over the next three years by about $1.5 billion relating to DirecPC/AOL-Plus, DIRECTV, DIRECTV/AOL TV and DirecDuo.

   See Notes 20 and 21 to the financial statements included elsewhere in and incorporated by reference into this document for further discussion of the above matters and various legal proceedings and claims that could be material, individually or in the aggregate, to Hughes' continuing operations or financial position.

Year 2000

   A comprehensive, company-wide, Year 2000 program was initiated in 1996 to identify and remediate potential Year 2000 problems. The Year 2000 program was implemented in seven phases which included awareness, inventory, assessment, remediation, testing, implementation and contingency planning. Hughes incurred and expensed about $10.0 million during 1999, about $4.0 million during 1998 and about $1.0 million through 1997, related to the assessment of, and ongoing efforts in connection with, its Year 2000 program. Future spending for remaining system remediation and testing is currently estimated to be from $0.6 million to $1.0 million.

   As of the date of this report, Hughes has experienced no significant problems related to the Year 2000 conversion either domestically or in foreign locations. After extensive system verification and testing, all computerized information and process control systems are operating normally. The performance of critical customers and suppliers continues without notable change. Production and business activities are normal at all locations. Hughes also has not received any material complaints regarding any Year 2000 issues related to its products. However, Hughes cannot provide assurance that problems will not arise.

   Hughes continues to monitor the status of its operations, suppliers and distribution channels to ensure no significant business interruptions.

   In addition to the above, the satellite systems manufacturing businesses incurred expenditures related to the Year 2000 conversion of about $11.0 million and $5.0 million during 1999 and 1998, respectively. Future spending for the satellite systems manufacturing businesses is estimated at about $1.0 million. As of the date of this report, the satellite systems manufacturing businesses have experienced no significant problems related to the Year 2000 conversions, however, Hughes cannot provide assurance that problems will not arise.

   Each Hughes operating company is funding its respective Year 2000 efforts with current and future operating cash flows.

Security Ratings

   On January 14, 2000, subsequent to the announcement of the sale of Hughes' satellite systems manufacturing businesses to Boeing, Standard and Poor's Rating Services and Moody's Investors Service each affirmed its respective debt ratings for Hughes. S&P maintained its BBB-minus credit rating, which indicates the issuer has adequate capacity to pay interest and repay principal. S&P maintained the short-term corporate credit and commercial paper ratings at A-3. S&P revised its outlook to positive from negative.

   Moody's confirmed Hughes' Baa2 long-term credit and P-2 commercial paper ratings. While the outlook remains negative, Moody's ended its review for possible downgrade. The Baa2 rating for senior debt indicates adequate likelihood of interest and principal payment and principal security. The P-2 commercial paper rating is the second highest rating available and indicates that the issuer has a strong ability for repayment relative to other issuers.

   Debt ratings by the various rating agencies reflect each agency's opinion of the ability of issuers to repay debt obligations as they come due. Lower ratings generally result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.


Market Risk Disclosure

   The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by Hughes of future events or losses.

 General

   Hughes' cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of its equity investments. Hughes manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. Hughes' policy is to not enter into speculative derivative instruments for profit or execute derivative instrument contracts for which there are no underlying exposures. Hughes does not use financial instruments for trading purposes and is not a party to any leveraged derivatives.

 Foreign Currency Risk

   Hughes generally conducts its business in U.S. dollars with a small amount of business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. Hughes' objective in managing the exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, Hughes enters into foreign exchange-forward contracts to mitigate risks associated with future foreign currency firm commitments. Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. At December 31, 1999, the impact of a hypothetical 10% adverse change in exchange rates on the fair values of foreign exchange-forward contracts and foreign currency denominated assets and liabilities would not be significant.

 Investments

   Hughes maintains investments in publicly-traded common stock of unaffiliated companies and is therefore subject to equity price risk. These investments are classified as available-for-sale and, consequently, are reflected in the balance sheets at fair value with unrealized gains or losses, net of taxes, recorded as part of accumulated other comprehensive income (loss), a separate component of stockholder's equity. At December 31, 1999, the fair values of the investments in such common stock were $1,025.2 million. The investments were valued at the market closing prices at December 31, 1999. No actions have been taken by Hughes to hedge this market risk exposure. A 10% decline in the market price of these investments would cause the fair value of the investments in common stock to decrease by $102.5 million as of December 31, 1999.

 Interest Rate Risk

   Hughes is subject to interest rate risk related to its $2.1 billion of debt outstanding at December 31, 1999. As of December 31, 1999, debt consisted of Hughes' $500.0 million floating rate line of credit and a $498.9 million floating rate note, PanAmSat's fixed-rate borrowings of $750.0 million, and various other floating and fixed rate borrowings. Hughes is subject to fluctuating interest rates which may adversely impact its results of operations and cash flows for its variable rate bank borrowings. Fluctuations in interest rates may also adversely effect the market value of Hughes' fixed-rate borrowings. At December 31, 1999, outstanding borrowings bore interest at rates ranging from 6.00% to 11.11%. The potential fair value loss resulting from a hypothetical 10% decrease in interest rates related to Hughes' outstanding debt would be about $29.0 million as of December 31, 1999.

 Credit Risk

   Hughes is exposed to credit risk in the event of non-performance by the counterparties to its foreign exchange-forward contracts. While Hughes believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

                    UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL INFORMATION OF HUGHES

   The following unaudited pro forma combined condensed financial statements have been derived from the historical financial statements of Hughes, U.S. Satellite Broadcasting Company, PRIMESTAR and TCI Satellite Entertainment, the parent company of Tempo Satellite, to give effect to:

  . the merger of Hughes with U.S. Satellite Broadcasting Company that was completed as of May 20, 1999;

  . Hughes' acquisition of PRIMESTAR's direct broadcast satellite medium-power business and related high-power satellite assets of Tempo Satellite that was completed as of April 28, 1999; and

  . the proceeds from the issuance of Hughes Series A preferred stock that was completed as of June 24, 1999.

   The unaudited pro forma combined condensed statements of income (loss) from continuing operations reflect adjustments as if the transactions described above had each taken place at the beginning of the periods presented. The historical Hughes amounts reflect the satellite systems manufacturing businesses as discontinued operations. Accordingly, the results of those businesses have been excluded from the historical Hughes amounts included in the Unaudited Pro Forma Combined Condensed Financial Information presented herein. The historical U.S. Satellite Broadcasting Company amounts included in the unaudited pro forma combined condensed statement of income (loss) from continuing operations for the year ended December 31, 1999 are for the period January 1, 1999 through May 20, 1999, prior to the date of the merger. The historical PRIMESTAR/Tempo Satellite amounts included in the unaudited pro forma combined condensed statement of income (loss) from continuing operations for the year ended December 31, 1999 are for the period January 1, 1999 through April 28, 1999, prior to the date of the acquisition. Certain of the pro forma adjustments described in the accompanying notes are based on preliminary estimates and various assumptions that Hughes believes are reasonable under the circumstances.

   The unaudited pro forma combined condensed statements of income (loss) from continuing operations do not give effect to any cost savings that may be realized from the merger with U.S. Satellite Broadcasting Company and the PRIMESTAR/Tempo Satellite acquisition, which savings relate primarily to the reduction of duplicative operating, general and administrative expenses.

   Hughes' merger with U.S. Satellite Broadcasting Company and the acquisition of PRIMESTAR/Tempo Satellite have been accounted for as purchases. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. Certain of the adjustments included in the unaudited pro forma combined condensed financial statements reflect a preliminary allocation of the purchase price for the PRIMESTAR transaction based upon information currently available. Adjustments relating to tangible assets, including equipment located on customer premises; intangible assets, including customer lists and dealer network; and accrued liabilities for programming contracts and leases with above-market rates are estimates pending the completion of independent appraisals currently in process. Additionally, the adjustment to recognize the benefit of net operating loss carryforwards of U.S. Satellite Broadcasting Company represents a preliminary estimate pending further review and analysis by Hughes management. These appraisals, valuations and studies are expected to be completed by March 31, 2000. Accordingly, the final purchase price allocations may be different from the amounts reflected herein.

   The unaudited pro forma combined condensed financial statements should be read in conjunction with Hughes' financial statements, including the respective notes thereto, as of and for the years ended December 31, 1999 and 1998, included elsewhere in and incorporated by reference into this document and the financial statements, including the respective notes thereto, of U.S. Satellite Broadcasting Company, PRIMESTAR, which following Hughes' acquisition of its direct broadcast satellite medium-power business, changed its name to Phoenixstar, Inc., and TCI Satellite Entertainment, each as of and for the year ended December 31, 1998 and each of which is incorporated by reference into this document.

                 HUGHES UNAUDITED PRO FORMA COMBINED CONDENSED
             STATEMENT OF INCOME (LOSS) FROM CONTINUING OPERATIONS
                      For the Year Ended December 31, 1999

                                                    U.S.
                                                 Satellite                         PRIMESTAR/
                                    Historical  Broadcasting                          Tempo
                                       U.S.        Merger        Pro    Historical Acquisition     Pro    Series A        Pro
                        Historical  Satellite    Pro Forma      Forma   PRIMESTAR/  Pro Forma     Forma   Preferred      Forma
                          Hughes   Broadcasting Adjustments    Combined   Tempo    Adjustments   Combined   Stock       Combined
                        ---------- ------------ ------------   -------- ---------- -----------   -------- ---------     --------
                                                    (in millions, except per share amounts)
Revenues
 Direct broadcast,
  leasing and other
  services............    $4,550       $252        $  (7) (a)   $4,795    $ 545         --        $5,340     --          $5,340
 Product sales........     1,010        --           --          1,010      --          --         1,010     --           1,010
                          ------       ----        -----        ------    -----       -----       ------    ----         ------
   Total Revenues.....     5,560        252           (7)        5,805      545         --         6,350     --           6,350
                          ------       ----        -----        ------    -----       -----       ------    ----         ------
Operating Costs and
 Expenses
 Cost of products
  sold................       955        --           --            955      --          --           955     --             955
 Broadcast
  programming and
  other costs.........     2,075        149           37  (b)    2,216      267       $  31  (l)   2,502     --           2,502
                                                     (45) (d)                           (12) (o)
 Selling, general,
  and administrative
  expenses............     2,308        134           (7) (a)    2,381      258         (31) (l)   2,517     --           2,517
                                                     (37) (b)                           (91) (m)
                                                     (17) (e)
 Depreciation and
  amortization........       650          9           24  (g)      682      198          (5) (p)     722     --             722
                                                      (1) (h)                             1  (q)
                                                                                       (154) (r)
                          ------       ----        -----        ------    -----       -----       ------    ----         ------
   Total operating
    costs and
    expenses..........     5,988        292          (46)        6,234      723        (261)       6,696     --           6,696
                          ------       ----        -----        ------    -----       -----       ------    ----         ------
Operating Profit
 (Loss)...............      (428)       (40)          39          (429)    (178)        261         (346)    --            (346)
Interest income
 (expense), net.......       (96)         1          (40) (d)     (142)     (57)         (1) (o)    (172)   $ 28  (z)      (144)
                                                      (7) (i)                           (19) (s)
                                                                                         57  (t)
                                                                                        (10) (u)
Other, net............      (136)       --           --           (136)     114        (114) (v)    (136)    --            (136)
                          ------       ----        -----        ------    -----       -----       ------    ----         ------
Income (Loss) from
 Continuing Operations
 Before Income Taxes
 and Minority
 Interests............      (660)       (39)          (8)         (707)    (121)        174         (654)     28           (626)
Income tax benefit
 (expense)............       237                      10  (j)      247       75         (75) (w)     225     (11) (aa)      214
                                                                                        (22) (x)
Minority interests in
 net losses of
 subsidiaries.........        32        --           --             32      --          --            32     --              32
                          ------       ----        -----        ------    -----       -----       ------    ----         ------
Income (Loss) from
 Continuing
 Operations...........      (391)       (39)           2          (428)     (46)         77         (397)     17           (380)
Adjustments to exclude
 the effect of GM
 purchase accounting
 related to Hughes
 Aircraft Company.....         3        --           --              3      --          --             3     --               3
Preferred Dividends...       (51)       --           --            (51)     --          --           (51)    (48) (bb)      (99)
                          ------       ----        -----        ------    -----       -----       ------    ----         ------
Earnings (Loss) Used
 for Computation of
 Available Separate
 Consolidated Net
 Income (Loss) from
 Continuing
 Operations...........    $ (439)      $(39)       $   2        $ (476)   $ (46)      $  77       $ (445)   $(31)        $ (476)
                          ======       ====        =====        ======    =====       =====       ======    ====         ======
Available Separate
 Consolidated
 Net Income (Loss)
 from Continuing
 Operations
 Average number of
  shares of Class H
  common stock
  outstanding (in
  millions)
  (numerator).........     124.7                     9.0  (k)    133.7                  1.5  (y)   135.2                  135.2
 Class H dividend
  base (in millions)
  (denominator)(1)....     418.5                     9.0  (k)    427.5                  1.5  (y)   429.0                  429.0
 Available Separate
  Consolidated Net
  Income (Loss) from
  Continuing
  Operations..........    $ (131)                               $ (149)                           $ (140)                $ (150)
                          ======                                ======                            ======                 ======

-------
(1) See discussion of Class H dividend base in the Notes to the Hughes financial statements included in and incorporated by reference into this document.

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

                 HUGHES UNAUDITED PRO FORMA COMBINED CONDENSED
             STATEMENT OF INCOME (LOSS) FROM CONTINUING OPERATIONS
                      For the Year Ended December 31, 1998

                                                    U.S.
                                                 Satellite                        PRIMESTAR/
                                    Historical  Broadcasting                         Tempo
                                       U.S.        Merger       Pro    Historical Acquisition      Pro    Series A        Pro
                        Historical  Satellite    Pro Forma     Forma   PRIMESTAR/  Pro Forma      Forma   Preferred      Forma
                          Hughes   Broadcasting Adjustments   Combined   Tempo    Adjustments    Combined   Stock       Combined
                        ---------- ------------ ------------  -------- ---------- -----------    -------- ---------     --------
                                                    (in millions, except per share amounts)
Revenues
 Direct broadcast,
  leasing and other
  services............    $2,640       $551         $ (3) (a)  $3,188   $ 1,290        --         $4,478     --          $4,478
 Product sales........       841        --           --           841       --         --            841     --             841
                          ------       ----         ----       ------   -------     ------        ------    ----         ------
   Total Revenues.....     3,481        551           (3)       4,029     1,290        --          5,319     --           5,319
                          ------       ----         ----       ------   -------     ------        ------    ----         ------
Operating Costs and
 Expenses
 Cost of products
  sold................       607        --           --           607       --         --            607     --             607
 Broadcast
  programming and
  other costs.........     1,211        328           75  (b)   1,530       655     $   85  (l)    2,234     --           2,234
                                                     (84) (d)                          (36) (o)
 Selling, general,
  and administrative
  expenses............     1,321        267           (3) (a)   1,487       486        (85) (l)    1,888     --           1,888
                                                     (75) (b)
                                                      (1) (c)
                                                     (22) (f)
 Impairment of long-
  lived assets........       --         --           --           --        950       (950) (n)      --      --             --
 Depreciation and
  amortization........       388         17           58  (g)     460       543        (13) (p)      580     --             580
                                                      (3) (h)                            3  (q)
                                                                                      (413) (r)
                          ------       ----         ----       ------   -------     ------        ------    ----         ------
   Total operating
    costs and
    expenses..........     3,527        612          (55)       4,084     2,634     (1,409)        5,309     --           5,309
                          ------       ----         ----       ------   -------     ------        ------    ----         ------
Operating Profit
 (Loss)...............       (46)       (61)          52          (55)   (1,344)     1,409            10     --              10
Interest income
 (expense), net.......        95          4          (75) (d)       7      (146)        (4) (o)      (84)   $ 57  (z)       (27)
                                                     (17) (i)                          (57) (s)
                                                                                       146  (t)
                                                                                       (30) (u)
Other, net............      (152)       --           --          (152)       (8)       --           (160)    --            (160)
                          ------       ----         ----       ------   -------     ------        ------    ----         ------
Income (Loss) from
 Continuing Operations
 Before Income Taxes
 and Minority
 Interests............      (103)       (57)         (40)        (200)   (1,498)     1,464          (234)     57           (177)
Income tax benefit
 (expense)............       142        --            16  (j)     158       148       (148) (w)      171     (23) (aa)      148
                                                                                        13  (x)
Minority interests in
 net losses of
 subsidiaries.........        25        --           --            25       --         --             25     --              25
                          ------       ----         ----       ------   -------     ------        ------    ----         ------
Income (Loss) from
 Continuing Operations
 Before Cumulative
 Effect of Accounting
 Change...............        64        (57)         (24)         (17)   (1,350)     1,329           (38)     34             (4)
Adjustments to exclude
 the effect of GM
 purchase accounting
 related to Hughes
 Aircraft Company.....         3        --           --             3       --         --              3     --               3

Preferred Dividends...       --         --           --           --        --         --            --      (99) (bb)      (99)
                          ------       ----         ----       ------   -------     ------        ------    ----         ------
Earnings (Loss) Used
 for Computation of
 Available Separate
 Consolidated Net
 Income (Loss) from
 Continuing Operations
 Before Cumulative
 Effect of Accounting
 Change...............    $   67       $(57)        $(24)      $  (14)  $(1,350)    $1,329        $  (35)   $(65)        $ (100)
                          ======       ====         ====       ======   =======     ======        ======    ====         ======
Available Separate
 Consolidated
 Net Income (Loss)
 from Continuing
 Operations Before
 Cumulative Effect of
 Accounting Change:

 Average number of
  shares of Class H
  common stock
  outstanding (in
  millions)
  (numerator).........     105.3                    22.6  (k)   127.9                  4.9 (y)     132.8                  132.8
 Average Class H
  dividend base (in
  millions)
  (denominator)(1)....     399.9                    22.6  (k)   422.5                  4.9 (y)     427.4                  427.4
 Available Separate
  Consolidated Net
  Income (Loss) from
  Continuing
  Operations Before
  Cumulative Effect of
  Accounting Change...    $   18                               $   (4)                            $  (11)                $  (31)
                          ======                               ======                             ======                 ======

-------
(1) See discussion of Class H dividend base in the Notes to the Hughes financial statements included in and incorporated by reference into this document.

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

   NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF
                                    HUGHES


   Various reclassifications have been made to the historical financial statements of U.S. Satellite Broadcasting Company, PRIMESTAR and TCI Satellite Entertainment to conform to the unaudited pro forma combined condensed financial statement presentation. As more fully described in Note 3 to PRIMESTAR's 1998 consolidated financial statements, the historical operating results of PRIMESTAR reflect the operations of its predecessor, TCI Satellite Entertainment, prior to the restructuring transaction on April 1, 1998.

U.S. Satellite Broadcasting Company Merger Pro Forma Adjustments

   The following adjustments, which are set forth in millions of dollars, give pro forma effect to the U.S. Satellite Broadcasting Company merger.

  (a) To eliminate intercompany transactions between Hughes and U.S. Satellite Broadcasting Company.

  (b) To reclassify certain amounts in the historical financial statements of U.S. Satellite Broadcasting Company to conform to Hughes' presentation.

  (c) To eliminate non-recurring expenses related to the merger.

  (d) To reflect the amortization of the accrued liability for programming contracts with above-market rates. The effective interest method was used to amortize the liability and to impute interest expense thereon.

  (e) To eliminate non-recurring fees recorded by U.S. Satellite Broadcasting Company during 1999 in connection with the merger.

  (f) To eliminate a non-recurring loss recorded by U.S. Satellite Broadcasting Company during 1998 and to provide for the termination of various contracts as specified in the U.S. Satellite Broadcasting Company merger agreement.

  (g) To reflect amortization of the intangible assets consisting of customer lists, licenses granted by the Federal Communications Commission and enterprise level goodwill. Amortization of the customer lists was calculated based on a five-year useful life, and the amortization of licenses granted by the Federal Communications Commission and enterprise level goodwill were calculated based on useful lives of 40 years.

  (h) To reflect reduced depreciation expense resulting from the write-down of fixed assets to fair values.

  (i) To reduce interest income on cash required for the U.S. Satellite Broadcasting Company merger.

  (j) Income taxes associated with the pro forma adjustments discussed above have been calculated at an assumed combined federal and state rate of 40%, excluding amortization of estimated goodwill which is not deductible for tax purposes.

      The unaudited pro forma combined condensed statements of income (loss) from continuing operations have also been adjusted to recognize a tax benefit, at an assumed combined federal and state rate of 40%, for U.S. Satellite Broadcasting Company's historical losses from continuing operations for the periods ended December 31, 1999 and 1998. This adjustment recognizes that, if the U.S. Satellite Broadcasting Company merger had taken place at the beginning of the periods presented, the tax benefit of U.S. Satellite Broadcasting Company's losses would have been realized in the consolidated federal tax return of General Motors.

  (k) In connection with the U.S. Satellite Broadcasting Company merger, General Motors contributed cash to the capital of Hughes, sufficient to enable Hughes to purchase from General Motors, for fair value as determined by the GM board, the 22.6 million shares of Class H common stock delivered to U.S. Satellite Broadcasting Company shareholders in the merger. In connection therewith, the GM board also increased the Class H dividend base by 22.6 million. For purposes of pro forma presentation, the historical GM Class H numerator and denominator have been adjusted to reflect the weighted-average

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF
                               HUGHES--Continued

     number of shares of Class H common stock that would have resulted if the U.S. Satellite Broadcasting Company merger had taken place at the beginning of each period presented.

PRIMESTAR/Tempo Satellite Acquisition Pro Forma Adjustments

   The following adjustments, which are set forth in millions of dollars, give pro forma effect to the PRIMESTAR/Tempo Satellite acquisition:

  (l) To reclassify certain amounts in the historical financial statements of PRIMESTAR to conform to Hughes' presentation.

  (m) To eliminate non-recurring expenses related to the acquisition.

  (n) To eliminate a non-recurring impairment loss and related income tax benefit recorded by PRIMESTAR during 1998 to reduce the carrying amount of certain assets to their net realizable values.

  (o) To reflect the amortization of the accrued liability for programming contracts and leases with above-market rates. The effective interest method was used to amortize the liability and to calculate the accretion of interest expense.

  (p) To reflect amortization of the intangible assets consisting of customer lists, licenses granted by the Federal Communications Commission, dealer/install network, and enterprise level goodwill. Amortization of the customer lists was calculated based on a five-year useful life, and the amortization of the dealer/install network was calculated based upon a 15-year useful life. Amortization of licenses granted by the Federal Communications Commission and enterprise level goodwill was calculated based on useful lives of 40 years.

  (q) To record depreciation on the in-orbit satellite acquired by us in connection with the PRIMESTAR/Tempo Satellite acquisition over the estimated remaining useful life of 12 years.

  (r) To reflect reduced depreciation expense resulting from the write-down of fixed assets to fair values.

  (s) To reflect interest expense associated with the incremental debt incurred by Hughes to finance the PRIMESTAR/Tempo Satellite acquisition.

  (t) To reduce interest expense associated with PRIMESTAR debt not assumed by Hughes.

  (u) To reduce interest income on cash required for the PRIMESTAR acquisition assuming Hughes' historical interest income rate.

  (v) To eliminate a non-recurring net gain recorded by PRIMESTAR during 1999 in connection with the sale of certain assets and the retirement of debt as a result of the PRIMESTAR/Tempo Satellite acquisition.

  (w) To eliminate PRIMESTAR's historical income tax benefit recorded in connection with PRIMESTAR's restructuring consummated during 1998.

  (x) Income taxes associated with the pro forma adjustments discussed above have been calculated at an assumed combined federal and state rate of 40%. Because the PRIMESTAR/Tempo Satellite acquisition is a taxable transaction, amortization of goodwill is expected to be deductible over 15 years for income tax purposes.

      The unaudited pro forma combined condensed statements of income (loss) from continuing operations have also been adjusted to recognize a tax benefit, at an assumed combined federal and state rate of 40%, for PRIMESTAR's historical losses from continuing operations for the periods ended December 31, 1999 and 1998. This adjustment recognizes that, if the PRIMESTAR/Tempo Satellite acquisition had taken place at the beginning of the periods presented, the tax benefit of PRIMESTAR's and Tempo Satellite's losses would have been realized in the consolidated federal tax return of General Motors.

   NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF
                               HUGHES--Continued


  (y) Based on the PRIMESTAR asset purchase agreement, 4.9 million shares of Class H common stock were issued to effect the PRIMESTAR acquisition. Hughes acquired these shares from General Motors for a cash payment, which was funded with a cash capital contribution from General Motors. In connection therewith, the General Motors board also increased the Class H dividend base by about 4.9 million. For purposes of pro forma presentation, the historical GM Class H numerator and denominator have been adjusted to reflect the weighted-average number of shares of Class H common stock that would have resulted if the PRIMESTAR acquisition had taken place at the beginning of each period presented.

Preferred Stock Issuance Adjustments

   The following adjustments, which are set forth in millions of dollars, give pro forma effect to the issuance of Hughes Series A preferred stock.

  (z) To reduce interest expense for the result of the pay down of short-term debt.

  (aa) To reflect the income tax effects of a reduction in interest expense that resulted from the pay down of short-term debt at an assumed combined federal and state tax rate of 40%.

  (bb) To record dividends and amortization of fees on the Hughes Series A preferred stock.

                                BUSINESS OF GM

General

   General Motors is primarily engaged in the automotive and, through its wholly-owned Hughes subsidiary, the communications services industries. GM is the world's largest manufacturer of automotive vehicles. GM also has financing and insurance operations and, to a lesser extent, engages in other industries.

   GM's automotive segment is comprised of four regions:

  . GM North America;

  . GM Europe;

  . GM Asia/Pacific; and

  . GM Latin America/Africa/Mid-East.

   GM North America designs, manufacturers and markets vehicles primarily in North America under the following nameplates:

                 .Chevrolet   .GMC          .Buick      .Saturn
                 .Pontiac     .Oldsmobile   .Cadillac

   GM's international operations meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates:

           .Opel       .Holden    .Saab           .GMC         .Buick
           .Vauxhall   .Isuzu     .Chevrolet      .Cadillac

   GM participates in the communications services industry through its Hughes subsidiary, which is a leading global provider of digital entertainment services, satellite communications services and satellite-based private business networks. For more information about Hughes, see "Business of Hughes."

   GM's financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financing services, including consumer vehicle financing, full service leasing, mortgage services and vehicle and homeowner's insurance. GM's other industrial operations include the design, manufacturing and marketing of locomotives and heavy duty transmissions.

   Substantially all of GM's automotive-related products are marketed through retail dealers and through distributors and jobbers in the United States, Canada, and Mexico, and through distributors and dealers overseas. At December 31, 1999, there were about 8,100 GM vehicle dealers in the United States, 840 in Canada and 155 in Mexico. Additionally, there were a total of about 11,340 outlets overseas which include dealers and authorized sales, service and parts outlets on the same date.

Recent Developments

   On March 13, 2000, GM and Fiat S.p.A. agreed to form a strategic industrial alliance, creating an important partnership for the companies in two of the world's largest automotive markets: Europe and Latin America. We expect that this alliance will provide significant opportunities to create value for both GM and Fiat stockholders through significant synergies between the companies in the areas of material cost reductions, leveraging of each company's powertrain activities, efficiency in financial service operations, sharing of automotive technologies and effective leveraging of each other's platforms. In connection with this alliance, GM will acquire about 20% of Fiat Auto in exchange for about $2.4 billion. In addition, GM will issue 32,053,422 shares of $1 2/3 par value common stock to Fiat for about $2.4 billion. Based on the number of shares to be issued to Fiat and the total number of outstanding shares of $1 2/3 par value common stock as of February 29, 2000 and giving effect to the exercise of all outstanding stock options for $1 2/3 par value common stock as of such date, Fiat would receive about 5.1% of the outstanding $1 2/3 par value common stock as of such date. However, this percentage will increase as a result of both the reduced number of shares of $1 2/3 par value common stock outstanding after the exchange offer and GM's planned $1.4 billion stock repurchase program, which is described further at "Overview of GM Capital Stock--Recent Developments Affecting GM's Capital Structure." It is currently anticipated that Fiat will be granted certain registration rights in connection with its acquisition of $1 2/3 par value common stock. This issuance of $1 2/3 par value common stock to Fiat is expected to be completed in 2000.

                              BUSINESS OF HUGHES

Overview

   Hughes is a leading global provider of digital entertainment, information and communications services and satellite-based private business networks. Hughes has been a pioneer in many aspects of the satellite and wireless communications industry, and its technologies have driven the creation of new services and markets and have established Hughes as a leader in each of the markets it serves. Hughes believes that its ability to identify, define and develop new markets early has provided it with a significant competitive advantage in building sustainable market leadership positions.

   In January 2000, Hughes announced a strategy designed to accelerate the growth of its services businesses. In connection with this new focus on its services businesses, Hughes recently entered into an agreement to sell its satellite systems manufacturing businesses to Boeing for $3.75 billion in cash. In addition, Hughes has realigned its marketing efforts to focus on its two major customer groups: consumers and business enterprises. Hughes believes this marketing realignment will enable it to obtain the full benefit of the synergies between its various business units and more effectively reach its customers.

   Hughes provides advanced communications services on a global basis. Hughes has developed a range of entertainment, information and communications services for the home and business markets, including video, data, voice, multimedia and Internet services. Hughes believes that these services provide the potential for higher value through higher margins and higher growth than Hughes' traditional manufacturing businesses. For the years ended December 31, 1998 and 1999, multi-channel entertainment services, satellite transponder leasing and other services revenues represented about $2.6 billion, or 76%, of Hughes' total revenues and about $4.6 billion, or 82%, of Hughes' total revenues, respectively. This represents a 72% year-over-year growth in service revenues. These figures exclude revenues attributable to Hughes' satellite systems manufacturing businesses. We currently expect that Hughes' revenues from its services businesses as a percentage of total revenues will be even higher in 2000.

   Hughes' businesses include:

  . DIRECTV, the world's leading digital multi-channel entertainment service, based on the number of subscribers. DIRECTV includes businesses in the United States and Latin America, and constitutes Hughes' Direct-to-Home Broadcast segment. In 1999, DIRECTV gained a record 1.6 million net new subscribers in the United States, representing a 39% growth rate over 1998. As of March 31, 2000, average revenue per residential U.S. DIRECTV high-power subscriber of about $58 was the highest in the U.S. multi-channel entertainment industry.

  . PanAmSat, the owner and operator of the largest commercial satellite fleet in the world. PanAmSat, a publicly-held company of which Hughes owns 81%, constitutes Hughes' Satellite Services segment. PanAmSat owns and operates 20 satellites that are capable of transmitting signals to geographic areas covering a substantial portion of the world's population. PanAmSat provides satellite capacity for the transmission of cable and broadcast television programming from the content source to the consumer distribution point (the consumer's home or cable operator). PanAmSat satellites have the capability to reach over 125 million cable households around the world and serve as transmission platforms for six direct-to-home services worldwide. In addition, PanAmSat provides satellite services to telecommunications carriers, corporations and Internet service providers or "ISPs" for the provision of satellite-based communications networks, including private corporate networks employing very small aperture terminals or "VSATs" and international access to the U.S. Internet backbone.

  . Broadband Services and Products, which includes Hughes Network Systems, a leading provider of satellite and wireless communications ground equipment and business communications services. Hughes Network Systems has more than a 50% share of the global market for VSAT private business networks and constitutes Hughes' Network Systems segment. Hughes Network Systems is also leading the development of Spaceway, a satellite-based broadband communications platform that is expected to provide customers with high-speed, two-way data communication on a more cost-efficient basis than systems that are currently available. Spaceway is expected to launch service in North America in 2003 and currently is not a separately reported business segment.

   In addition, Hughes' business currently includes its satellite systems manufacturing businesses. Hughes Space and Communications, the largest component of Hughes' satellite systems manufacturing businesses, is the principal component of the discontinued operations captions in Hughes' financial statements because Hughes has agreed to sell Hughes Space and Communications and its related satellite systems manufacturing assets to Boeing as more fully described below at "--Hughes Space and Communications."

Recent Developments

   There have been several recent developments affecting Hughes' businesses that Hughes believes will accelerate its growth as a premier provider of integrated entertainment, information and communications services:

  . New Corporate Focus. Hughes has undertaken several new initiatives designed to focus its resources and management attention on its high-growth entertainment, information and communications services businesses. Hughes has entered into an agreement with Boeing for the sale of Hughes' satellite systems manufacturing businesses. This sale of the most significant portion of Hughes' traditional manufacturing businesses is intended to accelerate Hughes' transformation into an entertainment, information and communications services business. Hughes also believes that Boeing, with its strong systems integration capabilities, will continue to provide Hughes with a reliable source of satellites in the future. For additional information on this transaction, see "--Hughes Space and Communications" below.

    In addition, Hughes' wireless communication equipment business, conducted through Hughes Network Systems, will focus solely on its leading broadband wireless access (point-to-multipoint) product line and will discontinue its mobile cellular and narrowband fixed wireless product lines. Hughes does not believe that it has the critical mass required to be competitive in the mobile cellular or narrowband markets. However, Hughes believes that it has superior technology and valuable experience in the broadband wireless access market and intends to use that expertise to increase its penetration in a market that is expected to experience rapid growth over the next several years. Finally, Hughes has realigned its marketing efforts to focus on its two major customer groups, as more fully described below.

  . New Marketing Initiative. As part of its new corporate focus, Hughes has created two new executive positions, each of which will have the primary responsibility for Hughes' two main customer groups: consumers and business enterprises. Hughes believes that its marketing realignment will enable it to obtain the full benefit of the synergies between its various business segments and to more effectively serve its customers. Hughes also believes that this new marketing initiative will allow it to better identify and capitalize on rapidly changing trends in these two markets. For more information on Hughes' marketing realignment, see "--Sales and Marketing" below.

  . Local Programming. Following the enactment of new legislation regarding the delivery of local programming in the United States, DIRECTV recently expanded its program offerings to include the major local broadcast networks and a national Public Broadcasting System feed in 23 U.S. markets. This legislation allows DIRECTV to compete more effectively with cable television providers who previously had the advantage because they could offer subscribers local channels. Now, DIRECTV can provide local channels to subscribers with digital-quality picture and sound. Many of DIRECTV's existing customers are able to receive this local programming using their existing receiver equipment. In addition, DIRECTV plans to deliver local programming in new markets in which customers will receive the local channels through a new dual-feed satellite dish. DIRECTV intends initially to introduce local programming in up to 25 markets, capable of reaching about 50 million U.S. television households. In the future, DIRECTV may expand its local programming markets to additional cities based on market demand. Hughes expects that DIRECTV's ability to deliver local programming will result in higher revenue per subscriber as well as new DIRECTV subscribers in the markets where DIRECTV offers local channels.

  . DIRECTV Japan/SkyPerfecTV Transaction. On March 1, 2000, Hughes announced that DIRECTV Japan's operations would be discontinued and that its subscribers would have the opportunity to migrate to SkyPerfecTV, a provider of direct-to-home satellite broadcasting in Japan. In connection with this transaction, Hughes acquired an ownership interest in SkyPerfecTV. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes."

  . Strategic Alliance with America Online. In June 1999, Hughes announced a new strategic alliance with AOL to develop and market digital entertainment and Internet services nationwide. This alliance is expected to accelerate subscriber growth and revenue per subscriber for DIRECTV, DirecPC and eventually new broadband services to be delivered via Spaceway. As part of this alliance, Hughes and AOL plan to introduce two new enhanced TV and Internet-based interactive services later this year. The first is a combination television receiver that will allow the consumer to not only receive DIRECTV's extensive programming, but also to access "AOL TV," a new service that will bring AOL's extensive interactive and Internet content to the consumer's television. The second is a high-speed Internet service called "AOL Plus via DirecPC" that will be delivered using Hughes Network Systems' DirecPC satellite network. Hughes currently expects to achieve over one million subscribers to the AOL Plus via DirecPC service by the end of 2003. DirecPC is a satellite-based Internet service which uses a small receiver dish to provide access speeds up to 400 kilobits-per-second, which is substantially faster than traditional computer modems that use analog phone lines. Hughes and AOL also plan to jointly develop new services and content for DIRECTV. Hughes currently expects to spend about $1.5 billion in connection with the marketing of these and other services and products over the next three years. For more information about this alliance, see "--Broadband Services and Products" below.

Industry Background

   Hughes' businesses provide equipment and services for the following industries:

  . digital entertainment and information;

  . satellite- and terrestrial-based communications; and

  . private business networking.

   These diverse businesses share a common focus on delivering media and multimedia content, data and voice traffic to a broad universe of consumer and business enterprise customers almost instantaneously and in a cost-effective manner.

 Consumer Entertainment and Information Services

   Traditionally, the consumer has received entertainment and information services from several different and unrelated industries. The consumer received phone service from a telephone company and television service from a broadcast or cable company, and more recently Internet service from an ISP, typically using traditional telephone lines as a means of access.

   Today's improved digital technologies can deliver all of these services faster and more efficiently, and these three industries are now competing with each other as well as forming alliances to meet the growing demands of consumers. Government deregulation and technological advances and innovations have contributed to this industry realignment. These factors have expanded industry capacity to provide an increasing variety of video, information and data at prices affordable to the consumer. They have also enabled new technologies such as satellites to compete for the same business. For example, DIRECTV's satellite fleet, is capable of distributing hundreds of digital entertainment channels to every television household in the contiguous United States.

   The rapid development of the Internet and the consumer's growing demand for entertainment and information has led to demand for rapid delivery of vast amounts of information through broadband communications systems as opposed to traditional narrowband systems. These new broadband systems, including terrestrial-based fiber-optic and wireless systems and, when operational, satellite-based systems, such as Spaceway, enable entertainment and information providers to offer new services and products to satisfy customer demands.

   With the development of broadband delivery systems, such as Hughes' DirecDuo and DirecPC systems, the consumer can receive data and information from the Internet at speeds significantly faster than traditional methods. In addition, the capability of broadband platforms to deliver large amounts of data provides the incentive for companies to develop new and innovative services and offerings for the consumer. The ability to combine the delivery of a number of services, which is sometimes referred to as a "bundled offering," is the goal of many companies in the industry.

   Generally, a consumer purchases television and Internet services separately. Today, a single provider can offer more television programming than a traditional television service provider with higher quality picture and sound as well as higher speed Internet access than some ISPs at competitive prices. Additionally, the traditional television service is increasingly offering more interactivity and information to the television viewer. At the same time, entertainment services such as video streaming and music downloading are being delivered through the consumer's computer. Hughes' recent strategic alliance with AOL is just an example of the rapid convergence of the television and personal computer platforms.

   Hughes is an active participant in these important and rapidly growing industries through its DIRECTV, DirecPC and DirecDuo services. Hughes continues to be an industry leader through its integration and development of new technologies and products and its alliances with industry leaders such as AOL, TiVo, Inc. and Wink Communications.

 Enterprise Communications and Information Services

   Communications and information services for business enterprises have evolved rapidly over the last several years as the same technological advances fueling consumer media, communication and data demand have impacted business enterprises. Today, enterprises are demanding more reliable, faster two-way and one-way data and voice delivery to their various sites as well as to their customers. Corporations are setting up private networks, including voice communications, local and wide area data networks and intranets, as well as using public networks such as the Internet.

   With the rapid development of the Internet, business enterprises are focusing increasingly on their capabilities to deliver innovative products and services, such as e-commerce and broadband data communications. Due to the ubiquity of the Internet and its increasingly high level of security as a means of transmitting corporate data, business enterprises are dramatically increasing their use of private and public corporate networks on a regional and global basis.

   The infrastructure required to support this traffic is rapidly developing. Broadband networks using terrestrial-, wireless- and satellite-based technologies are replacing narrowband networks such as traditional public and private telephone networks. Additionally, consumer demand for entertainment and information is driving business enterprises' requirements for wholesale delivery of data, which can be repackaged and reformatted for consumers as well as enterprise customers.

   A wide variety of operators, including fiber-optic cable, terrestrial-based wireless and satellite operators provide wholesale transmission of data. PanAmSat currently is the largest commercial satellite services provider for the distribution of wholesale entertainment, data and information.

   Hughes Network Systems is a leader in providing private business networks via VSATs. Private business networks are high-speed, satellite-based enterprise communications networks. For example, individual gas

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stations use VSATs to send customer credit card data to central processing locations and receive back payment approvals. These private networks often utilize satellite transponder capacity leased from PanAmSat. Hughes is also a leader in the development of terrestrial-based wireless systems known as broadband wireless access systems. This technology allows business enterprises to cost effectively transmit data at very high data-rates in areas where fiber-optic systems and satellite-based systems are not as cost effective. Hughes believes that the market for private business networks using VSATs will continue its strong growth trends and that the broadband wireless access market will grow significantly over the next several years.

   Hughes believes that the rapid expansion of enterprise communications networks and the bandwidth those networks require will increase exponentially over the next several years. Hughes believes that new broadband platforms with two-way traffic capabilities will lead the next generation of communications technology. Hughes has planned the Spaceway platform to provide its next generation of satellite-based broadband products and services beginning in 2003. The Spaceway satellite-based platform is expected to allow business enterprises to introduce a wide range of two-way, high data-rate services, such as distance learning, across a business enterprise's global locations simultaneously, by utilizing full motion streaming video. Hughes believes that the market for these services will also grow significantly in the future.

Technology Overview

   Hughes has been a pioneer in the development of satellite-based technology, which currently serves as the basis for many of its products and services. Satellite technology includes two major components: the ground network and equipment and the satellite.

   Geosynchronous satellites orbit the earth from locations about 22,300 miles above the equator. At this altitude, the satellite remains in a fixed position above a specific location on the earth at all times. This allows business enterprises and consumers the ability to point their ground equipment at one spot in the sky and remain in constant contact with the satellite. This altitude also allows one satellite to provide service to a large portion of the world.

   Satellites are assigned orbital positions or "slots." These slots are designated by their location East or West of the zero meridian, measured in degrees of longitude, and comprise both a physical location and an assignment of broadcast spectrum. Broadcast spectrum is divided into "bands" or frequency ranges measured in hertz. Because these slots only exist along the equator, there are a finite number of available slots and frequencies. Through a Federal Communications Commission application process, Hughes obtains licenses for orbital slots which, following successful international coordination, are registered with the International Telecommunication Union.

   Typical geosynchronous satellite frequency bands include:

  . C-band--used as the traditional network and cable television programming distribution band;

  . Ku-band--used for many telecommunications services, including Internet access, and direct-to-home broadcast satellite television services; and

  . Ka-band--a high frequency band that can be used for new broadband, high-speed data and Internet service offerings.

   Typically, an individual satellite divides its assigned frequency bands into smaller channels that are often referred to as "transponders." Satellites are often described as having a certain number of transponders. By knowing the number of transponders and the amount of hertz allocated to each transponder, total satellite capacity can be calculated in terms of hertz. This capability can further be assessed in terms of its usage, such as digital TV channels or raw data throughput. For example, direct broadcast satellites over the United States currently provide up to 32 transponders from each of several orbital slots. Each transponder is allocated 24 megahertz of spectrum. Through digital compression algorithms and advanced ground equipment, satellites can currently place

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anywhere from six to 10 television video channels on each transponder and still maintain excellent picture quality from the consumer's perspective.

   Geosynchronous satellites act as relay stations receiving information and data, amplifying it and then relaying it back to the ground. Future satellite systems, like Spaceway, will have powerful on-board processors to more efficiently direct the information to the appropriate end-user.

   The ground network consists of software and equipment to send or "uplink" data to the satellite as well as receive or "downlink" data from the satellite. Certain services, such as most VSATs, allow for the same equipment to be used to both send and receive data. These are also known as two-way or interactive systems. Other applications like digital direct-to-home broadcast satellite and DirecPC are currently one-way by satellite to the end user. In other words, the equipment only receives information. In this case, any outbound requests, such as requests to visit web sites, do not go out over the satellite but typically via the phone line. Hughes expects that as technology improves and the cost of equipment drops, two-way satellite systems affordable to the consumer will be available near the end of this year.

   Depending on the application, the frequency band, and the overall power of the satellite, different sized receive and send equipment is used. Typically, C-band ground equipment uses five-meter or larger dishes to send and receive, while Ku-band receive equipment used for digital direct-to-home broadcast satellite is only 18 inches in diameter. In addition to the dish, there is also indoor equipment used to translate the data that is received. In the case of a digital direct-to-home broadcast satellite system, the indoor unit takes the form of a set-top box which converts the digital signal into one used by standard televisions, by high definition televisions or "HDTV", or by computers.

Strategy

   Hughes' business objective is to enhance its position as a premier provider of integrated information, entertainment and communications services by leveraging its satellite and wireless communications systems expertise and by capitalizing on its competitive advantages discussed below. Hughes' core strategies for achieving this objective are to:

  . Focus on high-value, high-growth entertainment and business communications services. Hughes' recent decisions to sell its satellite systems manufacturing businesses, to refocus its wireless network business and to realign its marketing efforts to focus on its consumer and business enterprise customers, were all designed to accelerate the growth of its services businesses. Each of these actions is intended to increase Hughes' focus on the needs of its customers and to devote significant resources to the integration of new broadband and interactive services with Hughes' existing multi-channel video programming. Hughes believes that these efforts will enable it to better identify and capitalize on rapidly changing trends in its industry to position Hughes as the leading provider of these products and services.

  . Lead the multi-channel entertainment market. Hughes intends to capitalize on favorable demand trends for multi-channel entertainment in the United States and select international markets. Hughes intends to maintain DIRECTV's leadership in the United States by providing a premier service with distinctive programming and seeks to become one of the top two multi-channel providers, based on number of subscribers, in the next few years. This programming will include exclusive entertainment programming, HDTV programming and unique interactive, personal choice and Internet-based services, such as the TiVo Personal TV(TM) service which allows subscribers to create their own television program selection based upon personal preferences.

    Hughes is also leveraging its experience in the multi-channel entertainment market in the United States and brand name in select international markets where Hughes believes significant growth opportunities exist. In addition, Hughes' strategy in the multi-channel entertainment market includes initiatives to increase average revenue per subscriber. DIRECTV's average monthly revenue per residential U.S. DIRECTV high-power subscriber was about $58 as of March 31, 2000, the highest in the U.S. multi-channel entertainment industry. With the recent introduction of local channels as well as new interactive services to be introduced in 2000, DIRECTV expects average revenue per subscriber to increase.

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    DIRECTV seeks to achieve rapid growth in EBITDA by leveraging its existing platform with its substantial gross margin across a large and growing subscriber base.

  . Capitalize on growth opportunities in the markets for Internet services and digital data. Hughes believes that the growth of the Internet and the increased presence of digital data will have a major impact on the entertainment, information and communications services industry. Hughes has several initiatives in this area, including the following:

    . DIRECTV expects to integrate a range of Internet-based and interactive technologies into its service in the United States and Latin America later this year, such as AOL TV in the United States, which will allow a DIRECTV subscriber to access the Internet via the television. See "--Recent Developments--Strategic Alliance with America Online."

    . Hughes Network Systems has developed an array of digital data, intranet and Internet services for the consumer, such as DirecPC, and enterprise markets, such as DirecWay(TM), which it intends to aggressively market to its own customers and to customers of AOL.

    . PanAmSat has developed a range of Internet-related services, including
      SPOTbytes(R), a bundled Internet service that offers links from international locations to the U.S. Internet backbone via PanAmSat teleports, and a new service that provides the direct broadcast of Internet content to local computer servers in the United States and internationally. PanAmSat also recently announced the introduction of NET/36(TM), a high-speed, bandwidth-intensive network that will deliver popular video, audio and data content with high clarity to thousands of digital subscriber line providers, cable headends, ISPs and broadband wireless providers worldwide.

    . Beginning with the anticipated North American service launch in 2003, Hughes believes Spaceway will offer customers a wide range of high-speed, two-way, data communication services for which demand has been forecast to increase dramatically in the future.

  . Achieve sustainable market leadership positions. Hughes has achieved market leadership positions by identifying, defining and developing new markets and introducing innovative products and services to serve these markets. For example, PanAmSat's early development of a business model that involved the leasing of satellite transponder space has enabled Hughes and PanAmSat to capture a significant share of the world's limited supply of both satellite orbital slots and broadcast spectrum. Early entry into the digital direct-to-home broadcast satellite industry has provided Hughes with direct relationships with a large subscriber base to whom an expanded array of services can be offered and has created strong relationships with the programmers that provide content for its DIRECTV service. In addition, early entry into the market for accessing the Internet via satellites and DIRECTV's customer base of more than 8 million subscribers worldwide has positioned Hughes with key strategic partners such as AOL. Hughes believes that its leadership in technology and its consumer and business enterprise customer base will provide Hughes with a competitive advantage for the introduction of the Spaceway platform.

    Hughes has also pursued and will continue to pursue acquisitions and strategic alliances, such as its acquisitions of PRIMESTAR, Inc. and United States Satellite Broadcasting Company, Inc. and its alliance with AOL, to extend its leadership in core markets. In those markets where leadership cannot be attained, Hughes intends to divest or reposition its businesses, such as its recent decision to discontinue its mobile cellular and narrowband fixed wireless manufacturing product lines. For more information, see "--Acquisitions, Strategic Alliances and Divestitures.

    In this regard, Hughes from time to time participates and is currently participating in exploratory discussions regarding potential strategic alliances or business combinations. Hughes may continue to engage in discussions with other companies in the future. Those alliances or business combinations could involve companies engaged in a wide variety of businesses, including providing content or Internet services. We cannot assure you that any such transaction will be consummated or, if consummated, whether any such transaction would or would not have a material impact on Hughes' business.

  . Incentivize Management. Employee compensation programs are designed to help Hughes achieve its business objective and maximize long-term shareholder value. As part of this focus, most full-time

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   employees of Hughes and its wholly-owned subsidiaries hold Class H common stock or options to purchase Class H common stock. In particular, more than half of the compensation of Hughes' top executives is composed of stock options, stock grants and other stock performance-based incentive compensation.

Hughes believes that these strategies will enable it to experience significant growth in revenues, and even higher growth in EBITDA, over the next several years. Hughes currently plans to invest more than $2 billion for capital expenditures related to satellites, property, plant and equipment and equity investments during 2000 to facilitate the implementation of these strategies.

Competitive Advantages

   Hughes believes that it has several important competitive advantages in the industries in which it competes. Hughes believes these competitive advantages should enable it to achieve sustainable market leadership positions and accelerate revenue and EBITDA growth. These competitive advantages include:

  . DIRECTV Brand and Franchise. In the United States, DIRECTV has a leadership position in the U.S. multi-channel entertainment market, including:

    . One of the largest multi-channel entertainment providers. As of March
      31, 2000, DIRECTV had over 8.3 million subscribers, making DIRECTV the third largest multi-channel entertainment provider in the United States. This market position provides DIRECTV with greater opportunity to obtain programming on favorable terms, secure unique and exclusive programming and introduce new services.

    . Substantial channel capacity. Currently, DIRECTV has capacity to deliver about 400 entertainment channels, including local channels, in 23 markets. DIRECTV expects its capacity to increase to about 500 channels by the end of 2000 and plans to offer local channels in additional markets.

    . A well-developed, robust distribution network. DIRECTV has a robust distribution network, based on retail points of sale, including national retailers such as Circuit City, Radio Shack and Best Buy, and several regional Bell telephone companies which provide installation, customer service and billing and the PRIMESTAR dealer network in small urban and rural markets.

   Hughes believes these factors, together with DIRECTV's strong brand name, provide it with significant competitive advantages over other U.S. multi-channel entertainment providers. Hughes also believes that DIRECTV's high-quality digital picture and sound, its increased variety of programming and its high quality customer service provide competitive advantages over traditional cable television. Hughes is also utilizing the DIRECTV brand name and U.S. leadership position to accelerate growth in select international markets.

  . Direct Digital Interactive and Broadband Links to Homes and Businesses.
    Hughes believes that its established relationships with both its consumer and business enterprise customers will become increasingly valuable as key markets in which to offer expanded services. Consumers and business enterprises are increasingly demanding the flow of greater amounts of data at higher speeds than can be provided by traditional computer modems using traditional phone lines. In many cases, satellite-based systems are well suited to address this need on a cost-effective basis. In meeting this demand, Hughes intends to capitalize on its existing customer relationships as well as new customer relationships created through strategic alliances. Hughes also intends to upgrade many of its existing corporate data network clients and satellite Internet customers, many of whom are Fortune 500 companies, and DirecPC subscribers to Spaceway.

  . Satellite Technology Advantages. Satellite-based service offerings have inherent competitive advantages over ground-based services for many applications. These include:

    . the ability to broadcast hundreds of channels economically to millions of recipients over very wide geographic areas with little incremental cost per end user;

    . the potential for low cost two-way communications to areas of low population density;

    . the ability to roll-out new infrastructure to a large number of customers quickly; and

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    . the ability to deliver large amounts of information at high transmission speeds.

    Hughes believes that its ability to develop leading satellite technologies has helped Hughes become a leader in each of its businesses, and it intends to continue to develop new technologies to maintain these leadership positions. For example, Hughes developed, together with Thomson Consumer Electronics, the technology for the first set-top box receiver used by DIRECTV. Hughes continues to integrate and develop new technologies to maintain its multi-channel leadership, including set-top boxes that will provide interactive services. In addition, Hughes believes that the technology utilized in VSAT equipment and signal compression technologies have enabled Hughes Network Systems and PanAmSat to maintain industry leadership positions.

  . Global Market Leader. Hughes believes that its global leadership positions in its target markets--digital multi-channel entertainment and information, satellite transponder leasing and private business networks--enable it to achieve economies of scale. The entertainment, information and communications services businesses generally are characterized by high fixed costs with relatively lower variable costs. A market leadership position enables some of the costs of developing expanded services, such as infrastructure, to be spread across a larger customer base. In addition, Hughes Network Systems has benefited from economies of scale resulting from its global leadership position in VSATs.

  . Comprehensive Portfolio of Global Satellite Services. Hughes believes that its presence in several major segments of the entertainment, information and communications services industry affords significant synergies and provides Hughes with the ability to respond to the latest industry growth trends. Historically, Hughes has leveraged its systems expertise to develop new service businesses such as DIRECTV, satellite transponder leasing and Spaceway. For example, Hughes Network Systems' ability to increase production of DIRECTV set-top boxes on short notice enabled DIRECTV to meet new subscriber demand and achieve record subscriber growth in 1999. In addition, Hughes' systems expertise was an important element in the formation of the strategic alliance with AOL and has enabled Hughes to respond quickly to the growth needs of its services businesses. Hughes believes that the breadth of its services and products positions it to capitalize on the convergence of entertainment, information and the Internet for both individual consumers and business enterprises.

  . Global Spectrum and Orbital Slots. Operation of an international satellite fleet requires significant international and U.S. regulatory approvals and Hughes considers its regulatory authorization to use desirable broadcast spectrum and its orbital slots to be a significant competitive advantage. For example, Hughes believes that PanAmSat's global transmission capability, especially its ability to transmit signals among many of the world's major regions, provides it with a significant advantage over commercial competitors who operate fleets limited to regional coverage. PanAmSat currently operates the largest commercial network of geosynchronous communications satellites and has the ability to transmit signals to a geographic area that includes a substantial portion of the world's population. PanAmSat is the only commercial entity that offers geosynchronous satellite services on a global, one-stop shopping basis.

DIRECTV

   Introduced in June 1994, DIRECTV was one of the first digital multi-channel entertainment providers in North America. Currently, DIRECTV programming is available in the 48 contiguous United States and 27 countries in Latin America and the Caribbean basin via Galaxy Latin America.

   Hughes believes it can leverage the DIRECTV brand name and market leadership position in the United States and in select international markets. As a result, Hughes evaluates, on an ongoing basis, opportunities to expand DIRECTV to serve other international markets. There is often intense competition in the international markets in which Hughes expects to offer DIRECTV. In order to increase its customer base in these markets, DIRECTV may consider offering dealer and customer incentives which may result in increased subscriber acquisition costs.

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 DIRECTV U.S.

 Highlights

  . More than 8.3 million DIRECTV U.S. subscribers as of March 31, 2000, which includes 1.0 million PRIMESTAR by DIRECTV subscribers

  . A record 1.6 million net new subscribers to its high-power service in 1999, compared to 1.2 million net new subscribers in 1998, representing a 39% growth rate

  . Monthly revenue per residential U.S. DIRECTV high-power subscriber of about $58 as of March 31, 2000, the highest in the United States multi-channel entertainment industry

  . Local channels available in 23 markets capable of reaching nearly 50 million households

  . Current capacity to provide about 400 entertainment channels, including local channels, in the United States, which is expected to increase to about 500 entertainment channels by the end of 2000

  . A robust U.S. distribution network, with extensive retail points of sale

 Strategic Goals

  . Increase average revenue per subscriber

  . Minimize subscriber churn

  . Reduce subscriber acquisition cost in most distribution channels

  . Add new and innovative programming, including new interactive and Internet-based services and expand market availability of local programming

  . Further broaden and strengthen distribution channels

   In 1999, Hughes acquired the U.S. digital direct-to-home broadcast satellite medium-power business of PRIMESTAR and the related high-power satellite assets of Tempo Satellite and U.S. Satellite Broadcasting Company, a provider of premium movie services to households throughout the continental United States.

   Subscribers. As of March 31, 2000, DIRECTV, under the DIRECTV and PRIMESTAR By DIRECTV brands, had over 8.3 million subscribers, making it the third largest multi-channel entertainment provider in the United States. This includes about 1.5 million subscribers located primarily in rural areas of the contiguous United States who receive DIRECTV services under an arrangement with the National Rural Telecommunications Cooperative. DIRECTV expects to achieve a total of between 9.5 million and 10 million subscribers by the end of 2000. Through Hughes' acquisition of U.S. Satellite Broadcasting Company, DIRECTV gained a base of over two million customers subscribing to premium movie services, over 90% of which were already receiving DIRECTV programming. The integration of this business is complete. Through the PRIMESTAR acquisition, DIRECTV obtained a base of just under 2.3 million subscribers. As of March 31, 2000, about 745,000 of these subscribers had been converted to the DIRECTV service. DIRECTV expects to convert 70% of the acquired PRIMESTAR subscriber base to DIRECTV. DIRECTV expects this to occur by the end of 2000.

   DIRECTV's 1999 net subscriber churn rate was about 1.5% per month, compared to an average monthly churn rate of about 2.5% for the cable television industry. DIRECTV has implemented aggressive churn management programs designed to reduce subscriber turnover. DIRECTV's net subscriber churn for a given period is calculated by dividing the number of subscribers canceling service during the period by the total number of subscribers at the end of the period. See "Risk Factors--Risk Factors Relating to the Business of Hughes-- Hughes May Be Unable to Manage Effectively the Growth of its DIRECTV Business."

   DIRECTV's cost of acquiring new subscribers, including incentives paid to retailers, subsidies for receiver equipment and consumer promotions, is currently about $500 per subscriber. Hughes currently expects to reduce this number by up to $50 by the end of this year. However, as part of Hughes' strategic alliance with AOL,

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DIRECTV expects to offer additional incentives to retailers to reduce the cost to the consumer of the receiver equipment necessary to receive the new interactive services and intends to offer additional consumer promotions designed to attract more subscribers. For a description of this new service, see "--Programming--AOL TV" below. In the future, subscriber acquisition costs and our ability to achieve reductions will continue to be largely determined by the competitive environment.

   Programming. Currently, DIRECTV has the capacity to offer about 400 digital channels of television shows, premium movies, sports and pay-per-view events, including 36 digital music channels, and local channels. DIRECTV currently expects capacity to increase to about 500 channels by the end of 2000. DIRECTV also provides premium sports and other premium programming such as THE NFL SUNDAY TICKET(R), which allows subscribers, subject to local restrictions, to view every National Football League game played each Sunday during the regular season. DIRECTV is the exclusive small dish provider of THE NFL SUNDAY TICKET through 2002. Hughes believes that DIRECTV's increased channel offerings, channel capacity and large subscriber base provides DIRECTV with a competitive advantage in acquiring subscribers, obtaining programming from leading content providers on favorable terms and, in the future, generating advertising revenue.

   Since the passage of the Satellite Home Viewer Improvement Act of 1999 at the end of 1999, DIRECTV has been permitted to provide local television programming to its customers. DIRECTV currently provides the major local broadcast networks plus a national PBS feed to 23 markets. As of March 31, 2000, about 40% of DIRECTV's existing subscribers in these markets have requested local channels for $5.99 per month. Additionally, Hughes expects that it will achieve a significantly higher penetration rate for new subscribers in these markets this year. Initial plans call for the delivery of local channels to up to 25 markets, capable of reaching about 50 million U.S. television households. In most of these markets, DIRECTV subscribers can receive local programming with their existing receiver equipment. With the planned satellite launch of DIRECTV 4S in late 2001, DIRECTV expects to significantly expand the number of markets in which it provides local television programming. The Satellite Home Viewer Improvement Act of 1999 allows DIRECTV to compete more effectively with cable television providers who previously held an advantage over DIRECTV because they could offer subscribers local channels. DIRECTV believes that it has a competitive advantage in this area over cable television providers because of its ability to provide subscribers with local channels with digital-quality picture and sound.

   DIRECTV U.S. also provides foreign language programming through its new DIRECTV Para Todos(TM) service. This service was launched nationwide during the first quarter of 2000. DIRECTV Para Todos(TM) currently provides programming packages that provide over 20 Spanish special interest channels with up to 77 English language channels, including CNN en Espanol, UniVision, GalaVision, TV Chile and other special interest channels. In addition, DIRECTV has a dedicated Spanish-speaking customer call center for subscribers of this service.

   DIRECTV intends to introduce new enhanced TV and interactive service offerings by partnering with other companies and ISPs. The initial offerings due out later this year include:

  . AOL TV. In addition to its own programming, DIRECTV will offer subscribers access to a wealth of information through connected interactivity with certain AOL features, such as Internet access, instant messaging and buddy lists, and AOL members will be offered the ability to connect to a new AOL interactive service designed to enhance the television viewing experience.

  . DIRECTV/TiVo Combination Box. Through integration with the TiVo Personal
    TV(TM) service, DIRECTV subscribers that use a new combination DIRECTV/TiVo satellite digital receiver will be able to control the programming they watch by being able to pause live television and create their own television programming lineup based on their personal preferences. This service will provide DIRECTV customers with access to a wide variety of programming seamlessly integrated with the control, convenience and personalization that TiVo provides. DIRECTV owns about 8% of the equity of TiVo, Inc., the owner of the TiVo Personal TV(TM) service.

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  . DIRECTV Interactive. These services will include data-enhanced programming, e-commerce and interactive advertising. Later this year, DIRECTV will introduce the Wink(R) service, which will enable DIRECTV subscribers to access data enhanced programming and perform e-commerce transactions via their television and remote control. This service will be free of charge to DIRECTV subscribers. DIRECTV owns about 4% of the equity of Wink Communications, the owner of the Wink(R) technology.

   Distribution Channels. The DIRECTV service is distributed to consumers through various channels. Both DIRECTV service and equipment are distributed through consumer electronics stores such as Circuit City, Radio Shack and Best Buy and satellite television dealers. In addition, Hughes has agreements with several regional Bell telephone companies to distribute DIRECTV programming and service by bundling it with local phone services. These arrangements typically provide that the telephone companies will provide installation, customer service and billing services. DIRECTV also distributes its services to rural and small urban areas through the newly-acquired PRIMESTAR dealer network, which has enhanced its presence in those markets. Finally, as part of Hughes' strategic alliance with AOL, AOL will market DIRECTV to its on-line subscriber base, which as of March 31, 2000 totaled over 24 million subscribers, including its CompuServe Internet service.

   Satellite Fleet and Equipment. DIRECTV currently has a fleet of five satellites, three of which are located at 101(degrees) west longitude, one of which is located at 110(degrees) west longitude, and one of which is located at 119(degrees) west longitude. In the third quarter of 2000, DIRECTV expects to launch its sixth satellite, DIRECTV 5, which will replace DIRECTV 4 at 119(degrees) west longitude. DIRECTV 4 will then serve primarily as an in-orbit spare in the event of any problems on Hughes' other satellites. See "Risk Factors--Risk Factors Relating to the Business of Hughes--Hughes Is Vulnerable to Satellite Failure." DIRECTV has also contracted to build a seventh satellite, DIRECTV 4S, a high-powered spot-beam satellite to provide additional capacity for its new local channel service or other new services beginning in 2002. DIRECTV's signals originate from its broadcast facilities in Castle Rock, Colorado and in Los Angeles, California.

   Hughes believes that the frequencies DIRECTV is authorized to use for delivering digital television signals in the United States are significant assets. There are currently only three licensed United States orbital slots that provide the capability to deliver high-power digital television signals throughout the contiguous United States. These orbital slots have a total of 96 available frequencies and DIRECTV controls 46 of these frequencies.

   DIRECTV receiving equipment is manufactured by Hughes Network Systems and a number of name brand consumer electronics companies, including RCA/Thomson Consumer Electronics and Sony. Equipment prices paid by consumers have fallen steadily from the initial $699-$899 range in June 1994 to about $99-$249 today. The technology for the DIRECTV service is based, in part, on Hughes' satellite and satellite-based services experience and, in part, on the expertise of the consumer electronics manufacturers which produce the equipment. DIRECTV has outsourced many of the significant facets of consumer marketing, the operation of the related infrastructure and support services to vendors experienced in the respective fields.

 Galaxy Latin America

   Highlights

  . More than 900,000 subscribers in 27 countries throughout Latin America and the Caribbean basin, capable of reaching a substantial portion of the potential market

  . Monthly revenue per subscriber of about $34 as of March 31, 2000

  . Capacity to provide over 355 digital video and audio channels

  . New exclusive programming arrangements with affiliates of HBO and Disney

  . New subscriber acquisitions in the fourth quarter of 1999 nearly double that of any previous quarter

   Strategic Goals

  . Accelerate subscriber growth through aggressive marketing of the DIRECTV service

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  . Broaden and strengthen distribution channels in Latin America and the
    Caribbean basin

  . Expand and continue to improve customer service

  . Minimize subscriber churn

  . Add new and exclusive programming, including new interactive and web-based services and expanding market availability of local programming

   Hughes currently provides DIRECTV service in 27 countries in Latin America and the Caribbean basin via Galaxy Latin America under the brand name "DIRECTV". Introduced in mid-1996, Galaxy Latin America was the first digital direct-to-home broadcast satellite television service available in Latin America and currently has the capacity to provide over 300 digital video channels. Hughes owns about 78% of Galaxy Latin America, with The Cisneros Group of Companies of Venezuela holding the remaining ownership share. Galaxy Latin America, like other businesses of Hughes, may require significant capital to implement its strategic goals or react rapidly to changes in technology, products, services or the competitive landscape. Any such future capital needs may be funded through the issuance by Galaxy Latin America of equity or debt securities.

   Subscribers. As of March 31, 2000, DIRECTV had about 909,000 subscribers throughout Latin America, representing subscriber growth of about 74% compared to 1998. Galaxy Latin America added 136,000 net new subscribers in the fourth quarter of 1999, which nearly doubled the previous record set in the first quarter of 1999. These gains were primarily due to Galaxy Latin America's acquisition of operating control in Brazil and Mexico as well as a strong performance in Argentina. The average revenue per subscriber in the Latin American region is currently about $34 per month. Galaxy Latin America believes that about one-half of television households in Latin America, or about 50 million households, earn an income sufficient to afford multi-channel pay television services, but only a small fraction currently subscribes to such services. Hughes believes that this market has significant growth potential.

   To further accelerate subscriber growth, Galaxy Latin America and its local operating companies will continue to promote the service aggressively, will concentrate on superior customer service, will continue its strategy of adding new distribution and mitigating subscriber churn. In addition, in most instances, subscriber acquisition costs in Latin America generally have been much lower than in the United States.

   Distribution. Local operating companies in each country provide marketing, sales, distribution, customer service and other infrastructure services. Hughes believes that having an equity stake, and in some situations a controlling interest, in the local operating companies will help it to pursue a coordinated marketing and operating strategy throughout Latin America. In furtherance of this strategy, Hughes has recently increased its ownership of the local operating company in Mexico and now manages its day-to-day operations. Also, in July 1999, Galaxy Latin America acquired Galaxy Brasil, Ltda., the exclusive distributor of DIRECTV services in Brazil. Additionally, Hughes has purchased an interest in several local operating companies in other large Latin American markets, including Venezuela, Colombia, Argentina and Puerto Rico. These six markets represent over 90% of the current Latin American target pay television market.

   Programming. Galaxy Latin America provides a selection of international programming tailored to each of its particular markets. Galaxy Latin America's programming packages include multi-lingual programming, local programming and several sports and special events packages. Galaxy Latin America plans to supplement its current programming line-up with new popular local programming as well as introducing interactive service offerings.

   Galaxy Latin America recently announced new exclusive programming arrangements with HBO Latin America and Buena Vista International (Walt Disney). The two five-year arrangements with HBO Latin America provide Galaxy Latin America with the exclusive direct-to-home broadcast satellite television rights to HBO's three premium channels in Brazil and five premium channels in Argentina. The arrangement with Walt Disney provides Galaxy Latin America with exclusive direct-to-home broadcast satellite television rights to the Disney Channel in all Spanish-speaking Latin America, except for Puerto Rico. The Disney Channel is expected to launch in the second half of 2000.

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   Galaxy Latin America plans to launch its initial offering of interactive services in the second half of 2000. Galaxy Latin America's initial offering of services is expected to include information services, interactive electronic program guides and transaction-based services. The main objective of these services are to enhance Galaxy Latin America's core programming service in order to attract new subscribers to these services, maintain a high level of loyalty among current subscribers and increase average revenue per subscriber. Galaxy Latin America plans to continue to improve the interactive services with enhanced programming content, synchronized advertising and e-commerce applications.

 DIRECTV Japan

   The DIRECTV Japan service commenced commercial operations in December 1997, after competitor PerfecTV had already introduced a full service offering. DIRECTV Japan began full service in April 1998. A second competitior, Japan Sky Broadcasting had planned to initiate service in April 1998 as well. On May 1, 1998, PerfecTV and Japan Sky Broadcasting merged to form SkyPerfecTV. As of March 31, 2000, DIRECTV Japan had about 425,000 subscribers and SkyPerfecTV had over 1.7 million subscribers.

   On March 1, 2000, Hughes announced that DIRECTV Japan's operations would be discontinued and that its subscribers would have the opportunity to migrate to SkyPerfecTV. In connection with this transaction, Hughes acquired an ownership interest in SkyPerfecTV. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes."

PanAmSat

 Highlights

  . A leading commercial provider of global satellite communications services with:

    . Unique resources both in space and on the ground; and

    . "Blue-chip" global customers

  . Global network of 20 satellites supported by seven teleport operations facilities in the United States

  . A unique one-stop provider of global satellite services through its global network of satellites capable of transmitting signals to a geographic area that includes a substantial portion of the world's population

  . EBITDA margins of about 70%

  . About $6.1 billion in backlog as of March 31, 2000

 Strategic Goals

  . Expand satellite fleet

  . Continue to offer customers unique one-stop shopping for their national, regional or global satellite transmission needs on its own fleet of satellites

  . Obtain market leadership positions by identifying, defining and developing new markets early and expanding innovative value-added services and applications such as Internet distribution and transmission of HDTV

   PanAmSat currently operates the world's largest commercial network of geosynchronous communications satellites. PanAmSat is the only commercial entity that has a fleet of satellites that is capable of offering geosynchronous satellite services on a global, one-stop-shopping basis.

   PanAmSat has regulatory approval to operate its satellite fleet in the C-band, the traditional network and cable television distribution band and the Ku-band, the band used for many telecommunications services and direct-to-home television services. In addition, PanAmSat has obtained Federal Communications Commission authorization for licenses in the Ka-band, a high-powered frequency that can be used for broadband, high-speed data and Internet service offerings.

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   PanAmSat seeks to obtain market leadership positions by identifying, defining and developing new markets early. In 1983, PanAmSat revolutionized the television industry by launching Galaxy I, the first satellite to be dedicated solely to cable television programming for the United States. PanAmSat pioneered the "cable neighborhood" concept in the satellite services industry by securing key cable programming for Galaxy I, which prompted a core group of cable operators to focus their ground antennas on Galaxy I's orbital position. Once a core group of cable operators had aligned their dishes with the satellite, subsequent transmission capacity on the satellite was sold at a premium. This "cable neighborhood" strategy continues to be a major business strategy for PanAmSat, and PanAmSat has created cable neighborhoods on its other U.S. and international satellites.

   Additionally, in 1988, PanAmSat launched the PAS-1 Atlantic Ocean Region satellite, becoming the first private-sector international satellite service provider. In 1995, with the launch of the PAS-4 Indian Ocean satellite, PanAmSat became the world's first private-sector company to provide global satellite services.

   Services and Customers. Through its 81% interest in PanAmSat Corporation, Hughes offers comprehensive end-to-end satellite services. The entity currently known as PanAmSat, a publicly-held corporation traded on the Nasdaq National Market System under the symbol "SPOT," was created through the merger of Hughes' Galaxy satellite services operations and PanAmSat's satellite services operations in May 1997. Today, the PanAmSat network:

  . Distributes cable and broadcast television programming that reaches more than 125 million households each day for a wide variety of clients, including CNN, NBC, HBO, Disney, Fox, Sony, TCI, Viacom, Turner Broadcasting, ESPN, the British Broadcasting Corporation, NHK (Japan), CBS, Cisneros Group (Venezuela) and the Australian Broadcasting Corporation

  . Operates platforms for direct-to-home satellite broadcast services to Latin America, South Africa and Taiwan that together will broadcast more than 500 channels

  . Provides live transmission services for news, sports and special events coverage, and transmits news coverage for virtually every major news gathering organization in the world

  . Provides satellite services to more than 35 telecommunications carriers worldwide, including MCI WorldCom, Sprint, ImpSat, Microspace and Telstra (Australia)

  . Provides access to the U.S. Internet backbone to ISPs and other telecommunications providers in nearly 50 countries

  . Relays digital data via more than 125,000 VSATs predominantly through the private networks of clients of Hughes Network Systems and other customers of PanAmSat, including AG Edwards, the Associated Press, BP Amoco, Chevron, IBM, Kmart, Reuters, Toys "R" Us, the University of Southern California and Wal-Mart

   PanAmSat provides satellite services to its customers primarily through long-term operating lease contracts for the full or partial use of transponder capacity. PanAmSat also offers services to its customers through sales and sales-type lease contracts. PanAmSat currently provides service to hundreds of video distribution and telecommunications customers worldwide. As of March 31, 2000, PanAmSat had long-term arrangements for satellite services representing future payments of about $6.1 billion, including amounts due from affiliated companies, as well as about $100 million relating to arrangements on satellites that were under construction on March 31, 2000 and are expected to be in service by the end of 2000.

   In March 2000, PanAmSat announced the introduction of NET/36(TM), a high-speed, bandwidth-intensive network that will deliver popular video, audio and data content with high clarity to thousands of digital subscriber line providers, cable headends, ISPs and broadband wireless providers worldwide. Through the use of PanAmSat's global in-orbit satellite fleet as well as the deployment of satellite-enabled servers to last-mile Internet providers, NET/36 will circumvent thousands of miles of wires and multiple routers clogging the terrestrial Internet network.

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   As part of this introduction, PanAmSat has entered into separate strategic alliances with U S WEST(R) and RealNetworks. U S WEST, one of the largest digital subscriber line service providers in the United States, will use NET/36 for Internet protocol content delivery to U S WEST's digital subscriber line and Internet subscribers. RealNetworks, a leader in streaming media delivery on the Internet, will provide RealSystem G2, which offers a scalable distribution architecture for the delivery of video and audio programming to large audiences worldwide. Additional alliances and agreements are expected as PanAmSat introduces this network.

   Satellite Fleet. In December 1999, PanAmSat launched its 20th satellite, Galaxy-XI, which is an HS-702 model spacecraft built by Hughes Space and Communications. Galaxy-XI contains 40 Ku-band and 24 C-band transponders and is the largest commercial communications satellite ever launched. Galaxy-XI will become an integral component of the Galaxy cable neighborhood after reaching its orbital location at 91(degrees) west longitude and is expected to be operational in the first half of 2000.

   In January 2000, PanAmSat launched its 21st satellite, Galaxy-XR, which is a HS-601 HP model satellite built by Hughes Space and Communications. Galaxy-XR commenced service in March 2000. Galaxy-XR contains 24 Ku-band and 24 C-band transponders and has created the fifth orbital location in the Galaxy cable neighborhood, which Hughes believes is the premier platform for the distribution of cable programming throughout the United States.

   PanAmSat retired the SBS 5 Ku-band domestic U.S. satellite in March 2000. The SBS 5 satellite was retired because it reached the end of its useful life. Customers were transferred without disruption to Galaxy-XR, which is serving as the replacement satellite for SBS 5. With the retirement of SBS 5, PanAmSat's satellite fleet was reduced to 20 satellites.

   To maintain its competitive advantages, PanAmSat plans to expand its fleet from 20 satellites to 24 by mid-2001. This expansion will involve the launch of five additional satellites and the retirement of one additional existing satellite. These additional satellites are intended to meet the expected demand for additional transponder capacity, replace capacity affected by satellite anomalies and provide additional back-up to existing capacity. See "Risk Factors--Risk Factors Relating to the Business of Hughes--Hughes is Vulnerable to Satellite Failure." There can be no assurance that the schedule for PanAmSat's future satellite launches will be met. Delays in the production or timely and successful launch of these satellites could materially affect the ability of PanAmSat to deliver services and benefit from the opportunities it is currently pursuing. In addition, revenues attributable to satellites affected by anomalies could be at reduced levels.

Broadband Services and Products

 Highlights

  . Hughes Network Systems is the world's leading supplier of satellite-based private business networks, based on an estimated worldwide market share of over 50% of the revenues of satellite-based private business networks products and services

  . Hughes Network Systems has delivered or received orders for over 300,000 one-way and two-way VSATs to customers in 85 countries

  . Hughes Network Systems is one of the two largest manufacturers of DIRECTV subscriber equipment

  . Hughes Network Systems provides satellite-based high-speed access to the Internet through its DirecPC service at speeds of up to 400 kilobits-per-second, which is substantially faster than traditional computer modems

  . Hughes has committed about $1.4 billion for investment in Spaceway, a satellite-based broadband communications network for North America

 Strategic Goals

  . Maintain leadership in the private business networks market and establish a leading position in the broadband wireless access equipment market

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  . Significantly expand production of DIRECTV subscriber equipment

  . Leverage products and technologies into service business opportunities

  . Aggressively market high-speed Internet access via DirecPC to consumers, including over 23 million AOL customers, and to ISPs

  . Lead the development of the emerging market for broadband communications services through the Spaceway broadband satellite platform:

    . Become the first satellite-based broadband service in North America serving large businesses, telecommuters, small office/home office users and consumers upon service launch expected in 2003

    . Upgrade a portion of Hughes Network Systems' existing extensive
      "blue-chip" business and DirecPC customer base to Spaceway and sell broadband services to DIRECTV subscribers

    . Work with global strategic partners to roll out additional geosynchronous systems in other regions as the markets develop

   Hughes Network Systems is a leading supplier of communications services and products. Hughes Network Systems designs, manufactures and installs advanced networking solutions for businesses and governments worldwide. As part of Hughes' overall strategy of focusing on its high-growth businesses, Hughes Network Systems' wireless equipment business resources will be focused solely in the broadband wireless access (point-to-multipoint) market and its mobile cellular and fixed wireless businesses will be discontinued. Hughes Network Systems is transforming itself into a premier broadband products and services company with particular emphasis on providing broadband access. As part of this transformation, Hughes Network Systems has developed a new marketing initiative in which it will align its services and products in four marketing groups: enterprise services and products, consumer services and products, carrier services and products and Spaceway.

   Enterprise Services and Products. Hughes Network Systems is the leading supplier, based on market share, of VSATs used in satellite-based private business networks. Hughes Network Systems has delivered or received orders for more than 300,000 of these terminals for use in the private networks of companies, government agencies, universities and research institutions. These include more than 9,000 terminals installed in the GM Pulsar network, currently the world's largest private business network. Since 1987, Hughes Network Systems has sold private business networks to a variety of customers worldwide, including DaimlerChrysler, Ford, Toyota, Chevron, Texaco, Mobil, Amoco, Wal-Mart, Toys "R" Us, Jusco (Japan) and France Telecom. Hughes is also a market leader in providing VSAT corporate data networking services and expects to be a leading provider of satellite broadband Internet services to businesses, many of which are Fortune 500 companies.

   Consumer Services and Products. Hughes Network Systems' consumer products and services business include the manufacture of set-top boxes for the DIRECTV, DirecPC and DirecDuo services and providing new applications and services to the customers of these services.

   Hughes Network Systems began manufacturing subscriber equipment for DIRECTV in 1996 and is now one of the two leading suppliers of this equipment in terms of volume. Hughes Network Systems was able, on short notice, to increase its production of DIRECTV receivers in 1999 to more than 2.1 million units, enabling DIRECTV to achieve record subscriber growth. Hughes Network Systems intends to continue its production of DIRECTV units, including the new dual-feed, dual-receive equipment for receiving local channels described above at "--DIRECTV," and expects its production to grow to over 3.0 million units in 2000. In addition, Hughes Network Systems will design and build the initial dual purpose set-top receivers for the DIRECTV/AOL interactive television and Internet service described above at "--DIRECTV." Other manufacturers may eventually build these receivers as well.

   Hughes Network Systems developed DirecPC, an information delivery service that uses a small antenna and high-speed digital transmission from a satellite to make Internet access, software, documents, desk-top video, games, news and other information accessible through personal computers. DirecPC allows consumers to download data and video at speeds of up to 400 kilobits-per-second while using their telephone lines to transmit

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information from their computers. Hughes currently expects to introduce a high-speed "two-way" DirecPC service for downloading data and video and transmitting information by the end of 2000. As part of Hughes' strategic alliance with AOL, Hughes Network Systems will make AOL service available nationwide through the DirecPC network. This service will provide consumers with high-speed access to AOL content and enable Hughes Network Systems to introduce new applications and services to the consumer. AOL has also acquired the right to purchase capacity on the new Spaceway platform to enable consumers to benefit from satellite broadband Internet access. By migrating these existing and planned DirecPC customers to the Spaceway platform, Hughes expects to provide expanded capabilities to these customers while keeping end-user costs low enough to provide competitive advantages over ground-based and other satellite-based offerings. The AOL agreement is not exclusive, and Hughes intends to pursue partnerships with other ISPs in the future.

   DirecDuo is a satellite receiving system that provides both DIRECTV service and the ability to obtain Internet access through DirecPC. This one satellite dish allows customers to receive both DIRECTV television entertainment and AOL and other internet services for the computer.

   Carrier Services and Products. Hughes believes that significant communications opportunities exist in utilizing digital ground-based technologies to provide broadband fiber-quality wireless access to businesses worldwide. For example, Hughes Network Systems has entered into agreements to provide competitive local exchange carriers Winstar Communications, Inc. and Teligent, Inc. with its AIReach(R) Broadband system. The AIReach Broadband system uses wireless technology to provide high-quality, high-speed communications access to buildings not reached by fiber optic cables.

   Hughes Network Systems believes that its technologies and extensive experience position it to become a leading provider of satellite-based mobile communications equipment and services. Hughes has been awarded several programs in recent years to provide satellite ground telecommunications networking equipment which has established Hughes Network Systems' presence in this sector.

   Spaceway. As part of its broadband strategy, Hughes intends to make an initial investment of $1.4 billion in Spaceway in North America. Spaceway will provide "bandwidth-on-demand" which will offer customers the ability to transmit and receive via satellite, referred to as "two-way communication," any combination of data, video, audio, and multimedia while paying only for the amount of bandwidth they need for their specific application. Utilizing its expertise in private business networks, the AOL alliance and advanced ground-based communications infrastructure, Hughes Network Systems plans to focus on offering new broadband services via the Spaceway platform to a wide range of customers, including its existing "blue-chip" customer base and its existing and planned DIRECTV and DirecPC customer base. Because of its early investments in broadband technology and its networking expertise, Hughes Network Systems believes it will be a leader in offering innovative broadband services to businesses, government agencies and individuals. In addition, Spaceway is expected to provide an overlay to current ground-based networks, providing network operators with a wireless extension of their existing capabilities.

   Hughes' advanced technologies and networking services expertise will be very important to Spaceway. The system will start with the construction and launch of three HS 702 spacecraft expected to be built by Hughes Space and Communications, and will utilize ground stations and very small satellite dishes designed by Hughes Network Systems. PanAmSat will provide expertise in satellite and network operations, and is expected to resell capacity in certain markets. DIRECTV plans to cross-sell the services to its extensive customer base. Hughes Network Systems and Hughes Space and Communications have negotiated a non-compete agreement in the Spaceway contract designed to protect Hughes' first-to-market advantage for the Spaceway broadband system.

   Hughes anticipates working with strategic global partners to roll out Spaceway systems in other regions, including Europe, Latin America, Africa and Asia. As these markets and the technology evolve, Hughes' strategy contemplates making additional investments to add a fleet of spacecraft in lower earth orbits that will support additional interactive broadband services, including services without a transmission delay, in high-traffic markets. See "Risk Factors--Risk Factors Relating to the Business of Hughes-- Hughes' Future Growth Depends Upon its Ability to Implement its Business Strategy" for a discussion of risks and uncertainties in connection with Spaceway.

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Hughes Space and Communications

   As a result of the agreement to sell Hughes' satellite systems manufacturing businesses to Boeing, Hughes Space and Communications is the principal component of the discontinued operations captions in Hughes' financial statements. Hughes Space and Communications designs and builds satellite systems for commercial customers worldwide and for the U.S. Department of Defense, NASA and other government agencies. About 75% of Hughes Space and Communications revenues in 1999 were from commercial customers. Boeing has agreed to purchase the satellite systems manufacturing businesses for $3.75 billion in cash. The purchase price payable by Boeing is subject to adjustment if the estimated closing net assets are greater than or less than a specified target number. In addition, Hughes will be required to deposit into escrow 40% of the estimated net asset value of all of Hughes' contracts with ICO unless prior to the closing of the transaction:

  . substantial consummation of a plan or reorganization has occurred in connection with which all ICO contracts are either assumed or replaced with new ICO contracts; or

  . all ICO contracts have been assumed or replaced with new contracts, and a bankruptcy or similar court has approved (1) such new assumption or replacement and (2) funding commitments from investors or lenders to ICO that provide for full payment of all amounts under those ICO contracts.

The release of these funds from escrow depends on the type of post-closing resolution of the ICO bankruptcy. If within two years of the closing, no resolution of the ICO bankruptcy has occurred, the entire escrow amount will be paid to Boeing, subject to reduction by any amounts previously paid to Boeing that are attributable to the ICO contracts. The agreement with Boeing also provides that for a period of three years from the closing date of the transaction, Boeing will not develop, own or make any financial investments in any system that would be in direct competition with PanAmSat and/or the Spaceway systems, subject to limited exceptions. Hughes has also agreed to indemnify and hold Boeing harmless for the full amount of any monetary fines and penalties, payable before or after the close of the transaction, resulting from Hughes' export control activities in China that were previously disclosed by Hughes and any other compliance matters related to exports by Hughes to China that may arise prior to the close of the transaction. See "--Legal Proceedings--Grand Jury Investigation."

   The Boeing transaction is subject to regulatory approvals and other customary closing conditions. Either Hughes or Boeing can terminate the agreement if the sale has not been completed by October 31, 2000. In addition, Boeing will not be required to close the transaction if a "material adverse change" occurs. Under the terms of the agreement with Boeing, a material adverse change includes, among other things, a settlement by Hughes of the China investigation prior to closing that results in a debarment from sales to the U.S. government or a material suspension of Hughes' export licenses or other material limitation on the projected business activities of the satellite systems manufacturing businesses. If, however, any such settlement only involves a suspension of licenses or other limitation on business activities restricting sales to China or to any other customer or country for which material sales are not anticipated, Hughes would not be deemed to have suffered a material adverse change. Hughes expects this transaction to close later this year.

   As of March 31, 2000, Hughes Space and Communications had outstanding orders to construct 33 communications satellites for companies and government agencies in several countries, representing over $4.6 billion in backlog. In 1999, seven satellites built by Hughes Space and Communications were launched and Hughes Space and Communications expects to exceed that number in 2000. Launch schedules are subject to a number of factors, some of which are beyond the control of Hughes Space and Communications, including weather, availability of launch vehicles, launch vehicle problems and governmental and political pressures. Launch difficulties and delays, as well as construction delays, can result in increased costs to Hughes Space and Communications.

   Since the launch of Hughes Space and Communications' first satellite in 1963, its satellites have accumulated over 1,000 years of in-orbit experience, with channel availability of about 98% on HS 376, HS 601 and other in-orbit commercial satellites. About 95% of Hughes Space and Communications' satellites have remained in service past their originally scheduled retirement dates.

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   Hughes Space and Communications' technological capabilities have enhanced the power and capacity of its satellites and improved their cost effectiveness. These improvements strengthen the leadership position of Hughes Space and Communications and expand the market for satellites as a whole. For example, Hughes Space and Communications has developed a family of satellite structures, electronics, propulsion and power systems which can be replicated at relatively low cost in a variety of commercial and government configurations. In addition, Hughes Space and Communications has applied signal compression and other methods to enhance the efficiency of transponders. The newest product in this family is the HS 702 satellite, which offer substantially higher power levels than those previously achieved in the industry. Advances in digital electronics, high-power amplifiers, antenna implementations and propulsion systems offer improved performance capabilities of satellites built by Hughes Space and Communications.

   Hughes has historically acted as a prime contractor or major subcontractor with respect to various U.S. government programs. Principally, this business is performed by Hughes Space and Communications. After the sale of the satellite systems manufacturing businesses to Boeing, Hughes' programs with the U.S. government will be substantially reduced and any future programs would only likely involve acting as a subcontractor. Any subcontracting work would be principally performed by Hughes Network Systems. As a result, after the closing of the Boeing transaction, a much smaller portion of Hughes' revenues will be derived from U.S. government programs. Net sales to the U.S. government in 1999 were about $561 million, substantially all of which is attributable to Hughes Space and Communications.

Sales and Marketing

   As part of its new corporate focus, Hughes has realigned its sales and marketing efforts. Hughes has created two new executive positions each of which will have the primary responsibility for Hughes' two main customer groups:

  . consumers; and

  . business enterprises.

Hughes believes that this marketing realignment will enable it to obtain the full benefit of the synergies between its various business segments and will focus management's attention on its high-growth entertainment, information and communications services businesses. Hughes believes that this approach will allow Hughes to better focus on its customers' needs and to better identify and capitalize on rapidly changing trends in their respective markets.

   The operations of DIRECTV U.S. and Galaxy Latin America, the consumer applications of products and services developed by Hughes Network Systems and Spaceway, and all AOL-related endeavors will be overseen by Mr. Eddy W. Hartenstein, the Corporate Senior Executive Vice President, Hughes Consumer Sector. The operations of PanAmSat, Hughes Network Systems, the enterprise applications of products and services developed by Hughes Network Systems and Spaceway, including the systems development for those products and related enterprise broadband products and services will be overseen by Mr. Jack A. Shaw, Corporate Senior Executive Vice President, Hughes Enterprise Sector.

Other

   Hughes owns equity interests in other businesses in addition to those described above. These businesses are reported as part of the "Eliminations and Other" segment in Hughes' financial statements and the revenues of these businesses are not, in the aggregate, material to Hughes. Spaceway is currently reported as part of this segment in Hughes' financial statements.

Competition

   Although Hughes has certain strengths which it believes help it compete in each of the markets in which it competes, each of these markets is highly competitive. Hughes faces competition from numerous other companies offering video, audio and data products and services. These include a broad range of companies

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engaged in communications and entertainment, including other digital multi-
channel entertainment providers, cable television operators, wireless cable television operators, television networks and local broadcasters, home video products companies and global and regional satellite and ground-based communications service companies, as well as companies developing new technologies.

   Some of Hughes' competitors in these markets have similar or better financial, technological and personnel resources than Hughes. Hughes believes technological capabilities and innovation and the ability to invest in new and developing businesses are critical to obtaining and maintaining leadership in the markets in which it participates and the communications industry in general. Hughes cannot assure you as to the effect that competition may have on its financial condition or results of operations. See "Risk Factors--Risk Factors Relating to the Business of Hughes--Hughes Will Be Adversely Affected if It Fails to Maintain Leading Technological Capabilities."

   DIRECTV. DIRECTV faces competition from local cable television operators as well as direct-to-home satellite system operators in each of its regional markets. DIRECTV believes that it can compete effectively with traditional cable television because DIRECTV combines higher quality digital picture and sound and greater programming variety with higher quality customer service. In addition, the enactment of new legislation regarding local programming will enable DIRECTV to compete directly with cable television providers in this market. DIRECTV expects to face increasing competition from digital cable television in the future because digital cable is capable of delivering high quality picture and sound and a broader range of programming than traditional cable television.

   Hughes believes that DIRECTV can compete effectively with direct-to-home satellite system operators through a combination of its broad range of programming, including exclusive programming, and well-developed distribution channels. Echostar Communications Corporation is the only other digital direct broadcast satellite service company in the multi-channel industry currently in operation in the United States. In 1999, Echostar acquired the satellites and orbital slots owned by The News Corporation Limited and MCI WorldCom, Inc. DIRECTV faces competition from other direct broadcast satellite service providers in major regions of Latin America. The DIRECTV service also competes with telephone companies, broadcast television and other entertainment services, including video rentals.

   As a result of this competitive environment, DIRECTV in the United States and internationally may consider increasing the subsidy on DIRECTV receiver equipment and increasing consumer marketing and promotions in order to compete effectively, which may result in increased subscriber acquisition costs.

   PanAmSat. PanAmSat primarily competes with companies and organizations that own or utilize satellite or ground-based transmission facilities. Satellite operators include:

  . global competitors such as Intelsat;

  . regional operators expanding globally, such as Loral Space and Communications, Ltd., GE Americom, Societe Europeenne des Satellites, New Skies Satellite N.V.; and

  . numerous other regional operators and governments.

   Broadband Services and Products. Hughes Network Systems faces global competition in the VSAT market from Gilat Satellite Networks Ltd. and in its wireless broadband access markets from firms such as Lucent Technologies Inc., Telefonaktiebolaget LM Ericsson, as well as other large telecommunications companies and the various regional Bell telephone companies. Hughes Network Systems faces competition from RCA/Thomson Consumer Electronics and Sony Corporation in the manufacturing of DIRECTV subscriber equipment.

   The Spaceway platform will face competition from companies that offer both ground-based and satellite-based broadband services. Companies offering ground-based broadband services include AT&T Corp., MCI WorldCom, Qwest Communications International, Inc., Time Warner Inc. and Bell Atlantic Corporation.

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

Companies who may offer satellite-based broadband services include Teledesic LLC, Skybridge LP and Loral Space & Communications Ltd.'s Cyberstar.

Acquisitions, Strategic Alliances and Divestitures

   Due to rapid growth in the telecommunications and space industry, particularly internationally, and increasing competitive pressures, Hughes reviews its competitive position on an ongoing basis and from time to time considers various acquisitions, strategic alliances and divestitures in order to continue to compete effectively, improve its financial results, grow its business and allocate its resources efficiently. It is also important for Hughes to form strategic partnerships with other firms to bring together the necessary expertise, such as distribution, market knowledge and technology, to address competitive pressures and meet new market demands. Hughes has accomplished this in its DIRECTV businesses, such as the PRIMESTAR and U.S. Satellite Broadcasting Company acquisitions, its network systems businesses and through its recent alliance with AOL. See "Shares Eligible for Future Sale." Hughes also considers periodically making equity investments in companies with which Hughes can jointly provide services to its customers. Such investments by Hughes include equity investments in TiVo, Inc., Wink Communications, XM Satellite Radio and Thomson Multimedia. The aggregate market value of these investments as of February 15, 1999 was about $1 billion, the majority of which was related to Thomson Multimedia.

   In connection with Hughes' acquisitions of each of PRIMESTAR and U.S. Satellite Broadcasting Company, GM issued Class H common stock as part of the total consideration. In connection with Hughes' strategic alliance with AOL, GM issued a security convertible into Class H common stock. In the future, in connection with other acquisitions or strategic alliances, GM may decide to issue additional shares of Class H common stock, either alone or in combination with cash or other property. Although there is a proposal by the Clinton administration that, if enacted, would result in a tax on stockholders upon their receipt of tracking stock similar to Class H common stock under certain circumstances, this proposal does not appear to affect GM's ability, including on behalf of Hughes, to issue Class H common stock in exchange for cash or property other than GM stock, including the ability to issue Class H common stock in capital-raising public offerings or in acquisitions of target companies. However, proposed draft legislation for the Clinton administration's proposal has not been released, and it is possible that such draft legislation, or future legislative or regulatory action, if enacted, could restrict GM's ability to issue Class H common stock more than as described above. See "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--Proposed Changes in the Tax Law Could Affect GM's Future Ability to Issue Shares of Class H Common Stock."

Regulation

   Various aspects of Hughes' businesses are subject to federal and state regulation. Noncompliance with these regulations could result in the suspension or revocation of Hughes' licenses or registrations at issue, the termination or loss of contracts at issue or the imposition of contractual damages, civil fines or criminal penalties.

   DIRECTV's business is subject to regulation by the U.S. Federal Communications Commission. These regulations govern, among other things, the authorization to license the use of orbital slots for the delivery of digital television signals.

   The satellite industry is highly regulated both in the United States and internationally. Hughes is generally subject to the regulatory authority of the U.S. government and the regulatory authority of other countries in which PanAmSat operates. The ownership and operation of PanAmSat's satellite system is regulated by the U.S. Federal Communications Commission primarily for:


  . the licensing of satellites and earth stations;

  . avoidance of interference with other radio stations; and

  . compliance with FCC rules governing U.S.-licensed satellite systems.


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

The FCC grants authorizations to satellite operators that meet its legal, technical and financial qualification requirements. Under the FCC's financial qualification rules, an applicant must demonstrate that it has sufficient funds to construct, launch, and operate each requested satellite for one year. Under the FCC's rules, unless an applicant has received an authorization to launch and operate a satellite, it must notify the FCC in writing prior to commencing satellite construction, and any construction engaged in is at the applicant's own risk. Under the FCC's rules, an entity such as PanAmSat that provides international telecommunications services on a common carrier basis must first receive authorization to provide such services.

   Foreign laws and regulatory practices governing the provision of satellite services to licensed entities and directly to end users vary substantially. Most countries in which PanAmSat operates are signatories of Intelsat and, as a result, may require PanAmSat to confirm that it has successfully completed technical consultation with Intelsat before providing services on a given satellite. In addition, Hughes may be subject to national communications and/or broadcasting laws with respect to its provision of international satellite service.

Research and Intellectual Property

   The ability to continue to generate technological innovations is important to Hughes' long-term business strategy. See "Risk Factors--Risk Factors Relating to the Business of Hughes--Hughes Will Be Adversely Affected if It Fails to Maintain Leading Technological Capabilities." The continued development of new technologies may provide new and improved products which will continue to fuel business opportunities and product improvements which, among other things, will enable the extension of profitable production programs. Research and development is carried on in each of Hughes' business units in connection with ongoing product improvement efforts.

   In addition, HRL Laboratories LLC, a company of which Hughes owns 50%, conducts long-range applied research in the specialized fields of physics, chemistry, electronics and information sciences, primarily for the benefit of Hughes Space and Communications. As part of the Boeing transaction, Boeing expressed interest in obtaining Hughes' 50% interest in HRL, which requires the consent of Raytheon Company, which is the other member of HRL.

   Hughes utilizes a large number of patents and trademarks which are held by Hughes or its affiliates. Hughes believes that, in the aggregate, the rights existing under such patents, trademarks and licenses are important. Hughes believes that its competitive position is dependent on research, engineering and production capabilities. Hughes actively pursues patent and trademark protections of its technological and engineering innovations, and actively pursues enforcement of its intellectual property rights.

Legal Proceedings

   Raytheon Purchase Price Adjustment Dispute. In connection with the 1997 spin-off of the defense electronics business of Hughes' predecessor as part of the Hughes restructuring transactions and the subsequent merger of that business with Raytheon Company, the terms of the merger agreement provided processes for resolving disputes that might arise in connection with post-closing financial adjustments that were also called for by the terms of the merger agreement. These financial adjustments might require a cash payment from Raytheon to Hughes or vice versa.

   A dispute currently exists regarding the post-closing adjustments which Hughes and Raytheon have proposed to one another and related issues regarding the adequacy of disclosures made by Hughes to Raytheon in the period prior to consummation of the merger. Hughes and Raytheon are proceeding with the dispute resolution process. It is possible that the ultimate resolution of the post-closing financial adjustment and of related disclosure issues may result in Hughes making a payment to Raytheon that would be material to Hughes. However, the amount of any payment that either party might be required to make to the other cannot be determined at this time. Hughes intends to vigorously pursue resolution of the disputes through the arbitration processes, opposing the adjustments proposed by Raytheon, and seeking the payment from Raytheon that Hughes has proposed.

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

   National Rural Telecommunications Cooperative. On June 3, 1999, the National Rural Telecommunications Cooperative filed a lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc., which we refer to together in this description as "DIRECTV", in the U.S. District Court for the Central District of California, alleging that DIRECTV has breached the DBS Distribution Agreement with the NRTC. The DBS Distribution Agreement provides the NRTC with certain rights, in certain specified portions of the United States, with respect to DIRECTV programming delivered over 27 of the 32 frequencies at the 101(degrees) west longitude orbital location. The NRTC claims that DIRECTV has wrongfully deprived it of the exclusive right to distribute programming formerly provided by U.S. Satellite Broadcasting Company over the other five frequencies at 101(degrees). DIRECTV denies that the NRTC is entitled to exclusive distribution rights to the former U.S. Satellite Broadcasting Company programming because, among other things, the NRTC's exclusive distribution rights are limited to programming distributed over 27 of the 32 frequencies at 101(degrees). The NRTC's complaint seeks, in the alternative, the right to distribute former U.S. Satellite Broadcasting Company programming on a non-exclusive basis and the recovery of related revenues from the date U.S. Satellite Broadcasting Company was acquired by Hughes. DIRECTV maintains that the NRTC's right under the DBS Distribution Agreement is to market and sell the former U.S. Satellite Broadcasting Company programming as its agent and the NRTC is not entitled to the claimed revenues. DIRECTV intends to vigorously defend the NRTC claims. DIRECTV has also filed a counterclaim against the NRTC seeking a declaration of the parties' rights under the DBS Distribution Agreement.

   On August 26, 1999, the NRTC filed a second lawsuit against DIRECTV alleging that DIRECTV has breached the DBS Distribution Agreement. In this lawsuit, the NRTC is asking the court to require DIRECTV to pay the NRTC a proportionate share of unspecified financial benefits that DIRECTV derives from programming providers and other third parties. DIRECTV denies that it owes any sums to the NRTC on account of the allegations in these matters and plans to vigorously defend itself against these claims.

   Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc., the two largest NRTC affiliates, filed an action on January 11, 2000 against DIRECTV in the U.S. District Court in Los Angeles. The plaintiffs allege, among other things, that DIRECTV has interfered with their contractual relationship with the NRTC. The plaintiffs plead that their rights and damages are derivative of the rights and claims asserted by the NRTC in its two cases against DIRECTV. The plaintiffs also allege that DIRECTV has interfered with their contractual relationships with manufacturers and distributors by preventing those parties from selling receiving equipment to the plaintiffs' dealers. DIRECTV denies that it has wrongfully interfered with any of the plaintiffs' business relationships and will vigorously defend the lawsuit. On February 29, 2000, two NRTC members, North Central Telephone Cooperative and Northeast Rural Services, Inc., filed a class action lawsuit on behalf of themselves and the remaining NRTC members participating in DIRECTV's direct-to-home broadcast satellite business. The allegations in the class action suit are patterned on the allegations made by Pegasus and Golden Sky.

   Echostar. EchoStar Communications Corporation and others commenced an action in the U.S. District Court in Colorado on February 1, 2000 against DIRECTV, Hughes Network Systems and Thomson Consumer Electronics, Inc. seeking, among other things, injunctive relief and unspecified damages, including treble damages, in connection with allegations that the defendants have entered into agreements with retailers and program providers and engaged in other conduct that violates the antitrust laws and constitutes unfair competition. DIRECTV believes that the complaint is without merit and intends to vigorously defend against the allegations raised. DIRECTV and Hughes filed counterclaims against EchoStar, alleging that EchoStar tortiously interfered with DIRECTV's contract with Kelly Broadcasting Systems pursuant to which Kelly Broadcasting was to have provided DIRECTV with foreign language programming and related services. DIRECTV and Hughes also allege that EchoStar has misused the registered PRIMESTAR trademarks and conspired with dealers to mislead PRIMESTAR subscribers to switch to EchoStar service. Finally, DIRECTV and Hughes allege that EchoStar has engaged in false advertising and unfair competition by misleading consumers to believe that they were lawfully entitled to receive network programming and out-of-market National Football League games.

   Financing Contract Dispute. General Electric Capital Corporation and DIRECTV, Inc. entered into a contract on July 31, 1995, in which General Electric Capital Corporation agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV programming. Under the contract, General Electric Capital Corporation agreed to provide certain related services to DIRECTV, including credit risk scoring, billing and collections services. DIRECTV agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV's performance under the contract. A complaint was filed in late 1997 and a counterclaim was later filed in the U.S. District Court for the District of Connecticut concerning General Electric Capital Corporation's performance and DIRECTV's obligation to act as a surety. General Electric Capital Corporation claims damages from DIRECTV in excess of $140 million. DIRECTV is seeking damages from General Electric Capital Corporation in excess of $45 million. Hughes intends to vigorously contest General Electric Capital Corporation's allegations and pursue its own contractual rights and remedies. Pretrial discovery is completed. No specific trial date has been set, but a trial may be held in 2000.

   Grand Jury Investigation. There is a pending grand jury investigation into whether Hughes should be accused of criminal violations of the export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the failure of a Long March rocket in China in 1996. Hughes is also subject to the authority of the State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible criminal and/or civil sanctions could include fines as well as debarment from various export privileges and participating in government contracts. If Hughes were to enter into a settlement of this matter prior to the closing of the Boeing transaction that involves a debarment from sales to the U.S. government or a material suspension of Hughes' export licenses or other material limitation on projected business activities of the satellite systems manufacturing businesses, Boeing would not be obligated to complete the purchase of Hughes' satellite systems manufacturing businesses. Hughes does not expect the grand jury investigation or State Department review to result in a material adverse effect upon its business. However, there can be no assurance as to such a favorable outcome.

   Personalized Media Patent Dispute. In November 1996, Personalized Media Communications, Inc. brought an International Trade Commission proceeding against DIRECTV, U.S. Satellite Broadcasting Company, Hughes Network Systems and other manufacturers of receivers for the DIRECTV system to prevent importation of certain receivers manufactured in Mexico, alleging infringement of one of its patents. During 1997, the International Trade Commission held for DIRECTV and other respondents on all claims at issue, finding each to be invalid. Personalized Media appealed these adverse rulings to the Court of Appeals for the Federal Circuit. During 1998, the Court of Appeals affirmed the lower court's holdings as to three of the claims, and remanded to the International Trade Commission for further deliberation on a remaining claim. Personalized Media then moved for dismissal of the proceeding, which was granted, terminating the action. Also in 1996, Personalized Media filed a related action in the U.S. District Court for the Northern District of California. This case has been stayed pending outcome of the International Trade Commission proceeding. The complaint alleges infringement and willful infringement of three Personalized Media patents, and seeks unspecified damages, trebling of damages, an injunction and attorneys' fees. Hughes denies that it engaged in acts of infringement of the asserted patents and intends to vigorously contest these claims.

   Employment Cases. In October 1994, a California jury awarded a total of about $90 million in damages against Hughes, which included about $10 million of actual damages and punitive damages of $40 million to each of two former Hughes employees, Lane (race discrimination/retaliation) and Villalpando (retaliation), based on claims of mistreatment and denials of promotions. The trial court granted Hughes' motion to set aside the verdicts because of insufficient evidence and ordered a new trial of the matter. On January 6, 1997, the Court of Appeals reversed the trial court's decision that had set aside the verdicts and ordered a new trial. The Court of Appeals also reinstated the jury verdicts, but reduced the two $40 million punitive damage awards to $5 million and about $3 million, resulting in an aggregate judgment of about $17 million. Hughes' petition for review by the California Supreme Court was granted in November 1997. On March 6, 2000, the California Supreme Court reversed the judgment of the Court of Appeals, remanding the case with instructions to set aside the verdicts as to actual and punitive damages and affirming the order of the trial court to proceed with a new trial. After the closing of the Hughes Space and Communications transaction, Boeing has agreed that Boeing will indemnify and hold Hughes harmless for any damages resulting from this action.

   Environmental. Hughes is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. Hughes has an environmental management structure designed to facilitate and support its compliance with these requirements. We cannot assure you, however, that Hughes is at all times in complete compliance with all such requirements. Although Hughes has made and will continue to make capital and other expenditures to comply with environmental requirements, we do not expect capital or other expenditures for environmental compliance to be material in 2000 and 2001. Environmental requirements are complex, change frequently and have become more stringent over time. Accordingly, we cannot assure you that these requirements will not change or become more stringent in the future in a manner that could have a material adverse effect on Hughes' business.

   Hughes is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at facilities it formerly owned or operated or currently owns or operates or to which it sent hazardous wastes for treatment or disposal. Hughes is aware of contamination at certain of its sites. In addition, Hughes has been named as a potentially responsible party at several Superfund sites. Although Hughes believes its reserve is adequate to cover environmental investigation and cleanup, we cannot assure you that Hughes' environmental cleanup costs and liabilities will not exceed the current amount of its reserve.

Properties

   As of March 31, 2000, Hughes had about 117 locations operating in 21 states and 55 cities in the United States and about 33 additional locations in 16 cities in about 13 countries outside the United States. At such date, Hughes owned about 3.2 million square feet of space and leased an additional 3.4 million square feet of space.

   If the sale of its satellite manufacturing business to Boeing is completed, Hughes will have about 54 locations operating in 17 states and 43 cities in the United States and about 29 additional locations in 12 cities in about 11 countries outside the United States. Hughes will own about 1.3 million square feet of space and lease an additional 1.4 million square feet of space.

Employees

   As of March 31, 2000, Hughes employed about 18,100 persons. If the sale of its satellite manufacturing business to Boeing is completed, Hughes' work force will be reduced by about 8,600 persons.

   As of March 31, 2000, about 10% of Hughes' work force in the United States was represented by unions. A substantial portion of the 10% of Hughes' work force represented by unions consists of Hughes Space and Communications employees. Hughes has not experienced any significant labor problems in the past five years, and management considers its employee relations to be good.

                              MANAGEMENT OF HUGHES

   The principal executive officers and executives having primary responsibility for business units of Hughes include the following:

       Name          Age                                 Positions
       ----          ---                                 ---------
Michael T. Smith      56 Chairman of the Board and Chief Executive Officer
Jack A. Shaw          61 Corporate Senior Executive Vice President, Enterprise Sector
Eddy W. Hartenstein   49 Corporate Senior Executive Vice President, Consumer Sector
Roxanne S. Austin     39 Corporate Senior Vice President and Chief Financial Officer
Pradman P. Kaul       53 Corporate Senior Vice President and Chairman and Chief Executive Officer,
                         Hughes Network Systems
Tig H. Krekel         46 Corporate Senior Vice President and President and Chief Executive Officer,
                         Hughes Space and Communications Company
Larry D. Hunter       50 Corporate Vice President and Chairman, DIRECTV Japan Management Inc.
Kevin N. McGrath      47 Chairman, Galaxy Latin America LLC
R. Douglas Kahn       47 President and Chief Executive Officer, PamAmSat Corporation
Marcy J. K. Tiffany   50 Corporate Vice President and General Counsel

                         BOARD OF DIRECTORS OF HUGHES

   The Hughes board of directors is comprised of eleven members and includes the following individuals:

             Name                      Age                                 Position
             ----                      ---                                 --------
      Michael T. Smith                 56                            Chairman of the Board
      James M. Cornelius               56                            Director
      Thomas E. Everhart               68                            Director
      J. Michael Losh                  53                            Director
      Peter A. Lund                    59                            Director
      Harry J. Pearce                  57                            Director
      Eckhard Pfeiffer                 58                            Director
      Alfred C. Sikes                  60                            Director
      John G. Smale                    72                            Director
      John F. Smith, Jr.               61                            Director
      Bernee D.L. Strom                52                            Director

   The Hughes board of directors includes individuals who also serve as officers of GM or Hughes or directors of GM as well as individuals who are not officers or directors of GM.

Hughes Management Director

   Set forth below is a description of the background of the individual serving on the Hughes board of directors who also serves as an officer of Hughes.

   Michael T. Smith. Chairman and Chief Executive Officer, Hughes Electronics Corporation; Former Vice-Chairman, Hughes Electronics Corporation; Former Chairman, Hughes Aircraft Company; Chairman, PanAmSat Corporation; Director, Alliant Techsystems, Inc.; Former Chairman, Aerospace Industries Association; Charter Member, Electronics Industries Foundation Leadership Council; Director, Los Angeles World Affairs Council; Trustee, Keck Graduate Institute of Applied Life Sciences at the Claremont Colleges; Trustee, Providence College.

Non GM-Affiliated Directors

   Set forth below is a description of the backgrounds of the individuals serving on the Hughes board of directors who do not also serve as an officer of Hughes or GM or director of GM.

   James M. Cornelius. Chairman, Guidant Corporation; Former Director and Chief Financial Officer, Eli Lilly and Company; Director, Chubb Corporation, Lilly Industries and American United Life Insurance Company; Founding Board Member, National Bank of Indianapolis; Former Director, DowElanco, Indiana National Bank, Indiana Bell Telephone Company and CompuServe; Active in several Indianapolis civic organizations and the United Way of Central Indiana; Trustee, University of Indianapolis; Treasurer, Board of Governors of the Indianapolis Museum of Art.

   Peter A. Lund. Private investor and media consultant; Former President and Chief Executive Officer of CBS, Inc.; Former President and Chief Executive Officer, CBS Television and Cable; Director, Dreamlife, Inc., Lycos, Inc. and RespondTV, Inc.; Trustee, University of St. Thomas, the Central Park Conservancy and the Motion Picture and Television Foundation.

   Alfred C. Sikes. President, Hearst Interactive Media; Former Chairman, Federal Communications Commission; Director, New York's Center for Communication Inc., New York's Student/Sponsor Partnership, the School Choice Scholarships Foundation, and Odyssey cable television network; Chairman, The Student/Sponsor Partnership.

   Bernee D.L. Strom. President, InfoSpace Ventures, LLC; Former Chief Executive Officer, Priceline.com; Former Principal and a founder of Gemstar International Group Ltd.; Former President and Chief Executive Officer of U.S.A. Digital Radio; Former President and Chief Executive Officer and Founder of MBS Technologies, Inc.; Director, InfoSpace.com, Polaroid Corporation and ImageX.com; Former Director, Walker Digital; Board of Advisors, J.L. Kellogg Graduate School of Management of Northwestern University; Trustee, National Public Radio Foundation.

GM-Affiliated Directors

   Set forth below is a description of the backgrounds of the individuals serving on the Hughes board of directors who also serve as an officer or director of GM.

   Thomas E. Everhart. President Emeritus and Professor of Electrical Engineering and Applied Physics, California Institute of Technology, Pasadena, California; Director, General Motors Corporation, Saint-Gobain Company, Reveo, Inc., Raytheon Company and Agilent Technologies; Member of the Board of Trustees of California Institute of Technology; Member of the Board of Directors of Electric Power Research Institute and the Corporation for National Research Initiatives; Senior Scientific Advisor to the W.M. Keck Foundation; Member, National Academy of Engineering Council, Council on Competitiveness; Former Chairman of General Motors Science Advisory Committee; Member, Harvard College Board of Overseers.

   J. Michael Losh. Executive Vice President and Chief Financial Officer, General Motors Corporation; Director, The Quaker Oats Company and Cardinal Health Inc.; Former Group Executive in charge of North American Vehicle Sales, Service and Marketing, General Motors Corporation; Former General Manager of the Oldsmobile Division, General Motors Corporation, Former General Manager of Pontiac Division and Vice President, General Motors Corporation.

   Harry J. Pearce. Vice Chairman, General Motors Corporation; Former Executive Vice President, General Motors Corporation; Former Executive Vice President and General Counsel, General Motors Corporation; Director, Marriott International, Inc. and MDU Resources Group, Inc.; Member, U.S. Air Force Academy's Board of Visitors, Northwestern University School of Law's Law Board; Trustee, Northwestern University and Howard University; Member, The Conference Board.

   Eckhard Pfeiffer. Chairman, Intershop Communications AG/Inc. and ricardo.de AG; Former President and Chief Executive Officer, Compaq Computer Corporation; Director, Bell Atlantic Corporation and General Motors Corporation; Advisory Board, Deutsche Bank; Trustee, Southern Methodist University and Executive Board of the Cox School of Business-Southern Methodist University.

   John G. Smale. Former Chairman and Chief Executive Officer, The Procter & Gamble Company; Director, General Motors Corporation, Rand McNally and Florida Keys Land and Sea Trust.

   John F. Smith, Jr. Chairman and Chief Executive Officer, General Motors Corporation, Former President, General Motors Corporation; Director, The Procter & Gamble Company; Co-Chairman, The Business Roundtable; Member, The Business Council and U.S.-Japan Business Council; Chairman, Catalyst; Member, Chancellor's Executive Committee of the University of Massachusetts; Trustee, Boston University; Board Member, The Nature Conservancy.

                        SHARES ELIGIBLE FOR FUTURE SALE

Exchange Offer

   Shares of Class H common stock issued to $1 2/3 par value stockholders pursuant to the exchange offer will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of GM under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, GM. The directors and principal executive officers of GM, as well as significant stockholders of GM, will be affiliates. Affiliates of GM may sell their shares of Class H common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

   Certain executive officers, directors and employees of GM and its subsidiaries hold $1 2/3 par value common stock, including through employee benefit plans. All holders of $1 2/3 par value common stock, including our executive officers, directors and employees, are eligible to participate in the exchange offer. Certain of our executive officers, directors and employees from time to time engage in transactions involving $1 2/3 par value common stock, including transactions occurring during the last 60 days and prior periods, and some or all of these persons may acquire shares of Class H common stock through their participation in the exchange offer. To the extent that any of such persons are not affiliates or otherwise restricted, these persons will generally be able to transfer such shares of Class H common stock without restriction.

   In connection with the exchange offer, GM, Hughes and certain senior executive officers of GM and Hughes have agreed that, without the prior written consent of Morgan Stanley Dean Witter, they will not, during the period ending 90 days after the expiration date, sell or otherwise dispose of any shares of Class H common stock, subject to certain exceptions. These exceptions include, among other things:

  . the issuance of Class H common stock in exchange for $1 2/3 par value common stock pursuant to the exchange offer;

  . the issuance and contribution of Class H common stock by GM to the employee benefit plans pursuant to the contributions;

  . the issuance of Class H common stock upon the exercise of options or warrants exercisable for or the conversion of securities convertible into Class H common stock outstanding as of the date of this document;

  . the granting of stock options, warrants and/or restricted or unrestricted stock awards for Class H common stock under employee benefit plans and programs, provided that such options, warrants and awards do not become exercisable or vest during such lock-up period;

  . certain other issuances or transfers of Class H common stock under employee benefit plans and programs and dividend reinvestment plans;

  . the issuance and/or transfer of Class H common stock pursuant to the terms of any agreements in effect on the date of the initial filing of this document;

  . issuances of, or transactions involving, any other securities of GM, including $1 2/3 par value common stock;

  . the issuance of shares of Class H common stock to persons who become employed as senior executive officers of Hughes during such lock-up period, provided that those shares may not be sold or otherwise transferred by such persons during such lock-up period;

  . public or private mergers, acquisitions, strategic alliances, business combinations and other similar transactions involving the issuance of any GM securities, including Class H common stock, provided that the recipients of such shares agree in writing not to offer or sell such shares during such lock-up period; and

  . the issuance of shares of Class H common stock to existing Class H stockholders for purposes of effecting the possible stock split described at "Overview of GM Capital Stock--Recent Development Affecting GM's Capital Structure."

Contributions to the Employee Benefit Plans

   Following the contributions to the employee benefit plans, subject to certain restrictions, the trustees of the plans will have the authority and discretion to cause the plans to hold the shares of Class H common stock contributed by GM or to sell all or any portion thereof from time to time as they deem appropriate. Significant sales of Class H common stock by the employee benefit plans could adversely affect the market price of Class H common stock. The employee benefit plans will be subject to agreements that will provide them with registration rights with respect to the shares of Class H common stock they receive pursuant to the contributions, but will also regulate the manner in which such shares may be sold or transferred. For more information about these agreements and other aspects of the contributions, see "The Transactions--Contributions to the Employee Benefit Plans."

America Online

   In connection with Hughes' strategic alliance with AOL in June 1999, AOL invested $1.5 billion in restricted shares of a new series of GM preference stock, the Series H preference shares, which would automatically convert, depending on the average closing trading price of Class H common stock during the 20 trading days prior to the mandatory conversion date, into between 21,529,255 and 26,696,330 shares of Class H common stock on the mandatory conversion date for the Series H preference shares, which is June 24, 2002. AOL also currently has the right to convert these shares into 21,529,255 shares of Class H common stock, subject to adjustment. General Motors invested the proceeds received from AOL in shares of a new Hughes preferred equity security, the Hughes Series A preferred stock, which is designed to correspond to the financial terms of the Series H preference shares. For more information, see "Overview of GM Capital Stock--Preference Stock."

   The following description summarizes the material terms of the stock purchase agreement between GM and AOL relating to transfer restrictions on the Series H preference shares as well as the material terms of the registration rights agreement between GM and AOL. This description does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, each of which has been filed as an exhibit to the registration statement of which this document is a part.

   The Series H preference shares held by AOL and the underlying Class H common stock are subject to transfer restrictions. AOL has agreed that, prior to June 21, 2002, it will not transfer or otherwise dispose of any of the Series H preference shares or the underlying Class H common stock, except for transfers to certain of its affiliates or as part of a merger or similar transaction involving AOL. This transfer restriction would lapse upon a sale of DIRECTV or the termination of certain of the transaction documents executed in connection with the AOL strategic alliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes-- General" for a further discussion of this investment. In addition, AOL has agreed that, in connection with any underwritten offerings, other than on behalf of other stockholders, of Class H common stock or a security convertible into or exchangeable for Class H common stock before the first anniversary of the termination of the transfer restrictions, it would sign lock-up agreements which do not contain more burdensome restrictions than those agreed to by GM in connection with the offerings restricting the transfer of its shares during the pendency of the offering and for 90 days following the completion of each of such offerings.

   GM has agreed to provide AOL certain registration rights with respect to the shares of Class H common stock issuable upon conversion of the GM Series H preference shares. These rights become exercisable upon the earlier to occur of a sale of DIRECTV or the termination of certain of the transaction documents executed in connection with the strategic alliance. Once the rights are exercisable, AOL may demand on four occasions

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registration of their shares of Class H common stock under the Securities Act.
However, GM is not required to register any shares that can be sold publicly without registration. General Motors has the right to delay any required registration for up to 90 days in any 12-month period if that registration could interfere with its business activities or plans or if it would require disclosure of certain confidential information. In addition, GM is not required to register any shares for 30 days prior to the anticipated consummation of a public offering by General Motors of its securities and 90 days after the completion of the public offering where, in the good faith judgment of the managing underwriter(s), the registration would have an adverse effect on the offering or if registration would be prohibited by law.

PRIMESTAR

   In connection with Hughes' acquisition of PRIMESTAR in April 1999, GM issued 4,871,448 shares of restricted Class H common stock to PRIMESTAR. After this acquisition, PRIMESTAR changed its name to Phoenixstar, Inc. These shares were not registered under the Securities Act and may not be transferred prior to April 28, 2000, except for limited transfers from Phoenixstar to its stockholders and certain related parties.

   Following Hughes' acquisition of PRIMESTAR, Phoenixstar granted stock appreciation rights in respect of the shares of Class H common stock it received in the transaction to certain holders of its outstanding debt. Each stock appreciation right entitles the holder thereof to receive a payment from Phoenixstar in the amount, if any, by which the fair market value per share of Class H common stock on May 5, 2000 exceeds $47.00 per share. "Fair market value" for purposes of this calculation is the average of the last sale price of Class H common stock (or if no last sale is reported, the average of the high bid and low asked prices) for each of the five trading days immediately preceding May 5, 2000. Phoenixstar is required to pay amounts in respect of these stock appreciation rights on May 10, 2000. According to Phoenixstar's most recent public filings, Phoenixstar does not appear to have a source of revenue from which to make these payments. Therefore, we believe that between April 28, 2000, the date on which the transfer restrictions on the Class H common stock expire, and May 9, 2000, it is likely that Phoenixstar may sell a substantial portion of its holdings of Class H common stock in order to fund the required payments.

   The following description summarizes the material terms of the registration rights agreement between GM and Phoenixstar and the related stock transfer agreement. This description does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, each of which has been filed as an exhibit to the registration statement of which this document is a part. Under an agreement with GM, Phoenixstar has the right to demand on two occasions registration under the Securities Act of the shares of Class H common stock issued to it by GM. However, General Motors is not required to register any shares that can be sold publicly without registration. We have the right to delay any required registration for up to 90 days in any 12-month period if that registration could materially interfere with our business activities or plans. In addition, GM is not required to register any shares for 30 days prior to the anticipated consummation of a public offering by General Motors of its securities and 90 days after the completion of the public offering where, in the good faith judgment of the managing underwriter(s), the registration would have an adverse effect on the offering or if registration is prohibited by law.

U.S. Satellite Broadcasting Company

   In connection with Hughes' May 1999 acquisition of U.S. Satellite Broadcasting Company, GM issued 22,632,878 shares of restricted Class H common stock to the stockholders of U.S. Satellite Broadcasting Company. Prior to the first anniversary of the acquisition of those shares, a substantial portion of those shares may only be transferred in accordance with Rule 145 under the Securities Act, which generally imposes a limitation on the amount of these shares that may be sold in any three-month period. In addition, the holders of these restricted shares have agreed that, in connection with any underwritten offerings of Class H common stock prior to May 20, 2001, they will sign lock-up agreements with provisions, including as to the lock-up period, similar to those entered into by General Motors and/or other stockholders of General Motors.

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                         OVERVIEW OF GM CAPITAL STOCK

General

   General Motors is authorized to issue 2,706,000,000 shares of capital stock, consisting of:

  . 6,000,000 shares of preferred stock, without par value;

  . 100,000,000 shares of preference stock, $0.10 par value, 3,925,000 shares of which are designated as Series D 7.92% preference stock, 5,750,000 shares of which are designated as Series G 9.12% preference stock and 2,669,633 shares of which are designated as Series H 6.25% automatically convertible preference stock; and

  . 2,600,000,000 shares of GM common stock comprising two classes, which currently include 2,000,000,000 shares of $1 2/3 par value common stock and 600,000,000 shares of Class H common stock.

   As of March 31, 2000, the following shares of capital stock of GM were outstanding:

  . 753,663 shares of Series D 7.92% preference stock, represented by about
    3,014,654 depositary shares;

  . 1,253,852 shares of Series G 9.12% preference stock, represented by about
    5,015,410 depositary shares;

  . 2,669,633 shares of Series H 6.25% automatically convertible preference stock;

  . 621,181,380 shares of $1 2/3 par value common stock; and

  . 138,437,233 shares of Class H common stock.

   There are currently no outstanding shares of preferred stock.

Recent Developments Affecting GM's Capital Structure

   On March 6, 2000, our board of directors approved an amendment to our certificate of incorporation to increase the number of authorized shares of Class H common stock from 600 million to 3.6 billion. The amendment is subject to approval by a majority vote of $1 2/3 par value stockholders and Class H stockholders, voting together as a single class based on their respective voting powers, and a majority vote of the Class H stockholders voting separately as a class. GM will solicit this approval at its annual meeting to be held on June 6, 2000. If the amendment is approved, we currently anticipate that the GM board of directors will authorize a stock split of Class H common stock, effected as a dividend of Class H common stock payable on outstanding shares of Class H common stock, shortly after the annual meeting. Whether to proceed with the stock split and, if so, the timing of the stock split and the ratio of shares to be issued as a dividend in connection with the stock split, remain at the discretion of our board of directors and will be determined in light of market prices and other conditions that may prevail at the time of determination. Further information about the proposed amendment to our certificate of incorporation and the possible stock split is set forth in the proxy statement being mailed to our stockholders in connection with the annual meeting.

   On March 6, 2000, our board of directors approved the redemption of all of the outstanding shares of Series D 7.92% preference stock and the related Series D depositary shares. The redemption of these shares will occur on May 2, 2000.

   On March 13, 2000, GM and Fiat S.p.A. agreed to form a strategic industrial alliance, creating an important partnership for the companies in two of the world's largest automotive markets: Europe and Latin America. For more information about this alliance, see "Business of GM--Recent Developments." In connection with the alliance, GM will acquire about 20% of Fiat Auto in exchange for about $2.4 billion. In addition, GM will issue 32,053,422 shares of $1 2/3 par value common stock to Fiat in exchange for about $2.4 billion. Based on the number of shares to be issued to Fiat and the total number of outstanding shares of $1 2/3 par value common stock as of February 29, 2000 and giving effect to the exercise of all outstanding stock options for $1 2/3 par value common stock as of such date, Fiat would receive about 5.1% of the outstanding $1 2/3 par value common stock as of such date. However, this percentage will increase as a result of both the reduced number of shares of $1 2/3 par value common stock outstanding after the exchange offer and GM's planned $1.4 billion stock repurchase program described below. It is currently anticipated that Fiat will be granted certain registration rights in connection with its acquisition of $1 2/3 par value common stock. This issuance of $1 2/3 par value common stock to Fiat is expected to be completed in 2000.

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   Also on March 13, 2000, GM announced its intention to repurchase for cash an additional $1.4 billion of $1 2/3 par value common stock. GM currently expects to complete this stock repurchase program by the end of 2000. At the same time, GM announced its decision to increase the amount of Class H common stock to be issued in this exchange offer from $8 billion to $9 billion, assuming it is fully subscribed. Both of these actions are designed to offset, in part, the effect of the issuance of $1 2/3 par value common stock to Fiat in connection with the strategic alliance.

GM Preferred Stock

   GM's certificate of incorporation authorizes the GM board of directors to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price. There are currently no outstanding shares of preferred stock and GM's board of directors has no current intent to issue any preferred stock.

   If any preferred stock were issued, it would rank senior to preference stock and common stock with respect to payments of dividends and distributions in liquidation. Further, no cash dividends could be paid on any class of common stock or any series of preference stock if current assets of GM in excess of its current liabilities were less than $75 per share of any outstanding preferred stock.

   If any shares of preferred stock were issued, holders of such shares would not be entitled to vote except that:

  . they would vote together with the holders of common stock on the disposition of GM's assets as an entirety;

  . if GM has defaulted in paying dividends on preferred stock for six months, the holders of preferred stock, voting as a class, would be entitled to elect one-quarter of the directors; and

  . certain mortgaging or pledging of, or the placing of certain liens upon, GM's property would require the approval of the holders of three-fourths of any outstanding preferred stock.

Preference Stock

   GM's certificate of incorporation authorizes the GM board to issue shares of preference stock from time to time in distinctly designated series, with the terms of each series fixed by GM's board in the resolutions providing for the issuance of such series. GM's preference stock ranks senior to its common stock and junior to its preferred stock, if any, with respect to payments of dividends and distributions in liquidation.

   GM currently has three series of preference stock outstanding:

  . Series D 7.92% preference stock;

  . Series G 9.12% preference stock; and

  . Series H 6.25% automatically convertible preference stock.

   The Series D and Series G preference shares are represented by Series D and Series G depositary shares, respectively, which are listed on the NYSE.

   Shares of GM's Series H 6.25% automatically convertible preference stock were issued to AOL in June 1999 in connection with AOL's $1.5 billion investment in and its strategic alliance with Hughes. AOL currently holds all of the outstanding Series H preference shares. The Series H preference shares will automatically convert into shares of Class H common stock on June 24, 2002, unless previously converted, as described further below

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at "--Conversion." In connection with its issuance of the Series H preference shares to AOL, Hughes has issued to GM shares of its Series A preferred stock, which is designed to correspond to the financial terms of the Series H preference shares. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes--General."

 Dividends

   Subject to the rights of the holders of preferred stock, if any were outstanding, dividends will be paid on the outstanding Series D, Series G and Series H preference shares when, as and if declared by GM's board out of GM's assets legally available for the payment of dividends. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of preferred stock or preference stock.

   Holders of preference shares are entitled to dividends as follows:

  . holders of Series D preference shares are entitled to receive cumulative cash dividends, at the annual rate of 7.92% of the per share stated value, which is equivalent to $7.92 per annum per Series D preference share;

  . holders of Series G preference shares are entitled to receive cumulative cash dividends, at the annual rate of 9.12% of the per share stated value, which is equivalent to $9.12 per annum per Series G preference share; and

  . holders of Series H preference shares are entitled to receive cumulative cash dividends, at an annual rate of 6.25% of the per share stated value, which is equivalent to $35.1172 per annum per Series H preference share.

   Dividends on the Series D, Series G and Series H preference shares are payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which is a day not less than 10 nor more than 50 days preceding the payment date fixed by GM's board. Dividends on the Series D, Series G and Series H preference shares, whether or not declared, are cumulative from the respective dates of original issue of the Series D, Series G and Series H preference shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends do not bear interest.

   Preferential dividends accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends do not bear interest. Unless the full preferred dividends accumulated on all outstanding Series D, Series G and Series H preference shares have been paid, GM may not:

  . pay dividends on any class of its common stock or other stock ranking junior to the Series D, Series G and Series H preference shares, other than a dividend payable in shares of any class of common stock; or

  . redeem, repurchase or otherwise acquire any shares of its common stock or other stock ranking junior to the Series D, Series G and Series H preference shares, other than a redemption or purchase of shares of common stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries.

   Dividends will not be declared on any series of preference stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of preference stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity preference stock.

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 Conversion

   The Series D and Series G preference shares are not convertible into shares of any other class of capital stock of General Motors.

   The Series H preference shares are convertible into shares of Class H common stock. The Series H preference shares will automatically convert into shares of Class H common stock on June 24, 2002, the mandatory conversion date, based on a variable conversion factor linked to the Class H common stock price at the time of conversion, unless they have been converted earlier. Depending on the average closing trading price of Class H common stock during the 20 trading days prior to the mandatory conversion date, the Series H preference shares would convert into between 21,529,255 and 26,696,330 shares of Class H common stock on the mandatory conversion date. The Series H preference shares are also currently convertible at the option of the holder into 21,529,255 million shares of Class H common stock.

   We currently expect that, upon either mandatory or optional conversion of the Series H preference shares, the Class H dividend base will be adjusted so that it will be increased by the number of shares of Class H common stock issued to the holder of the Series H preference shares pursuant to the conversion. For more information, see "Description of Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends--Class H Dividend Base Adjustments." The Series H preference shares and the underlying Class H common stock are subject to transfer restrictions. See "Shares Eligible for Future Sale."

 Redemption

   In March 2000, GM issued notice of the redemption of all of the outstanding Series D preference shares and the related Series D depositary shares. The redemption of these shares will occur on May 2, 2000. GM will redeem the Series D preference shares at a price of $100 per share, plus accrued and unpaid dividends to and including the redemption date, for a total redemption price of $100.72 per Series D preference share, with the depositary shares being redeemed at a price of $25 per depositary share, plus accrued and unpaid dividends to and including the redemption date, for a total redemption price of $25.18 per depositary share.

   On or after January 1, 2001, General Motors may, at its option, on not less than 35 nor more than 60 days notice, redeem the Series G preference shares, as a whole or in part, at any time or from time to time, for cash in an amount equal to $100 per Series G preference share, as applicable, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption. If less than all of the outstanding shares of the Series G preference shares are to be redeemed, shares to be redeemed will be selected by General Motors by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series G preference shares have no right to require redemption of such shares.

   The Series H preference shares are redeemable by GM or Hughes in certain limited circumstances generally involving changes in the U.S. law relating to income taxation. Depending on the circumstances giving rise to the redemption, the redemption price may be paid in cash, shares of Class H common stock, shares of Hughes common stock or by exchange of each Series H preference share for a share of automatically convertible preference stock of Hughes convertible into Hughes common stock.

 Liquidation Preference

   In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of Series D, Series G and Series H preference shares would be entitled to the liquidation preference described below, after the holders of preferred stock, if any were outstanding, received the full preferential amounts to which they are entitled and before any distribution to holders of common stock.

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   The liquidation preferences of the preference shares are as follows:

  . the holders of the Series D and Series G preference shares would be entitled to receive for each share $100, plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders; and

  . the holders of Series H preference shares would be entitled to receive for each share $561.875, plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders, subject to the right of the holders of record of any Series D, Series G or Series H preference share on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution, but such holders shall not be entitled to any further payment.

   If there are insufficient assets to permit full payment to holders of the Series D, Series G and Series H preference shares and the holders of all other series of preference stock on parity with the Series D, Series G and Series H preference shares as to liquidation rights, then the holders of the Series D, Series G and Series H preference shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

 Voting

   The Series D, Series G and Series H preference shares do not entitle holders thereof to voting rights, except:

  . with respect to any amendment or alteration of any provision of the GM certificate of incorporation which would adversely affect the powers, preference or special rights of the Series D, Series G or Series H preference shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series D, Series G or Series H preference shares, as the case may be;

  . in the event General Motors fails to pay accumulated preferential dividends on the Series D, Series G or Series H preference shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid; and

  . as required by law.

   In the event of a preferential dividend default as described above, the number of directors of General Motors will be increased by two and the holders of the outstanding Series D, Series G or Series H preference shares, as the case may be, voting together as a class with all other series of preference stock ranking junior to or on a parity with such preference shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series D, Series G or Series H preference shares, as the case may be, have been paid.

GM's Dual-Class Common Stock Capital Structure

   GM has two classes of common stock:

  . $1 2/3 par value common stock; and

  . Class H common stock.

  GM's certificate of incorporation restricts the power of the GM board to declare and pay dividends on either class of common stock. The amounts which may be declared and paid by the GM board as dividends on common stock are allocated to each separate class of common stock and are subject to the amount legally available for the payment of dividends by GM. For dividend purposes, this allocation serves to preserve for each class of GM common stockholders an interest in retained earnings that is not shared by the other class. This restriction does not require a physical segregation of the assets of GM on the one hand and of Hughes on the other hand. Nor does it require separate accounts or separate dividend or liquidation preferences of GM and Hughes assets for

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the benefit of the holders of either of the separate classes of GM common stock. The holders of Class H common stock, like the holders of $1 2/3 par value common stock, have liquidation rights in the equity and assets of GM. For more information about GM's two classes of common stock, see "Description of Class H Common Stock" and "Comparison of Rights of $1 2/3 Par Value Stockholders and Class H Stockholders."

   The existence of two classes of common stock with separate dividend rights can give rise to potential divergences among the interests of the holders of the two classes of GM common stock concerning various intercompany transactions and other matters. The laws of Delaware govern the duties of the GM board with respect to these divergences. Under Delaware law, the GM board owes fiduciary duties to all holders of GM common stock, regardless of class, and must act with due care and on an informed basis in the best interests of GM and all its common stockholders, regardless of class. In this regard, the GM board, in the discharge of its fiduciary duties, principally through its capital stock committee, oversees the policies, programs and practices of GM which may impact the potentially divergent interests of the two classes of GM common stock. The capital stock committee is comprised entirely of independent directors of GM.

   The GM by-laws currently provide that the capital stock committee of the GM board is responsible for reviewing the policies and practices of GM with respect to matters in which the two classes of stockholders may have divergent interests, particularly as they relate to:

  . the business and financial relationships between GM and any of its units and Hughes;

  . dividends in respect of, disclosures to stockholders and the public concerning, and transactions by GM or any of its subsidiaries in, shares of Class H common stock; and

  . any matters arising concerning these items;

all to the extent the capital stock committee may deem appropriate. The capital stock committee may also recommend changes in policies, programs and practices as it may deem appropriate.

   The capital stock committee's principal role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning these matters are made. The capital stock committee conducts its oversight with a view toward, among other things, assuring a process of fair dealing between GM and Hughes as well as fair consideration of the interests of all of GM's common stockholders in the resolution of these matters.

GM Board Policy Statement

   In connection with its determination of the terms of the Class H common stock at the time of the Hughes restructuring transactions in December 1997, the GM board adopted a policy statement concerning GM's dual-class common stock structure.

   This policy statement may be modified or rescinded at any time and from time to time by the GM board. Also, notwithstanding the policy statement or the provisions concerning recapitalization of the Class H common stock into $1 2/3 par value common stock at a 120% exchange ratio as provided under certain circumstances in GM's certificate of incorporation, the GM board may propose to GM's common stockholders for their approval one or more transactions on terms different from those provided for by such provisions or by this policy statement. GM's board has no present intention to modify or rescind this policy statement or to propose a recapitalization of the Class H common stock. See "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--GM Board Policies and Practices Relating to Class H Common Stock Can Be Adopted, Changed or Rescinded Without Stockholder Approval."

   The policy statement is set forth below in its entirety. Terms which are defined in the GM board policy statement do not apply to the rest of this document.


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       GM Board Policy Statement Regarding Certain Capital Stock Matters

   (A) General Policy. It is the policy of the Board of Directors of General Motors Corporation (the "GM Board"):

     (1) that all material matters as to which the holders of the two classes of GM common stock may have potentially divergent interests shall be resolved in a manner which the GM Board determines to be in the best interests of General Motors Corporation and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of GM common stock; and

     (2) that a process of fair dealing shall govern the relationship between GM and HEC and the means by which the terms of any material transaction between them shall be determined.

   (B) Additional Matters. In relation to the foregoing policy, it is the further policy of the GM Board that:

     (1) Quarterly Dividends.

       (a) In contemplation of the GM Board's duty periodically to consider an appropriate dividend policy and practice in relation to Class H Common Stock and its expectation that the Board of Directors of HEC (the "HEC Board") shall, at least annually, consider and determine a quarterly dividend policy with respect to the common stock of HEC (100% of which is held by GM), the GM Board shall, at least annually, determine a quarterly dividend policy with respect to the Class H Common Stock.

       (b) The quarterly dividend policy of the GM Board with respect to the Class H Common Stock shall be to declare and pay quarterly dividends on the Class H Common Stock in an amount equal to the product of (i) the aggregate amount of each quarterly dividend received by GM as a stockholder of HEC, if any, multiplied by (ii) the fraction used to determine the Available Separate Consolidated Net Income of Hughes (as such term is used in GM's Restated Certificate of Incorporation, as amended) at the time such dividend was declared by HEC.

       (c) GM's payment of a quarterly dividend on the Class H Common Stock shall be made as soon as practicable after receipt of the corresponding dividend payment from HEC.

     (2) Principles Governing Dividends and Distributions Other Than Quarterly Dividends.

       (a) Except as provided in paragraph (B)(2)(b) below, in the event that HEC directly or indirectly makes any transfer of material assets to GM or to GM's stockholders:

         (i) Transfers of HEC Assets to GM. If such transfer of assets by HEC is to GM, the GM Board shall as soon thereafter as practicable declare and pay a dividend or make other provision with respect to a distribution on the Class H Common Stock so that there shall be distributed to the holders of Class H Common Stock a portion of such assets transferred to GM that is not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer to GM; provided that, if the GM Board determines that it is not reasonably practicable or not in the best interests of the holders of Class H Common Stock for GM to distribute any such assets to the holders of Class H Common Stock, GM shall distribute to such holders cash or other noncash assets having an equivalent fair value; and

         (ii) Transfers of HEC Assets to GM's Stockholders. If such transfer of assets by HEC is to GM's stockholders, the portion of such assets transferred to the holders of Class H Common Stock shall be not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer.

       (b) Exceptions to Foregoing Principles. The provisions of paragraph
    (B)(2)(a) above shall not apply to any of the following asset transfers:

         (i) any transfer that results in the recapitalization of Class H Common Stock into $1 2/3 Par Value Common Stock pursuant to the provisions of paragraph (c) of Division I of Article Fourth of GM's Restated Certificate of Incorporation, as amended;


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         (ii) any transfer that is made pursuant to the quarterly dividend policy described in paragraph (B)(1) above;

         (iii) any transfer that is made in the ordinary course of HEC's business;

         (iv) any transfer for which HEC shall have received fair compensation as determined pursuant to this policy as described in paragraph (A) above, provided that, where required by paragraph
      (B)(3) below, stockholder consent to such transfer shall have been received; and

         (v) any transfer which shall have received the consent of the holders of a majority of the outstanding shares of Class H Common Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class.

     (3) Separate Class Votes of GM's Stockholders as a Condition to GM's Acquisition of a Significant Portion of HEC Assets. GM shall not acquire in one transaction or a series of related transactions a significant portion of the business of HEC for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H common stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class. For purposes of this paragraph, "significant portion of the business of HEC" shall mean more than 33% of the business of HEC, based on the fair market value of the assets, both tangible and intangible, of HEC as of the time that the proposed transaction is approved by the GM Board.

     (4) Basis for Commercial Transactions Between GM and HEC. GM and HEC shall operate on the principle that all material commercial transactions between them shall be based on commercially reasonable terms.

   (C) Meaning of "GM" and "HEC" Within This Policy. For purposes of this policy, "GM" shall mean General Motors Corporation and its affiliates (other than HEC), and "HEC" shall mean Hughes Electronics Corporation, including any person controlled by Hughes Electronics Corporation.

   (D) Role of Capital Stock Committee Relating to This Policy. The Capital Stock Committee of the GM Board shall oversee the implementation of, and shall have authority to interpret, this policy.

   (E) Delegation. In administering this policy, the GM Board may, at its option, delegate its authority, including to the Capital Stock Committee, and may delegate to members of management the authority to implement any matter pursuant to this policy.

   (F) Fiduciary Obligations. In making any and all determinations in connection with this policy, either directly or by appropriate delegation of authority, the GM Board shall act in its fiduciary capacity and pursuant to legal guidance concerning its obligations under applicable law.

   (G) GM Board May Make Future Proposals to Stockholders for Recapitalization Transactions Which Would Be on Terms Different from Those in GM's Current Restated Certificate of Incorporation, as Amended. Consistent with the terms of both GM's Restated Certificate of Incorporation, as amended, and Delaware General Corporation Law, the GM Board may, in the future, propose recapitalization transactions to GM stockholders on terms different from those provided for under GM's Restated Certificate of Incorporation, as amended. (Such alternative proposals were utilized by GM's Board of Directors in connection with the split-off of Electronic Data Systems Corporation in 1996 and the spin-off of the defense electronics business of HEC in 1997.)

   (H) Interpretation, Amendments and Modifications of This Policy. This policy may at any time and from time to time be modified, rescinded and interpreted by the GM Board, and the GM Board may adopt additional or other policies or make exceptions with respect to the application of this policy in connection with particular facts and circumstances, all as the GM Board may determine, consistent with its fiduciary duties to General Motors Corporation and all of its common stockholders, to be in the best interests of General Motors Corporation and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of General Motors Corporation.

                                   * * * * *

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                      DESCRIPTION OF CLASS H COMMON STOCK

Introduction to the Class H Common Stock

   We describe generally below the material terms of the Class H common stock. In addition to this description, we urge you to refer to Article Fourth of GM's Restated Certificate of Incorporation, as amended, which we sometimes refer to in this document as our "certificate of incorporation," which sets forth in full the terms of the Class H common stock. For information regarding how you can find a copy of the full terms of the Class H common stock, see "Where You Can Find More Information." For more information about our Class H common stock and how it differs from our $1 2/3 par value common stock, see "Comparison of Rights of $1 2/3 Par Value Stockholders and Class H Stockholders."

   Class H common stock is a "tracking stock" designed to provide holders with financial returns based on the financial performance of Hughes. To further this objective:

  . GM's certificate of incorporation allocates earnings of GM attributable to Hughes between amounts available for the payment of dividends on Class H common stock and amounts available for the payment of dividends on the $1 2/3 par value common stock, which also permits a corresponding calculation of the earnings per share of GM attributable to the Class H common stock and the $1 2/3 par value common stock; and

  . the GM board adopts dividend policies and practices concerning the Class
    H common stock consistent with this design objective as more fully described below and at "Overview of GM Capital Stock."

GM is the issuer of the Class H common stock. The GM board is free at any time to change its dividend policies and practices concerning the Class H common stock or the $1 2/3 par value common stock. See "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--GM Board Policies and Practices Relating to Class H Common Stock Can Be Adopted, Changed or Rescinded Without Stockholder Approval."

GM Certificate of Incorporation Provisions Regarding Dividends

 Calculation of Amount Available for Dividends on Class H Common Stock

   The financial performance of Hughes determines the earnings per share of Class H common stock and the portion of GM's earnings out of which dividends on the Class H common stock may be paid. In order to determine what amount is available to pay dividends on the Class H common stock, the following steps are taken:

  . the net income of Hughes is determined for each quarterly accounting period;

  . the net income of Hughes determined for each quarter is divided into amounts allocated to the Class H common stock and the $1 2/3 par value common stock; and

  . the amount allocated to the Class H common stock, which we sometimes refer to in this document as the "available separate consolidated net income of Hughes," is accumulated from quarter to quarter, together with any surplus attributable to shares of Class H common stock issued from time to time, and is reduced by the amount of any dividends actually paid on the Class H common stock.

 GM Board's Discretion Regarding Payment of Dividends on Class H Common Stock

   After the amount available to pay dividends on the Class H common stock is determined as provided above, the GM board may decide to pay or not pay dividends on the Class H common stock in its sole discretion. This discretion is subject to the following restrictions:

  . The holders of GM preferred stock, if any, and GM preference stock, including the Series D, Series G and Series H preference shares, may have a higher priority claim on amounts that would otherwise be available to pay dividends on the Class H common stock, to the extent that dividends have been accumulated but not paid on GM's preferred or preference stock.

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  . Under Delaware law, GM can only pay dividends to the extent that it has surplus--the extent to which the fair market value of GM's net assets exceeds the amount of GM's capital--or the extent of GM's net profits for the then current and/or the preceding fiscal year.

Due to these restrictions, it is possible that, even though the net income of Hughes is sufficient to permit the payment of a dividend on the Class H common stock, payment of a dividend on the Class H common stock would not be permitted because of the requirements for the payment of dividends on GM preferred or preference stock or the Delaware law surplus restriction described above.

   Any dividends declared or paid on each class of GM common stock from time to time will reduce the amount available for future payments of dividends on that class. The amount available for dividends on each class will also depend on any adjustments to GM's capital or surplus due to repurchases or issuances of shares of that class. In addition, as provided by Delaware law, the GM board may adjust for any reason it deems appropriate the amount of surplus, and therefore the amount available for dividends on each class. Delaware law also permits the board of directors to adjust in the exercise of its business judgment the total amount legally available for the payment of dividends to reflect a re-valuation of the corporation's assets and liabilities.

   Within the constraints mentioned above, the GM board can determine, in its sole discretion, the timing of declarations and payments, and the amounts, of dividends on each class of GM common stock. The GM board may, in its sole discretion, declare dividends payable exclusively to the holders of $1 2/3 par value common stock, exclusively to the holders of Class H common stock, or to the holders of both classes in equal or unequal amounts. The GM board may make its decision notwithstanding the respective amounts of surplus available for dividends to each class, the voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor. However, the maximum amount declared as dividends on either class of GM common stock cannot exceed the amount available for dividends on each class of common stock under the GM certificate of incorporation. See "--Dividend Policy."

   As of December 31, 1999, based on the stockholders' equity of GM reflected in its consolidated balance sheet and subject to the GM board's authority to make adjustments, the cumulative amount available for payment of dividends on GM common stock was about $19.1 billion. Of this total amount, about $13.7 billion was available for dividends on the $1 2/3 par value common stock and about $5.4 billion was available for dividends on the Class H common stock.

   You should note that, since the completion of the Hughes restructuring transactions in late 1997, although payment of dividends on the Class H common stock has been permitted, the GM board has not paid cash dividends on Class H common stock. Further, the GM board does not intend to pay dividends on Class H common stock in the foreseeable future.

 Class H Dividend Base Adjustments

   Under the GM certificate of incorporation, the GM board may adjust the denominator of the Class H fraction that determines the net income of Hughes attributable to the Class H common stock--that is, the Class H dividend base, from time to time as the GM board deems appropriate to reflect the following:

  . subdivisions and combinations of the Class H common stock and stock dividends payable in shares of Class H common stock to holders of Class H common stock;

  . the fair market value of contributions of cash or property by GM to Hughes, or of cash or property of GM to or for the benefit of employees of Hughes for employee benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

  . the contribution of shares of capital stock of GM to or for the benefit of employees of Hughes or its subsidiaries for benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

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  . payments made by Hughes to GM of amounts applied to the repurchase by GM of shares of Class H common stock, so long as the GM board has approved the repurchase and GM applied the payment to the repurchase; and

  . the repurchase by Hughes of shares of Class H common stock that are no longer outstanding, so long as the GM board approved the repurchase.

Detailed Calculation of Amount Available for Dividends on Class H Common Stock

 General

   In order to help you to understand GM's Class H common stock, we provide below a more detailed description of the method used to determine the amount of Hughes' earnings available for the payment of dividends on the Class H common stock--that is, the available separate consolidated net income of Hughes. The "available separate consolidated net income of Hughes" is the net income of Hughes, its subsidiaries and successors after December 17, 1997 on a consolidated basis, determined in accordance with generally accepted accounting principles, without giving effect to any adjustment which would result from accounting for the 1985 acquisition by GM of Hughes Aircraft Company, a predecessor of Hughes, using the purchase method of accounting and reduced by the amount of dividends accrued on the Series A preferred stock of Hughes (as an equivalent measure of the effect that GM's payment of dividends on the Series H preference shares would have if paid by Hughes), calculated for each quarterly accounting period and multiplied by a fraction, which we sometimes refer to in this document as the "Class H fraction."

   The Class H fraction reflects the derivative or "tracking stock" interests of each of GM's classes of common stock in the earnings of Hughes for dividend purposes. We determine the Class H fraction in the following manner:

  . The numerator of the Class H fraction is the weighted average number of shares of Class H common stock outstanding during any applicable accounting period.

  . The denominator of the Class H fraction is the weighted average number of shares of Class H common stock during any applicable accounting period which, if issued and outstanding, would represent 100% of the tracking stock interest in the earnings of Hughes. Thus, this "notional" number represents the full tracking stock interest in Hughes. The denominator is also referred to in the GM certificate of incorporation as the "Class H dividend base."

    . The Class H dividend base was initially established by the GM board in connection with the 1985 acquisition of Hughes Aircraft Company and the initial issuance of Class H common stock. The Class H dividend base was determined by negotiation between GM and the seller of Hughes Aircraft Company based on the value of Hughes immediately after the acquisition and the amount of Class H common stock the seller was to receive in the transaction.

    . The Class H dividend base has since been adjusted by the GM board in accordance with the GM certificate of incorporation to reflect various events, including a stock split in 1988, contributions by GM of Class H common stock to Hughes from time to time for use in connection with employee benefit plans and Hughes' acquisitions of PRIMESTAR/Tempo Satellite and U.S. Satellite Broadcasting Company as described elsewhere in this document.

    . The Class H dividend base is subject to future adjustment, as described below, including upon the conversion of the Series H preference stock into shares of Class H common stock. See "Overview of GM Capital Stock--Preference Stock--Conversion." The Class H dividend base will not be adjusted in connection with either the exchange offer or the contributions to the employee benefit plans. See "--Illustrative Calculation of the Class H Fraction Following the Exchange Offer and the Contributions to the Employee Benefit Plans."

  . All determinations of the available separate consolidated net income of Hughes are in the discretion of the GM board and are final and binding on all GM stockholders.

The currently outstanding shares of Class H common stock do not represent a 100% tracking stock interest in the earnings of Hughes because GM has not yet issued the full number of shares of Class H common stock which can be issued under GM's certificate of incorporation, as determined by the Class H dividend base.

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   For illustrative purposes, we have calculated the Class H fraction based on the number of shares of Class H common stock outstanding as of March 31, 2000. For this purpose, we have assumed the exercise of all options for Class H common stock that were outstanding on such date and the conversion, based on the closing trading price of Class H common stock on such date, of GM's Series H preference stock into Class H common stock on its mandatory conversion date in 2002. Based on the fraction as so calculated, about 38% of Hughes' earnings would have been allocable to the Class H common stock for purposes of determining earnings per share and amounts available for the payment of dividends. The remaining portion of Hughes' earnings, about 62%, would have been allocable to the $1 2/3 par value common stock.

   To the extent that GM issues more Class H common stock, including pursuant to the exchange offer and the contributions, the percentage of the earnings of Hughes allocated to the Class H common stock would increase and the remaining tracking stock interest in the earnings of Hughes that would be allocated to the $1 2/3 par value common stock would proportionately decrease. This percentage will also be affected by any related adjustments to the Class H dividend base. At such time, if any, as GM has issued a number of shares of Class H common stock which causes the fraction to be equal to one, the holders of Class H common stock would have a 100% tracking stock interest in the earnings of Hughes and the holders of $1 2/3 par value common stock would have no tracking stock interest in Hughes' earnings.

   You may calculate the approximate earnings per share attributable to Class H common stock by dividing the quarterly earnings allocated to Class H common stock--that is, the available separate consolidated net income of Hughes, by the weighted average number of these shares outstanding during the quarter. The weighted average number of shares of Class H common stock outstanding is also the numerator of the fraction used to determine the available separate consolidated net income of Hughes. You may also calculate about the same amount by dividing the quarterly earnings--that is, net income, of Hughes used in computing the available separate consolidated net income of Hughes, by the Class H dividend base.

 Illustrative Calculation of Class H Fraction Following the Exchange Offer and the Contributions to the Employee Benefit Plans

   For illustrative purposes, based on the number of shares of Class H common stock outstanding as of March 31, 2000, the portion of Hughes' earnings allocable to the Class H common stock would have been about 38%, calculated as follows:

              Number of shares of

              Class H common stock outstanding             180,851,251
              --------------------------------             -----------   =  38%
              Class H dividend base                        474,651,110

   For this purpose, we have assumed the exercise of all options for Class H common stock that were outstanding on such date and the conversion, based on the closing trading price of Class H common stock on such date, of GM's Series H preference stock into Class H common stock on its mandatory conversion date in 2002.

   This exchange offer and the anticipated contributions to the employee benefit plans each will affect the Class H fraction, as described below:

  . The exchange offer will affect the Class H fraction as follows: the
    numerator will be increased by about            , the number of shares
    issued in the exchange offer, assuming that the exchange offer is fully subscribed.

  . The contributions to the employee benefit plans will affect the fraction
    as follows: the numerator will be increased by            , the number of
    shares to be contributed to the employee benefit plans as determined
    based on the closing trading price of Class H common stock on           ,
    2000, assuming that GM completes the contributions as anticipated.

However, in both cases, the Class H dividend base will remain the same number.

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   Exchange Offer. Assuming that the exchange offer is fully subscribed, the
Class H fraction calculated as of March 31, 2000 as described above would change as illustrated below:

              Number of shares of

              Class H common stock outstanding   180,851,251 +           =   %

              -------------------------    ---------------------

              Class H dividend base              474,651,110

   Thus, based on these assumptions and other assumptions described in this
document, after this exchange offer, about   % of Hughes' earnings would be
allocated to the Class H common stock for earnings per share and dividend
purposes. The balance, about   %, would be allocated to the $1 2/3 par value
common stock.

   Exchange Offer and the Contributions to the Employee Benefit Plans. Assuming that the exchange offer is fully subscribed and that GM completes the contributions to the employee benefit plans as anticipated, based on an estimate of the number of shares that would be contributed as determined by
the closing trading price of Class H common stock on           , 2000, the
Class H fraction calculated as of March 31, 2000 as described above would change as illustrated below:

     Number of shares of

     Class H common stock outstanding    180,851,251 +          +      =  %
     -------------------------       ---------------------------------
     Class H dividend base
                                               474,651,110

   Thus, based on these and other assumptions described in this document, after this exchange offer and the anticipated contributions to the employee
benefit plans by GM, about     % of Hughes' earnings would be allocated to the
Class H common stock for earnings per share and dividend purposes. The
balance, about   %, would be allocated to the $1 2/3 par value common stock.

   These percentages are provided for illustrative purposes only. The actual percentages will not be known until the actual number of shares of Class H common stock issued in the exchange offer and the contributions have been determined. You should note that to the extent that the exchange offer is not fully subscribed or the contributions are not made as anticipated, the Class H fraction and other calculations described in this section will change.

Dividend Policy

   GM's board of directors has adopted a policy statement which, among other things, provides that the GM board's quarterly dividend policy regarding the Class H common stock is to declare and pay quarterly dividends on the Class H common stock in an amount that will equal the product of the aggregate amount of each quarterly dividend GM receives as a stockholder of Hughes, if any, multiplied by the fraction used to determine the available separate consolidated net income of Hughes at the time the dividend is declared by Hughes. The policy statement expressly provides that GM will pay the quarterly dividend on the Class H common stock as soon as practicable after receipt of the corresponding dividend payment from Hughes. For the text of the GM board policy statement, see "Overview of GM Capital Stock--GM Board Policy Statement."

   Delaware law and the GM certificate of incorporation do not require the GM board to declare dividends on any class of GM common stock. The declaration of any dividend on either class is a matter to be acted upon by the GM board upon the recommendation of GM management. If and to the extent the GM board chooses to declare dividends on either or both of the classes of GM common stock, neither Delaware law nor the GM certificate of incorporation requires any proportionate or other fixed relationship between the amount of the dividends declared on the different classes of common stock. The GM board reserves the right to reconsider from time to time its policies and practices regarding dividends on GM common stock and to increase or decrease the dividends paid on GM common stock. The GM board may reconsider such matters on the basis of GM's consolidated financial position, which includes liquidity and other factors, and, with regard to Class H common stock, the earnings and consolidated financial position of Hughes. You may find information regarding GM and

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its consolidated financial performance, including management's discussion and analysis of financial condition and results of operations, in the documents incorporated into this document by reference.

   Since the completion of the Hughes restructuring transactions in late 1997, GM has not paid dividends on the Class H common stock. Further, the GM board does not currently expect to pay dividends on the Class H common stock in the foreseeable future. Similarly, since that time, Hughes has not paid dividends to GM and does not intend to do so in the foreseeable future. We currently expect that the future earnings of Hughes will be retained for the development of the business of Hughes.

Voting Rights

   GM's certificate of incorporation entitles holders of Class H common stock and $1 2/3 par value common stock to a fixed number of votes per share on all matters submitted to GM's common stockholders for a vote. Except as described below, holders of Class H common stock vote together as a single class with the holders of $1 2/3 par value common stock based on their respective voting rights described in the GM certificate of incorporation. The GM certificate of incorporation entitles each share of Class H common stock to 0.60 vote per share and each share of $1 2/3 par value common stock to one vote per share. The number of votes for each share of Class H common stock and $1 2/3 par value common stock is subject to adjustment as described below at "-- Subdivision or Combination."

   Class H common stock votes separately as a class only on any amendment to the GM certificate of incorporation which adversely affects the rights, powers or privileges of the Class H common stock or increases in the number of authorized shares of Class H common stock. Neither holders of Class H common stock nor holders of $1 2/3 par value common stock vote, either as a separate class or together, on any adjustment of the Class H dividend base or any other determination made in the calculation of the available separate consolidated net income of Hughes.

Liquidation Rights

   In the event of the liquidation, dissolution or winding up of the business of GM, whether voluntary or involuntary, GM's certificate of incorporation provides that, after the holders of GM preferred stock and GM preference stock receive their full preferential amounts, holders of Class H common stock and holders of $1 2/3 par value common stock will receive the assets remaining for distribution to GM's stockholders on a per share basis in proportion to their respective per share liquidation units. Subject to adjustment as described below at "--Subdivision or Combination," each share of Class H common stock has liquidation units equal to its number of votes, that is, 0.60 liquidation unit, as described above at "--Voting Rights." Similarly, each share of $1 2/3 par value common stock has one liquidation unit. Holders of the Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM, which include 100% of the stock of Hughes.

Subdivision or Combination

   If General Motors subdivides or combines the outstanding shares of the $1 2/3 par value common stock or the Class H common stock, GM will appropriately adjust the voting and liquidation rights of shares of Class H common stock relative to $1 2/3 par value common stock. In the event that GM issues shares of Class H common stock as a dividend on shares of $1 2/3 par value common stock, GM will adjust the liquidation rights of the applicable class of common stock so that the relative aggregate liquidation rights of each stockholder would not change as a result of the dividend.

Recapitalization and Certain Other Transactions

   Under GM's certificate of incorporation, the GM board may recapitalize all outstanding shares of Class H common stock as shares of $1 2/3 par value common stock at any time after December 31, 2002 in the sole discretion of the GM board or automatically, if at any time GM, in one transaction or a series of related

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transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner. For purposes of the recapitalization provisions of GM's certificate of incorporation, substantially all of the business of Hughes means at least 80% of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time of the proposed transaction. No automatic recapitalization will occur on a disposition in connection with the dissolution, liquidation and winding up of GM and the distribution of the net assets of GM to GM's common stockholders.

   In the event of any recapitalization, each holder of Class H common stock would be entitled to receive shares of $1 2/3 par value common stock having a market value as of the date provided in GM's certificate of incorporation equal to 120% of the market value of the holder's Class H common stock. Notwithstanding this provision of GM's certificate of incorporation or the policy statement adopted by GM's board, the GM board may propose to GM's common stockholders for their approval one or more transactions on terms different than those provided by this provision or by the GM board policy statement. See "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--GM Board Policies and Practices Relating to Class H Common Stock Can Be Adopted, Changed or Rescinded Without Stockholder Approval" and "Overview of GM Capital Stock--GM Board Policy Statement."

   GM would not issue any fractional shares of $1 2/3 par value common stock in the recapitalization. Instead of fractional shares, a holder of Class H common stock would receive cash equal to the product of the fraction of a share of $1 2/3 par value common stock which the holder would otherwise receive multiplied by the average market price per share of the $1 2/3 par value common stock on the valuation date, determined as provided in GM's certificate of incorporation.

   The GM board policy statement provides, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to GM, the GM board shall declare and pay a dividend or make a distribution to holders of Class H common stock. In this event, these holders would receive a portion of the assets or cash or other assets having an equivalent fair value that is not less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes. The policy statement also provides that, subject to various exceptions, in the event that Hughes transfers any material assets to GM's stockholders, the portion of the assets transferred to the holders of Class H common stock will not be less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes.

   The exceptions to the provisions above include an exception for any transfer for which Hughes receives fair compensation. However, the policy statement provides that GM will not acquire in one transaction or a series of transactions a significant portion--that is, more than 33%, of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H common stock, voting as a separate class, and $1 2/3 par value common stock, voting as a separate class. See "Overview of GM Capital Stock--GM Board Policy Statement."

Stock Exchange Listing

   Class H common stock is listed on the NYSE under the symbol "GMH." Application has been made to list on the NYSE the shares of Class H common stock offered pursuant to the exchange offer and such application has been granted, subject to official notice of issuance.

Transfer Agent and Registrar

   Fleet National Bank currently serves as the stock transfer agent and registrar for the Class H common stock.

Direct Registration System

   Class H common stock is registered in book-entry form through the direct registration system. Under this system, unless a Class H stockholder requests a physical stock certificate, ownership of Class H common stock is reflected in account statements periodically distributed to Class H stockholders by Fleet, GM's transfer agent, who holds the book-entry shares on behalf of Class H stockholders. However, any stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting GM's transfer agent.

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                            COMPARISON OF RIGHTS OF
            $1 2/3 PAR VALUE STOCKHOLDERS AND CLASS H STOCKHOLDERS

   If you exchange your shares of $1 2/3 par value common stock for shares of Class H common stock, you will remain a common stockholder of General Motors, but you will have different rights as a result of GM's dual-class common stock structure. For more information about our dual-class common stock structure and how it has the potential to affect each class of GM common stockholders differently, see "Overview of GM Capital Stock--GM's Dual-Class Common Stock Structure." The rights of holders of $1 2/3 par value common stock and holders of Class H common stock are defined and governed by the GM certificate of incorporation, the GM by-laws and the Delaware General Corporation Law, which we sometimes refer to in this document as the "DGCL".

   We summarize below the material differences between the rights of holders of $1 2/3 par value common stock and holders of Class H common stock. We do not intend for this summary to be a complete statement of the rights of holders of shares of Class H common stock or a comprehensive comparison with the rights of the holders of shares of $1 2/3 par value common stock, or a complete description of the specific provisions referred to in this summary. We do not intend that this identification of specific differences is to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL, the GM certificate of incorporation and GM by-laws, to which holders of shares of $1 2/3 par value common stock are referred. Copies of the governing corporate instruments of GM have been filed with the SEC. For information about how to obtain copies, see "Where You Can Find More Information."

Common Stock Dividends

   Under the GM certificate of incorporation, dividends may be paid on $1 2/3 par value common stock to the extent of the assets of GM legally available for the payment of dividends reduced by the sum of:

  . an amount determined by the GM board to be the paid-in surplus attributable to Class H common stock; plus

  . the portion of the net earnings of GM attributed to the Class H common stock in accordance with the GM certificate of incorporation.

   Because Class H common stock is a "tracking stock" designed to provide holders with financial returns based on the financial performance of Hughes, the GM certificate of incorporation allocates earnings of GM attributable to Hughes between amounts available for the payment of dividends on Class H common stock and amounts available for the payment of dividends on $1 2/3 par value common stock, in each case in accordance with their respective derivative interests in the financial performance of Hughes. For a description of the available dividend pool for Class H common stock, see "Description of Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends." For illustrative purposes, we have calculated the Class H fraction based on the number of shares of Class H common stock outstanding as of March 31, 2000. For this purpose, we have assumed the exercise of all options on Class H common stock that were outstanding on such date and the conversion, based on the closing trading price of Class H common stock on such date, of GM's Series H preference stock into Class H common stock on its mandatory conversion date in 2002. Based on the fraction as so calculated, about 38% of Hughes' earnings would have been allocable to the Class H common stock for purposes of determining earnings per share and amounts available for the payment of dividends. The remaining portion of Hughes' earnings, about 62%, would have been allocable to the $1 2/3 par value common stock.

   If dividends have been declared but not paid on shares of GM preferred stock or GM preference stock, dividends may not be paid on the Class H common stock or the $1 2/3 par value common stock until all declared but unpaid dividends on the GM preferred and preference stock have been paid. The DGCL and the GM certificate of incorporation do not require the GM board to declare dividends on either class of GM common stock. See "Description of Class H Common Stock--Dividend Policy" for a further explanation of the dividend policies of the GM board.

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   Unlike the $1 2/3 par value common stock, cash dividends are not currently paid on the Class H common stock. Since the completion of the Hughes restructuring transactions in late 1997, the GM board has not paid, cash dividends on the Class H common stock. Further, the GM board does not currently intend to pay dividends on the Class H common stock in the foreseeable future. For more information, see "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--We Cannot Assure You That Cash Dividends Will Ever Be Paid on the Class H Common Stock."

Voting Rights

   Each holder of $1 2/3 par value common stock is entitled to one vote per share. Each holder of Class H common stock is entitled to 0.60 vote per share.

   The holders of $1 2/3 par value common stock vote together with the holders of Class H common stock, based on their respective voting powers, on all matters, except that:

  . holders of $1 2/3 par value common stock voting separately as a class are entitled to approve by majority vote of the shares outstanding any amendment to the GM certificate of incorporation which adversely affects the rights, powers or privileges of the $1 2/3 par value common stock;

  . holders of Class H common stock voting separately as a class are entitled to approve by majority vote of the shares outstanding any amendment to the GM certificate of incorporation which adversely affects the rights, powers or privileges of the Class H common stock; and

  . any increase in the number of authorized shares of Class H common stock must be approved by a majority vote of the holders of both classes of GM's common stock outstanding voting together, based on their respective voting powers, and by a majority vote of the holders of Class H common stock outstanding voting separately as a class.

Liquidation

   Holders of $1 2/3 par value common stock and Class H common stock have liquidation rights in the assets and equity of GM. Upon a dissolution of GM, holders of GM preferred stock and GM preference stock have the right to receive all amounts paid to them before holders of $1 2/3 par value common stock and Class H common stock are entitled to receive anything. Thereafter, holders of $1 2/3 par value common stock have a liquidation right of one unit per share and holders of Class H common stock have a liquidation right of 0.60 unit per share in any remaining assets of GM.

Amendments to the GM Certificate of Incorporation

   Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

  . increase or decrease the aggregate number of authorized shares of such class;

  . increase or decrease the par value of the shares of such class; or

  . alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of the provision. As described above at "--Voting Rights," the GM certificate of incorporation expressly provides that $1 2/3 par value stockholders and Class H stockholders each are entitled to vote separately as a class with respect to certain amendments to the GM certificate of incorporation.

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   Under the GM certificate of incorporation, GM reserves the right to amend, alter, change or repeal any provision of its certificate of incorporation in the manner prescribed by statute, and all rights conferred on stockholders in its certificate of incorporation are granted subject to this reservation. Subject to differences in their respective voting rights as described above at "--Voting Rights," the rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Amendments to the GM By-Laws

   Under the DGCL, a corporation's by-laws may be amended by the action of the stockholders and, if the certificate of incorporation provides, the directors may amend the by-laws as well.

   GM's by-laws provide that GM's board of directors has the power to adopt, amend or repeal the by-laws at any regular or special meeting of the directors. The stockholders also have the power to adopt, amend or repeal the by-laws at any annual or special meeting if they comply with the notice provisions contained in the by-laws for stockholder business. Subject to differences in their respective voting rights as described above at "--Voting Rights," the rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Number of Directors

   The DGCL provides that a corporation's board of directors shall consist of at least one member and that the authorized number of directors may be fixed in the corporation's certificate of incorporation or by-laws.

   GM's by-laws provide that the number of directors shall be determined by resolution of the board of directors. The total number of directors shall not be less than twelve or more than twenty. There are currently sixteen members of the GM board of directors. The rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Classified Board of Directors

   Under the DGCL, the board of directors may be divided into one, two or three classes if the certificate of incorporation, initial bylaw or bylaw adopted by the vote of the stockholders so allows.

   The GM board is unclassified. The rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Removal of Directors

   Under the DGCL, the affirmative vote of a majority of the shares entitled to vote for the election of directors is required to remove directors, with or without cause. Furthermore, in the case of a classified board of directors, stockholders may effect such removal only for cause, unless the certificate of incorporation provides otherwise.

   Subject to differences in their respective voting rights as described above at "--Voting Rights," the rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Vacancies in the Board of Directors

   The DGCL generally provides that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum, unless otherwise provided in the certificate of incorporation or by-laws.

   GM's by-laws provide that any vacancy occurring in the board of directors for any cause may be filled by a majority of the remaining members of the board of directors, although such majority is less than a quorum. Subject to differences in their respective voting rights as described above at "--Voting Rights," the rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

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Special Meetings of Stockholders

   Under the DGCL, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized in the certificate of incorporation or by-laws.

   Under GM's by-laws, special meetings of stockholders may be called by the board of directors or the chairman of the board of directors at such place, date and time and for such purpose or purposes as shall be set forth in the notice of such meeting. The rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

   If a GM common stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to the board of directors, the GM by-laws contain certain procedures that must be followed in terms of the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business, and with respect to nominations for the board of directors, certain specified information regarding the nominee(s).

   In addition to the information required in a stockholder notice described above, the GM by-laws require a representation that the stockholder is a holder of GM's voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. In terms of the timing of the stockholder notice, the GM by-laws require that the notice must be received by the secretary of GM:

  . in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

  . in the case of a special meeting, not later than fifteenth day following the day on which notice of the meeting is first mailed to stockholders.

   The rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Cumulative Voting in Certain Circumstances

   Under the DGCL, cumulative voting of stock applies only when the certificate of incorporation provides for cumulative voting.

   The GM certificate of incorporation does not provide for cumulative voting. The rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Indemnification and Limitation of Liability

   Under Section 145 of the DGCL, GM is empowered to indemnify its directors and officers in the circumstances provided under Section 145.

   As authorized by Section 102(b)(7) of the DGCL, GM's certificate of incorporation provides that a director of each company will not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

  . for any breach of the director's duty of loyalty to the company or its stockholders;

  . for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  . for any transaction from which the director derived an improper personal benefit.

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

   Under Article V of its by-laws, GM, subject to certain limitations, shall indemnify and advance expenses to every director and officer in the manner and to the full extent permitted by applicable law against any and all amounts reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise.

   GM is insured against liabilities which it may incur by reason of Article V of its by-laws. In addition, directors and officers are insured, at GM's expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of GM's by-laws.

   The rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

Business Combinations

   Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder unless certain conditions are satisfied. GM is subject to Section 203 of the DGCL. Subject to differences in their respective voting rights as described above at "--Voting Rights," the rights of $1 2/3 par value stockholders and Class H stockholders are equivalent in this regard.

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                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

   All $1 2/3 par value stockholders should consult their own tax advisors concerning the tax consequences of the exchange offer in light of their particular circumstances in the countries in which they are subject to taxation. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

   We summarize below the material U.S. federal income tax consequences relating to the exchange offer. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and interpretations of the Code and Treasury regulations by the courts and the IRS, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to GM or the $1 2/3 par value stockholders as described below. See "Risk Factors--Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--Proposed Changes in the Tax Law Could Affect GM's Future Ability to Issue Shares of Class H Common Stock."

   This summary does not discuss all tax considerations that may be relevant to $1 2/3 par value stockholders in light of their particular circumstances, nor does it address the consequences to $1 2/3 par value stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, persons who acquire such $1 2/3 par value common stock pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, and dealers in securities. In addition, this summary does not address the U.S. federal income tax consequences to $1 2/3 par value stockholders who do not hold their $1 2/3 par value common stock as a capital asset. This summary does not address any state, local or foreign tax consequences. We summarize the tax consequences of the exchange offer for individual $1 2/3 par value stockholders in certain foreign jurisdictions at "The Exchange Offer--Certain Matters Relating to Foreign Jurisdictions--Income Tax Consequences in Certain Foreign Jurisdictions."

 Tax Opinions and U.S. Federal Income Tax Consequences

   We have conditioned our obligation to complete the exchange offer on our receipt of an opinion of GM's outside tax counsel, Kirkland & Ellis, to the effect that, for U.S. federal income tax purposes, the exchange of Class H common stock for $1 2/3 par value common stock pursuant to the exchange offer will not result in the recognition of gain or loss either by $1 2/3 par value stockholders who participate in the exchange, except in connection with cash received instead of fractional shares, or by GM. The exchange will have these U.S. federal income tax consequences to $1 2/3 par value stockholders and GM only if Class H common stock is treated as stock of GM for U.S. federal income tax purposes. GM currently anticipates that it will also receive an opinion from Kirkland & Ellis to this effect, the receipt of which is also a condition to GM's obligation to complete the exchange offer. GM will not be able to rely on the tax opinions if any factual representations made to counsel are incorrect or untrue in any material respect or any undertakings made to counsel are not complied with. Neither GM nor Hughes is aware of any facts or circumstances that would cause any such representations to be incorrect or untrue in any material respect or any such undertakings not to be complied with. An opinion of counsel is not binding on the IRS or the courts. If the exchange of Class H common stock for $1 2/3 par value common stock were held to be taxable, both GM and the $1 2/3 par value stockholders exchanging $1 2/3 par value common stock in the exchange offer potentially would incur material tax liabilities.

   Based on the foregoing opinions of counsel, subject to the discussion below relating to the receipt of cash instead of fractional shares, for U.S. federal income tax purposes:

  . no gain or loss will be recognized by, and no amount will be included in the income of, $1 2/3 par value stockholders upon their receipt of shares of Class H common stock in the exchange offer;

  . for those $1 2/3 par value stockholders that surrender all of their shares of $1 2/3 par value common stock in the exchange offer, the aggregate tax basis of the shares of Class H common stock received by the $1 2/3 par value stockholders pursuant to the exchange offer will be the same as the aggregate tax basis of the shares of $1 2/3 par value common stock exchanged in the exchange offer;

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

  . for those $1 2/3 par value stockholders that surrender some, but not all, of their $1 2/3 par value common stock in the exchange offer, the aggregate tax basis of the shares of $1 2/3 par value common stock retained by such stockholders in the exchange offer will remain unchanged, and the aggregate tax basis of the shares of Class H common stock received by such stockholders in the exchange offer will be the same as the aggregate tax basis of the shares of $1 2/3 par value common stock exchanged in the exchange offer.

  . the holding period of the shares of Class H common stock received by the GM stockholders in the exchange offer will include the holding period of the shares of $1 2/3 par value common stock with respect to which the shares of Class H common stock were received; and

  . no gain or loss will be recognized by, and no amount will be included in the income of, GM upon issuance of the shares of Class H common stock in exchange for shares of $1 2/3 par value common stock in the exchange offer.

   The opinions will not specifically address tax basis issues with respect to holders of $1 2/3 par value common stock who have blocks of $1 2/3 par value common stock with different per share tax bases. Such holders are urged to consult their tax advisors regarding the possible tax basis consequences to them of the exchange offer.

 Receipt of Cash Instead of Fractional Shares

   Fractional shares of Class H common stock will not be issued to $1 2/3 par value stockholders who participate in the exchange offer. All fractional shares of Class H common stock resulting from the exchange offer will be aggregated and sold by the exchange agent and the proceeds will be distributed to the owners of such fractional shares. See "The Exchange Offer--No Fractional Shares."

   Cash received by a participating $1 2/3 par value stockholder instead of a fractional share interest will be treated as having been received in exchange for such fractional share interest, and gain or loss will generally be recognized for U.S. federal income tax purposes. This gain or loss will be measured by the difference between the amount of cash received and the portion of such $1 2/3 par value stockholder's tax basis allocable to such fractional share interest. Such gain or loss will be treated as capital gain or loss. For taxpayers who are individuals, if their fractional share interest has a holding period for U.S. federal income tax purposes of more than one year, any gain will generally be subject to a stated maximum rate of 20%. In general, a person's holding period for a fractional share interest will include the period during which such person held the $1 2/3 par value common stock with respect to which such fractional share interest was received.

   Under the Code, as a holder of fractional share interests in Class H common stock you may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to your fractional share interests unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The letter of transmittal provides instructions on how to provide us with information to prevent backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

 U.S. Federal Income Tax Consequences for Non-U.S. Persons

   Any capital gain realized by a non-U.S. person on the sale of the fractional shares of Class H common stock will be exempt from U.S. federal income and withholding tax, provided that:

  . the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. person; and

  . in the case of an individual, the non-U.S. person is not present in the United States for 183 days or more in the taxable year.

U.S. information reporting requirements and backup withholding tax generally will not apply to a payment of cash instead of a fractional share interest effected outside the United States by a foreign office of a foreign broker.

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                                 LEGAL MATTERS

   Warren G. Andersen, Attorney, Legal Staff of General Motors Corporation, will pass upon the validity of Class H common stock being offered pursuant to the exchange offer. Mr. Andersen beneficially owns shares of each class of GM common stock, including shares subject to options.

   Certain legal matters with respect to the exchange offer will be passed upon for GM by Kirkland & Ellis. Davis Polk & Wardwell will represent the dealer manager. Cleary, Gottlieb, Steen & Hamilton will represent the marketing manager for Hughes. Kirkland & Ellis has in the past represented GM and Hughes and continues to represent GM and Hughes in connection with various matters. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the GM board of directors and has acted as counsel for GM and its subsidiaries in various matters.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule of General Motors Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 1999 and incorporated by reference in this document, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements and the related financial statement schedule of Hughes Electronics Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included elsewhere in and incorporated by reference into this document, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of U.S. Satellite Broadcasting Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in the Registration Statement on Form 10 of Hughes Electronics Corporation dated and filed with the Securities and Exchange Commission on August 13, 1999 and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance on the authority of Arthur Andersen LLP as experts in giving their report.

   The consolidated financial statements and schedules of PRIMESTAR, Inc. and subsidiaries as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998, included in the Registration Statement on Form 10 of Hughes Electronics Corporation dated and filed with the Securities and Exchange Commission on August 13, 1999, have been incorporated by reference in this document in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of TCI Satellite and subsidiaries as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998, included in the Registration Statement on Form 10 of Hughes Electronics Corporation dated and filed with the Securities and Exchange Commission on August 13, 1999, have been incorporated by reference in this document in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This document includes forward-looking statements which may constitute "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements including statements preceded by, followed by or that include the words "believes," "expects," "intends" or "anticipates," or similar expressions, including, but not limited to, the subscriber projections discussed at "Business of Hughes" and other forward-looking information at "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hughes."

   These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this document under the caption "Risk Factors" and elsewhere; and other factors such as the following, many of which are beyond our and our subsidiaries' control:

  . Changes in economic conditions, currency exchange rates or political stability in the major markets where GM procures material, components and supplies for the production of its principal products or where its products are produced, distributed or sold (i.e., North America, Europe, Latin America and Asia-Pacific).

  . Shortages of fuel or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where GM purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.

  . Significant changes in the competitive environment in the major markets where GM purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.

  . Changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of GM's products, the cost thereof or applicable tax rates.

  . The ability of GM to achieve reductions in cost and employment levels, to realize production efficiencies and to implement capital expenditures, all at the levels and times planned by management.

  . With respect to Hughes, additional risk factors include: economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, ability to obtain export licenses, competition, ability to achieve cost reductions, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, ability of customers to obtain financing and Hughes' ability to access capital to maintain its financial flexibility. Additionally, Hughes and PanAmSat have experienced satellite anomalies in the past and may experience satellite anomalies in the future that could lead to the loss or reduced capacity of such satellites that could materially affect Hughes' operations.

   Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our respective subsidiaries or their business or operations. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

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                      WHERE YOU CAN FIND MORE INFORMATION

   GM files annual, quarterly and current reports, proxy statements and other information with the SEC. GM's filings include information relating to Hughes. Beginning in 1999, Hughes began filing its own annual, quarterly and current reports with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. GM public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information filed by GM are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   GM has filed a registration statement on Form S-4 to register with the SEC the Class H common stock offered pursuant to this exchange offer. This document constitutes a prospectus which is part of this registration statement. As allowed by the SEC rules, however, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows GM to incorporate by reference information into this prospectus, which means that GM can disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in the prospectus or in later filed documents incorporated by reference in the prospectus. This prospectus incorporates by reference the documents set forth below that GM and Hughes have previously filed with the SEC. These documents contain important information about GM, Hughes, U.S. Satellite Broadcasting Company, PRIMESTAR and TCI Satellite Entertainment, Inc. and their respective financial condition.

 GM Filings (File No. 1-143)        Period
 ---------------------------        ------
 Annual Report on Form 10-K,
 including the portions
 incorporated by reference from
 the Proxy Statement in connection
 with the 2000 Annual Meeting of
 Shareholders.....................  Year ended December 31, 1999

 Current Reports on Form 8-K......  Date of report: August 2, 1999, January 13, 2000,
                                    January 20, 2000, February 1, 2000, February 25,
                                    2000, March 1, 2000, March 6, 2000, March 7, 2000,
                                    March 13, 2000, March 31, 2000 and April 13, 2000
 Proxy Statement..................  Date filed: March 31, 2000
 Description of the Class H common
 stock set forth in Article Fourth
 of GM's Restated Certificate of
 Incorporation, as amended, filed
 as Exhibit 3(i) to the Current
 Report on Form 8-K dated June 8,
 1998

 Hughes Filings (File No. 0-26035)  Period
 ---------------------------------  ------
 Annual Report on Form 10-K.......  Year ended December 31, 1999

 Current Reports on Form 8-K......  Date of report: January 13, 2000(2), January 19,
                                    2000, March 1, 2000 and April 12, 2000

 Consolidated financial
 statements, including the notes
 thereto, for U.S. Satellite
 Broadcasting Company, PRIMESTAR,
 and TCI Satellite Entertainment,
 Inc. for Fiscal Year ended
 December 31, 1998, filed in the
 Registration Statement on Form
 10, filed on August 13, 1999.

   GM hereby incorporates by reference into this prospectus additional documents that it and Hughes may file with the SEC between the date of this prospectus and the termination of the exchange offer. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   You may have received some of the documents incorporated by reference, but you can obtain any of them through GM or the SEC or the SEC's Internet site described above. Documents incorporated by reference are available from GM without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this prospectus. You may obtain some of the documents incorporated by reference in this prospectus at GM's Internet World Wide Web site, "http://www.gm.com" and selecting "The Company" and then selecting "Investor Information." Written and telephone requests for any of these documents should be directed to us as indicated below:

                        Written requests for documents:

                             GM Fulfillment Center
                                MC 480-000-FC1
                             30200 Stephenson Hwy.
                           Madison Heights, MI 48071
                           Telephone: (313) 667-1500

                       Telephone requests for documents:

                                (313) 667-1500
                             Select Menu Option #2

   If you request any incorporated documents from us, we will mail them to you by first class mail, or other equally prompt means, within one business day of receipt of your request.

                                   APPENDIX A

                         HUGHES ELECTRONICS CORPORATION

                          AUDITED FINANCIAL STATEMENTS


         Index                                                             Page
         -----                                                             ----
AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998 AND FOR THE
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND INDEPENDENT AUDITORS'
REPORT
  Independent Auditors' Report...........................................  A-1
  Statements of Operations and Available Separate Consolidated Net Income
   (Loss)................................................................  A-2
  Balance Sheets.........................................................  A-3
  Statements of Changes in Stockholder's Equity..........................  A-4
  Statements of Cash Flows...............................................  A-5
  Notes to Financial Statements..........................................  A-6

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                        HUGHES ELECTRONICS CORPORATION

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Hughes Electronics Corporation:

   We have audited the accompanying Balance Sheets of Hughes Electronics Corporation (as more fully described in Note 1 to the financial statements) as of December 31, 1999 and 1998 and the related Statements of Operations and Available Separate Consolidated Net Income (Loss), Statements of Changes in Stockholder's Equity and Statements of Cash Flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Hughes Electronics Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of Hughes Electronics Corporation at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the accompanying financial statements, effective January 1, 1998, Hughes Electronics Corporation changed its method of accounting for costs of start-up activities by adopting American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.

                                          /s/ Deloitte & Touche LLP
                                          -------------------------------------
                                          Deloitte & Touche LLP

Los Angeles, California
January 19, 2000
(March 1, 2000 as to Note 21)

                         HUGHES ELECTRONICS CORPORATION

                          STATEMENTS OF OPERATIONS AND
               AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
                                                     (Dollars in Millions)
Revenues
  Direct broadcast, leasing and other services...  $4,550.1  $2,640.2  $1,984.7
  Product sales..................................   1,010.2     840.4     853.6
                                                   --------  --------  --------
Total Revenues...................................   5,560.3   3,480.6   2,838.3
                                                   --------  --------  --------
Operating Costs and Expenses
  Broadcast programming and other costs..........   2,075.1   1,211.4     912.3
  Cost of products sold..........................     954.6     606.6     538.4
  Selling, general and administrative expenses...   2,307.9   1,320.9   1,083.8
  Depreciation and amortization..................     647.4     384.6     257.0
  Amortization of GM purchase accounting
   adjustments...................................       3.3       3.3       3.3
                                                   --------  --------  --------
Total Operating Costs and Expenses...............   5,988.3   3,526.8   2,794.8
                                                   --------  --------  --------
Operating Profit (Loss)..........................    (428.0)    (46.2)     43.5
  Interest income................................      27.0     112.3      33.0
  Interest expense...............................    (122.7)    (17.5)    (91.0)
  Other, net.....................................    (136.3)   (151.8)    388.6
                                                   --------  --------  --------
Income (Loss) From Continuing Operations Before
 Income Taxes, Minority Interests, Extraordinary
 Item and Cumulative Effect of Accounting Change.    (660.0)   (103.2)    374.1
  Income tax provision (benefit).................    (236.9)   (142.3)    162.0
  Minority interests in net losses of
   subsidiaries..................................      32.0      24.4      24.8
                                                   --------  --------  --------
  Income (Loss) from continuing operations before
   extraordinary item and cumulative effect of
   accounting change.............................    (391.1)     63.5     236.9
  Income from discontinued operations, net of
   taxes.........................................      99.8     196.4     170.6
  Gain on sale of discontinued operations, net of
   taxes.........................................       --        --       62.8
                                                   --------  --------  --------
  Income (Loss) before extraordinary item and
   cumulative effect of accounting change........    (291.3)    259.9     470.3
  Extraordinary item, net of taxes...............       --        --      (20.6)
  Cumulative effect of accounting change, net of
   taxes.........................................       --       (9.2)      --
                                                   --------  --------  --------
Net Income (Loss)................................    (291.3)    250.7     449.7
  Adjustments to exclude the effect of GM
   purchase accounting adjustments...............      21.0      21.0      21.0
                                                   --------  --------  --------
  Earnings (Loss) excluding the effect of GM
   purchase accounting adjustments...............    (270.3)    271.7     470.7
  Preferred stock dividends......................     (50.9)      --        --
                                                   --------  --------  --------
Earnings (Loss) Used for Computation of Available
 Separate Consolidated Net Income (Loss).........  $ (321.2) $  271.7  $  470.7
                                                   ========  ========  ========
Available Separate Consolidated Net Income (Loss)
  Average number of shares of General Motors
   Class H Common Stock outstanding (in millions)
   (Numerator)...................................     124.7     105.3     101.5
  Average Class H dividend base (in millions)
   (Denominator).................................     418.5     399.9     399.9
  Available Separate Consolidated Net Income
   (Loss)........................................  $  (95.7) $   71.5  $  119.4
                                                   ========  ========  ========

         Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONIC CORPORATION

                                 BALANCE SHEETS

                                                             December 31,
                                                          --------------------
                         ASSETS                             1999       1998
                         ------                           ---------  ---------
                                                              (Dollars in
                                                               Millions)
Current Assets...........................................
  Cash and cash equivalents.............................. $   238.2  $ 1,342.0
  Accounts and notes receivable, net of allowances of
   $92.9 and $23.9.......................................     960.9      764.6
  Contracts in process...................................     155.8      179.0
  Inventories............................................     236.1      286.6
  Net assets of discontinued operations..................   1,224.6    1,005.8
  Deferred income taxes..................................     254.3      209.7
  Prepaid expenses and other.............................     788.1      287.5
                                                          ---------  ---------
  Total Current Assets...................................   3,858.0    4,075.2
  Satellites, net........................................   3,907.3    3,197.5
  Property, net..........................................   1,223.0      683.0
  Net Investment in Sales-type Leases....................     146.1      173.4
  Intangible Assets, net.................................   7,406.0    3,185.9
  Investments and Other Assets...........................   2,056.6    1,302.4
                                                          ---------  ---------
    Total Assets......................................... $18,597.0  $12,617.4
                                                          =========  =========

          LIABILITIES AND STOCKHOLDER'S EQUITY
          ------------------------------------
Current Liabilities......................................
  Accounts payable....................................... $ 1,062.2  $   691.8
  Deferred revenues......................................     130.5       43.8
  Short-term borrowings and current portion of long-term
   debt..................................................     555.4      156.1
  Accrued liabilities and other..........................     894.0      454.3
                                                          ---------  ---------
Total Current Liabilities................................   2,642.1    1,346.0
                                                          ---------  ---------
Long-Term Debt...........................................   1,586.0      778.7
Other Liabilities and Deferred Credits...................   1,454.2      957.7
Deferred Income Taxes....................................     689.1      641.1
Commitments and Contingencies............................
Minority Interests.......................................     544.3      481.7
Stockholder's Equity.....................................
  Capital stock and additional paid-in capital...........   9,809.5    8,146.1
  Preferred stock........................................   1,487.5        --
  Retained earnings (deficit)............................     (84.4)     257.8
                                                          ---------  ---------
Subtotal Stockholder's Equity............................  11,212.6    8,403.9
                                                          ---------  ---------
  Accumulated Other Comprehensive Income (Loss)..........
    Minimum pension liability adjustment.................      (7.3)      (6.8)
    Accumulated unrealized gains on securities...........     466.0       16.1
    Accumulated foreign currency translation adjustments.      10.0       (1.0)
                                                          ---------  ---------
  Accumulated other comprehensive income.................     468.7        8.3
                                                          ---------  ---------
Total Stockholder's Equity...............................  11,681.3    8,412.2
                                                          ---------  ---------
Total Liabilities and Stockholder's Equity............... $18,597.0  $12,617.4
                                                          =========  =========

         Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONICS CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                             (Dollars in Millions)

                                     Capital Stock
                            Parent        and                           Accumulated
                          Company's   Additional             Retained      Other         Total
                             Net        Paid-in    Preferred Earnings  Comprehensive Stockholder's Comprehensive
                          Investment    Capital      Stock   (Deficit) Income (Loss)    Equity        Income
                          ---------- ------------- --------- --------- ------------- ------------- -------------
Balance at December 31,
 1996...................   $2,497.0                                       $ (5.4)      $ 2,491.6
Net contribution from
 Parent Company.........    1,124.2                                                      1,124.2
Transfer of capital from
 Parent Company's net
 investment.............   (4,063.8)   $4,063.8                                              --
Capital contribution
 resulting from the
 Hughes Transactions....                4,259.0                                          4,259.0
Minimum pension
 liability adjustment
 resulting from the
 Hughes Transactions....                                                    (6.3)           (6.3)
Unrealized gains on
 securities resulting
 from the Hughes
 Transactions...........                                                    21.4            21.4
Net income..............      442.6                           $   7.1                      449.7      $ 449.7
Foreign currency
 translation
 adjustments............                                                     0.6             0.6          0.6
                                                                                                      -------
Comprehensive income....                                                                              $ 450.3
                           --------    --------    --------   -------     ------       ---------      =======
Balance at December 31,
 1997...................        --      8,322.8         --        7.1       10.3         8,340.2
Net Income..............                                        250.7                      250.7      $ 250.7
Delco post-closing price
 adjustment.............                 (199.7)                                          (199.7)
Tax benefit from
 exercise of GM Class H
 common stock options...                   23.0                                             23.0
Minimum pension
 liability adjustment...                                                    (0.5)           (0.5)        (0.5)
Foreign currency
 translation
 adjustments............                                                     3.8             3.8          3.8
Unrealized gains on
 securities:
 Unrealized holding
  gains.................                                                     1.8             1.8          1.8
 Less: reclassification
  adjustment for gains
  included in net
  income................                                                    (7.1)           (7.1)        (7.1)
                                                                                                      -------
Comprehensive income....                                                                              $ 248.7
                           --------    --------    --------   -------     ------       ---------      =======
Balance at December 31,
 1998...................        --      8,146.1         --      257.8        8.3         8,412.2
Net Loss................                                       (291.3)                    (291.3)     $(291.3)
Preferred stock.........                           $1,487.5                              1,487.5
Preferred stock
 dividends..............                                        (50.9)                     (50.9)
Shares reacquired.......                  (11.1)                                           (11.1)
Stock options exercised.                  114.4                                            114.4
Shares issued in
 connection with
 acquisitions...........                1,506.7                                          1,506.7
Tax benefit from
 exercise of GM Class H
 common stock options...                   53.4                                             53.4
Minimum pension
 liability adjustment...                                                    (0.5)           (0.5)        (0.5)
Foreign currency
 translation
 adjustments............                                                    11.0            11.0         11.0
Unrealized gains on
 securities.............                                                   449.9           449.9        449.9
                                                                                                      -------
Comprehensive income....                                                                              $ 169.1
                           --------    --------    --------   -------     ------       ---------      =======
Balance at December 31,
 1999...................   $    --     $9,809.5    $1,487.5   $ (84.4)    $468.7       $11,681.3
                           ========    ========    ========   =======     ======       =========

         Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONICS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                 Years Ended December 31,
                                               -------------------------------
                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                   (Dollars in Millions)
Cash Flows from Operating Activities
Income (Loss) from continuing operations
 before extraordinary item and cumulative
 effect of accounting change.................  $  (391.1) $    63.5  $   236.9
Adjustments to reconcile income (loss) from
 continuing operations before extraordinary
 item and cumulative effect of accounting
 change to net cash provided by operating
 activities
  Depreciation and amortization..............      650.7      387.9      260.3
  Equity losses from unconsolidated
   affiliates................................      189.2      128.3       72.2
  Amortization of gains on sale-leasebacks...      (10.8)     (36.2)     (42.9)
  Net gain on sale of investments and
   businesses sold...........................      (30.0)     (13.7)    (489.7)
  Gross profit on sales-type leases..........        --         --       (33.6)
  Net loss on discontinuation of wireless
   product lines.............................      272.1        --         --
  Net loss on disposal of assets.............        2.7        --         --
  Deferred income taxes and other............      271.1       99.6      220.5
  Change in other operating assets and
   liabilities
    Accounts and notes receivable............       35.0      (49.4)    (246.2)
    Contracts in process.....................       23.2        1.7      (19.5)
    Inventories..............................      (38.7)      12.9      (39.9)
    Prepaid expenses and other...............     (494.0)     (91.6)    (138.0)
    Collections of principal on net
     investment in sales-type leases.........       22.2       40.6       22.0
    Accounts payable.........................      101.4      224.0     (183.9)
    Deferred revenues........................      (50.3)     (34.0)     (21.2)
    Accrued liabilities and other............       59.6      (19.0)     207.3
    Other....................................     (232.8)    (102.5)     286.3
                                               ---------  ---------  ---------
  Net Cash Provided by Operating Activities..      379.5      612.1       90.6
                                               ---------  ---------  ---------
Cash Flows from Investing Activities
Investment in companies, net of cash
 acquired....................................   (2,443.7)  (1,231.0)  (1,796.8)
Investment in convertible bonds..............     (244.7)       --         --
Expenditures for property....................     (506.4)    (243.9)    (137.4)
Increase in satellites.......................     (789.4)    (929.4)    (633.5)
Early buy-out of satellites under sale and
 leaseback...................................     (245.4)    (155.5)       --
Proceeds from sale of discontinued
 operations..................................        --         --       155.0
Proceeds from disposal of property...........       15.8       20.0       55.1
Proceeds from sale of investments............        --        12.4      242.0
Proceeds from insurance claims...............      272.0      398.9        --
                                               ---------  ---------  ---------
  Net Cash Used in Investing Activities......   (3,941.8)  (2,128.5) (2,115.6)
                                               ---------  ---------  ---------
Cash Flows from Financing Activities
Net increase in notes and loans payable......      343.0        --         --
Long-term debt borrowings....................    8,165.6    1,165.2    2,383.3
Repayment of long-term debt..................   (7,494.4)  (1,024.1)  (2,851.9)
Net proceeds from issuance of preferred
 stock.......................................    1,485.0        --         --
Stock options exercised......................      114.4        --         --
Purchase and retirement of GM Class H common
 stock.......................................      (11.1)       --         --
Preferred stock dividends paid to General
 Motors......................................      (25.0)       --         --
Premium paid to retire debt..................        --         --       (34.4)
Contributions from Parent Company............        --         --     1,124.2
Payment to General Motors for Delco post-
 closing price adjustment....................        --      (204.7)       --
Capital contribution resulting from Hughes
 Transactions................................        --         --     4,392.8
                                               ---------  ---------  ---------
  Net Cash Provided by (Used in) Financing
   Activities................................    2,577.5      (63.6)   5,014.0
                                               ---------  ---------  ---------
Net cash provided by (used in) continuing
 operations..................................     (984.8)  (1,580.0)   2,989.0
Net cash provided by (used in) discontinued
 operations..................................     (119.0)     138.3     (211.5)
                                               ---------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents.................................   (1,103.8)  (1,441.7)   2,777.5
Cash and cash equivalents at beginning of the
 year........................................    1,342.0    2,783.7        6.2
                                               ---------  ---------  ---------
Cash and cash equivalents at end of the year.  $   238.2  $ 1,342.0  $ 2,783.7
                                               =========  =========  =========

         Reference should be made to the Notes to Financial Statements.

                        HUGHES ELECTRONICS CORPORATION

Note 1: Basis of Presentation and Description of Business

   On December 17, 1997, Hughes Electronics Corporation ("Hughes Electronics") and General Motors Corporation ("GM"), the parent of Hughes Electronics, completed a series of transactions (the "Hughes Transactions") designed to address strategic challenges facing the three principal businesses of Hughes Electronics and unlock stockholder value in GM. The Hughes Transactions included the tax-free spin-off of the defense electronics business ("Hughes Defense") to holders of GM $1 2/3 par value and Class H common stocks, the transfer of Delco Electronics Corporation ("Delco"), the automotive electronics business, to GM's Delphi Automotive Systems unit and the recapitalization of GM Class H common stock into a new tracking stock, GM Class H common stock, that is linked to the remaining telecommunications and space business. The Hughes Transactions were followed immediately by the merger of Hughes Defense with Raytheon Company ("Raytheon"). For the periods prior to the consummation of the Hughes Transactions on December 17, 1997, Hughes Electronics, consisting of its defense electronics, automotive electronics and telecommunications and space businesses, is hereinafter referred to as former Hughes or Parent Company.

   In connection with the recapitalization of Hughes Electronics on December 17, 1997, the telecommunications and space business of former Hughes, consisting principally of its direct-to-home broadcast, satellite services, satellite systems and network systems businesses, was contributed to the recapitalized Hughes Electronics. Such telecommunications and space business, both before and after the recapitalization, is hereinafter referred to as Hughes. The accompanying financial statements and footnotes pertain only to Hughes and do not include balances of former Hughes related to Hughes Defense or Delco.

   Prior to the Hughes Transactions, the Hughes businesses were effectively operated as divisions of former Hughes. For the period prior to December 18, 1997, these financial statements include allocations of corporate expenses from former Hughes, including research and development, general management, human resources, financial, legal, tax, quality, communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes based either on usage or using allocation methodologies primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis; however, they may not necessarily reflect the financial position, results of operations or cash flows of Hughes on a stand-alone basis in the future. Also, prior to December 18, 1997, interest expense in the Statements of Operations and Available Separate Consolidated Net Income (Loss) included an allocated share of total former Hughes' interest expense.

   Revenues, operating costs and expenses, and other non-operating results for discontinued operations are excluded from Hughes' results from continuing operations for all periods presented herein. The financial results of these businesses are presented in Hughes' Statements of Operations and Available Separate Consolidated Net Income (Loss) in a single line item entitled "income from discontinued operations, net of taxes," the related assets and liabilities are presented in the balance sheets on a single line item entitled "net assets of discontinued operations" and the net cash flows as "net cash provided by (used in) discontinued operations." See further discussion in Note 17.

   The accompanying financial statements include the applicable portion of intangible assets, including goodwill, and related amortization resulting from purchase accounting adjustments associated with GM's purchase of Hughes in 1985, with certain amounts allocated to the satellite systems manufacturing businesses.

   Hughes is a leading provider of digital entertainment, information and communication services and satellite-based private business networks. Hughes is the world's leading digital multi-channel entertainment service provider with its programming distribution service known as DIRECTV(R), which was introduced in the U.S. in 1994 and was the first high-powered, all digital, direct-to-home ("DTH") television distribution service in North America. DIRECTV began service in Latin America in 1996. Hughes is also the owner and operator of the largest commercial satellite fleet in the world through its 81% owned subsidiary, PanAmSat. Hughes is also a leading provider of satellite wireless communications ground equipment and business communications services.

                        HUGHES ELECTRONICS CORPORATION

Its equipment and services are applied in, among other things, data, video and audio transmission, cable and network television distribution, private business networks, digital cellular communications and DTH satellite broadcast distribution of television programming.

Note 2: Summary of Significant Accounting Policies

 Principles of Combination and Consolidation

   Prior to December 18, 1997, the financial statements present, on a combined basis, the financial position, results of operations and cash flows of the telecommunications and space business owned and operated by former Hughes. Subsequent to the Hughes Transactions, the accompanying financial statements are presented on a consolidated basis. The financial statements include the accounts of Hughes and its domestic and foreign subsidiaries that are more than 50% owned or controlled by Hughes, with investments in associated companies in which Hughes owns at least 20% of the voting securities or has significant influence accounted for under the equity method of accounting.

 Use of Estimates in the Preparation of the Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

 Revenue Recognition

   Revenues are generated from sales of DTH broadcast subscriptions, and the sale of transponder capacity and related services through outright sales, sales-type leases and operating lease contracts, and sales of communications equipment and services.

   Sales are generally recognized as products are shipped or services are rendered. DTH subscription revenues are recognized when programming is viewed by subscribers. Programming payments received from subscribers in advance of viewing are recorded as deferred revenue until earned.

   Satellite transponder lease contracts qualifying for capital lease treatment (typically based on the term of the lease) are accounted for as sales-type leases, with revenues recognized equal to the net present value of the future minimum lease payments. Upon entering into a sales-type lease, the cost basis of the transponder is charged to cost of products sold. The portion of each periodic lease payment deemed to be attributable to interest income is recognized in each respective period. Contracts for sales of transponders typically include telemetry, tracking and control ("TT&C") service agreements. Revenues related to TT&C service agreements are recognized as the services are performed.

   Transponder and other lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are recognized on a straight-line basis over the respective lease term. Differences between operating lease payments received and revenues recognized are deferred and included in accounts and notes receivable or investments and other assets.

   A small percentage of revenues are derived from long-term contracts for the sale of large wireless communications systems. Sales under long-term contracts are recognized primarily using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout

                        HUGHES ELECTRONICS CORPORATION
the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

   Hughes has from time to time entered into agreements for the sale and leaseback of certain of its satellite transponders. However, as a result of early buy-out transactions described in Note 4, no obligations under sale-leaseback agreements remain at December 31, 1999. Prior to the completion of the early buy-out transactions, the leasebacks were classified as operating leases and, therefore, the capitalized cost and associated depreciation related to satellite transponders sold were not included in the accompanying financial statements. Gains resulting from the sale and leaseback transactions were deferred and amortized over the leaseback period. Leaseback expense was recorded using the straight-line method over the term of the lease, net of amortization of the deferred gains. Differences between operating leaseback payments made and expense recognized were deferred and included in other liabilities and deferred credits.

 Cash Flows

   Cash equivalents consist of highly liquid investments purchased with original maturities of 90 days or less.

   Net cash from operating activities includes cash payments made for interest of $174.6 million, $53.2 million and $156.8 million in 1999, 1998 and 1997, respectively. Net cash refunds received by Hughes for prior year income taxes amounted to $197.2 million and $59.9 million in 1999 and 1998, respectively. Cash payments for income taxes amounted to $24.0 million in 1997.

   Certain non-cash transactions occurred in connection with the consummation of the Hughes Transactions on December 17, 1997, resulting in a contribution of a net liability of $133.8 million.

   In 1997, in a separate non-cash transaction, Hughes' subsidiary, PanAmSat Corporation ("PanAmSat"), converted its outstanding preferred stock into debt amounting to $438.5 million.

 Contracts in Process

   Contracts in process are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Engineering, tooling, manufacturing, and applicable overhead costs, including administrative, research and development and selling expenses, are charged to costs and expenses when incurred. Amounts billed under retainage provisions of contracts are not significant, and substantially all amounts are collectible within one year. Advances offset against contract related receivables amounted to $114.5 million and $112.0 million at December 31, 1999 and 1998, respectively.

 Inventories

   Inventories are stated at the lower of cost or market principally using the average cost method.

Major Classes of Inventories

      (Dollars in Millions)                                        1999   1998
      ---------------------                                       ------ ------
      Productive material and supplies........................... $ 59.1 $ 55.0
      Work in process............................................   67.0  118.6
      Finished goods.............................................  110.0  113.0
                                                                  ------ ------
        Total.................................................... $236.1 $286.6
                                                                  ====== ======

                        HUGHES ELECTRONICS CORPORATION

 Property, Satellites and Depreciation

   Property and satellites are carried at cost. Satellite costs include construction costs, launch costs, launch insurance and capitalized interest. Capitalized satellite costs represent the costs of successful satellite launches. The proportionate cost of a satellite, net of depreciation and insurance proceeds, is written off in the period a full or partial loss of the satellite occurs. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

 Intangible Assets

   Goodwill, which represents the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses, and intangible assets are amortized using the straight-line method over periods not exceeding 40 years.

 Software Development Costs

   Other assets include certain software development costs capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Capitalized software development costs at December 31, 1999 and 1998, net of accumulated amortization of $98.7 million and $70.6 million, respectively, totaled $70.4 million and $104.1 million. The software is amortized using the greater of the units of revenue method or the straight-line method over its estimated useful life, not in excess of five years. Software program reviews are conducted to ensure that capitalized software development costs are properly treated and costs associated with programs that are not generating revenues are appropriately written off.

 Valuation of Long-Lived Assets

   Hughes periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal.

 Foreign Currency

   Substantially all of Hughes' foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income
(loss), a separate component of stockholder's equity. Gains and losses resulting from remeasurement into the functional currency of transactions denominated in non-functional currencies are recognized in earnings. Net foreign currency transaction gains and losses included in operations were not material for all years presented.

 Financial Instruments and Investments

   Hughes maintains investments in equity securities of unaffiliated companies. These investments are considered available-for-sale and carried at current fair value with unrealized gains or losses, net of taxes,

                        HUGHES ELECTRONICS CORPORATION
reported as part of accumulated other comprehensive income (loss), a separate component of stockholder's equity. Fair value is determined by market quotes, when available, or by management estimate.

   Market values of financial instruments, other than debt and derivative instruments, are based upon management estimates. Market values of debt and derivative instruments are determined by quotes from financial institutions.

   The carrying value of cash and cash equivalents, accounts and notes receivable, investments and other assets, accounts payable, amounts included in accrued liabilities and other meeting the definition of a financial instrument and debt approximated fair value at December 31, 1999.

   Hughes' derivative contracts primarily consist of foreign exchange-forward contracts. Hughes enters into these contracts to reduce its exposure to fluctuations in foreign exchange rates. Foreign exchange-forward contracts are accounted for as hedges to the extent they are designated as, and are effective as, hedges of firm foreign currency commitments. Gains and losses on foreign exchange-forward contracts designated as hedges of firm foreign currency commitments are recognized in income in the same period as gains and losses on the underlying transactions are recognized.

 Stock Compensation

   Hughes issues stock options to employees with grant prices equal to the fair value of the underlying security at the date of grant. No compensation cost has been recognized for options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. See Note 12 for information regarding the pro forma effect on earnings of recognizing compensation cost based on the estimated fair value of the stock options granted, as required by SFAS No. 123, Accounting for Stock-Based Compensation.

   Compensation related to stock awards is recognized ratably over the vesting period and, where required, periodically adjusted to reflect changes in the stock price of the underlying security.

 Product and Service Related Expenses

   Advertising and research and development costs are expensed as incurred. Advertising expenses were $115.8 million in 1999, $130.0 million in 1998 and $74.2 million in 1997. Expenditures for research and development were $98.8 million in 1999, $92.6 million in 1998 and $81.9 million in 1997.

 Market Concentrations and Credit Risk

   Hughes provides services and extends credit to a number of wireless communications equipment customers and to a large number of DTH consumers. Management monitors its exposure to credit losses and maintains allowances for anticipated losses.

 Accounting Change

   In 1998, Hughes adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs previously capitalized be written off and recognized as a cumulative effect of accounting change, net of taxes, as of the beginning of the year of adoption. On a prospective basis, these types of costs are required to be expensed as incurred. The unfavorable cumulative effect of this accounting change at January 1, 1998 was $9.2 million after-tax.

                        HUGHES ELECTRONICS CORPORATION


Note 2: Summary of Significant Accounting Policies--Concluded

 New Accounting Standards

   In September 1999, the Financial Accounting Standards Board ("FASB") issued Emerging Issues Task Force Issue 99-10 ("EITF 99-10"), Percentage Used to Determine the Amount of Equity Method Losses. EITF 99-10 addresses the percentage of ownership that should be used to compute equity method losses when the investment has been reduced to zero and the investor holds other securities of the investee. EITF 99-10 requires that equity method losses should not be recognized solely on the percentage of common stock owned; rather, an entity-wide approach should be adopted. Under such an approach, equity method losses must be recognized based on the ownership level that includes other equity securities (e.g., preferred stock) and loans/advances to the investee or based on the change in the investor's claim on the investee's book value. Hughes adopted EITF 99-10 during the third quarter of 1999 which resulted in Hughes recording a higher percentage of DIRECTV Japan's losses subsequent to the effective date of September 23, 1999. The unfavorable impact of adopting EITF 99-10 was $39.0 million after-tax.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, requires all derivatives to be recorded as either assets or liabilities and the instruments to be measured at fair value. Gains or losses resulting from changes in the values of those derivatives are to be recognized immediately or deferred depending on the use of the derivative and whether or not it qualifies as a hedge. Hughes will adopt SFAS No. 133 by January 1, 2001, as required. Hughes does not expect that the adoption of SFAS No. 133 will have a material impact on Hughes' results of operations or financial position.

 Reclassifications

   Certain reclassifications have been made to the prior year balances to conform to the 1999 presentation.

Note 3: Property and Satellites, Net

                                                    Estimated
                                                     Useful
                                                      Lives
(Dollars in Millions)                                (years)    1999     1998
---------------------                               --------- -------- --------
Land and improvements..............................    7-25   $   51.4 $   32.5
Buildings and leasehold improvements...............    2-30      197.0    136.3
Machinery and equipment............................    3-10      795.2    642.4
Equipment under operating lease....................       6      333.1      --
Furniture, fixtures and office machines............    3-13       92.3     67.7
Construction in progress...........................     --       363.4    206.6
                                                              -------- --------
Total..............................................            1,832.4  1,085.5
Less accumulated depreciation......................              609.4    402.5
                                                              -------- --------
Property, net......................................           $1,223.0 $  683.0
                                                              ======== ========
Satellites.........................................   12-16   $4,683.1 $3,783.2
Less accumulated depreciation......................              775.8    585.7
                                                              -------- --------
Satellites, net....................................           $3,907.3 $3,197.5
                                                              ======== ========

   Hughes capitalized interest of $65.1 million, $55.3 million and $64.5 million during 1999, 1998 and 1997, respectively, as part of the cost of its satellites under construction.

                        HUGHES ELECTRONICS CORPORATION


Note 4: Leasing Activities

   Future minimum payments due from customers under sales-type leases and related service agreements, and noncancelable satellite transponder operating leases as of December 31, 1999 are as follows:

                                                    Sales-Type Leases
                                                    ------------------
                                                    Minimum   Service
                                                     Lease   Agreement Operating
      (Dollars in Millions)                         Payments Payments   Leases
      ---------------------                         -------- --------- ---------
      2000.........................................  $ 42.0    $ 5.3   $  702.0
      2001.........................................    43.4      5.7      626.4
      2002.........................................    43.4      5.7      575.0
      2003.........................................    43.4      5.7      538.5
      2004.........................................    39.7      5.2      503.1
      Thereafter...................................    37.1      5.2    1,911.3
                                                     ------    -----   --------
          Total....................................  $249.0    $32.8   $4,856.3
                                                     ======    =====   ========

   The components of the net investment in sales-type leases are as follows:

      (Dollars in Millions)                                        1999   1998
      ---------------------                                       ------ ------
      Total minimum lease payments............................... $249.0 $301.9
      Less unearned interest income and allowance for doubtful
       accounts..................................................   81.1  106.0
                                                                  ------ ------
      Total net investment in sales-type leases..................  167.9  195.9
      Less current portion.......................................   21.8   22.5
                                                                  ------ ------
          Total.................................................. $146.1 $173.4
                                                                  ====== ======

   In 1996 and 1992, Hughes entered into sale-leaseback agreements for certain satellite transponders with other companies, including General Motors Acceptance Corporation ("GMAC"), a subsidiary of GM. Deferred gains from these sale-leaseback agreements are amortized over the expected term of the leaseback period. In 1998, PanAmSat exercised certain early buy-out options and repurchased a portion of the leased transponders for a total payment of $155.5 million. In 1999, PanAmSat exercised early buy-out options for the remaining transponders for $245.4 million in cash and $124.1 million of assumed debt. As a result of the above transactions, no deferred amounts remain outstanding at December 31, 1999.

Note 5: Intangible Assets

   At December 31, 1999 and 1998, Hughes had $6,642.3 million and $3,184.6 million, respectively, of goodwill, net of accumulated amortization. Goodwill is amortized over 10 to 40 years. Hughes also had, net of accumulated amortization, $763.7 million and $1.3 million of intangible assets at December 31, 1999 and 1998, respectively, which are amortized over 2 to 40 years. Intangible assets consist mainly of FCC licenses, customer lists and dealer networks.

Note 6: Investments

   Hughes has various investments that are accounted for under the equity method of accounting. Under the equity method of accounting, the investment is recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. Aggregate investments in affiliated companies, including advances and loans, accounted for under the equity method at December 31, 1999 and 1998, amounted to $317.4 million and $57.1 million, respectively. Of these amounts, approximately $232.1 million and $55.9 million at December 31, 1999 and 1998, respectively, represent the investment in

                        HUGHES ELECTRONICS CORPORATION


Note 6: Investments--Concluded

DIRECTV Japan, net of accumulated losses of $237.6 million and $102.7 million as of December 31, 1999 and 1998, respectively. Hughes' pre-tax share of losses of investees is disclosed in Note 13, Other Income and Expenses.

   Investments in marketable equity securities stated at current fair value and classified as available-for-sale totaled $1,025.2 million and $486.0 million at December 31, 1999 and 1998, respectively. Accumulated unrealized holding gains, net of taxes, recorded as part of accumulated other comprehensive income (loss), a separate component of stockholder's equity, were $466.0 million and $16.1 million as of December 31, 1999 and 1998, respectively.

Note 7: Accrued Liabilities and other

   (Dollars in Millions)                                           1999   1998
   ---------------------                                          ------ ------
   Payroll and other compensation................................ $157.2 $ 93.5
   Contract-related provisions...................................   82.3   38.5
   Provision for consumer finance and rebate programs............  107.3   93.0
   Programming contract liabilities..............................   82.6    --
   Other.........................................................  464.6  229.3
                                                                  ------ ------
       Total..................................................... $894.0 $454.3
                                                                  ====== ======

   Included in other liabilities and deferred credits are long-term programming contract liabilities which totaled $627.1 million at December 31, 1999.

Note 8: Short-Term Borrowings and Long-Term Debt

 Short-Term Borrowings

   In October 1999, Hughes issued $500.0 million ($498.9 million net of unamortized discount) of floating rate notes in a private placement with a group of institutional investors. The notes bear interest at a variable rate which was 7.45% at December 31, 1999. Interest is payable quarterly and the notes are due and payable on October 23, 2000.

 Long-Term Debt

                                              Interest Rates at
   (Dollars in Millions)                      December 31, 1999   1999    1998
   ---------------------                      ----------------- -------- ------
   Notes payable.............................    6.00%-6.875%   $  874.1 $750.0
   Revolving credit facilities...............    6.77%- 7.10%      727.9  155.9
   Other debt................................   11.69%-12.29%       40.5   28.9
                                                -------------   -------- ------
   Total debt................................                    1,642.5  934.8
   Less current portion......................                       56.5  156.1
                                                                -------- ------
       Total long-term debt..................                   $1,586.0 $778.7
                                                                ======== ======

   Notes payable. PanAmSat issued five, seven, ten and thirty-year notes totaling $750.0 million in January 1998. The outstanding principal balances and interest rates for the five, seven, ten and thirty-year notes as of December 31, 1999 were $200 million, $275 million, $150 million and $125 million, respectively. Principal on the notes is payable at maturity, while interest is payable semi-annually.

   In July 1999, in connection with the early buy-out of satellite sale-leasebacks, PanAmSat assumed $124.1 million of variable rate notes, all of which were outstanding at December 31, 1999. The notes mature on various dates through January 2, 2002.

                        HUGHES ELECTRONICS CORPORATION


Note 8: Short-Term Borrowings and Long-Term Debt--Concluded

   Revolving credit facilities. Hughes has three unsecured revolving credit facilities totaling $1.6 billion, consisting of a $750.0 million multi-year facility, a $350.0 million 364-day facility, and a $500.0 million bridge facility. The multi-year credit facility provides for a commitment of $750.0 million through December 5, 2002. The 364-day facility provides for a commitment of $350.0 million through November 22, 2000. These facilities also provide backup capacity for Hughes' commercial paper program. The bridge facility provides for a commitment of $500.0 million through the earlier of November 22, 2000 or the receipt of proceeds from the issuance of any debt securities of Hughes in a public offering. $500.0 million was outstanding under the multi-year facility at December 31, 1999. No amounts were outstanding under the commercial paper program, 364-day, or bridge facilities at December 31, 1999.

   Each of Hughes' credit facilities contain covenants that Hughes must comply with. The covenants require Hughes to maintain a minimum level of consolidated net worth and not exceed certain specified ratios. At December 31, 1999, Hughes was in compliance with all such covenants.

   PanAmSat maintains a $500.0 million multi-year revolving credit facility that provides for short-term and long-term borrowings and a $500.0 million commercial paper program that provides for short-term borrowings. The multi-year revolving credit facility provides for a commitment through December 24, 2002. Borrowings under the credit facility and commercial paper program are limited to $500.0 million in the aggregate. No amounts were outstanding under either the multi-year revolving credit facility or the commercial paper program at December 31, 1999.

   At December 31, 1999, Hughes' 75% owned subsidiary, SurFin Ltd. ("SurFin"), had a total of $227.9 million outstanding under a $400.0 million unsecured revolving credit facility expiring in June 2002.

   Other. At December 31, 1999, Galaxy Latin America, LLC's ("GLA") 100% owned subsidiary, Galaxy Brasil, Ltda. ("GLB"), had a total of $24.3 million outstanding under variable rate notes payable in varying amounts at maturity in April and May 2002.

   Other long-term debt at December 31, 1999 and 1998 consisted primarily of notes that are payable at maturity in April 2007.

   As part of a debt refinancing program undertaken by PanAmSat in 1997, an extraordinary charge of $20.6 million ($34.4 million before taxes) was recorded that resulted from the excess of the price paid for the debt over its carrying value, net of deferred financing costs.

   Hughes has filed a shelf registration statement with the Securities and Exchange Commission with respect to an issuance of up to $2.0 billion of debt securities from time to time. No amounts have been issued as of December 31, 1999.

   The aggregate maturities of long-term debt for the five years subsequent to December 31, 1999 are $56.5 million in 2000, $21.2 million in 2001, $798.8 million in 2002, $200.0 million in 2003 and $566.0 million in 2005 and thereafter.

Note 9: Income Taxes

   The provision for income taxes is based on reported income from continuing operations before income taxes, minority interests, extraordinary item and cumulative effect of accounting change. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws.

                        HUGHES ELECTRONICS CORPORATION

   Hughes and former Hughes (prior to December 18, 1997), and their domestic subsidiaries join with General Motors in filing a consolidated U.S. federal income tax return. The portion of the consolidated income tax liability or receivable recorded by Hughes is generally equivalent to the amount that would have been recorded on a separate return basis.

   Prior to December 18, 1997, income tax expense was allocated to Hughes as if Hughes filed a separate income tax return.

   The income tax provision (benefit) consisted of the following:

   (Dollars in Millions)                               1999     1998     1997
   ---------------------                              -------  -------  ------
   Taxes currently payable (refundable):
   U.S. federal...................................... $(406.5) $(201.9) $(51.9)
   Foreign...........................................    30.1     15.9     9.5
   State and local...................................   (24.2)   (36.5)    7.7
                                                      -------  -------  ------
       Total.........................................  (400.6)  (222.5)  (34.7)
                                                      -------  -------  ------
   Deferred tax liabilities (assets):
   U.S. federal......................................   185.0     50.8   181.9
   State and local...................................   (21.3)    29.4    14.8
                                                      -------  -------  ------
       Total.........................................   163.7     80.2   196.7
                                                      -------  -------  ------
   Total income tax provision (benefit).............. $(236.9) $(142.3) $162.0
                                                      =======  =======  ======

   Income (loss) from continuing operations before income taxes, minority interests, extraordinary item and cumulative effect of accounting change included the following components:

   (Dollars in Millions)                                1999     1998     1997
   ---------------------                               -------  -------  ------
   U.S. income (loss)................................. $(519.0) $ (10.2) $415.3
   Foreign loss.......................................  (141.0)   (93.0)  (41.2)
                                                       -------  -------  ------
       Total.......................................... $(660.0) $(103.2) $374.1
                                                       =======  =======  ======

   The combined income tax provision (benefit) was different than the amount computed using the U.S. federal statutory income tax rate for the reasons set forth in the following table:

   (Dollars in Millions)                               1999     1998     1997
   ---------------------                              -------  -------  ------
   Expected tax (refund) at U.S. federal statutory
    income tax rate.................................. $(231.0) $ (36.1) $131.0
   Research and experimentation tax benefits and
    resolution of tax contingencies..................   (78.9)  (172.9)  (35.3)
   Foreign sales corporation tax benefit.............   (13.6)   (15.6)  (13.0)
   U.S. state and local income taxes.................   (29.5)    (4.6)   14.6
   Losses of equity method investees.................    60.3     36.7    25.3
   Minority interests in losses of partnership.......    19.0     19.3    17.5
   Non-deductible goodwill amortization..............    31.0     20.0     9.7
   Other.............................................     5.8     10.9    12.2
                                                      -------  -------  ------
       Total income tax provision (benefit).......... $(236.9) $(142.3) $162.0
                                                      =======  =======  ======

                        HUGHES ELECTRONICS CORPORATION

   Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31 were as follows:

                                              1999                  1998
                                      --------------------- --------------------
                                      Deferred   Deferred   Deferred  Deferred
                                        Tax         Tax       Tax        Tax
   (Dollars in Millions)               Assets   Liabilities  Assets  Liabilities
   ---------------------              --------  ----------- -------- -----------
   Accruals and advances............. $ 106.1                $143.6
   Sales and leasebacks..............     --                   65.4
   Customer deposits, rebates and
    commissions......................    44.1    $  114.1      52.9
   State taxes.......................    27.9         --       38.8
   Gain on PanAmSat merger...........     --        186.3       --     $191.1
   Satellite launch insurance costs..     --        136.8       --      103.1
   Depreciation and amortization.....     --        545.0       --      437.5
   Net operating loss and tax credit
    carryforwards....................   287.3         --       77.8       --
   Programming contract liabilities..   285.0         --        --        --
   Unrealized gains on securities....     --        318.6       --        1.2
   Write-off related to wireless
    product lines....................    95.9         --        --        --
   Other.............................   204.4       100.7      70.9      83.7
                                      -------    --------    ------    ------
   Subtotal.......................... 1,050.7     1,401.5     449.4     816.6
   Valuation allowance...............   (84.0)        --      (64.2)      --
                                      -------    --------    ------    ------
       Total deferred taxes.......... $ 966.7    $1,401.5    $385.2    $816.6
                                      =======    ========    ======    ======

   No income tax provision has been made for the portion of undistributed earnings of foreign subsidiaries deemed permanently reinvested that amounted to approximately $29.7 million and $18.5 million at December 31, 1999 and 1998, respectively. Repatriation of all accumulated earnings would have resulted in tax liabilities of $10.4 million in 1999 and $6.4 million in 1998.

   At December 31, 1999, Hughes has $84.0 million of deferred tax assets relating to foreign operating loss carryforwards expiring in varying amounts between 2000 and 2004. A valuation allowance was provided for all foreign operating loss carryforwards. At December 31, 1999, a Hughes subsidiary has $45.2 million of alternative minimum tax credits generated in separate filing years, which can be carried forward indefinitely. At December 31, 1999, Hughes' subsidiaries have $126.2 million of deferred tax assets relating to federal net operating loss carryforwards which will expire in varying amounts between 2009 and 2018. Hughes has $11.9 million of deferred tax assets relating to state net operating loss carryforwards which will expire in varying amounts between 2004 and 2018. Hughes also has $20 million of research and experimentation credits which will expire in 2019.

   Hughes has an agreement with Raytheon which governs Hughes' rights and obligations with respect to U.S. federal and state income taxes for all periods prior to the merger of Hughes Defense with Raytheon. Hughes is responsible for any income taxes pertaining to those periods prior to the merger, including any additional income taxes resulting from U.S. federal and state tax audits. Hughes is entitled to any U.S. federal and state income tax refunds relating to those years.

   The U.S. federal income tax returns of former Hughes have been examined through 1994. All years prior to 1986 are closed. Issues relating to the years 1986 through 1994 are being contested through various stages of administrative appeal. The Internal Revenue Service ("IRS") is currently examining former Hughes' U.S. federal tax returns for years 1995 through 1997. Management believes that adequate provision has been made for any adjustment which might be assessed for open years.

                        HUGHES ELECTRONICS CORPORATION


Note 9: Income Taxes--Concluded

   Hughes reached an agreement with the IRS regarding a claim for refund of U.S. federal income taxes related to the treatment of research and experimentation costs for the years 1983 through 1995. Hughes recorded a total of $172.9 million of research and experimentation tax benefits during 1998, a substantial portion of which related to the above noted agreement with the IRS and covered prior years.

   Hughes has taxes receivable from GM at December 31, 1999 and 1998, respectively, of approximately $610.6 million and $379.3 million of which $290.8 million and $45.1 million, respectively, are included in prepaid expenses and other in the balance sheets.

Note 10: Retirement Programs and Other Postretirement Benefits

   Substantially all of Hughes' employees participate in Hughes' contributory and non-contributory defined benefit retirement plans. Benefits are based on years of service and compensation earned during a specified period of time before retirement. Additionally, an unfunded, nonqualified pension plan covers certain employees. Hughes also maintains a program for eligible retirees to participate in health care and life insurance benefits generally until they reach age 65. Qualified employees who elected to participate in the Hughes contributory defined benefit pension plans may become eligible for these health care and life insurance benefits if they retire from Hughes between the ages of 55 and 65.

   Prior to December 18, 1997, the pension related assets and liabilities and the postretirement benefit plans were maintained by former Hughes for its non-automotive businesses and were not included in the Hughes balance sheet. A portion of former Hughes' net pension expense and postretirement benefit cost was allocated to Hughes and is included in the Statements of Operations and Available Separate Consolidated Net Income (Loss). For 1997, the pension expense and post retirement benefit cost components were not determined separately for the Hughes participants. The 1997 information presented below is based on pro rata allocations from former Hughes for each pension and postretirement benefit component.

                        HUGHES ELECTRONICS CORPORATION

   The components of the pension benefit obligation and the other postretirement benefit obligation, as well as the net benefit obligation recognized in the balance sheets, are shown below:

                                                                   Other
                                                 Pension      Postretirement
                                                Benefits         Benefits
                                              --------------  ----------------
(Dollars in Millions)                          1999    1998    1999     1998
---------------------                         ------  ------  -------  -------
Change in Benefit Obligation
Net benefit obligation at beginning of year.. $341.8  $316.4  $  24.7  $  19.5
Service cost.................................   14.5    13.6      0.6      0.5
Interest cost................................   23.9    22.5      1.5      1.2
Plan participants' contributions.............    3.0     3.0      --       --
Actuarial (gain) loss........................  (31.3)   17.1     (2.7)     5.1
Benefits paid................................  (34.2)  (30.8)    (1.3)    (1.6)
                                              ------  ------  -------  -------
Net benefit obligation at end of year........  317.7   341.8     22.8     24.7
                                              ------  ------  -------  -------
Change in Plan Assets
Fair value of plan assets at beginning of
 year........................................  346.6   337.0      --       --
Actual return on plan assets.................   69.6    30.3      --       --
Employer contributions.......................    3.0     4.3     (1.3)    (1.6)
Plan participants' contributions.............    3.0     3.0      --       --
Benefits paid................................  (34.2)  (30.8)     1.3      1.6
Transfers....................................    2.1     2.8      --       --
                                              ------  ------  -------  -------
Fair value of plan assets at end of year.....  390.1   346.6      --       --
                                              ------  ------  -------  -------
Funded status at end of year.................   72.4     4.8    (22.8)   (24.7)
  Unamortized amount resulting from changes
   in plan provisions........................   (0.4)    1.9      --       --
  Unamortized net amount resulting from
   changes in plan experience and actuarial
   assumptions...............................  (38.7)   26.7     (1.4)     0.7
                                              ------  ------  -------  -------
Net amount recognized at end of year......... $ 33.3  $ 33.4  $ (24.2) $ (24.0)
                                              ======  ======  =======  =======
Amounts recognized in the balance sheets
 consist of:
  Prepaid benefit cost....................... $ 43.0  $ 42.0
  Accrued benefit cost.......................  (24.6)  (23.2) $ (24.2) $ (24.0)
  Intangible asset...........................    2.6     3.2      --       --
  Deferred tax assets........................    5.0     4.6      --       --
  Accumulated other comprehensive loss.......    7.3     6.8      --       --
                                              ------  ------  -------  -------
Net amount recognized at end of year......... $ 33.3  $ 33.4  $ (24.2) $ (24.0)
                                              ======  ======  =======  =======

   Included in the pension plan assets at December 31, 1999 and 1998 are GM Class H common stock of $0.6 million and $0.4 million, GM $1 2/3 common stock of $0.3 million and $1.3 million and GMAC bonds of $0.5 million and $0.6 million, respectively.

                                                                   Other
                                                    Pension   Postretirement
                                                   Benefits      Benefits
                                                  ----------- ----------------
                                                  1999  1998   1999     1998
                                                  ----- ----- -------  -------
Weighted-average assumptions as of December 31
Discount rate.................................... 7.75% 6.75%    7.50%    6.50%
Expected return on plan assets................... 9.50% 9.50%     N/A      N/A
Rate of compensation increase.................... 5.00% 5.00%     N/A      N/A

                        HUGHES ELECTRONICS CORPORATION


Note 10: Retirement Programs and Other Postretirement Benefits--Concluded

   For measurement purposes, a 9.0% annual rate of increase per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually 0.5% per year to 6.0% in 2006.

                                                                   Other
                                                               Postretirement
                                          Pension Benefits        Benefits
                                          -------------------  ---------------
(Dollars in Millions)                     1999   1998   1997   1999 1998  1997
--------------------                      -----  -----  -----  ---- ----  ----
Components of net periodic benefit cost
Benefits earned during the year.......... $14.5  $13.6  $11.4  $0.6 $0.5  $0.5
Interest accrued on benefits earned in
 prior years.............................  23.9   22.5   22.4   1.5  1.2   1.2
Expected return on assets................ (28.5) (26.3) (24.7)  --   --    --
Amortization components
  Asset at date of adoption..............   --    (2.7)  (3.0)  --   --    --
  Amount resulting from changes in plan
   provisions............................   0.4    0.4    0.4   --   --    --
  Net amount resulting from changes in
   plan experience and
   actuarial assumptions.................   4.7    2.7    2.0   --  (0.1) (0.2)
                                          -----  -----  -----  ---- ----  ----
Net periodic benefit cost................ $15.0  $10.2  $ 8.5  $2.1 $1.6  $1.5
                                          =====  =====  =====  ==== ====  ====

   The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $52.9 million and $42.4 million, respectively, as of December 31, 1999 and $49.8 million and $38.9 million, respectively, as of December 31, 1998. The pension plans with accumulated benefit obligations in excess of plan assets do not have any underlying assets.

   A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                   1-Percentage   1-Percentage
   (Dollars in Millions)                          Point Increase Point Decrease
   ---------------------                          -------------- --------------
   Effect on total of service and interest cost
    components...................................      $0.4          $(0.3)
   Effect on postretirement benefit obligation...       3.2           (2.8)

   Hughes maintains 401(k) plans for qualified employees. A portion of employee contributions are matched by Hughes and amounted to $12.5 million, $10.6 million and $9.6 million in 1999, 1998 and 1997, respectively.

   Hughes has disclosed certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as "other postretirement benefit obligation." Notwithstanding the recording of such amounts and the use of these terms, Hughes does not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of Hughes (other than pensions) represent legally enforceable liabilities of Hughes.

Note 11: Stockholder's Equity

   In connection with the Hughes Transactions, Hughes was recapitalized on December 17, 1997 at which time 1,000 shares of $1.00 par value common stock, representing all of the authorized and outstanding common stock of Hughes, were issued to GM. Prior to December 17, 1997, the equity of Hughes was comprised of Parent Company's net investment in its telecommunications and space business.

                        HUGHES ELECTRONICS CORPORATION


Note 11: Stockholder's Equity--Concluded

   The following represents changes in the components of accumulated other comprehensive income (loss), net of taxes, as of December 31:

                                  1999                     1998                    1997
                         -----------------------  -----------------------  ---------------------
                          Pre-     Tax             Pre-     Tax             Pre-
                          tax    (Credit)  Net     tax    (Credit)  Net     tax     Tax    Net
(Dollars in Millions)    Amount  Expense  Amount  Amount  Expense  Amount  Amount Expense Amount
---------------------    ------  -------- ------  ------  -------- ------  ------ ------- ------
Minimum pension
 liability adjustments.. $ (0.8)  $ (0.3) $ (0.5) $ (0.8)  $(0.3)  $(0.5)    --     --      --
Foreign currency
 translation
 adjustments............ $ 11.0      --   $ 11.0  $  3.8     --    $ 3.8    $0.6    --     $0.6
Unrealized gains on
 securities............. $767.3   $317.4  $449.9  $  3.0   $ 1.2   $ 1.8     --     --      --
Reclassification
 adjustment for gains
 included in net income.    --       --      --   $(11.8)  $(4.7)  $(7.1)    --     --      --

Note 12: Incentive Plans

   Under the Hughes Electronics Corporation Incentive Plan ("the Plan"), as approved by the GM Board of Directors in 1999, shares, rights or options to acquire up to 77.6 million shares of GM Class H common stock on a cumulative basis were available for grant through December 31, 1999.

   The GM Executive Compensation Committee may grant options and other rights to acquire shares of GM Class H common stock under the provisions of the Plan. The option price is equal to 100% of the fair market value of GM Class H common stock on the date the options are granted. These nonqualified options generally vest over two to four years, expire ten years from date of grant and are subject to earlier termination under certain conditions.

   As part of the Hughes Transactions, the outstanding options of former Hughes employees who continued as Hughes employees were converted on December 18, 1997 into options to purchase recapitalized GM Class H common stock. Recognition of compensation expense was not required in connection with the conversion.

   Changes in the status of outstanding options were as follows:

                                                   Shares Under Weighted-Average
   GM Class H Common Stock                            Option     Exercise Price
   -----------------------                         ------------ ----------------
   Outstanding at December 31, 1997...............  13,961,615       $29.08
   Granted........................................   4,180,525        51.02
   Exercised......................................  (1,506,241)       23.22
   Terminated.....................................    (937,179)       31.79
                                                    ----------       ------
   Outstanding at December 31, 1998...............  15,698,720       $35.32
   Granted........................................   5,004,275        48.23
   Exercised......................................  (3,436,057)       29.84
   Terminated.....................................  (1,431,582)       40.46
                                                    ----------       ------
   Outstanding at December 31, 1999...............  15,835,356       $39.84
                                                    ==========       ======

                        HUGHES ELECTRONICS CORPORATION

Note 12: Incentive Plans--Concluded

   The following table summarizes information about the Plan stock options outstanding at December 31, 1999:

                   Options Outstanding              Options Exercisable
          -------------------------------------- --------------------------
                       Weighted-
                        Average
                       Remaining
Range of              Contractual   Weighted-                  Weighted-
Exercise    Number       Life        Average       Number       Average
 Prices   Outstanding   (years)   Exercise Price Exercisable Exercise Price
--------  ----------- ----------- -------------- ----------- --------------
$9.86 to
 $20.00      326,686      2.9         $15.06        326,686      $15.06
20.01 to
 30.00       663,549      4.9          22.24        663,549       22.24
30.01 to
 40.00     6,634,506      7.1          31.74      3,842,272       32.01
40.01 to
 50.00     5,573,775      9.0          46.37         17,712       47.63
50.01 to
 85.72     2,636,840      8.5          55.78      1,031,719       54.79
--------  ----------      ---         ------      ---------      ------
$9.86 to
 $85.72   15,835,356      7.8         $39.84      5,881,938      $33.59
========  ==========      ===         ======      =========      ======

   At December 31, 1999, 43.1 million shares were available for grant under the Plan subject to GM Executive Compensation Committee approval.

   On May 5, 1997, PanAmSat adopted a stock option incentive plan with terms similar to the Plan. As of December 31, 1999, PanAmSat had 3,455,832 options outstanding to purchase its common stock with exercise prices ranging from $29.00 per share to $59.75 per share. The options vest ratably over three to four years and have a remaining life ranging from seven years to nine years. At December 31, 1999, 439,420 options were exercisable at a weighted average exercise price of $36.46. The PanAmSat options have been considered in the following pro forma analysis.

   The following table presents pro forma information as if Hughes recorded compensation cost using the fair value of issued options on their grant date, as required by SFAS No. 123, Accounting for Stock Based Compensation:

   (Dollars in Millions)                                 1999     1998   1997
   ---------------------                                -------  ------ ------
   Earnings (loss) used for computation of available
    separate consolidated net income (loss)
     as reported....................................... $(321.2) $271.7 $470.7
     pro forma.........................................  (384.9)  186.7  427.2

   The pro forma amounts for compensation cost are not indicative of the effects on operating results for future periods.

   For stock options granted prior to the Hughes Transactions, the estimated compensation cost was based upon an allocation from former Hughes which was calculated using the Black-Scholes valuation model for estimation of the fair value of its options. The following table presents the estimated weighted-average fair value of options granted and the assumptions used for the 1999, 1998 and 1997 calculations (for 1998 and 1997, stock volatility was estimated based upon a three-year average derived from a study of a Hughes determined peer group):

                                                          1999    1998    1997
                                                         ------  ------  ------
   Estimated fair value per option granted.............. $24.02  $22.78  $26.90
   Average exercise price per option granted............  48.23   51.02   31.71
   Expected stock volatility............................   38.0%   32.8%   32.5%
   Risk-free interest rate..............................    5.2%    5.6%    5.9%
   Expected option life (in years)......................    7.0     6.2     7.0

                        HUGHES ELECTRONICS CORPORATION

Note 13: Other Income and Expenses

   (Dollars in Millions)                                1999     1998     1997
   ---------------------                               -------  -------  ------
   Equity losses from unconsolidated affiliates....... $(189.2) $(128.3) $(72.2)
   Gain on PanAmSat merger............................     --       --    489.7
   Gain from sale of common stock of an affiliate.....    39.4      --      --
   Other..............................................    13.5    (23.5)  (28.9)
                                                       -------  -------  ------
       Total other, net............................... $(136.3) $(151.8) $388.6
                                                       =======  =======  ======

   Equity losses from unconsolidated affiliates at December 31, 1999 are primarily comprised of losses at DIRECTV Japan, of which Hughes owns 42.2%, Hughes Ispat Limited, of which Hughes owns 45%, Galaxy Entertainment de Venezuela, C.A., of which Hughes owns 20% and American Mobile Satellite Corporation ("AMSC"). During the third quarter of 1999, AMSC issued new shares of its common stock, resulting in Hughes recording an increase in its investment in AMSC of $50.2 million with an offsetting adjustment to other comprehensive income (loss), a separate component of stockholder's equity. The issuance of the new shares diluted Hughes' ownership in AMSC to 14%. Since Hughes no longer exerted significant influence over AMSC's operations, the accounting for the AMSC investment was converted from the equity method to the cost basis of accounting.

Note 14: Related-Party Transactions

   In the ordinary course of its operations, Hughes provides telecommunications services and sells electronic components to, and purchases sub-components from, related parties.

   The following table summarizes significant related-party transactions:

   (Dollars in Millions)                                      1999  1998  1997
   ---------------------                                      ----- ----- -----
   Revenues.................................................. $46.5 $40.5 $25.0
   Costs and expenses
     Purchases...............................................  35.2  29.0  38.4
     Allocation of corporate expenses........................   --    --   57.9
     Allocated interest......................................   --    --   31.6

Note 15: Available Separate Consolidated Net Income (Loss)

   Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).

   Amounts available for the payment of dividends on GM Class H common stock are based on the Available Separate Consolidated Net Income (Loss) ("ASCNI") of Hughes. The ASCNI of Hughes is determined quarterly and is equal to the separate consolidated net income (loss) of Hughes, excluding the effects of GM purchase accounting adjustments arising from GM's acquisition of Hughes and including the effects of preferred dividends paid and/or payable to GM (earnings (loss) used for computation of ASCNI), multiplied by a fraction, the numerator of which is equal to the weighted-average number of shares of GM Class H common stock outstanding during the period (124.7 million, 105.3 million and 101.5 million during 1999, 1998 and 1997, respectively) and the denominator of which is a number equal to the weighted-average number of shares of GM Class H common stock which, if issued and outstanding, would represent 100% of the tracking stock interest in the earnings of Hughes (Average Class H dividend base). The Average Class H dividend base was 418.5 million during 1999 and 399.9 million during 1998 and 1997. Upon conversion of the GM Series H preference stock into GM Class H common stock, both the numerator and the denominator used in the computation of ASCNI will increase by the number of shares of the GM Class H common stock issued (see further discussion in Note 16). In addition, the denominator used in determining the ASCNI of Hughes may be adjusted from time to time as deemed

                        HUGHES ELECTRONICS CORPORATION

Note 15: Available Separate Consolidated Net Income (Loss)--Concluded

appropriate by the GM Board of Directors ("GM Board") to reflect subdivisions or combinations of the GM Class H common stock, certain transfers of capital to or from Hughes, the contribution of shares of capital stock of GM to or for the benefit of Hughes employees and the retirement of GM Class H common stock purchased by Hughes. The GM Board's discretion to make such adjustments is limited by criteria set forth in GM's Restated Certificate of Incorporation.

   In connection with the PRIMESTAR and USSB transactions (see further discussion in Note 17), GM contributed to Hughes an amount of cash sufficient to enable Hughes to purchase from GM, for fair value as determined by the GM Board, the number of shares of GM Class H common stock delivered by Hughes. In accordance with the GM certificate of incorporation, the Class H dividend base was increased to reflect that number of shares. The number of shares issued as part of the PRIMESTAR acquisition and the USSB merger have been included in the calculation of both the numerator and denominator of the fraction described above since the consummation dates of the transactions.

   Effective January 1, 1999, shares of Class H common stock delivered by GM in connection with the award of such shares to and the exercise of stock options by employees of Hughes increases the numerator and denominator of the fraction referred to above. Prior to January 1, 1999, the exercise of stock options did not affect the GM Class H dividend base (denominator). From time to time, in anticipation of exercises of stock options, Hughes purchases Class H common stock on the open market. Upon purchase, these shares are retired and therefore decrease the numerator and denominator of the fraction referred to above.

   Dividends may be paid on the GM Class H common stock only when, as, and if declared by GM's Board of Directors in its sole discretion. Dividends may be paid on GM Class H common stock to the extent of the amount initially determined to be available for the payment of dividends on GM Class H common stock, plus the portion of earnings of GM after the closing of the Hughes Transactions attributed to GM Class H common stock. The GM Board determined that the amount initially available for the payment of dividends on shares of the recapitalized GM Class H common stock was the cumulative amount available for the payment of dividends on GM Class H common stock immediately prior to the closing of the Hughes Transactions, reduced by a pro rata portion of the net reduction in GM's total stockholder's equity resulting from the Hughes Transactions. As of December 31, 1999, the amount available for the payment of dividends on GM Class H common stock was $5.4 billion. The GM Board does not currently intend to pay cash dividends on the recapitalized GM Class H common stock.

Note 16: Hughes Series A Preferred Stock

   On June 24, 1999, as part of a strategic alliance with Hughes, America Online ("AOL") invested $1.5 billion in shares of GM Series H 6.25% Automatically Convertible Preference Stock ("GM Series H Preference Stock"). The GM Series H preference stock will automatically convert into GM Class H common stock in three years based upon a variable conversion factor linked to the GM Class H common stock price at the time of conversion, and accrues quarterly dividends at a rate of 6.25% per year. It may be converted earlier in certain limited circumstances. GM immediately invested the $1.5 billion received from AOL in shares of Hughes Series A Preferred Stock designed to correspond to the financial terms of the GM Series H preference stock. Dividends on the Hughes Series A Preferred Stock are payable to GM quarterly at an annual rate of 6.25%. These preferred stock dividends payable to GM will reduce Hughes' earnings used for computation of the ASCNI of Hughes, which will have an effect equivalent to the payment of dividends on the Series H preference stock as if those dividends were paid by Hughes. Upon conversion of the GM Series H preference stock into GM Class H common stock, Hughes will redeem the Series A Preferred Stock through a cash payment to GM equal to the fair market value of the GM Class H common stock issuable upon the conversion. Simultaneous with GM's receipt of the cash redemption proceeds, GM will make a capital contribution to Hughes of the same amount. In connection with this capital contribution, the denominator of the fraction used in the computation of the ASCNI

                        HUGHES ELECTRONICS CORPORATION

Note 16: Hughes Series A Preferred Stock--Concluded

of Hughes will be increased by the corresponding number of shares of GM Class H common stock issued. Accordingly, upon conversion of the GM Series H preference stock into GM Class H common stock, both the numerator and denominator used in the computation of ASCNI will increase by the amount of the GM Class H common stock issued.

Note 17: Acquisitions, Investments and Divestitures

 Acquisitions and Investments

   In September and November of 1999, DIRECTV Japan, Hughes' 42.2% owned affiliate, raised a total of approximately $281 million through the issuance of bonds, convertible into common stock, to five of its major shareholders, including $244.7 million issued to Hughes.

   On July 28, 1999, GLA acquired GLB, the exclusive distributor of DIRECTV services in Brazil, from Tevecap S.A. for approximately $114.0 million plus the assumption of debt. In connection with the transaction, Tevecap also sold its 10% equity interest in GLA to Hughes and The Cisneros Group of Companies, the remaining GLA partners, which increased Hughes' ownership interest in GLA to 77.8%. As part of the transaction, Hughes also increased its ownership interest in SurFin from 59.1% to 75.0%. The total consideration paid in the transactions amounted to approximately $101.1 million.

   On May 20, 1999, Hughes acquired by merger all of the outstanding capital stock of U.S. Satellite Broadcasting Company ("USSB"), a provider of premium subscription television programming via the digital broadcasting system that it shares with DIRECTV. The total consideration of approximately $1.6 billion paid in July 1999, consisted of approximately $0.4 billion in cash and 22.6 million shares of Class H common stock.

   On April 28, 1999, Hughes completed the acquisition of PRIMESTAR's 2.3 million subscriber medium-power direct-to-home satellite business. The purchase price consisted of $1.1 billion in cash and 4.9 million shares of Class H common stock, for a total purchase price of $1.3 billion. As part of the agreement to acquire PRIMESTAR, Hughes agreed to purchase the high-power satellite assets and related orbital frequencies of Tempo Satellite Inc., a wholly-owned subsidiary of TCI Satellite Entertainment Inc. The purchase price for the Tempo Satellite assets consisted of $500 million in cash. Of this purchase price, $150 million was paid on March 10, 1999 for a satellite that has not yet been launched and the remaining $350 million was paid on June 4, 1999 for an in-orbit satellite and 11 related satellite orbital frequencies.

   Hughes agreed, in connection with its acquisition of PRIMESTAR, to exit the medium-power business prior to May 1, 2001. Hughes formulated a detailed exit plan during the second quarter of 1999 and immediately began to migrate the medium-power customers to DIRECTV's high-power platform. Accordingly, Hughes accrued exit costs of $150 million in determining the purchase price allocated to the net assets acquired. The principal components of such exit costs include penalties to terminate assumed contracts and costs to remove medium-power equipment from customer premises. The timing of subscriber migration and exit of the medium-power business is currently estimated to occur by the end of 2000, but is subject to change pending final management determination, which could result in an adjustment to the amount of accrued exit costs. The amount of accrued exit costs remaining at December 31, 1999 was $123.9 million.

   In February 1999, Hughes acquired an additional ownership interest in Grupo Galaxy Mexicana, S.R.L. de C.V. ("GGM"), a Latin America local operating company which is the exclusive distributor of DIRECTV in Mexico, from Grupo MVS, S.R.L. de C.V. Hughes' equity ownership represents 49.0% of the voting equity and all of the non-voting equity of GGM. In October 1998, Hughes acquired from Grupo MVS an additional 10.0% interest in GLA, increasing Hughes' ownership interest to 70.0%. Hughes also acquired an additional 19.8% interest in SurFin, a company providing financing of subscriber receiver equipment for certain local operating

                        HUGHES ELECTRONICS CORPORATION
companies located in Latin America and Mexico, increasing Hughes' ownership percentage from 39.3% to 59.1%. The aggregate purchase price for these transactions was $197.0 million in cash.

   In May 1998, Hughes purchased an additional 9.5% interest in PanAmSat for $851.4 million in cash, increasing its ownership interest in PanAmSat to 81.0%. PanAmSat was originally acquired in May 1997, when Hughes and PanAmSat completed the merger of their respective satellite service operations into a new publicly-held company, which retained the name PanAmSat Corporation. Hughes contributed its Galaxy satellite services business in exchange for a 71.5% interest in the new company. Existing PanAmSat stockholders received a 28.5% interest in the new company and $1.5 billion in cash. Such cash consideration and other funds required to consummate the merger were funded by new debt financing totaling $1,725.0 million borrowed from GM, which was subsequently repaid in December 1997. The PanAmSat merger was treated as a partial sale of the Galaxy business by Hughes and resulted in a one-time pre-tax gain of $489.7 million ($318.3 million after-tax).

   The financial information included herein reflects the acquisitions discussed above from their respective dates of acquisition. The acquisitions were accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, resulting in goodwill additions of $3,612.4 million and $702.9 million for the years ended December 31, 1999 and 1998, respectively.

   The December 31, 1999 financial statements reflect a preliminary allocation of the purchase price for the PRIMESTAR transaction based upon information currently available. Adjustments relating to the tangible assets, including equipment located on customer premises; intangible assets, including customer lists and dealer network; and accrued liabilities for programming contracts and leases with above-market rates are estimates pending the completion of independent appraisals currently in process. Additionally, the adjustment to recognize the benefit of net operating loss carryforwards of USSB represents a preliminary estimate pending further review and analysis by Hughes management. The foregoing appraisals, review and analysis are expected to be completed by March 31, 2000. Accordingly, the final purchase price allocations may be different from the amounts reflected herein.

   The following selected unaudited pro forma information is being provided to present a summary of the combined results of Hughes and USSB and PRIMESTAR for 1999 and 1998 as if the acquisitions had occurred as of the beginning of the respective periods, giving effect to purchase accounting adjustments. The pro forma data presents only significant transactions, is presented for informational purposes only and may not necessarily reflect the results of operations of Hughes had these companies operated as part of Hughes for each of the periods presented, nor are they necessarily indicative of the results of future operations. The pro forma information excludes the effect of non-recurring charges.

   (Dollars in Millions)                                       1999      1998
   ---------------------                                     --------  --------
   Total Revenues........................................... $6,350.3  $5,318.6
   Income (loss) before extraordinary item and cumulative
    effect of accounting change.............................   (297.1)    160.0
   Net income (loss)........................................   (297.1)    150.8
   Pro forma available separate consolidated net income
    (loss)..................................................   (103.1)     53.4

 Divestitures

   On January 13, 2000, Hughes announced that it had reached an agreement to sell its satellite systems manufacturing businesses to The Boeing Company ("Boeing") for $3.75 billion in cash. The final transaction, which is subject to regulatory approval, is expected to close in the second or third quarter of 2000. The financial

                        HUGHES ELECTRONICS CORPORATION

Note 17: Acquisitions, Investments and Divestitures--Concluded

results for the satellite systems manufacturing businesses are treated as discontinued operations for all periods presented herein.

   On December 15, 1997, Hughes sold substantially all of the assets and liabilities of the Hughes Avicom business to Rockwell Collins, Inc. for cash, which resulted in an after-tax gain of $62.8 million. Hughes Avicom is treated as a discontinued operation for all periods prior to its disposition.

   Summarized financial information for the discontinued operations follows:


   (Dollars in Millions)                                1999     1998     1997
   ---------------------                              -------- -------- --------
   Revenues.......................................... $1,780.4 $2,483.3 $2,392.5
   Income tax provision..............................     42.9     97.6     74.7
   Net income........................................     99.8    196.4    170.6

   Hughes also announced on January 13, 2000, the discontinuation of its mobile cellular and narrowband local loop product lines at Hughes Network Systems. As a result of this decision, Hughes recorded a fourth quarter 1999 pre-tax charge to continuing operations of $272.1 million. The charge represents the write-off of receivables and inventories, licenses, software and equipment with no alternative use.

   Also, in December 1997, Hughes repurchased from AT&T for $161.8 million, a 2.5% equity interest in DIRECTV, ending AT&T's marketing agreement to distribute the DIRECTV direct broadcast satellite television service and DIRECTV(TM) receiver equipment.

Note 18: Derivative Financial Instruments and Risk Management

   In the normal course of business, Hughes enters into transactions that expose it to risks associated with foreign exchange rates. Hughes utilizes derivative instruments in an effort to mitigate these risks. Hughes' policy is to not enter into speculative derivative instruments for profit or execute derivative instrument contracts for which there are no underlying exposures. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments are highly correlated with changes in market values of the underlying transactions, both at the inception of the hedge and over the life of the hedge contract.

   Hughes primarily uses foreign exchange-forward contracts to hedge firm commitments denominated in foreign currencies. Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. The total notional amounts of contracts afforded hedge accounting treatment at December 31, 1999 and 1998 were not significant.

   Hughes is exposed to credit risk in the event of non-performance by the counterparties to its foreign exchange-forward contracts. While Hughes believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Note 19: Segment Reporting

   Hughes' segments, which are differentiated by their products and services, include Direct-To-Home Broadcast, Satellite Services, and Network Systems. Direct-To-Home Broadcast is engaged in acquiring, promoting, selling and/or distributing digital entertainment programming via satellite to residential and commercial customers. Satellite Services is engaged in the selling, leasing and operating of satellite transponders and providing services for cable television systems, news companies, Internet service providers and private business networks. Network Systems is engaged in manufacturing DIRECTV receiver equipment and providing satellite wireless communications ground equipment and business communications services. Other includes the corporate office and other entities.

                        HUGHES ELECTRONICS CORPORATION

   Selected information for Hughes' operating segments are reported as follows:

                           Direct-
                           To-Home   Satellite Network
(Dollars in Millions)     Broadcast  Services  Systems    Other   Eliminations  Total
---------------------     ---------  --------- --------  -------  ------------ --------
1999
External Revenues.......  $3,781.7    $ 673.6  $1,091.7  $  13.3        --     $5,560.3
Intersegment Revenues...       3.3      137.0     293.0      2.5    $(435.8)        --
                          --------    -------  --------  -------    -------    --------
Total Revenues..........  $3,785.0    $ 810.6  $1,384.7  $  15.8    $(435.8)   $5,560.3
                          --------    -------  --------  -------    -------    --------
Operating Profit (Loss).  $ (292.1)   $ 338.3  $ (227.3) $(143.8)   $(103.1)   $ (428.0)
Depreciation and
 Amortization...........     312.0      280.5      49.2     20.8      (11.8)      650.7
Intangibles, net........   4,308.5    2,368.6      46.9    682.0        --      7,406.0
Segment Assets..........   9,056.6    5,984.7   1,167.3  2,765.9     (377.5)   18,597.0
Capital Expenditures
 (1)....................     516.9      956.4      35.0    170.0      (13.0)    1,665.3
                          --------    -------  --------  -------    -------    --------
1998
External Revenues.......  $1,813.7    $ 643.8  $1,000.6  $  22.5        --     $3,480.6
Intersegment Revenues...       2.4      123.5      76.1      1.4    $(203.4)        --
                          --------    -------  --------  -------    -------    --------
Total Revenues..........  $1,816.1    $ 767.3  $1,076.7  $  23.9    $(203.4)   $3,480.6
                          --------    -------  --------  -------    -------    --------
Operating Profit (Loss).  $ (228.1)   $ 318.3  $   10.9  $(114.2)   $ (33.1)   $  (46.2)
Depreciation and
 Amortization...........     102.3      235.0      41.7     13.9       (5.0)      387.9
Intangibles, net........       --     2,433.5      53.6    698.8        --      3,185.9
Segment Assets..........   2,190.4    5,890.5   1,299.0  3,470.6     (233.1)   12,617.4
Capital Expenditures
 (1)....................     230.8      921.7      40.0      3.3      133.0     1,328.8
                          --------    -------  --------  -------    -------    --------
1997
External Revenues.......  $1,276.9    $ 537.3  $  998.3  $  25.8        --     $2,838.3
Intersegment Revenues...       --        92.6      13.0      2.7    $(108.3)        --
                          --------    -------  --------  -------    -------    --------
Total Revenues..........  $1,276.9    $ 629.9  $1,011.3  $  28.5    $(108.3)   $2,838.3
                          --------    -------  --------  -------    -------    --------
Operating Profit (Loss).  $ (254.6)   $ 292.9  $   74.1  $ (63.7)   $  (5.2)   $   43.5
Depreciation and
 Amortization...........      86.1      145.2      32.0      --        (3.0)      260.3
Intangibles, net........       --     2,498.5       --      63.6        --      2,562.1
Segment Assets..........   1,408.7    5,682.4   1,215.6  3,918.0      (83.2)   12,141.5
Capital Expenditures
 (1)....................     105.6      625.7      43.1      0.4      (62.1)      712.7
                          --------    -------  --------  -------    -------    --------

--------
(1) Includes expenditures related to satellites in segments as follows: $136.0 million and $70.2 million in 1999 and 1998, respectively, for Direct-To-Home Broadcast segment; $532.8 million, $726.3 million and $606.1 million in 1999, 1998 and 1997, respectively, for Satellite Services segment. Satellite Services segment also includes $369.5 million and $155.5 million in 1999 and 1998, respectively, related to the early buy-out of satellite sale-leasebacks.

   A reconciliation of operating profit (loss) to income (loss) from continuing operations before income taxes, minority interests, extraordinary item and cumulative effect of accounting change, as shown in the Statement of Operations and Available Separate Consolidated Net Income (Loss), follows:

   (Dollars in Millions)                               1999     1998     1997
   ---------------------                              -------  -------  ------
   Operating profit (loss)........................... $(428.0) $ (46.2) $ 43.5
   Interest income...................................    27.0    112.3    33.0
   Interest expense..................................  (122.7)   (17.5)  (91.0)
   Other, net........................................  (136.3)  (151.8)  388.6
                                                      -------  -------  ------
   Income (loss) from continuing operations before
    income taxes, minority interests, extraordinary
    item and cumulative effect of accounting change.. $(660.0) $(103.2) $374.1
                                                      =======  =======  ======

                        HUGHES ELECTRONICS CORPORATION


Note 19: Segment Reporting--Concluded

   The following table presents revenues earned from customers located in different geographic areas. Property is grouped by its physical location. All satellites are reported as United States assets.

                                1999                1998                1997
                         ------------------- ------------------- -------------------
                                     Net                 Net                 Net
                          Total   Property &  Total   Property &  Total   Property &
(Dollars in Millions)    Revenues Satellites Revenues Satellites Revenues Satellites
---------------------    -------- ---------- -------- ---------- -------- ----------
North America
  United States......... $4,407.9  $4,891.8  $2,645.6  $3,830.6  $1,781.5  $3,178.6
  Canada and Mexico.....    114.6      51.8      56.9       2.0      44.8       --
                         --------  --------  --------  --------  --------  --------
Total North America.....  4,522.5   4,943.6   2,702.5   3,832.6   1,826.3   3,178.6
                         --------  --------  --------  --------  --------  --------
Europe
  United Kingdom........    175.2      10.5     111.3      14.1      25.8      10.4
  Other.................     47.6       0.2      61.2       0.3     121.7       0.1
                         --------  --------  --------  --------  --------  --------
Total Europe............    222.8      10.7     172.5      14.4     147.5      10.5
                         --------  --------  --------  --------  --------  --------
Latin America
  Brazil................    157.7     151.1     150.9       4.6     102.1       --
  Other.................    245.3       9.8     104.2      11.1      90.4       --
                         --------  --------  --------  --------  --------  --------
Total Latin America.....    403.0     160.9     255.1      15.7     192.5       --
                         --------  --------  --------  --------  --------  --------
Asia
  Japan.................    103.6       0.7      67.5       0.5      21.1       0.5
  India.................     85.1      12.4      79.9      14.7      41.9      12.7
  China.................     27.7       1.2      63.4       1.7     154.3       1.5
  Other.................    108.5       0.5      65.5       0.6     359.9       0.4
                         --------  --------  --------  --------  --------  --------
Total Asia..............    324.9      14.8     276.3      17.5     577.2      15.1
                         --------  --------  --------  --------  --------  --------
Total Middle East.......     11.9       --       20.0       --       47.2       --
Total Africa............     75.2       0.3      54.2       0.3      47.6       --
                         --------  --------  --------  --------  --------  --------
    Total............... $5,560.3  $5,130.3  $3,480.6  $3,880.5  $2,838.3  $3,204.2
                         ========  ========  ========  ========  ========  ========

Note 20: Commitments and Contingencies

   In connection with the 1997 spin-off of the defense electronics business of Hughes' predecessor as part of the Hughes restructuring transactions and the subsequent merger of that business with Raytheon Company, the terms of the merger agreement provided processes for resolving disputes that might arise in connection with post-closing financial adjustments that were also called for by the terms of the merger agreement. These financial adjustments might require a cash payment from Raytheon to Hughes or vice versa.

   A dispute currently exists regarding the post-closing adjustments which Hughes and Raytheon have proposed to one another and related issues regarding the adequacy of disclosures made by Hughes to Raytheon in the period prior to consummation of the merger. Hughes and Raytheon are proceeding with the dispute resolution process. It is possible that the ultimate resolution of the post-closing financial adjustment and of related disclosure issues may result in Hughes making a payment to Raytheon that would be material to Hughes. However, the amount of any payment that either party might be required to make to the other cannot be determined at this time. Hughes intends to vigorously pursue resolution of the disputes through the arbitration processes, opposing the adjustments proposed by Raytheon, and seeking the payment from Raytheon that Hughes has proposed.

                        HUGHES ELECTRONICS CORPORATION

   On June 3, 1999, the National Rural Telecommunications Cooperative ("NRTC") filed a lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc., which Hughes refers to together in this description as "DIRECTV", in the U.S. District Court for the Central District of California, alleging that DIRECTV has breached the DBS Distribution Agreement with the NRTC. The DBS Distribution Agreement provides the NRTC with certain rights, in certain specified portions of the United States, with respect to DIRECTV programming delivered over 27 of the 32 frequencies at the 101(degrees) west longitude orbital location. The NRTC claims that DIRECTV has wrongfully deprived it of the exclusive right to distribute programming formerly provided by USSB over the other five frequencies at 101(degrees). DIRECTV denies that the NRTC is entitled to exclusive distribution rights to the former USSB programming because, among other things, the NRTC's exclusive distribution rights are limited to programming distributed over 27 of the 32 frequencies at 101(degrees). The NRTC's complaint seeks, in the alternative, the right to distribute former USSB programming on a non-exclusive basis and the recovery of related revenues from the date USSB was acquired by Hughes. DIRECTV maintains that the NRTC's right under the DBS Distribution Agreement is to market and sell the former USSB programming as its agent and the NRTC is not entitled to the claimed revenues. DIRECTV intends to vigorously defend against the NRTC claims. DIRECTV has also filed a counterclaim against the NRTC seeking a declaration of the parties' rights under the DBS Distribution Agreement.

   On August 26, 1999, the NRTC filed a second lawsuit against DIRECTV alleging that DIRECTV has breached the DBS Distribution Agreement. In this lawsuit, the NRTC is asking the court to require DIRECTV to pay the NRTC a proportionate share of unspecified financial benefits that DIRECTV derives from programming providers and other third parties. DIRECTV denies that it owes any sums to the NRTC on account of the allegations in these matters and plans to vigorously defend itself against these claims.

   Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc., the two largest NRTC affiliates, filed an action on January 11, 2000 against DIRECTV in the U.S. District Court in Los Angeles. The plaintiffs allege, among other things, that DIRECTV has interfered with their contractual relationship with the NRTC. The plaintiffs plead that their rights and damages are derivative of the rights and claims asserted by the NRTC in its two cases against DIRECTV. The plaintiffs also allege that DIRECTV has interfered with their contractual relationships with manufacturers and distributors by preventing those parties from selling receiving equipment to the plaintiffs' dealers. DIRECTV denies that it has wrongfully interfered with any of plaintiffs' business relationships and will vigorously defend the lawsuit. Although an amount of loss, if any, cannot be estimated at this time, an unfavorable outcome could be reached in the NRTC and Pegasus litigation that could be material to Hughes' results of operations or financial position.

   General Electric Capital Corporation ("GECC") and DIRECTV, Inc. entered into a contract on July 31, 1995, in which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV programming. Under the contract, GECC also agreed to provide certain related services to DIRECTV, including credit risk scoring, billing and collections services. DIRECTV agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV's performance under the contract. A complaint and counterclaim have been filed by the parties in the U.S. District Court for the District of Connecticut concerning GECC's performance and DIRECTV's obligation to act as a surety. GECC claims damages from DIRECTV in excess of $140 million. DIRECTV is seeking damages from GECC in excess of $45 million. Hughes intends to vigorously contest GECC's allegations and pursue its own contractual rights and remedies. Hughes does not believe that the litigation will have a material adverse impact on its results of operations or financial position. Pretrial discovery is completed. No specific trial date has been set, but a trial may be held in 2000.

   There is a pending grand jury investigation into whether Hughes should be accused of criminal violations of the export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the failure of a Long March rocket in China in 1996. Hughes

                        HUGHES ELECTRONICS CORPORATION
is also subject to the authority of the State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible criminal and/or civil sanctions could include fines as well as debarment from various export privileges and participating in government contracts. If Hughes were to enter into a settlement of this matter prior to the closing of the Boeing transaction that involves a debarment from sales to the U.S. government or a material suspension of Hughes' export licenses or other material limitation on projected business activities of the satellite systems manufacturing businesses, Boeing would not be obligated to complete the purchase of Hughes' satellite systems manufacturing businesses. Hughes does not expect the grand jury investigation or State Department review to result in a material adverse effect upon its business.

   Hughes Space and Communications International, a wholly owned subsidiary of Hughes Space and Communications Company, has certain contracts with ICO Global Communications Operations to build the satellites and related components for a global wireless communications system. Hughes owns approximately 2.6% of the equity in ICO's parent company (which Hughes has agreed to sell to Boeing as part of the sale of Hughes' satellite systems manufacturing businesses). On August 27, 1999, the ICO parent company filed for bankruptcy protection under Chapter 11 in U.S. Bankruptcy Court in Wilmington, Delaware. On December 3, 1999, the U.S. Bankruptcy Court in this case granted final approval of debtor-in-possession financing in the amount of $500 million to a group led by Craig McCaw, the Chairman of Teledesic LLC, a company establishing a global broadband Internet-in-the-Sky satellite communications network. In October 1999, McCaw and his group also agreed to provide an additional $700 million in financing upon the ICO parent's emergence from bankruptcy court protection, to the extent that this financing is not provided by other investors. This exit financing is expected to be completed in mid-2000, upon court approval and consummation of the ICO parent company reorganization plan. There can be no assurance when the consummation of the reorganization plan will occur or if the ICO parent company will be successful in confirming any plan of reorganization. If it is unable to do so the most likely outcome would be a liquidation proceeding. In the event that a liquidation becomes probable, Hughes would expect to record a pre-tax charge to income of up to approximately $350 million, of which $100 million would be attributable to continuing operations and $250 million would be attributable to discontinued operations. A portion of the purchase price to be paid by Boeing will be placed in escrow under certain circumstances if prior to completing this sale to Boeing, Hughes' contracts with ICO are not assumed by ICO with bankruptcy court approval or new similar contracts are not entered into with bankruptcy court approval.

   At December 31, 1999, minimum future commitments under noncancelable operating leases having lease terms in excess of one year are primarily for real property and aggregated $250.8 million, payable as follows: $102.8 million in 2000, $52.3 million in 2001, $24.2 million in 2002, $17.8 million in 2003, $12.5 million in 2004 and $41.2 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, were $58.5 million in 1999, $82.7 million in 1998 and $89.1 million in 1997.

   Hughes is contingently liable under standby letters of credit and bonds in the amount of $222.0 million at December 31, 1999. In Hughes' past experience, no material claims have been made against these financial instruments. In addition, at December 31, 1999 Hughes has guaranteed up to $209.1 million of bank debt, including $105.0 million related to American Mobile Satellite Corporation. Of the bank debt guaranteed, $105.0 million matures in March 2003; $55.4 million matures in September 2007; the remaining $48.7 million is due in variable amounts over the next five years.

   In connection with the DTH broadcast businesses, Hughes has commitments related to certain programming agreements which are variable based upon the number of underlying subscribers and market penetration rates. Minimum payments over the terms of applicable contracts are anticipated to be approximately $1,000.0 million to $1,150 million.

                        HUGHES ELECTRONICS CORPORATION


Note 20: Commitments and Contingencies--Concluded

   As part of a marketing agreement entered into with AOL on June 21, 1999, Hughes committed to increase its sales and marketing expenditures over the next three years by approximately $1.5 billion relating to DirecPC/AOL-Plus, DIRECTV, DIRECTV/AOL TV and DirecDuo.

   Hughes is subject to various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes under these claims and actions was not determinable at December 31, 1999. In the opinion of Hughes management, such liability is not expected to have a material adverse effect on Hughes' results of operations or financial position.

Note 21: Subsequent Events

   On March 1, 2000, Hughes announced that DIRECTV Japan's operations will be discontinued and that its subscribers would migrate to SkyPerfecTV, a company in Japan providing direct-to-home satellite broadcasting. As a result of this transaction, Hughes will acquire about a 6.8% interest in SkyPerfecTV, which is expected to complete an IPO during its fiscal year ending March 31, 2001. Hughes will be required to fund a substantial portion of the costs to be incurred over the next six to nine months to exit the DIRECTV Japan business. Hughes will accrue such exit costs during the first quarter of fiscal 2000. The first quarter charge will be offset by the fair value of the SkyPerfecTV interest received; however the amounts are not yet estimable. In addition, Hughes will continue to record its share of DIRECTV Japan's operating losses during fiscal 2000.

   EchoStar Communications Corporation and others commenced an action in the U.S. District Court in Colorado on February 1, 2000 against DIRECTV, Hughes Network Systems and Thomson Consumer Electronics, Inc. seeking, among other things, injunctive relief and unspecified damages, including treble damages, in connection with allegations that the defendants have entered into agreements with retailers and program providers and engaged in other conduct that violates the antitrust laws and constitutes unfair competition. DIRECTV believes that the complaint is without merit and intends to vigorously defend against the allegations raised. Although an amount of loss, if any, cannot be estimated at this time, an unfavorable outcome could be reached that could be material to Hughes' results of operations or financial position.

[PROSPECTUS COVER GATEFOLD
INSIDE BACK]

                              Enterprise Services

[Graphic descriptions starting at the upper right corner and moving clockwise:
     .    Cameraman covering a soccer game
     .    Circuit City store
     .    Mobil gas station, with closeup of a person using a pay-at-pump unit
     .    Wal-Mart store
     .    People using a home computer
     .    Person using the Internet]

[Overlay graphic of a globe surrounded by marks reflecting various satellite orbital positions]

The Hughes/PanAmSat
Satellite Fleet

[PANAMSAT Logo] Satellite Distribution Services

[HUGHES NETWORK SYSTEMS Logo] Broadband Services and Products

   Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, stock certificates representing shares of $1 2/3 par value common stock and any other required documents should be sent or delivered by each holder of $1 2/3 par value common stock or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent prior to the expiration date as set forth below.

                 The Exchange Agent for the Exchange Offer is:

                              Fleet National Bank

  If delivered by Mail,      If delivered by Hand,
           to:                        to:            If delivered by Overnight
                                                     Courier, to:



   Fleet National Bank       Securities Transfer &
 Attn: Corporate Actions   Reporting Services, Inc.      Fleet National Bank
      P.O. Box 9573           c/o Fleet National       Attn: Corporate Actions
  Boston, MA 02205-9573         Bank/EquiServe           40 Campanelli Drive
                              100 William Street         Braintree, MA 02184
                                   Galleria
                              New York, NY 10038
                             Attn: Delivery Window
                         If by facsimile transmission:
                       (For eligible institutions only)
                                (781) 575-4826
                         Facsimile confirmation number
                                (781) 575-4816

   You may direct any questions and requests for assistance to the information agent or the dealer manager at their respective addresses and telephone numbers listed below. You can obtain additional copies of this Offering Circular-Prospectus, the letter of transmittal, the instructions to the letter of transmittal and other exchange offer materials from the information agent or the dealer manager listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the exchange offer.

               The Information Agent for the Exchange Offer is:

                              Morrow & Co., Inc.
                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022

           (877) 816-5329 (Toll-Free) for calls in the United States

         (212) 754-8000 (Collect) for calls outside the United States

                 The Dealer Manager for the Exchange Offer is:

                          MORGAN STANLEY DEAN WITTER

                              Call (212) 761-0039

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of General Motors

 Delaware General Corporation Law

   Under Section 145 of the Delaware General Corporation Law, General Motors is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

   Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

   Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Section 145(c) of the Delaware General Corporation Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

   Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

   Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under
Section 145.

 Restated Certificate of Incorporation, As Amended

   The GM Restated Certificate of Incorporation, as amended, provides that no director of General Motors shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to General Motors or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174, or any successor provision thereto, of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

 By-Laws

   Under Article V of the GM By-Laws, General Motors shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys' fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. General Motors shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the GM Board of Directors. General Motors shall pay the expenses of directors and officers incurred in defending any actions or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the GM By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the GM By-Laws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the GM By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the GM Restated Certificate of Incorporation, as amended, or the GM By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

 Insurance

   General Motors is insured against liabilities which it may incur by reason of Article V of the GM By-Laws. In addition, directors and officers are insured, at GM's expense, against liabilities which might arise out of their employment and not be subject to indemnification under Article V of the GM By-Laws.

   Pursuant to a resolution adopted by the GM board on December 1, 1975, General Motors to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of General Motors, or any of them, who incur or are threatened with personal liability, including expense, under ERISA or any amendatory or comparable legislation or regulation thereunder.

Item 21. Exhibits and Financial Statement Schedules

    (a) Exhibits

     Exhibit
     Number                              Description
     -------                             -----------
      1.1    Form of Dealer Manager Agreement.*

      1.2    Form of Marketing Manager Agreement.**

      3.1    Restated Certificate of Incorporation, as amended, filed as
             Exhibit 3(i) to the Current Report on Form 8-K of General Motors
             Corporation dated June 24, 1999, and Amendment to Article Fourth of the Certificate of Incorporation--Division III--Preference
             Stock, by reason of the Certificates of Designations filed with the Secretary of State of the State of Delaware on September 14, 1987 and the Certificate of Decrease filed with the Secretary of State of the State of Delaware on September 29, 1987 (pertaining to the six series of Preference Stock contributed to the General
             Motors pension trusts), incorporated by reference to Exhibit 19 to the Quarterly Report on Form 10-Q of General Motors Corporation for the quarter ended June 30, 1990 in the Form SE of General
             Motors Corporation dated August 6, 1990; as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on June 28, 1991 (pertaining to Series A
             Conversion Preference Stock), incorporated by reference to Exhibit
             4(a) to Form S-8 Registration Statement No. 33-43744 in the Form
             SE of General Motors Corporation dated November 1, 1991; as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on December 9, 1991
             (pertaining to Series B 9 1/8% Preference Stock), incorporated by reference to Exhibit 4(a) to Form S-3 Registration Statement No.
             33-45216 in the Form SE of General Motors Corporation dated
             January 27, 1992; as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on February 14, 1992 (pertaining to Series C Convertible
             Preference Stock), incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 1991 in the Form SE of General Motors
             Corporation dated March 20, 1992; as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware July 15, 1992 (pertaining to Series D 7.92%
             Preference Stock), incorporated by reference to Exhibit 3(a)(2) to the Quarterly Report on Form 10-Q of General Motors Corporation for the quarter ended June 30, 1992 in the Form SE of General
             Motors Corporation dated August 10, 1992; and as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on December 15, 1992 (pertaining to
             Series G 9.12% Preference Stock), incorporated by reference to
             Exhibit 4(a) to Form S-3 Registration Statement No. 33-49309 in the Form SE of General Motors Corporation dated January 25, 1993, as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on June 24, 1999
             (pertaining to Series H 6.25% Automatically Convertible Preference
             Stock), incorporated by reference to Exhibit 4(a) to Form S-8
             Registration Statement No. 333-31846 in the Form SE of General
             Motors Corporation dated March 6, 2000.

     Exhibit
     Number                              Description
     -------                             -----------
      3.2    By-Laws of General Motors Corporation, as amended, incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K of
             General Motors Corporation dated March 2, 1998; as further amended, incorporated by reference to Exhibit 3(ii) to the Current
             Reports on Form 8-K of General Motors Corporation dated June 24,
             1999, August 2, 1999 and March 6, 2000.

      4.1    Specimen certificate for shares of Class H common stock.*

      4.2    Form of Indenture relating to the $500,000,000 8 1/8% Debentures
             Due April 15, 2016 dated as of April 1, 1986 between General
             Motors Corporation and Citibank, N.A., Trustee, incorporated by reference to Exhibit 4 to Amendment No. 1 to Form S-3 Registration
             Statement No. 33-4452 and resolutions adopted by the Special
             Committee on April 15, 1986, incorporated by reference to Exhibit
             4(a) to the Current Report on Form 8-K of General Motors
             Corporation, SEC file number 1-143, dated April 24, 1986.

      4.3    Form of Indenture relating to the $700,000,000 9 5/8% Notes Due
             December 1, 2000 and the $1,400,000,000 Medium-Term Note Program dated as of November 15, 1990 between General Motors Corporation and Citibank, N.A., Trustee, incorporated by reference to Exhibit
             4(a) to Form S-3 Registration Statement No. 33-37737.

      4.4    Form of Indenture relating to the $377,377,000 7.75% Debentures
             Due March 15, 2036 dated as of December 7, 1995 between General
             Motors Corporation and Citibank, N.A., Trustee, filed as Exhibit
             4(a) to Amendment No. 1 to Form S-3 Registration Statement No. 33-
             64229.

      4.5 Instruments defining the rights of holders of nonregistered debt of the Registrant have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Registrant and its subsidiaries. The Registrant agrees to furnish a copy of any such instrument to the Commission upon request.

      4.6    Amended and Restated Declaration of Trust of General Motors
             Capital Trust D, incorporated by reference to Exhibit 4(c)(i) to the Current Report on Form 8-K of General Motors Corporation dated
             July 1, 1997.

      4.7    Amended and Restated Declaration of Trust of General Motors
             Capital Trust G, incorporated by reference to Exhibit 4(c)(ii) to the Current Report on Form 8-K of General Motors Corporation dated
             July 1, 1997.

      4.8    Indenture between General Motors Corporation and Wilmington Trust
             Company, incorporated by reference to Exhibit 4(d)(i) to the Current Report on Form 8-K of General Motors Corporation dated
             July 1, 1997.

      4.9 First Supplemental Indenture between General Motors Corporation and Wilmington Trust Company With Respect To The Series D Junior
             Subordinated Debentures, incorporated by reference to Exhibit
             4(d)(ii) to the Current Report on Form 8-K of General Motors
             Corporation dated July 1, 1997.

      4.10 Second Supplemental Indenture between General Motors Corporation and Wilmington Trust Company With Respect To The Series G Junior
             Subordinated Debentures, incorporated by reference to Exhibit
             4(d)(iii) to the Current Report on Form 8-K of General Motors
             Corporation dated July 1, 1997.

      4.11   Series D Preferred Securities Guarantee Agreement, General Motors
             Capital Trust D, incorporated by reference to Exhibit 4(g)(i) to the Current Report on Form 8-K of General Motors Corporation dated
             July 1, 1997.

      4.12   Series G Preferred Securities Guarantee Agreement, General Motors
             Capital Trust G, incorporated by reference to Exhibit 4(g)(ii) to the Current Report on Form 8-K of General Motors Corporation dated
             July 1, 1997.

      5      Opinion of Warren G. Andersen, Esq.*

      8      Opinion of Kirkland & Ellis.*

     10.1 General Motors 1997 Annual Incentive Plan, incorporated by reference to Exhibit B to the Proxy Statement of General Motors
             Corporation dated April 16, 1997.

     Exhibit
     Number                              Description
     -------                             -----------
     10.2    General Motors 1997 Stock Incentive Plan, incorporated by
             reference to Exhibit B to the Proxy Statement of General Motors
             Corporation dated April 16, 1997.

     10.3 General Motors 1997 Performance Achievement Plan, incorporated by reference to Exhibit B to the Proxy Statement of General Motors
             Corporation dated April 16, 1997.

     10.4 Non-Employee Director Long-Term Stock Incentive Plan, incorporated by reference to Exhibit A to the Proxy Statement of General Motors
             Corporation, dated April 16, 1997.

     21.1 Subsidiaries of GM, incorporated by reference to Exhibit 21 to the General Motors Corporation Form 10-K for the fiscal year ended
             December 31, 1999.

     23.1    Consent of Deloitte & Touche LLP.**


     23.2    Consent of KPMG LLP.**


     23.3    Consent of KPMG LLP.**


     23.4    Consent of Arthur Andersen LLP.**


     23.5    Consent of Warren G. Andersen, Esq. (included in Exhibit 5).


     23.6    Consent of Kirkland & Ellis (included in Exhibit 8).

     24      Power of Attorney.*


     99.1 Letter of Transmittal and Instructions to the Letter of Transmittal.*


     99.2    Notice of Guaranteed Delivery.*


     99.3 Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*


     99.4    Letter to Clients for use by Brokers, Dealers, Commercial Banks,
             Trust Companies and other Nominees.*


     99.5    Guidelines for Certification of Taxpayer Identification Number on
             Substitute Form W-9.*


     99.6 Letter from General Motors Corporation to holders of $1 2/3 par value common stock.*


     99.7    Checklist For Participation in the Exchange Offer.*

     99.8    Form of Information Agent Agreement.*


     99.9    Form of Exchange Agent Agreement.*


     99.10   Registration Rights Agreement, dated as of June 21, 1999, between
             General Motors Corporation and America Online, Inc.*

     99.11 Purchase Agreement, dated as of June 21, 1999, by and among General Motors Corporation, Hughes Electronics Corporation and
             America Online, Inc.*

     99.12   Registration Rights Agreement, dated as of April 28, 1999, between
             General Motors Corporation and PRIMESTAR, Inc.*


     99.13   Stock Transfer Agreement, dated April 28, 1999, by and among
             General Motors Corporation, PRIMESTAR, Inc., TCI Satellite
             Entertainment, Inc. and Hughes Electronics Corporation.*

     99.14   Form of Registration Rights Agreement, by and among General Motors
             Corporation and United States Trust Company of New York, as
             Trustee of the General Motors Hourly-Rate Employees Pension Plan and as a Trustee of a dedicated account within the General Motors
             Welfare Benefit Trust.*

     99.15   Agreement and Plan of Merger among General Motors Corporation,
             Hughes Electronics Corporation and United States Satellite
             Broadcasting Company, Inc. dated December 11, 1998, incorporated by reference to Exhibit 2(a) to the Current Report on Form 8-K of General Motors Corporation filed December 17, 1998.

     Exhibit
     Number                              Description
     -------                             -----------
     99.16   Shareholders Agreement dated December 11, 1998 among General
             Motors Corporation, Hughes Electronics Corporation, Hubbard
             Broadcasting, Inc., Stanley S. Hubbard, Stanley E. Hubbard and
             Robert W. Hubbard, incorporated by reference to Exhibit 2(b) to the Current Report on Form 8-K of General Motors Corporation filed
             December 17, 1998.

     99.17   Asset Purchase Agreement among PRIMESTAR, Inc., PRIMESTAR Partners
             L.P., PRIMESTAR MDU, Inc., the stockholders of PRIMESTAR, Inc. and
             Hughes Electronics Corporation, dated as of January 22, 1999, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of General Motors Corporation filed February 2, 1999.

     99.18   Asset Purchase Agreement among PRIMESTAR, Inc., PRIMESTAR Partners
             L.P., Tempo Satellite, Inc., the stockholders of PRIMESTAR, Inc.
             and Hughes Electronics Corporation, dated as of January 22, 1999, incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of General Motors Corporation filed February 2, 1999.

     99.19   Stock Purchase Agreement between The Boeing Company, Hughes
             Electronics Corporation and Hughes Telecommunications and Space
             Company for the purchase and sale of the outstanding capital stock of Hughes Space and Communications Company and certain additional outstanding capital stock, dated as of January 13, 2000, incorporated by reference to Exhibit 2.5 to the Annual Report on Form 10-K of Hughes Electronics Corporation for the fiscal year ended December 31, 1999.

     99.20   Indenture by and between Hughes Electronics Corporation and The
             Bank of New York, as Trustee, dated October 22, 1999, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of Hughes Electronics Corporation for the fiscal year ended
             December 31, 1999.

     99.21   Form of Floating Rate Note, incorporated by reference to Exhibit
             4.3 to the Annual Report on Form 10-K of Hughes Electronics
             Corporation for the fiscal year ended December 31, 1999.

     99.22   Revolving Credit Agreement (364-day Facility), dated as of
             December 5, 1997 among Hughes Network Systems, Inc. to be renamed
             Hughes Electronics Corporation, the Banks named therein and Bank of America National Trust and Savings Association as
             Administrative Agent, Morgan Guaranty Trust Company of New York, as Syndication Agent, Citicorp US, Inc. and The Chase Manhattan
             Bank as Documentation Agents (the "364-day Facility"), incorporated by reference to Exhibit 10.1 to the Registration
             Statement on Form 10 of Hughes Electronics Corporation filed
             August 13, 1999.

     99.23   First Amendment to the 364-day Facility, dated as of December 3,
             1998, incorporated by reference to Exhibit 10.2 to the Registration Statement on Form 10 of Hughes Electronics
             Corporation filed August 13, 1999.

     99.24   Revolving Credit Agreement (Multi-Year Facility), dated as of
             December 5, 1997 among Hughes Network Systems, Inc. to be renamed
             Hughes Electronics Corporation, the Banks named therein and Bank of America National Trust and Savings Association as
             Administrative Agent, Morgan Guaranty Trust Company of New York, as Syndication Agent, Citicorp USA, Inc. and The Chase Manhattan
             Bank as Documentation Agents (the "Multi-Year Facility"), incorporated by reference to Exhibit 10.3 to the Registration
             Statement on Form 10 of Hughes Electronics Corporation filed
             August 13, 1999.

     99.25   First Amendment to the Multi-Year Facility, dated as of December
             15, 1998, incorporated by reference to Exhibit 10.4 to the Registration Statement on Form 10 of Hughes Electronics
             Corporation filed August 13, 1999.

     99.26   Second Amendment to the Multi-Year Facility, dated as of November
             24, 1999, incorporated by reference to Exhibit 10.5 to the Annual
             Report on Form 10-K of Hughes Electronics Corporation for the fiscal year ended December 31, 1999.

     Exhibit
     Number                              Description
     -------                             -----------
     99.27   Credit Agreement, dated as of June 3, 1999 among SurFin Ltd., certain designated subsidiaries, the Banks named therein and
             Citicorp USA, Inc. as Administrative Agent, Bank of America NT &
             SA as Syndication Agent, Deutsche Bank A.G., New York and Cayman
             Islands Branches, as Documentation Agent, The Chase Manhattan
             Bank, the First National Bank of Chicago, Morgan Guaranty Trust
             Company of New York and Westdeutsche Landesbank Girozentrale, New
             York and Cayman Islands Branches, as Senior Managing Agents,
             incorporated by reference to Exhibit 10.6 to the Annual Report on
             Form 10-K of Hughes Electronics Corporation for the fiscal year ended December 31, 1999.

     99.28   Revolving Credit Agreement (364-day Facility), dated as of
             November 24, 1999 among Hughes Electronics Corporation, the Banks named therein and Bank of America, N.A. as Administrative Agent, Citicorp USA, Inc. as Syndication Agent, Deutsche Bank A.G., New
             York Branch, as Documentation Agent (the "Revolving Credit
             Agreement--364-day Facility"), incorporated by reference to
             Exhibit 10.7 to the Annual Report on Form 10-K of Hughes
             Electronics Corporation for the fiscal year ended December 31, 1999.

     99.29 First Amendment to Revolving Credit Agreement--364-day Facility, dated as of December 31, 1999, incorporated by reference to
             Exhibit 10.8 to the Annual Report on Form 10-K of Hughes
             Electronics Corporation for the fiscal year ended December 31, 1999.

     99.30   Amended and Restated Revolving Credit Agreement (Multi-Year
             Facility), dated as of November 24, 1999 among Hughes Electronics
             Corporation, the Banks named therein and Bank of America, N.A. as Administrative Agent, Morgan Guaranty Trust Company of New York as
             Syndication Agent, Citicorp USA, Inc. and The Chase Manhattan Bank as Documentation Agents (the "Revolving Credit Agreement--Multi-
             Year Facility"), incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K of Hughes Electronics Corporation for the fiscal year ended December 31, 1999.

     99.31   First Amendment to Revolving Credit Agreement--Multi-Year
             Facility, dated as of December 31, 1999, incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K of Hughes
             Electronics Corporation for the fiscal year ended December 31, 1999.

     99.32   Revolving Credit Agreement (Bridge Facility), dated as of November
             24, 1999 among Hughes Electronics Corporation, the Banks named therein and Bank of America, N.A., as Administrative Agent (the
             "Revolving Credit Facility--Bridge Facility"), incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K of Hughes Electronics Corporation for the fiscal year ended December
             31, 1999.

     99.33 First Amendment to Revolving Credit Agreement--Bridge Facility, dated as of December 31, 1999, incorporated by reference to
             Exhibit 10.12 to the Annual Report on Form 10-K of Hughes
             Electronics Corporation for the fiscal year ended December 31, 1999.

     99.34   DBS Distribution Agreement between Hughes Communications Galaxy,
             Inc. and National Rural Telecommunications Cooperative, dated
             April 10, 1992 (the "DBS Agreement"), incorporated by reference to
             Exhibit 10.5 to the Registration Statement on Form 10 of Hughes
             Electronics Corporation filed August 13, 1999.+

     99.35   Addendum I to the DBS Agreement, incorporated by reference to
             Exhibit 10.6 to the Registration Statement on Form 10 of Hughes
             Electronics Corporation filed August 13, 1999.

     99.36 Amendment No. 1 to the DBS Agreement, dated May 11, 1992, incorporated by reference to Exhibit 10.7 to the Registration
             Statement on Form 10 of Hughes Electronics Corporation filed
             August 13, 1999.

     99.37 Amendment No. 2 to the DBS Agreement, dated May 26, 1992, incorporated by reference to Exhibit 10.8 to the Registration
             Statement on Form 10 of Hughes Electronics Corporation filed
             August 13, 1999.

     Exhibit
     Number                              Description
     -------                             -----------
     99.38   Amendment No. 3 to the DBS Agreement, Letter of Agreement, dated
             May 29, 1992, incorporated by reference to Exhibit 10.9 to the
             Registration Statement on Form 10 of Hughes Electronics
             Corporation filed August 13, 1999.

     99.39 Amendment No. 4 to the DBS Agreement, dated December 1, 1992, incorporated by reference to Exhibit 10.10 to the Registration
             Statement on Form 10 of Hughes Electronics Corporation filed
             August 13, 1999.

     99.40 Amendment No. 5 to the DBS Agreement, dated December 11, 1992, incorporated by reference to Exhibit 10.11 to the Registration
             Statement on Form 10 of Hughes Electronics Corporation filed
             August 13, 1999.

     99.41 Amendment No. 6 to the DBS Agreement, dated December 23, 1992, incorporated by reference to Exhibit 10.12 to the Registration
             Statement on Form 10 of Hughes Electronics Corporation filed
             August 13, 1999.

     99.42   Amendment No. 7 to the DBS Agreement, Letter of Agreement, dated
             July 9, 1993, incorporated by reference to Exhibit 10.13 to the Registration Statement on Form 10 of Hughes Electronics
             Corporation filed August 13, 1999.

     99.43   Amendment No. 8 to the DBS Agreement, Letter of Agreement, dated
             February 14, 1994, incorporated by reference to Exhibit 10.14 to the Registration Statement on Form 10 of Hughes Electronics
             Corporation filed August 13, 1999.+

     99.44   Amendment No. 9 to the DBS Agreement, Letter of Agreement, dated
             June 22, 1994, incorporated by reference to Exhibit 10.15 to the Registration Statement on Form 10 of Hughes Electronics
             Corporation filed August 13, 1999.

     99.45   Loan Agreement, dated May 15, 1997, between Hughes Network
             Systems, Inc. and PanAmSat Corporation, incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of PanAmSat
             Corporation dated June 5, 1997.

     99.46 First Amendment to Loan Agreement, dated December 23, 1997, incorporated by reference to Exhibit 4.3.2 to the Annual Report on Form 10-K of PanAmSat Corporation for the fiscal year ended
             December 31, 1997.

     99.47   Subordination and Amendment Agreement, dated as of February 20,
             1998, among Hughes Electronics Corporation, PanAmSat Corporation and Citicorp USA, Inc., as administrative agent, incorporated by reference to Exhibit 4.3.3 to the Annual Report on Form 10-K of PanAmSat Corporation for the fiscal year ended December 31, 1997.

     99.48   Subordination Agreement, dated as of January 16, 1998, between
             Hughes Electronics and PanAmSat Corporation, incorporated by reference to Exhibit 4.3.4 to the Quarterly Report on Form 10-Q of PanAmSat Corporation for the quarter ended September 30, 1998.

     99.49   Credit Agreement, dated February 20, 1998, among PanAmSat
             Corporation, certain lenders and Citicorp USA, Inc., as administrative agent, incorporated by reference to Exhibit 10.42 to the Annual Report on Form 10-K of PanAmSat Corporation for the fiscal year ended December 31, 1997.

--------
  *Filed previously.
 **Filed herewith.
***To be filed by amendment.
  +Confidential treatment received for certain portions of this exhibit pursuant to Rule 406 promulgated under the Securities Act.

    (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 22. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on April 17, 2000.

                                          General Motors Corporation

                                                /s/ Warren G. Andersen
                                          By: _________________________________
                                                    Warren G. Andersen
                                                    Assistant Secretary

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 17, 2000 in the capacities indicated.

             Signature                           Title
             ---------                           -----


                 *                   Chairman of the Board of
____________________________________  Directors and Chief
         John F. Smith, Jr.           Executive Officer


                 *                   Vice Chairman of the Board
____________________________________  of Directors
          Harry J. Pearce

                 *                   President, Chief Operating
____________________________________  Officer and Director
      G. Richard Wagoner, Jr.

                 *                   Executive Vice President and)
____________________________________  Chief Financial Officer    )
          J. Michael Losh                                        )  Principal
                                                                 )  Financial
                                                                 )  Officers
                                                                 )
                 *                   Vice President and Treasurer)
____________________________________
         Eric A. Feldstein

                 *                   Comptroller              )
____________________________________                          )
          Wallace W. Creek                                    )    Principal
                                                              )    Accounting
                 *                   Assistant Comptroller and)    Officers
____________________________________  Chief Accounting Officer)
           Peter R. Bible


                 *                   Director
____________________________________
           John H. Bryan

                 *                   Director
____________________________________
         Thomas E. Everhart

                 *                   Director
____________________________________
       Charles T. Fisher, III

                 *                   Director
____________________________________
         George M.C. Fisher

                 *                   Director
____________________________________
           Nobuyuki Idei

                 *                   Director
____________________________________
           Karen L. Katen

                 *                   Director
____________________________________
      J. Willard Marriott, Jr.

                 *                   Director
____________________________________
          Eckhard Pfeiffer

                 *                   Director
____________________________________
           John G. Smale

                 *                   Director
____________________________________
         Louis W. Sullivan

                 *                   Director
____________________________________
        Dennis Weatherstone

   * The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.


  /s/ Warren G. Andersen
-------------------------------
     Warren G. Andersen,
      Attorney in Fact